Exhibit 99.02

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM—CONSOLIDATED FINANCIAL STATEMENTS

The Board of Directors and Stockholders

Citigroup Inc.:

We have audited the accompanying consolidated balance sheets of Citigroup Inc. and subsidiaries (the “Company” or “Citigroup”) as of December 31, 2008 and 2007, and the related consolidated statements of income, changes in stockholders’ equity and cash flows for each of the years in the three-year period ended December 31, 2008, and the related consolidated balance sheets of Citibank, N.A. and subsidiaries as of December 31, 2008 and 2007. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Citigroup as of December 31, 2008 and 2007, the results of its operations and its cash flows for each of the years in the three-year period ended December 31, 2008, and the financial position of Citibank, N.A. and subsidiaries as of December 31, 2008 and 2007, in conformity with U.S. generally accepted accounting principles.

As discussed in Note 1 to the consolidated financial statements, effective January 1, 2009, the Company adopted Statement of Financial Accounting Standards No. 160, “Non-controlling Interest in Consolidated Financial Statements — an amendment of Accounting Research Bulleting No. 51” and FSP EITF 03-06-1, “Determining Whether Instruments Granted in Share-Based Payment Transactions are Participating Securities”, and retrospectively adjusted the consolidated financial statements as of and for all periods included herein, and in 2007 the Company changed its methods of accounting for fair value measurements, the fair value option for financial assets and financial liabilities, uncertainty in income taxes and cash flows relating to income taxes generated by a leverage lease transaction.

We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), Citigroup’s internal control over financial reporting as of December 31, 2008, based on criteria established in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO), and our report dated February 27, 2009 expressed an unqualified opinion on the effectiveness of the Company’s internal control over financial reporting.

/s/KPMG LLP
KPMG LLP
New York, New York
February 27, 2009, except as to Notes 1, 2, 3, 4, 5, 6, 7, 10, 11, 12, 17, 18, 19 and 33, which are as of October 13, 2009.

FINANCIAL STATEMENTS AND NOTES TABLE OF CONTENTS

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

CONSOLIDATED FINANCIAL STATEMENTS

CONSOLIDATED STATEMENT OF INCOME	Citigroup Inc. and Subsidiaries

	Year ended December 31,
In millions of dollars, except per share amounts	2008	2007	2006
Revenues
Interest revenue	$106,499	$121,347	$93,611
Interest expense	52,750	75,958	55,683
Net interest revenue	$53,749	$45,389	$37,928
Commissions and fees	$10,366	$20,068	$18,850
Principal transactions	(22,601)	(12,347)	7,990
Administration and other fiduciary fees	8,222	8,860	6,903
Realized gains (losses) on sales of investments	(2,061)	1,168	1,791
Insurance premiums	3,221	3,062	$2,769
Other revenue	703	11,100	10,096
Total non-interest revenues	$(2,150)	$31,911	$48,399
Total revenues, net of interest expense	$51,599	$77,300	$86,327
Provisions for credit losses and for benefits and claims
Provision for loan losses	$33,674	$16,832	$6,320
Policyholder benefits and claims	1,403	935	967
Provision for unfunded lending commitments	(363)	150	250
Total provisions for credit losses and for benefits and claims	$34,714	$17,917	$7,537
Operating expenses
Compensation and benefits	$31,096	$32,705	$29,752
Premises and equipment	5,317	4,837	5,794
Technology/communication	5,993	5,620	3,741
Advertising and marketing	2,188	2,729	2,471
Restructuring	1,550	1,528	—
Other operating	23,096	11,318	8,543
Total operating expenses	$69,240	$58,737	$50,301
Income (loss) from continuing operations before income taxes	$(52,355)	$646	$28,489
Provision (benefit) for income taxes	(20,326)	(2,546)	7,749
Income (loss) from continuing operations	$(32,029)	$3,192	$20,740
Discontinued operations
Income (loss) from discontinued operations	$784	$1,052	$1,177
Gain (loss) on sale	3,139	—	219
Provision (benefit) for income taxes	(79)	344	309
Income (loss) from discontinued operations, net of taxes	$4,002	$708	$1,087
Net income (loss) before attribution of noncontrolling interests	$(28,027)	$3,900	$21,827
Net Income (loss) attributable to noncontrolling interests	(343)	283	289
Citigroup’s net income (loss)	$(27,684)	$3,617	$21,538
Basic earnings per share (1)
Income (loss) from continuing operations	(6.37)	0.56	4.09
Income (loss) from discontinued operations, net of taxes	0.76	0.15	0.21
Net income (loss)	(5.61)	0.71	4.30
Weighted average common shares outstanding	5,265.4	4,905.8	4,887.3
Diluted earnings per share (1)
Income (loss) from continuing operations	(6.37)	0.53	4.05
Income (loss) from discontinued operations, net of taxes	0.76	0.14	0.22
Net income (loss)	(5.61)	0.67	4.27
Adjusted weighted average common shares outstanding	5,768.9	4,924.0	4,914.5

(1)	Diluted shares used in the diluted EPS calculation represent basic shares for 2008 due to the net loss. Using actual diluted shares would result in anti-dilution.

See Notes to the Consolidated Financial Statements.

CONSOLIDATED BALANCE SHEET	Citigroup Inc. and Subsidiaries

	December 31
In millions of dollars, except shares	2008	2007
Assets
Cash and due from banks (including segregated cash and other deposits)	$29,253	$38,206
Deposits with banks	170,331	69,366
Federal funds sold and securities borrowed or purchased under agreements to resell (including $70,305 and $84,305 as of December 31, 2008 and December 31, 2007, respectively, at fair value)	184,133	274,066
Brokerage receivables	44,278	57,359
Trading account assets (including $148,703 and $157,221 pledged to creditors at December 31, 2008 and December 31, 2007, respectively)	377,635	538,984
Investments (including $14,875 and $21,449 pledged to creditors at December 31, 2008 and December 31, 2007, respectively)	256,020	215,008
Loans, net of unearned income
Consumer (including $36 at fair value as of December 31, 2008)	481,387	553,489
Corporate (including $2,696 and $3,727 at December 31, 2008 and December 31, 2007, respectively, at fair value)	212,829	224,504
Loans, net of unearned income	$694,216	$777,993
Allowance for loan losses	(29,616)	(16,117)
Total loans, net	$664,600	$761,876
Goodwill	27,132	41,053
Intangible assets (other than MSRs)	14,159	14,307
Mortgage servicing rights (MSRs) (including $5,657 and $8,380 at December 31, 2008 and December 31, 2007, respectively, at fair value)	5,657	8,380
Other assets (including $5,722 and $9,802 as of December 31, 2008 and December 31, 2007 respectively, at fair value)	165,272	168,875
Total assets	$1,938,470	$2,187,480
Liabilities
Non-interest-bearing deposits in U.S. offices	$55,485	$36,748
Interest-bearing deposits in U.S. offices (including $1,335 and $1,337 at December 31, 2008 and December 31, 2007, respectively, at fair value)	234,491	229,309
Non-interest-bearing deposits in offices outside the U.S.	37,412	43,335
Interest-bearing deposits in offices outside the U.S. (including $1,271 and $2,261 at December 31, 2008 and December 31, 2007, respectively, at fair value)	446,797	516,838
Total deposits	$774,185	$826,230
Federal funds purchased and securities loaned or sold under agreements to repurchase (including $138,866 and $199,854 as of December 31, 2008 and December 31, 2007, respectively, at fair value)	205,293	304,243
Brokerage payables	70,916	84,951
Trading account liabilities	167,478	182,082
Short-term borrowings (including $17,607 and $13,487 at December 31, 2008 and December 31, 2007, respectively, at fair value)	126,691	146,488
Long-term debt (including $27,263 and $79,312 at December 31, 2008 and December 31, 2007, respectively, at fair value)	359,593	427,112
Other liabilities (including $3,696 and $1,568 as of December 31, 2008 and December 31, 2007, respectively, at fair value)	90,292	97,619
Total liabilities	$1,794,448	$2,068,725
Stockholders’ equity
Preferred stock ($1.00 par value; authorized shares: 30 million), issued shares: 828,573 at December 31, 2008, at aggregate liquidation value	$70,664	$—
Common stock ($0.01 par value; authorized shares: 15 billion), issued shares: 5,671,743,807 at December 31, 2008 and 5,477,416,086 at December 31, 2007	57	55
Additional paid-in capital	19,165	18,007
Retained earnings (1)	86,521	121,769
Treasury stock, at cost: 2008—221,675,719 shares and 2007—482,834,568 shares	(9,582)	(21,724)
Accumulated other comprehensive income (loss)	(25,195)	(4,660)
Total Citigroup stockholders’ equity	$141,630	$113,447
Noncontrolling interest	2,392	5,308
Total Equity	$144,022	$118,755
Total liabilities and equity	$1,938,470	$2,187,480

(1)

Citigroup’s opening Retained earnings balance has been reduced by $151 million to reflect a prior period adjustment to Goodwill. This reduction adjusts Goodwill to reflect a portion of the losses incurred in January 2002, related to the sale of an Argentinean subsidiary of Banamex, Bansud, that was recorded as an adjustment to the purchase price of Banamex. There is no tax benefit and there is no income statement impact from this adjustment.

See Notes to the Consolidated Financial Statements.

CONSOLIDATED STATEMENT OF CHANGES IN STOCKHOLDERS’ EQUITY	Citigroup Inc. and Subsidiaries

	Year ended December 31
	Amounts			Shares
In millions of dollars, except shares in thousands	2008	2007	2006	2008	2007	2006
Preferred stock at aggregate liquidation value
Balance, beginning of year	$—	$1,000	$1,125	—	4,000	4,250
Redemption or retirement of preferred stock	—	(1,000)	(125)	—	(4,000)	(250)
Issuance of new preferred stock	70,664	—	—	829	—	—
Balance, end of year	$70,664	$—	$1,000	829	—	4,000
Common stock and additional paid-in capital
Balance, beginning of year	$18,062	$18,308	$17,538	5,477,416	5,477,416	5,477,416
Employee benefit plans	(1,921)	455	769	—	—	—
Issuance of new common stock	4,911	—	—	194,328	—	—
Issuance of shares for Nikko acquisition	(3,500)	—	—	—	—	—
Issuance of TARP I & II warrants	1,797	—	—	—	—	—
Issuance of shares for Grupo Cuscatlán acquisition	—	118	—	—	—	—
Issuance of shares for ATD acquisition	—	74	—	—	—	—
Present value of stock purchase contract payments	—	(888)	—	—	—	—
Other	(127)	(5)	1	—	—	—
Balance, end of year	$19,222	$18,062	$18,308	5,671,744	5,477,416	5,477,416
Retained earnings
Balance, beginning of year (1)	$121,769	$129,116	$117,404
Adjustment to opening balance, net of taxes (2)	—	(186)	—
Adjusted balance, beginning of period	$121,769	$128,930	$117,404
Net income (loss)	(27,684)	3,617	21,538
Common dividends (3)	(6,050)	(10,733)	(9,761)
Preferred dividends	(1,514)	(45)	(65)
Balance, end of year	$86,521	$121,769	$129,116
Treasury stock, at cost
Balance, beginning of year	$(21,724)	$(25,092)	$(21,149)	(482,835)	(565,422)	(497,192)
Issuance of shares pursuant to employee benefit plans	4,270	2,853	3,051	84,724	68,839	75,631
Treasury stock acquired (4)	(7)	(663)	(7,000)	(343)	(12,463)	(144,033)
Issuance of shares for Nikko acquisition	7,858	—	—	174,653	—	—
Issuance of shares for Grupo Cuscatlán acquisition	—	637	—	—	14,192	—
Issuance of shares for ATD acquisition	—	503	—	—	11,172	—
Other	21	38	6	2,125	847	172
Balance, end of year	$(9,582)	$(21,724)	$(25,092)	(221,676)	(482,835)	(565,422)

(Statement continues on next page)

CONSOLIDATED STATEMENT OF CHANGES IN STOCKHOLDERS’ EQUITY	Citigroup Inc. and Subsidiaries
(Continued)

	Year ended December 31
	Amounts			Shares
In millions of dollars, except shares in thousands	2008	2007	2006	2008	2007	2006
Accumulated other comprehensive income (loss)
Balance, beginning of year	$(4,660)	$(3,700)	$(2,532)
Adjustment to opening balance, net of taxes (5)	—	149	—
Adjusted balance, beginning of period	$(4,660)	$(3,551)	$(2,532)
Net change in unrealized gains and losses on investment securities, net of taxes	(10,118)	(621)	(141)
Net change in cash flow hedges, net of taxes	(2,026)	(3,102)	(673)
Net change in foreign currency translation adjustment, net of taxes	(6,972)	2,024	1,294
Pension liability adjustment, net of taxes (6)	(1,419)	590	(1)
Adjustments to initially apply SFAS 158, net of taxes	—	—	(1,647)
Net change in Accumulated other comprehensive income (loss)	$(20,535)	$(1,109)	$(1,168)
Balance, end of year	$(25,195)	$(4,660)	$(3,700)
Total Citigroup common stockholders’ equity and common shares outstanding	$70,966	$113,447	$118,632	5,450,068	4,994,581	4,911,994
Total Citigroup stockholders’ equity	$141,630	$113,447	$119,632
Noncontrolling interest	$2,392	$5,308	$2,713
Total Equity	$144,022	$118,755	$122,345
Comprehensive income (loss)
Net income (loss)	$(27,684)	$3,617	$21,538
Net change in Accumulated other comprehensive income (loss)	(20,535)	(1,109)	(1,168)
Comprehensive income (loss)	$(48,219)	$2,508	$20,370

(1)         Citigroup’s opening Retained earnings balance has been reduced by $151 million to reflect a prior period adjustment to Goodwill. This reduction adjusts Goodwill to reflect a portion of the losses incurred in January 2002, related to the sale of an Argentinean subsidiary of Banamex, Bansud, that was recorded as an adjustment to the purchase price of Banamex. There is no tax benefit and there is no income statement impact from this adjustment.

(2)         The adjustment to the opening balance of Retained earnings represents the total of the after-tax gain (loss) amounts for the adoption of the following accounting pronouncements:

•        SFAS 157 for $75 million,

•        SFAS 159 for $(99) million,

•        FSP 13-2 for $(148) million, and

•        FIN 48 for $(14) million.

See Notes 1, 26 and 27 to the Consolidated Financial Statements.

(3)         Common dividends declared were as follows: $0.32 per share in the first, second and third quarters of 2008, $0.16 in the fourth quarter of 2008; $0.54 per share in the first, second, third and fourth quarters of 2007; $0.49 per share in the first, second, third and fourth quarters of 2006.

(4)         All open market repurchases were transacted under an existing authorized share repurchase plan. On April 14, 2005, the Board of Directors authorized up to an additional $15 billion in share repurchases. Additionally, on April 17, 2006, the Board of Directors authorized up to an additional $10 billion in share repurchases.

(5)         The after-tax adjustment to the opening balance of Accumulated other comprehensive income (loss) represents the reclassification of the unrealized gains (losses) related to the Legg Mason securities as well as several miscellaneous items previously reported in accordance with SFAS No. 115, Accounting for Certain Investments in Debt and Equity Securities (SFAS 115). The related unrealized gains and losses were reclassified to Retained earnings upon the adoption of the fair value option in accordance with SFAS 157 and SFAS 159. See Notes 1, 26 and 27 to the Consolidated Financial Statements for further discussion.

(6)         In 2008, reflects decreased fair value of plan assets and a lower discount rate, which increased the PBO (Projected Benefit Obligation). In 2007, reflects changes in the funded status of the Company’s pension and postretirement plans, as required by SFAS 158. In 2006, reflects additional minimum liability, as required by SFAS No. 87, Employers’ Accounting for Pensions (SFAS 87), related to unfunded or book reserve plans, such as the U.S. nonqualified pension plans and certain foreign plans.

See Notes to the Consolidated Financial Statements.

CONSOLIDATED STATEMENT OF CASH FLOWS	Citigroup Inc. and Subsidiaries

	Year ended December 31
In millions of dollars	2008	2007	2006
Cash flows from operating activities of continuing operations
Net income (loss) before attribution of noncontrolling interests	$(28,027)	$3,900	$21,827
Net income (loss) attributable to noncontrolling interests	(343)	283	289
Citigroup’s net income (loss)	(27,684)	3,617	21,538
Income from discontinued operations, net of taxes	1,070	708	948
Gain on sale, net of taxes	2,932	—	139
Income (loss) from continuing operations-excluding noncontrolling interests	$(31,686)	$2,909	$20,451
Adjustments to reconcile net income to net cash (used in) provided by operating activities of continuing operations
Amortization of deferred policy acquisition costs and present value of future profits	$206	$369	$287
Additions to deferred policy acquisition costs	(397)	(482)	(381)
Depreciation and amortization	2,466	2,421	2,503
Deferred tax (benefit) provision	(20,815)	(3,855)	102
Provision for credit losses	33,311	17,574	6,988
Change in trading account assets	123,845	(62,798)	(98,105)
Change in trading account liabilities	(14,604)	20,893	24,779
Change in federal funds sold and securities borrowed or purchased under agreements to resell	89,933	38,143	(65,353)
Change in federal funds purchased and securities loaned or sold under agreements to repurchase	(98,950)	(56,983)	106,843
Change in brokerage receivables net of brokerage payables	(954)	(15,529)	12,503
Realized gains from sales of investments	2,061	(1,168)	(1,791)
Change in loans held-for-sale	29,009	(30,649)	(1,282)
Other, net	(16,905)	17,604	(7,709)
Total adjustments	$128,206	$(74,460)	$(20,616)
Net cash (used in) provided by operating activities of continuing operations	$96,520	$(71,551)	$(165)
Cash flows from investing activities of continuing operations
Change in deposits with banks	$(100,965)	$(17,216)	$(10,877)
Change in loans	$(270,521)	(361,934)	(356,062)
Proceeds from sales and securitizations of loans	313,808	273,464	253,176
Purchases of investments	(344,336)	(274,426)	(296,124)
Proceeds from sales of investments	93,666	211,753	86,999
Proceeds from maturities of investments	209,312	121,346	121,111
Capital expenditures on premises and equipment	(2,541)	(4,003)	(4,035)
Proceeds from sales of premises and equipment, subsidiaries and affiliates, and repossessed assets	23,966	4,253	1,606
Business acquisitions	—	(15,614)	—
Net cash used in investing activities of continuing operations	$(77,611)	$(62,377)	$(204,206)
Cash flows from financing activities of continuing operations
Dividends paid	$(7,526)	$(10,778)	$(9,826)
Issuance of common stock	6,864	1,060	1,798
Issuances (Redemptions) of preferred stock, net	70,626	(1,000)	(125)
Treasury stock acquired	(7)	(663)	(7,000)
Stock tendered for payment of withholding taxes	(400)	(951)	(685)
Issuance of long-term debt	90,414	118,496	113,687
Payments and redemptions of long-term debt	(132,901)	(65,517)	(46,468)
Change in deposits	(37,811)	93,422	121,203
Change in short-term borrowings	(13,796)	10,425	33,903
Net cash provided by financing activities of continuing operations	$(24,537)	$144,494	$206,487
Effect of exchange rate changes on cash and cash equivalents	$(2,948)	$1,005	$645
Discontinued operations
Net cash provided by (used in) discontinued operations	$(377)	$121	$121
Change in cash and due from banks	$(8,953)	$11,692	$2,882
Cash and due from banks at beginning of period	$38,206	$26,514	$23,632
Cash and due from banks at end of period	$29,253	$38,206	$26,514
Supplemental disclosure of cash flow information for continuing operations
Cash paid during the year for income taxes	$3,170	$5,923	$9,230
Cash paid during the year for interest	55,678	72,732	51,472
Non-cash investing activities
Transfers to repossessed assets	$3,439	$2,287	$1,414
Transfers to investments (held-to-maturity) from trading account assets	33,258	—	—
Transfers to investments (available-for-sale) from trading account assets	4,654	—	—
Transfers to loans held for sale (loans) from loans held-for-sale	$15,891	—	—

CONSOLIDATED BALANCE SHEET	Citibank, N.A. and Subsidiaries

	December 31
In millions of dollars, except shares	2008	2007
Assets
Cash and due from banks	$22,107	$28,966
Deposits with banks	156,774	57,216
Federal funds sold and securities purchased under agreements to resell	41,613	23,563
Trading account assets (including $12,092 and $22,716 pledged to creditors at December 31, 2008 and December 31, 2007, respectively)	197,052	215,454
Investments (including $3,028 and $3,099 pledged to creditors at December 31, 2008 and December 31, 2007, respectively)	165,914	150,058
Loans, net of unearned income	555,198	644,597
Allowance for loan losses	(18,273)	(10,659)
Total loans, net	$536,925	$633,938
Goodwill	10,148	19,294
Intangible assets	7,689	11,007
Premises and equipment, net	5,331	8,191
Interest and fees receivable	7,171	8,958
Other assets	76,316	95,070
Total assets	$1,227,040	$1,251,715
Liabilities
Non-interest-bearing deposits in U.S. offices	$59,808	$41,032
Interest-bearing deposits in U.S. offices	180,737	186,080
Non-interest-bearing deposits in offices outside the U.S.	33,769	38,775
Interest-bearing deposits in offices outside the U.S.	480,984	516,517
Total deposits	$755,298	$782,404
Trading account liabilities	110,599	59,472
Purchased funds and other borrowings	116,333	74,112
Accrued taxes and other expenses	8,192	12,752
Long-term debt and subordinated notes	113,381	184,317
Other liabilities	40,797	38,086
Total liabilities	$1,144,600	$1,151,143
Citibank stockholder’s equity
Capital stock ($20 par value) outstanding shares: 37,534,553 in each period	$751	$751
Surplus	74,767	69,135
Retained earnings	21,735	31,915
Accumulated other comprehensive income (loss) (1)	(15,895)	(2,495)
Total Citibank stockholder’s equity	$81,358	$99,306
Noncontrolling interest	1,082	1,266
Total Equity	$82,440	$100,572
Total liabilities and equity	$1,227,040	$1,251,715

(1)         Amounts at December 31, 2008 and December 31, 2007 include the after-tax amounts for net unrealized gains (losses) on investment securities of ($8.008) billion and ($1.262) billion, respectively, for foreign currency translation of ($3.964) billion and $1.687 billion, respectively, for cash flow hedges of ($3,247) billion and ($2.085) billion, respectively, and for pension liability adjustments of ($676) million and ($835) million, respectively.

See Notes to the Consolidated Financial Statements.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Principles of Consolidation

The Consolidated Financial Statements include the accounts of Citigroup and its subsidiaries (the Company). The Company consolidates subsidiaries in which it holds, directly or indirectly, more than 50% of the voting rights or where it exercises control. Entities where the Company holds 20% to 50% of the voting rights and/or has the ability to exercise significant influence, other than investments of designated venture capital subsidiaries, or investments accounted for at fair value under the fair value option, are accounted for under the equity method, and the pro rata share of their income (loss) is included in Other revenue. Income from investments in less than 20%-owned companies is recognized when dividends are received. As discussed below, Citigroup consolidates entities deemed to be variable interest entities when Citigroup is determined to be the primary beneficiary. Gains and losses on the disposition of branches, subsidiaries, affiliates, buildings, and other investments and charges for management’s estimate of impairment in their value that is other than temporary, such that recovery of the carrying amount is deemed unlikely, are included in Other revenue.

Certain reclassifications have been made to the prior-period’s financial statements and notes to conform to the current period’s presentation.

Citibank, N.A.

Citibank, N.A. is a commercial bank and wholly owned subsidiary of Citigroup Inc. Citibank’s principal offerings include consumer finance, mortgage lending, and retail banking products and services; investment banking, commercial banking, cash management, trade finance and e-commerce products and services; and private banking products and services.

The Company includes a balance sheet and statement of changes in stockholder’s equity for Citibank, N.A. to provide information about this entity to shareholders and international regulatory agencies. (See Note 31 to the Consolidated Financial Statements for further discussion.)

Variable Interest Entities

An entity is referred to as a variable interest entity (VIE) if it meets the criteria outlined in FASB Interpretation No. 46(R), Consolidation of Variable Interest Entities (revised December 2003) FIN 46(R), which are: (1) the entity has equity that is insufficient to permit the entity to finance its activities without additional subordinated financial support from other parties, or (2) the entity has equity investors that cannot make significant decisions about the entity’s operations or that do not absorb their proportionate share of the expected losses or receive the expected returns of the entity.

In addition, as specified in FIN 46(R), a VIE must be consolidated by the Company if it is deemed to be the primary beneficiary of the VIE, which is the party involved with the VIE that has a majority of the expected losses or a majority of the expected residual returns or both.

Along with the VIEs that are consolidated in accordance with these guidelines, the Company has significant variable interests in other VIEs that are not consolidated because the Company is not the primary beneficiary. These include multi-seller finance companies, certain collateralized debt obligations (CDOs), many structured finance transactions, and various investment funds.

However, these VIEs as well as all other unconsolidated VIEs are regularly monitored by the Company to determine if any reconsideration events have occurred that could cause its primary beneficiary status to change. These events include:

•          additional purchases or sales of variable interests by Citigroup or an unrelated third party, which cause Citigroup’s overall variable interest ownership to change;

•          changes in contractual arrangements in a manner that reallocates expected losses and residual returns among the variable interest holders; and

•          providing support to an entity that results in an implicit variable interest.

All other entities not deemed to be VIEs with which the Company has involvement are evaluated for consolidation under Accounting Research Bulletin (ARB) No. 51, Consolidated Financial Statements, SFAS No. 94, Consolidation of All Majority-Owned Subsidiaries (SFAS 94), and “EITF Issue No. 04-5.”

Foreign Currency Translation

Assets and liabilities denominated in foreign currencies are translated into U.S. dollars using year-end spot foreign exchange rates. Revenues and expenses are translated monthly at amounts that approximate weighted average exchange rates, with resulting gains and losses included in income. The effects of translating net assets with a functional currency other than the U.S. dollar are included in a separate component of stockholders’ equity along with related hedge and tax effects. The effects of translating income with the U.S. dollar as the functional currency, including those in highly inflationary environments, are primarily included in Other revenue along with the related hedge effects. Hedges of foreign currency exposures include forward foreign currency, option and swap contracts and designated issues of non-U.S. dollar debt.

Investment Securities

Investments include fixed income and equity securities. Fixed income instruments include bonds, notes and redeemable preferred stocks, as well as certain loan-backed and structured securities that are subject to prepayment risk. Equity securities include common and nonredeemable preferred stocks. Investment securities are classified and accounted for as follows:

•          Fixed income securities classified as “held to maturity” represent securities that the Company has both the ability and the intent to hold until maturity, and are carried at amortized cost. Interest income on such securities is included in Interest revenue.

•          Fixed income securities and marketable equity securities classified as “available-for-sale” are carried at fair value with changes in fair value reported in a separate component of Stockholders’ equity, net of applicable income taxes. As set out in Note 16 to the Consolidated Financial Statements, declines in fair value that are determined to be other than temporary are recorded in earnings immediately. Realized gains and losses on sales are included in income primarily on a specific identification cost basis, and interest and dividend income on such securities is included in Interest revenue.

•          Venture capital investments held by Citigroup’s private equity subsidiaries that are considered investment companies are carried at fair value with changes in fair value reported in Other revenue. These subsidiaries include entities registered as Small Business Investment Companies and engage exclusively in venture capital activities.

•          Certain investments in non-marketable equity securities and certain investments that would otherwise have been accounted for using the equity method are carried at fair value, since the Company has elected to apply fair value accounting in accordance with SFAS 159, The Fair Value Option for Financial Assets and Financial Liabilities (SFAS 159). Changes in fair value of such investments are recorded in earnings.

•          Certain non-marketable equity securities are carried at cost and periodically assessed for other-than-temporary impairment, as set out in Note 16 to the Consolidated Financial Statements.

For investments in fixed-income securities classified as held-to-maturity or available-for-sale, accrual of interest income is suspended for investments that are in default or on which it is likely that future interest payments will not be made as scheduled.

The Company uses a number of valuation techniques for investments carried at fair value, which are described in Note 27 to the Consolidated Financial Statements.

Trading Account Assets and Liabilities

Trading account assets include debt and marketable equity securities, derivatives in a receivable position, residual interests in securitizations and physical commodities inventory. In addition (as set out in Note 27 to the Consolidated Financial Statements), certain assets that Citigroup has elected to carry at fair value under SFAS 159, such as loans and purchased guarantees, are also included in Trading account assets.

Trading account liabilities include securities sold, not yet purchased (short positions), and derivatives in a net payable position, as well as certain liabilities that Citigroup has elected to carry at fair value under SFAS 159 or SFAS 155, Accounting for Certain Hybrid Financial Instruments (SFAS 155) as set out in Note 27 to the Consolidated Financial Statements.

Other than physical commodities inventory, all trading account assets and liabilities are carried at fair value. Revenues generated from trading assets and trading liabilities are generally reported in Principal transactions and include realized gains and losses as well as unrealized gains and losses resulting from changes in the fair value of such instruments. Interest income on trading assets is recorded in Interest revenue reduced by interest expense on trading liabilities.

Physical commodities inventory is carried at the lower of cost or market (LOCOM) with related gains or losses reported in Principal transactions. Realized gains and losses on sales of commodities inventory are included in Principal transactions on a “first in, first out” basis.

Derivatives used for trading purposes include interest rate, currency, equity, credit, and commodity swap agreements, options, caps and floors, warrants, and financial and commodity futures and forward contracts. Derivative asset and liability positions are presented net by counterparty on the Consolidated Balance Sheet when a valid master netting agreement exists and the other conditions set out in FASB Interpretation No. 39, “Offsetting of Amounts Related to Certain Contracts” (FIN 39) are met.

The Company uses a number of techniques to determine the fair value of trading assets and liabilities, all of which are described in Note 26 to the Consolidated Financial Statements.

Securities Borrowed and Securities Loaned

Securities borrowing and lending transactions generally do not constitute a sale of the underlying securities for accounting purposes, and so are treated as collateralized financing transactions when the transaction involves the exchange of cash. Such transactions are recorded at the amount of cash advanced or received plus accrued interest. As set out in Note 27 to the Consolidated Financial Statements, the Company has elected under SFAS 159 to apply fair value accounting to a number of securities borrowing and lending transactions. Irrespective of whether the Company has elected fair-value accounting, fees paid or received for all securities lending and borrowing transactions are recorded in Interest expense or Interest revenue at the contractually specified rate.

Where the conditions of FIN 39 are met, amounts recognized in respect of securities borrowed and securities loaned are presented net on the Consolidated Balance Sheet.

With respect to securities borrowed or loaned, the Company pays or receives cash collateral in an amount in excess of the market value of securities borrowed or loaned. The Company monitors the market value of securities borrowed and loaned on a daily basis with additional collateral received or paid as necessary.

As described in Note 26 to the Consolidated Financial Statements, the Company uses a discounted cash-flow technique to determine the fair value of securities lending and borrowing transactions.

Repurchase and Resale Agreements

Securities sold under agreements to repurchase (repos) and securities purchased under agreements to resell (reverse repos) generally do not constitute a sale for accounting purposes of the underlying securities, and so are treated as collateralized financing transactions. As set out in Note 27 to the Consolidated Financial Statements, the Company has elected to apply fair-value accounting to a majority of such transactions, with changes in fair-value reported in earnings. Any transactions for which fair-value accounting has not been elected are recorded at the amount of cash advanced or received plus accrued interest. Irrespective of whether the Company has elected fair-value accounting, interest paid or received on all repo and reverse repo transactions is recorded in Interest expense or Interest revenue at the contractually specified rate.

Where the conditions of FASB Interpretation No. 41, “Offsetting of Amounts Related to Certain Repurchase and Reverse Repurchase Agreements” (FIN 41), are met, repos and reverse repos are presented net on the Consolidated Balance Sheet.

The Company’s policy is to take possession of securities purchased under agreements to resell. The market value of securities to be repurchased and resold is monitored, and additional collateral is obtained where appropriate to protect against credit exposure.

As described in Note 26 to the Consolidated Financial Statements, the Company uses a discounted cash flow technique to determine the fair value of repo and reverse repo transactions.

Loans

Loans are reported at their outstanding principal balances net of any unearned income and unamortized deferred fees and costs. Loan origination fees and certain direct origination costs are generally deferred and recognized as adjustments to income over the lives of the related loans.

As set out in Note 27 to the Consolidated Financial Statements, the Company has elected fair value accounting under SFAS 159 and SFAS 155 for certain loans. Such loans are carried at fair value with changes in fair value reported in earnings. Interest income on such loans is recorded in Interest revenue at the contractually specified rate.

Loans for which the fair value option has not been elected under SFAS 159 or SFAS 155 are classified upon origination or acquisition as either held-for-investment or held-for-sale. This classification is based on management’s intent and ability with regard to those loans.

Substantially all of the consumer loans sold or securitized by Citigroup are U.S. prime mortgage loans or U.S. credit card receivables. The practice of the U.S. prime mortgage business has been to sell all of its loans except for nonconforming adjustable rate loans. U.S. prime mortgage conforming loans are classified as held-for-sale at the time of origination. The related cash flows are classified in the Consolidated Statement of Cash Flows in the cash flows from operating activities category on the line Change in loans held-for-sale.

U.S. credit card receivables are classified at origination as loans-held-for sale to the extent that management does not have the intent to hold the receivables for the foreseeable future or until maturity. The U.S. credit card securitization forecast for the three months following the latest balance sheet date is the basis for the amount of such loans classified as held-for-sale. Cash flows related to U.S. credit card loans classified as held-for-sale at origination or acquisition are reported in the cash flows from operating activities category on the line Change in loans held-for-sale.

Loans that are held-for-investment are classified as Loans, net of unearned income on the Consolidated Balance Sheet, and the related cash flows are included within the cash flows from investing activities category in the Consolidated Statement of Cash Flows on the line Changes in loans. However, when the initial intent for holding a loan has changed from held-for-investment to held-for-sale, the loan is reclassified to held-for-sale, but the related cash flows continue to be reported in cash flows from investing activities in the Consolidated Statement of Cash Flows on the line Proceeds from sales and securitizations of loans.

Consumer Loans

Consumer loans represent loans and leases managed by the Global Cards and Consumer Banking businesses and GWM. As a general rule, interest accrual ceases for open-end revolving and closed-end installment and real estate loans when payments are 90 days contractually past due. For credit cards, however, the Company accrues interest until payments are 180 days past due.

As a general rule, unsecured closed-end installment loans are charged off at 120 days past due and unsecured open-end (revolving) loans are charged off at 180 days contractually past due. Loans secured with non-real-estate collateral are written down to the estimated value of the collateral, less costs to sell, at 120 days past due. Real-estate secured loans (both open- and closed-end) are written down to the estimated value of the property, less costs to sell, at 180 days contractually past due. In certain consumer businesses in the U.S., secured real estate loans are written down to the estimated value of the property, less costs to sell, at the earlier of the receipt of title or 12 months in foreclosure (a process that must commence when payments are 120 days contractually past due). Closed-end loans secured by non-real-estate collateral are written down to the estimated value of the collateral, less costs to sell, at 180 days contractually past due. Unsecured loans (both open- and closed-end) are charged off at 180 days contractually past due and 180 days from the last payment, but in no event can these loans exceed 360 days contractually past due.

Unsecured loans in bankruptcy are charged off within 30 days of notification of filing by the bankruptcy court or within the contractual write-off periods, whichever occurs earlier. In CitiFinancial, unsecured loans in bankruptcy are charged off when they are 30 days contractually past due.

Corporate Loans

Corporate loans represent loans and leases managed by ICG. Corporate loans are identified as impaired and placed on a cash (non-accrual) basis when it is determined that the payment of interest or principal is doubtful or when interest or principal is 90 days past due, except when the loan is well collateralized and in the process of collection. Any interest accrued on impaired corporate loans and leases is reversed at 90 days and charged against current earnings, and interest is thereafter included in earnings only to the extent actually received in cash. When there is doubt regarding the ultimate collectibility of principal, all cash receipts are thereafter applied to reduce the recorded investment in the loan. Impaired corporate loans and leases are written down to the extent that principal is judged to be uncollectible. Impaired collateral-dependent loans and leases, where repayment is expected to be provided solely by the sale of the underlying collateral and there are no other available and reliable sources of repayment, are written down to the lower of cost or collateral value. Cash-basis loans are returned to an accrual status when all contractual principal and interest amounts are reasonably assured of repayment and there is a sustained period of repayment performance in accordance with the contractual terms.

Lease Financing Transactions

Loans include the Company’s share of aggregate rentals on lease financing transactions and residual values net of related unearned income. Lease financing transactions represent direct financing leases and also include leveraged leases. Unearned income is amortized under a method that results in an approximate level rate of return when related to the unrecovered lease investment. Gains and losses from sales of residual values of leased equipment are included in Other revenue.

Loans Held-for-Sale

Corporate and consumer loans that have been identified for sale are classified as loans held-for-sale included in Other assets. With the exception of certain mortgage loans for which the fair-value option has been elected under SFAS 159, these loans are accounted for at the lower of cost or market value, with any write-downs or subsequent recoveries charged to Other revenue.

Allowance for Loan Losses

Allowance for loan losses represents management’s estimate of probable losses inherent in the portfolio. Attribution of the allowance is made for analytical purposes only, and the entire allowance is available to absorb probable credit losses inherent in the overall portfolio. Additions to the allowance are made through the provision for credit losses. Credit losses are deducted from the allowance, and subsequent recoveries are added. Securities received in exchange for loan claims in debt restructurings are initially recorded at fair value, with any gain or loss reflected as a recovery or charge-off to the allowance, and are subsequently accounted for as securities available-for-sale.

In the Corporate portfolios, larger-balance, non-homogeneous exposures representing significant individual credit exposures are evaluated based upon the borrower’s overall financial condition, resources, and payment record, the prospects for support from any financially responsible guarantors and, if appropriate, the realizable value of any collateral. Reserves are established for these loans based upon an estimate of probable losses for the individual loans deemed to be impaired. This estimate considers all available evidence including, as appropriate, the present value of the expected future cash flows discounted at the loan’s contractual effective rate, the secondary market value of the loan and the fair value of collateral less disposal costs. The allowance for credit losses attributed to the remaining portfolio is established via a process that estimates the probable loss inherent in the portfolio based upon various analyses. These analyses consider historical and project default rates and loss severities, internal risk ratings, and geographic, industry, and other environmental factors. Management also considers overall portfolio indicators, including trends in internally risk-rated exposures, classified exposures, cash-basis loans, historical and forecasted write-offs, and a review of industry, geographic, and portfolio concentrations, including current developments within those segments. In addition, management considers the current business strategy and credit process, including credit limit setting and compliance, credit approvals, loan underwriting criteria, and loan workout procedures.

For Consumer loans, each portfolio of smaller-balance, homogeneous loans—including consumer mortgage, installment, revolving credit, and most other consumer loans—is collectively evaluated for impairment. The allowance for loan losses attributed to these loans is established via a process that estimates the probable losses inherent in the portfolio based upon various analyses. These include migration analysis, in which historical delinquency and credit loss experience is applied to the current aging of the portfolio, together with analyses that reflect current trends and conditions. Management also considers overall portfolio indicators, including historical credit losses, delinquent, non-performing, and classified loans, trends in volumes and terms of loans, an evaluation of overall credit quality, the credit process, including lending policies and procedures, and economic, geographical, product and other environmental factors.

In addition, valuation allowances are determined for impaired smaller-balance homogenous loans whose terms have been modified due to the borrowers’ financial difficulties and it was determined that a concession was granted to the borrower. Such modifications may include interest rate reductions, principal forgiveness and/or term extensions. These allowances are determined by comparing estimated cash flows of the loans discounted at the loans’ original contractual interest rates to the carrying value of the loans.

Allowance for Unfunded Lending Commitments

A similar approach to the allowance for loan losses is used for calculating a reserve for the expected losses related to unfunded loan commitments and standby letters of credit. This reserve is classified on the balance sheet in Other liabilities.

Mortgage Servicing Rights (MSRs)

Mortgage servicing rights (MSRs), which are included in Intangible assets in the Consolidated Balance Sheet, are recognized as assets when purchased or when the Company sells or securitizes loans acquired through purchase or origination and retains the right to service the loans.

With the Company’s electing to early-adopt SFAS 156, Accounting for Servicing of Financial Assets, as of January 1, 2006, MSRs in the U.S. mortgage and student loan classes of servicing rights are accounted for at fair value, with changes in value recorded in current earnings. Upon electing the fair-value method of accounting for its MSRs, the Company discontinued the application of SFAS 133 fair-value hedge accounting, the calculation of amortization and the assessment of impairment for the MSRs. The MSR valuation allowance at the date of adoption of SFAS 156 was written off against the recorded value of the MSRs.

Prior to 2006, only the portion of the MSR portfolio that was hedged with instruments qualifying for hedge accounting under SFAS 133 was recorded at fair value. The remaining portion, which was hedged with instruments that did not qualify for hedge accounting under SFAS 133, was accounted for at the lower of cost or market. Servicing rights retained in the securitization of mortgage loans were measured by allocating the carrying value of the loans between the assets sold and the interests retained, based on the relative fair values at the date of securitization. MSRs were amortized using a proportionate cash flow method over the period of the related net positive servicing income to be generated from the various portfolios purchased or loans originated. Impairment of MSRs was evaluated on a disaggregated basis by type (i.e., fixed rate or adjustable rate) and by interest-rate band, which were believed to be the predominant risk characteristics of the Company’s servicing portfolio. Any excess of the carrying value of the capitalized servicing rights over the fair value by stratum was recognized through a valuation allowance for each stratum and charged to the provision for impairment on MSRs.

Additional information on the Company’s MSRs can be found in Note 23 to the Consolidated Financial Statements.

Goodwill

Goodwill represents an acquired company’s acquisition cost over the fair value of net tangible and intangible assets acquired. Goodwill is subject to annual impairment tests, whereby Goodwill is allocated to the Company’s reporting units and an impairment is deemed to exist if the carrying value of a reporting unit exceeds its estimated fair value. Furthermore, on any business dispositions, Goodwill is allocated to the business disposed of based on the ratio of the fair value of the business disposed of to the fair value of the reporting unit.

Intangible Assets

Intangible assets—including core deposit intangibles, present value of future profits, purchased credit card relationships, other customer relationships, and other intangible assets, but excluding MSRs—are amortized over their estimated useful lives. Intangible assets deemed to have indefinite useful lives, primarily certain asset management contracts and trade names, are not amortized and are subject to annual impairment tests. An impairment exists if the carrying value of the indefinite-lived intangible asset exceeds its fair value. For other Intangible assets subject to amortization, an impairment is recognized if the carrying amount is not recoverable and exceeds the fair value of the Intangible asset.

Other Assets and Other Liabilities

Other assets includes, among other items, loans held-for-sale, deferred tax assets, equity-method investments, interest and fees receivable, premises and equipment, end-user derivatives in a net receivable position, repossessed assets, and other receivables.

Other liabilities includes, among other items, accrued expenses and other payables, deferred tax liabilities, minority interest, end-user derivatives in a net payable position, and reserves for legal, taxes, restructuring, unfunded lending commitments, and other matters.

Repossessed Assets

Upon repossession, loans are adjusted, if necessary, to the estimated fair value of the underlying collateral and transferred to repossessed assets. This is reported in Other assets, net of a valuation allowance for selling costs and net declines in value as appropriate.

Securitizations

The Company primarily securitizes credit card receivables and mortgages. Other types of securitized assets include corporate debt instruments (in cash and synthetic form) and student loans.

There are two key accounting determinations that must be made relating to securitizations. First, in the case where Citigroup originated or owned the financial assets transferred to the securitization entity, a decision must be made as to whether that transfer is considered a sale under U.S. Generally Accepted Accounting Principles (GAAP). If it is a sale, the transferred assets are removed from the Company’s Consolidated Balance Sheet with a gain or loss recognized. Alternatively, when the transfer would be considered to be a financing rather than a sale, the assets will remain on the Company’s Consolidated Balance Sheet with an offsetting liability recognized in the amount of proceeds received.

Second, a determination must be made as to whether the securitization entity would be included in the Company’s Consolidated Financial Statements. For each securitization entity with which it is involved, the Company makes a determination of whether the entity should be considered a subsidiary of the Company and be included in its Consolidated Financial Statements or whether the entity is sufficiently independent that it does not need to be consolidated. If the securitization entity’s activities are sufficiently restricted to meet accounting requirements to be a qualifying special purpose entity (QSPE), the securitization entity is not consolidated by the seller of the transferred assets. If the securitization entity is determined to be a VIE, the Company consolidates the VIE if it is the primary beneficiary.

For all other securitization entities determined not to be VIEs in which Citigroup participates, a consolidation decision is made by evaluating several factors, including how much of the entity’s ownership is in the hands of third-party investors, who controls the securitization entity, and who reaps the rewards and bears the risks of the entity. Only securitization entities controlled by Citigroup are consolidated.

Interests in the securitized and sold assets may be retained in the form of subordinated interest-only strips, subordinated tranches, spread accounts, and servicing rights. In credit card securitizations, the Company retains a seller’s interest in the credit card receivables transferred to the trusts, which is not in securitized form. Accordingly, the seller’s interest is carried on a historical cost basis and classified as Consumer loans. Retained interests in securitized mortgage loans and student loans are classified as Trading account assets, as is a majority of the retained interests in securitized credit card receivables. Certain other retained interests are recorded as available-for-sale investments, but servicing rights are included in Intangible assets. However, since January 1, 2006, servicing rights are initially recorded at fair value. Gains or losses on securitization and sale depend in part on the previous carrying amount of the loans involved in the transfer and, prior to January 1, 2006, were allocated between the loans sold and the retained interests based on their relative fair values at the date of sale. Gains are recognized at the time of securitization and are reported in Other revenue.

The Company values its securitized retained interests at fair value using quoted market prices, if such positions are actively traded, or financial models that incorporate observable and unobservable inputs. More specifically, these models estimate the fair value of these retained interests by determining the present value of expected future cash flows, using modeling techniques that incorporate management’s best estimates of key assumptions, including prepayment speeds, credit losses and discount rates, when observable inputs are not available. In addition, internally calculated fair values of retained interests are compared to recent sales of similar assets, if available.

Additional information on the Company’s securitization activities can be found in Note 23 to the Consolidated Financial Statements.

Transfers of Financial Assets

For a transfer of financial assets to be considered a sale, the assets must have been isolated from the Company, even in bankruptcy or other receivership; the purchaser must have the right to sell the assets transferred or the purchaser must be a QSPE; and the Company may not have an option or any obligation to reacquire the assets. If these sale requirements are met, the assets are removed from the Company’s Consolidated Balance Sheet. If the conditions for sale are not met, the transfer is considered to be a secured borrowing, the assets remain on the Consolidated Balance Sheet, and the sale proceeds are recognized as the Company’s liability. A legal opinion on a sale is generally obtained for complex transactions or where the Company has continuing involvement with assets transferred or with the securitization entity. For a transfer to be eligible for sale accounting, those opinions must state that the asset transfer is considered a sale and that the assets transferred would not be consolidated with the Company’s other assets in the event of the Company’s insolvency.

See Note 23 to the Consolidated Financial Statements for further discussion.

Risk Management Activities—Derivatives Used for Non-Trading Purposes

The Company manages its exposures to market rate movements outside its trading activities by modifying the asset and liability mix, either directly or through the use of derivative financial products, including interest rate swaps, futures, forwards, and purchased option positions, as well as foreign-exchange contracts. These end-user derivatives are carried at fair value in Other assets or Other liabilities.

To qualify as a hedge, a derivative must be highly effective in offsetting the risk designated as being hedged. The hedge relationship must be formally documented at inception, detailing the particular risk management objective and strategy for the hedge, which includes the item and risk that is being hedged and the derivative that is being used, as well as how effectiveness will be assessed and ineffectiveness measured. The effectiveness of these hedging relationships is evaluated on a retrospective and prospective basis, typically using quantitative measures of correlation with hedge ineffectiveness measured and recorded in current earnings. If a hedge relationship is found to be ineffective, it no longer qualifies as a hedge and any gains or losses attributable to the derivatives, as well as subsequent changes in fair value, are recognized in Other revenue.

The foregoing criteria are applied on a decentralized basis, consistent with the level at which market risk is managed, but are subject to various limits and controls. The underlying asset, liability or forecasted transaction may be an individual item or a portfolio of similar items.

For fair value hedges, in which derivatives hedge the fair value of assets or liabilities, changes in the fair value of derivatives are reflected in Other revenue, together with changes in the fair value of the related hedged item. These are expected to, and generally do, offset each other. Any net amount, representing hedge ineffectiveness, is reflected in current earnings. Citigroup’s fair value hedges are primarily hedges of fixed-rate long-term debt, and available-for-sale securities.

For cash flow hedges, in which derivatives hedge the variability of cash flows related to floating- and fixed-rate assets, liabilities or forecasted transactions, the accounting treatment depends on the effectiveness of the hedge. To the extent these derivatives are effective in offsetting the variability of the hedged cash flows, the effective portion of the changes in the derivatives’ fair values will not be included in current earnings, but are reported in Accumulated other comprehensive income (loss). These changes in fair value will be included in earnings of future periods when the hedged cash flows come into earnings. To the extent these derivatives are not effective, changes in their fair values are immediately included in Other revenue. Citigroup’s cash flow hedges primarily include hedges of floating and fixed rate debt, as well as rollovers of short-term fixed rate liabilities and floating-rate liabilities.

For net investment hedges in which derivatives hedge the foreign currency exposure of a net investment in a foreign operation, the accounting treatment will similarly depend on the effectiveness of the hedge. The effective portion of the change in fair value of the derivative, including any forward premium or discount, is reflected in Accumulated other comprehensive income (loss) as part of the foreign currency translation adjustment.

End-user derivatives that are economic hedges, rather than qualifying for SFAS 133 hedge accounting, are also carried at fair value, with changes in value included in Principal transactions or Other revenue. Citigroup often uses economic hedges when qualifying for hedge accounting would be too complex or operationally burdensome; examples are hedges of the credit risk component of commercial loans and loan commitments. Citigroup periodically evaluates its hedging strategies in other areas and may designate either a qualifying hedge or an economic hedge, after considering the relative cost and benefits. Economic hedges are also employed when the hedged item itself is marked to market through current earnings, such as hedges of commitments to originate one-to-four-family mortgage loans to be held-for-sale and mortgage servicing rights (MSRs).

For those hedge relationships that are terminated or when hedge designations are removed, the hedge accounting treatment described in the paragraphs above is no longer applied. Instead, the end-user derivative is terminated or transferred to the trading account. For fair-value hedges, any changes in the fair value of the hedged item remain as part of the basis of the asset or liability and are ultimately reflected as an element of the yield. For cash-flow hedges, any changes in fair-value of the end-user derivative remain in Accumulated other comprehensive income (loss) and are included in earnings of future periods when the hedged cash flows impact earnings. However, if the hedged forecasted transaction is no longer likely to occur, any changes in fair value of the end-user derivative are immediately reflected in Other revenue.

Employee Benefits Expense

Employee benefits expense includes current service costs of pension and other postretirement benefit plans, which are accrued on a current basis, contributions and unrestricted awards under other employee plans, the amortization of restricted stock awards and costs of other employee benefits.

Stock-Based Compensation

Under SFAS No. 123, Accounting for Stock-Based Compensation (SFAS 123), the Company recognizes compensation expense over the related service period based on the grant date fair value of the stock award.

On January 1, 2006, the Company adopted SFAS No. 123 (revised 2004), Share-Based Payment (SFAS 123(R)), which replaced the existing SFAS 123 and APB 25. See “Accounting Changes.”

Income Taxes

The Company is subject to the income tax laws of the U.S., its states and municipalities and those of the foreign jurisdictions in which the Company operates. These tax laws are complex and subject to different interpretations by the taxpayer and the relevant governmental taxing authorities. In establishing a provision for income tax expense, the Company must make judgments and interpretations about the application of these inherently complex tax laws. The Company must also make estimates about when in the future certain items will affect taxable income in the various tax jurisdictions, both domestic and foreign.

Disputes over interpretations of the tax laws may be subject to review/adjudication by the court systems of the various tax jurisdictions or may be settled with the taxing authority upon examination or audit.

The Company implemented FASB Interpretation No. 48, “Accounting for Uncertainty in Income Taxes” (FIN 48), on January 1, 2007, which sets out a consistent framework to determine the appropriate level of tax reserves to maintain for uncertain tax positions. See “Accounting Changes.”

The Company treats interest and penalties on income taxes as a component of Income tax expense.

Deferred taxes are recorded for the future consequences of events that have been recognized for financial statements or tax returns, based upon enacted tax laws and rates. Deferred tax assets are recognized subject to management’s judgment that realization is more likely than not.

See Note 11 to the Consolidated Financial Statements for a further description of the Company’s provision and related income tax assets and liabilities.

Commissions, Underwriting and Principal Transactions

Commissions, underwriting and principal transactions revenues and related expenses are recognized in income on a trade-date basis.

Earnings per Share

Earnings per share is computed after recognition of preferred stock dividend requirements. Basic earnings per share is computed by dividing income available to common stockholders by the weighted average number of common shares outstanding for the period, excluding restricted stock. Diluted earnings per share reflects the potential dilution that could occur if securities or other contracts to issue common stock were exercised. It is computed after giving consideration to the weighted average dilutive effect of the Company’s stock options and the shares issued under the Company’s Capital Accumulation Program and other restricted stock plans.

Use of Estimates

Management must make estimates and assumptions that affect the Consolidated Financial Statements and the related footnote disclosures. Such estimates are used in connection with certain fair value measurements. See Note 26 to the Consolidated Financial Statements for further discussions on estimates used in the determination of fair value. The Company also uses estimates in determining consolidation decisions for special purpose entities as discussed in Note 23. Moreover, estimates are significant in determining the amounts of other-than-temporary impairments, impairments of goodwill and other intangible assets, provisions for potential losses that may arise from credit-related exposures and probable and estimable losses related to litigation and regulatory proceedings in accordance with SFAS No. 5, Accounting for Contingencies, and tax reserves in accordance with SFAS No. 109, Accounting for Income Taxes, and FIN 48, “Accounting for Uncertainty in Income Taxes,” and SFAS 114, Accounting by Creditors for Impairment of a Loan. While management makes its best judgment, actual amounts or results could differ from those estimates. Current market conditions increase the risk and complexity of the judgments in these estimates.

Cash Flows

Cash equivalents are defined as those amounts included in cash and due from banks. Cash flows from risk management activities are classified in the same category as the related assets and liabilities.

Related Party Transactions

The Company has related party transactions with certain of its subsidiaries and affiliates. These transactions, which are primarily short-term in nature, include cash accounts, collateralized financing transactions, margin accounts, derivative trading, charges for operational support and the borrowing and lending of funds and are entered into in the ordinary course of business.

ACCOUNTING CHANGES

Sale with Repurchase Financing Agreements

In February 2008, the FASB issued FASB Staff Position (FSP) FAS 140-3, Accounting for Transfers of Financial Assets and Repurchase Financing Transactions. This FSP provides implementation guidance on whether a security transfer with a contemporaneous repurchase financing involving the transferred financial asset must be evaluated as one linked transaction or two separate de-linked transactions.

The FSP requires the recognition of the transfer and the repurchase agreement as one linked transaction, unless all of the following criteria are met: (1) the initial transfer and the repurchase financing are not contractually contingent on one another; (2) the initial transferor has full recourse upon default, and the repurchase agreement’s price is fixed and not at fair value; (3) the financial asset is readily obtainable in the marketplace and the transfer and repurchase financing are executed at market rates; and (4) the maturity of the repurchase financing is before the maturity of the financial asset. The scope of this FSP is limited to transfers and subsequent repurchase financings that are entered into contemporaneously or in contemplation of one another.

The FSP becomes effective for Citigroup on January 1, 2009. The impact of adopting this FSP is not expected to be material.

Enhanced Disclosures of Credit Derivative Instruments and Guarantees

In September 2008, the FASB issued FSP FAS 133-1 and FIN 45-4, “Disclosures about Credit Derivatives and Certain Guarantees: An Amendment of FASB Statement No. 133 and FASB Interpretation No. 45, and Clarification of the Effective Date of FASB Statement No. 161,” which requires additional disclosures for sellers of credit derivative instruments and certain guarantees. This FSP requires the disclosure of the maximum potential amount of future payments, the related fair value, and the current status of the payment/performance risk for certain guarantees and credit derivatives sold.

Determining Fair Value in Inactive Markets

In October 2008, the FASB issued FSP FAS 157-3, “Determining Fair Value of Financial Assets When the Market for That Asset is Not Active.” The FSP clarifies that companies can use internal assumptions to determine the fair value of a financial asset when markets are inactive, and do not necessarily have to rely on broker quotes. The FSP confirms a joint statement by the FASB and the SEC in which they stated that companies can use internal assumptions when relevant market information does not exist and provides an example of how to determine the fair value for a financial asset in a non-active market. The FASB emphasized that the FSP is not new guidance, but rather clarifies the principles in SFAS 157.

Revisions resulting from a change in the valuation technique or its application should be accounted for prospectively as a change in accounting estimate.

The FSP was effective upon issuance and did not have a material impact.

Measurement of Impairment for Certain Securities

In January 2009, the FASB issued FSP EITF 99-20-1, “Amendments to the Impairment Guidance of EITF Issue 99-20,” to achieve more consistent determination of whether other-than-temporary impairments of available-for-sale or held-to-maturity debt securities have occurred.

This FSP aligns the impairment model of Issue No. 99-20 with that of FASB Statement 115, Accounting for Certain Investments in Debt and Equity Securities. SFAS 115 requires entities to assess whether it is probable that the holder will be unable to collect all amounts due according to the contractual terms. The FSP eliminates the requirement to consider market participants’ views of cash flows of a security in determining whether or not impairment has occurred.

The FSP is effective for interim and annual reporting periods ending after December 15, 2008 and applied prospectively. The impact of adopting this FSP was not material.

SEC Staff Guidance on Loan Commitments Recorded at Fair Value through Earnings

On January 1, 2008, the Company adopted Staff Accounting Bulletin No. 109 (SAB 109), which requires that the fair value of a written loan commitment that is marked-to-market through earnings should include the future cash flows related to the loan’s servicing rights. However, the fair value measurement of a written loan commitment still must exclude the expected net cash flows related to internally-developed intangible assets (such as customer relationship intangible assets). SAB 109 applies to two types of loan commitments: (1) written mortgage loan commitments for loans that will be held-for-sale when funded that are marked to market as derivatives under SFAS 133 (derivative loan commitments); and (2) other written loan commitments that are accounted for at fair value through earnings under SFAS 159’s fair-value election. SAB 109 supersedes SAB 105, which applied only to derivative loan commitments and allowed the expected future cash flows related to the associated servicing of the loan to be recognized only after the servicing asset had been contractually separated from the underlying loan by sale or securitization of the loan with servicing retained. SAB 109 was applied prospectively to loan commitments issued or modified in fiscal quarters beginning after December 15, 2007. The impact of adopting this SAB was not material.

Netting of Cash Collateral against Derivative Exposures

During April 2007, the FASB issued FSP FIN 39-1, “Amendment of FASB Interpretation No. 39” (FSP FIN 39-1) modifying certain provisions of FIN 39, “Offsetting of Amounts Related to Certain Contracts.” This amendment clarified the acceptability of the existing market practice of offsetting the amounts recorded for cash collateral receivables or payables against the fair value amounts recognized for net derivative positions executed with the same counterparty under the same master netting agreement, which was the Company’s prior accounting practice. Thus, this amendment did not affect the Company’s consolidated financial statements.

Adoption of SFAS 157—Fair Value Measurements

The Company elected to early-adopt SFAS No. 157, Fair Value Measurements (SFAS 157), as of January 1, 2007. SFAS 157 defines fair value, expands disclosure requirements around fair value and specifies a hierarchy of valuation techniques based on whether the inputs to those valuation techniques are observable or unobservable. Observable inputs reflect market data obtained from independent sources, while unobservable inputs reflect the Company’s market assumptions. These two types of inputs create the following fair value hierarchy:

•          Level 1—Quoted prices for identical instruments in active markets.

•          Level 2—Quoted prices for similar instruments in active markets; quoted prices for identical or similar instruments in markets that are not active; and model derived valuations in which all significant inputs and significant value drivers are observable in active markets.

•          Level 3—Valuations derived from valuation techniques in which one or more significant inputs or significant value drivers are unobservable.

This hierarchy requires the Company to use observable market data, when available, and to minimize the use of unobservable inputs when determining fair value. For some products or in certain market conditions, observable inputs may not always be available. For example, during the market dislocations that started in the second half of 2007, certain markets became illiquid, and some key observable inputs used in valuing certain exposures were unavailable. When and if these markets become liquid, the valuation of these exposures will use the related observable inputs available at that time from these markets.

Under SFAS 157, Citigroup is required to take into account its own credit risk when measuring the fair value of derivative positions as well as the other liabilities for which fair value accounting has been elected under SFAS 155, Accounting for Certain Hybrid Financial Instruments and SFAS 159, The Fair Value Option for Financial Assets and Financial Liabilities. The adoption of SFAS 157 has also resulted in some other changes to the valuation techniques used by Citigroup when determining fair value, most notably the changes to the way that the probability of default of a counterparty is factored in and the elimination of a derivative valuation adjustment which is no longer necessary under SFAS 157. The cumulative effect at January 1, 2007 of making these changes was a gain of $250 million after-tax ($402 million pretax), or $0.05 per diluted share, which was recorded in the first quarter of 2007 earnings within the S&B business.

SFAS 157 also precludes the use of block discounts for instruments traded in an active market, which were previously applied to large holdings of publicly traded equity securities, and requires the recognition of trade-date gains after consideration of all appropriate valuation adjustments related to certain derivative trades that use unobservable inputs in determining their fair value. Previous accounting guidance allowed the use of block discounts in certain circumstances and prohibited the recognition of day-one gains on certain derivative trades when determining the fair value of instruments not traded in an active market. The cumulative effect of these changes resulted in an increase to January 1, 2007 retained earnings of $75 million.

Fair Value Option (SFAS 159)

In conjunction with the adoption of SFAS 157, the Company early-adopted SFAS 159, The Fair Value Option for Financial Assets and Financial Liabilities (SFAS 159), as of January 1, 2007. SFAS 159 provides an option on an instrument-by-instrument basis for most financial assets and liabilities to be reported at fair value with changes in fair value reported in earnings. After the initial adoption, the election is made at the acquisition of a financial asset, a financial liability, or a firm commitment and it may not be revoked. SFAS 159 provides an opportunity to mitigate volatility in reported earnings that resulted prior to its adoption from being required to apply fair value accounting to certain economic hedges (e.g., derivatives) while having to measure the assets and liabilities being economically hedged using an accounting method other than fair value.

Under the SFAS 159 transition provisions, the Company elected to apply fair value accounting to certain financial instruments held at January 1, 2007 with future changes in value reported in earnings. The adoption of SFAS 159 resulted in a decrease to January 1, 2007 retained earnings of $99 million.

Leveraged Leases

On January 1, 2007, the Company adopted FSP FAS 13-2, “Accounting for a Change or Projected Change in the Timing of Cash Flows Relating to Income Taxes Generated by a Leverage Lease Transaction” (FSP 13-2), which provides guidance regarding changes or projected changes in the timing of cash flows relating to income taxes generated by a leveraged lease transaction.

Leveraged leases can provide significant tax benefits to the lessor, primarily as a result of the timing of tax payments. Since changes in the timing and/or amount of these tax benefits may have a significant effect on the cash flows of a lease transaction, a lessor, in accordance with FSP 13-2, will be required to perform a recalculation of a leveraged lease when there is a change or projected change in the timing of the realization of tax benefits generated by that lease. Previously, Citigroup did not recalculate the tax benefits if only the timing of cash flows had changed.

The adoption of FSP 13-2 resulted in a decrease to January 1, 2007 retained earnings of $148 million. This decrease to retained earnings will be recognized in earnings over the remaining lives of the leases as tax benefits are realized.

Accounting for Defined Benefit Pensions and Other Postretirement Benefits

As of December 31, 2006, the Company adopted SFAS No. 158, Employer’s Accounting for Defined Benefit Pensions and Other Postretirement Benefits (SFAS 158). In accordance with this standard, Citigroup recorded the funded status of each of its defined benefit pension and postretirement plans as an asset or liability on its Consolidated Balance Sheet with a corresponding offset, net of taxes, recorded in Accumulated other comprehensive income (loss) within Stockholders’ equity, resulting in an after-tax decrease in equity of $1.647 billion. See Note 9 to the Consolidated Financial Statements.

The following table shows the effects of adopting SFAS 158 at December 31, 2006 on individual line items in the Consolidated Balance Sheet at December 31, 2006:

In millions of dollars	Before application of SFAS 158	Adjustments		After application of SFAS 158
Other assets
Prepaid benefit cost	$2,620	$(534)		$2,086
Other liabilities
Accrued benefit liability	$—	$2,147		$2,147
Deferred taxes, net	$3,653	$1,034		$4,687
Accumulated other comprehensive income (loss)	$(2,053)	$(1,647	)(1)	$(3,700)
Total stockholders’ equity	$121,430	$(1,647	)(1)	$119,783

(1)          Adjustment to initially apply SFAS 158, net of taxes.

Stock-Based Compensation

On January 1, 2006, the Company adopted SFAS No. 123 (revised 2004), Share-Based Payment (SFAS 123(R)), which replaced the existing SFAS 123 and APB 25, Accounting for Stock Issued to Employees. SFAS 123(R) requires companies to measure compensation expense for stock options and other share-based payments based on the instruments’ grant date fair value, and to record expense based on that fair value reduced by expected forfeitures.

The Company adopted this standard by using the modified prospective approach. Beginning January 1, 2006, Citigroup recorded incremental expense for stock options granted prior to January 1, 2003 (the date the Company adopted SFAS 123). That expense equaled the remaining unvested portion of the grant date fair value of those stock options, reduced by forfeitures.

The Company maintains a number of incentive programs in which equity awards are granted to eligible employees. The most significant is the Capital Accumulation Program (CAP). Under CAP, the Company grants deferred and restricted shares to eligible employees. The program provides that employees who meet certain age plus years-of-service requirements (retirement-eligible employees) may terminate active employment and continue vesting in their awards provided they comply with specified non-compete provisions. For awards granted to retirement-eligible employees prior to the adoption of SFAS 123(R), the Company has been and will continue to amortize the compensation cost of these awards over the full vesting periods. Awards granted to retirement-eligible employees after the adoption of SFAS 123(R) must be either expensed on the grant date or accrued in the year prior to the grant date.

The impact to 2006 was a charge of $648 million ($398 million after tax) for the immediate expensing of awards granted to retirement-eligible employees in January 2006, and $824 million ($526 million after tax) for the accrual of the awards that were granted in January 2007. The impact to 2007 was $467 million ($290 million after tax) for awards granted in January 2008. The impact to 2008 was $110 million ($68 million after tax) for awards granted in January 2009.

In adopting SFAS 123(R), the Company began to recognize compensation expense for restricted or deferred stock awards net of estimated forfeitures. Previously, the effects of forfeitures were recorded as they occurred.

SFAS 123(R) requires that compensation cost for all stock awards be calculated and recognized over the employees’ service period (which is generally equal to the vesting period). For stock options, the compensation cost is determined using option pricing models intended to estimate the fair value of the awards at the grant date. Under SFAS 123(R), an offsetting increase to stockholders’ equity is recorded equal to the amount of compensation expense. Earnings per share dilution is recognized as well.

The Company has made changes to various stock-based compensation plan provisions for future awards. For example, in January 2005, the Company largely moved from granting stock options to granting restricted and deferred stock awards, unless participants elect to receive all or a portion of their award in the form of stock options. Thus, the majority of management options granted since 2005 were due to stock option elections and carried the same vesting period as the restricted or deferred stock awards in lieu of which they were granted (ratably, over four years). Stock options granted since January 1, 2003, generally have three- or four-year vesting periods and six-year terms. In addition, the sale of underlying shares acquired upon the exercise of options granted since January 1, 2003 is restricted for a two-year period. Pursuant to a stock ownership commitment, senior executives are generally required to retain 75% of the shares they own and acquire from the Company over the term of their employment. Options granted in 2003 and thereafter do not have a reload feature; however, reload options received upon the exercise of options granted prior to January 1, 2003 (and subsequent reload options stemming from such grants) retain a reload feature.

See Note 8 to the Company’s Consolidated Financial Statements.

Accounting for Certain Hybrid Financial Instruments

On January 1, 2006, the Company elected to early-adopt, primarily on a prospective basis, SFAS No. 155, Accounting for Certain Hybrid Financial Instruments (SFAS 155). In accordance with this standard, hybrid financial instruments—such as structured notes containing embedded derivatives that otherwise would require bifurcation, as well as certain interest-only instruments—may be accounted for at fair value if the Company makes an irrevocable election to do so on an instrument-by-instrument basis. The changes in fair value are recorded in current earnings. The impact of adopting this standard was not material.

Accounting for Servicing of Financial Assets

On January 1, 2006, the Company elected to early-adopt SFAS No. 156, Accounting for Servicing of Financial Assets (SFAS 156). This pronouncement requires all servicing rights to be initially recognized at fair value. Subsequent to initial recognition, it permits a one-time irrevocable election to remeasure each class of servicing rights at fair value, with the changes in fair value being recorded in current earnings. The classes of servicing rights are identified based on the availability of market inputs used in determining their fair values and the methods for managing their risks. The Company has elected fair value accounting for its mortgage and student loan classes of servicing rights. The impact of adopting this standard was not material.

FUTURE APPLICATION OF ACCOUNTING STANDARDS

Business Combinations

In December 2007, the FASB issued Statement No. 141(revised), Business Combinations (SFAS 141(R)), which is designed to improve the relevance, representational faithfulness, and comparability of the information that a reporting entity provides in its financial reports about a business combination and its effects. This Statement replaces SFAS 141, Business Combinations. SFAS 141(R) retains the fundamental requirements in Statement 141 that the acquisition method of accounting (which Statement 141 called the purchase method) be used for all business combinations and for an acquirer to be identified for each business combination. SFAS 141(R) also retains the guidance in SFAS 141 for identifying and recognizing intangible assets separately from goodwill. The most significant changes in SFAS 141(R) are: (1) acquisition costs and restructuring costs will now be expensed; (2) stock consideration will be measured based on the quoted market price as of the acquisition date instead of the date the deal is announced; (3) contingent consideration arising from contractual and noncontractual contingencies that meet the more-likely-than-not recognition threshold will be measured and recognized as an asset or liability at fair value at the acquisition date using a probability-weighted discounted cash flows model, with subsequent changes in fair value reflected in earnings; noncontractual contingencies that do not meet the more-likely- than-not criteria will continue to be recognized when they are probable and reasonably estimable; and (4) acquirer will record a 100% step-up to fair value for all assets and liabilities, including the minority interest portion, and goodwill is recorded as if a 100% interest was acquired.

SFAS 141(R) is effective for Citigroup on January 1, 2009, and is applied prospectively.

Noncontrolling Interests in Subsidiaries

In December 2007, the FASB issued Statement No. 160, Noncontrolling Interests in Consolidated Financial Statements (SFAS 160/ASC 810-10-65-1), which establishes standards for the accounting and reporting of noncontrolling interests in subsidiaries (previously called minority interests) in consolidated financial statements and for the loss of control of subsidiaries. Upon adoption, SFAS 160 (ASC 810-10-65-1) requires that the equity interest of noncontrolling shareholders, partners, or other equity holders in subsidiaries be presented as a separate item in Citigroup’s stockholders’ equity, rather than as a liability. After the initial adoption, when a subsidiary is deconsolidated, any retained noncontrolling equity investment in the former subsidiary must be measured at fair value at the date of deconsolidation.

The gain or loss on the deconsolidation of the subsidiary is measured using the fair value of the remaining investment, rather than the previous carrying amount of that retained investment.

Citigroup adopted SFAS 160 (ASC 810-10-65-1) on January 1, 2009. As a result, $2.392 billion of noncontrolling interests was reclassified from Other liabilities to Citigroup’s Stockholders’ equity.

Revisions to the Earnings per Share Calculation

In June 2008, the FASB issued FSP EITF 03-6-1, “Determining Whether Instruments Granted in Share-Based Payment Transactions Are Participating Securities” (ASC 260-10-45 to 65). Under the FSP, unvested share-based payment awards that contain nonforfeitable rights to dividends are considered to be a separate class of common stock and included in the EPS calculation using the “two-class method.” Citigroup’s restricted and deferred share awards meet the definition of a participating security. In accordance with the FSP, restricted and deferred shares are now included in the basic EPS calculation.

Fair Value Disclosures about Pension Plan Assets

In December 2008, the FASB issued FSP FAS 132(R)-1, “Employers’ Disclosures about Postretirement Benefit Plan Assets.” This FSP requires that information about plan assets be disclosed, on an annual basis, based on the fair value disclosure requirements of SFAS 157. Citigroup would be required to separate plan assets into the three fair value hierarchy levels and provide a rollforward of the changes in fair value of plan assets classified as Level 3.

The disclosures about plan assets required by this FSP are effective for fiscal years ending after December 15, 2009, but would have no effect on the Consolidated Balance Sheet or Statement of Income.

Additional Disclosures for Derivative Instruments

In March 2008, the FASB issued SFAS No. 161, Disclosures about Derivative Instruments and Hedging Activities, an amendment to SFAS 133 (SFAS 161). The standard requires enhanced disclosures about derivative instruments and hedged items that are accounted for under SFAS 133 and related interpretations. The standard will be effective for all of the Company’s interim and annual financial statements beginning with the first quarter of 2009. The standard expands the disclosure requirements for derivatives and hedged items and has no impact on how Citigroup accounts for these instruments.

Loss-Contingency Disclosures

In June 2008, the FASB issued an exposure draft proposing expanded disclosures regarding loss contingencies accounted for under FASB Statement No. 5, Accounting for Contingencies, and SFAS 141(R). This proposal increases the number of loss contingencies subject to disclosure and requires substantial quantitative and qualitative information to be provided about those loss contingencies. The proposed effective date is December 31, 2009.

Elimination of QSPEs and Changes in the FIN 46(R) Consolidation Model

The FASB has issued an exposure draft of a proposed standard that would eliminate Qualifying Special Purpose Entities (QSPEs) from the guidance in SFAS 140, Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities. While the proposed standard has not been finalized, if it is issued in its current form, this change may have a significant impact on Citigroup’s consolidated financial statements as the Company may lose sales treatment for certain assets previously sold to a QSPE, as well as for certain future sales, and for certain transfers of portions of assets that do not meet the proposed definition of participating interests. This proposed revision could become effective in January 2010 and should this occur these QSPEs will then become subject to review under FIN 46(R). As of December 31, 2008, the total assets of QSPEs to which Citigroup, acting as principal, has transferred assets and received sales treatment were approximately $822.1 billion.

In connection with the proposed changes to SFAS 140, the FASB has also issued a separate exposure draft of a proposed standard that details three key changes to the consolidation model in FASB Interpretation No. 46 (Revised December 2003), “Consolidation of Variable Interest Entities” [FIN 46(R)]. First, the Board will now include former QSPEs in the scope of FIN 46(R). In addition, the FASB supports amending FIN 46(R) to change the method of analyzing which party to a variable interest entity (VIE) should consolidate the VIE (the primary beneficiary) to that of a qualitative determination of power combined with benefits and losses instead of the current risks and rewards model. Finally, the proposed standard requires that the analysis of primary beneficiaries be reevaluated whenever circumstances change. The existing rules require reconsideration only when specified reconsideration events occur. As of December 31, 2008, the total assets of significant unconsolidated VIEs with which Citigroup is involved were approximately $288.0 billion.

FASB is currently redeliberating these proposed standards; therefore, they are still subject to change. Since QSPEs will likely be eliminated from SFAS 140 and thus become subject to FIN 46(R) consolidation guidance and since FIN 46(R)’s method of determining which party must consolidate a VIE will likely change, we expect to consolidate only certain of the VIEs and QSPEs, with which Citigroup is involved.

The Company is currently evaluating the impact of these changes on Citigroup’s Consolidated Financial Statements.

Investment Company Audit Guide (SOP 07-1)

In July 2007, the AICPA issued Statement of Position 07-1, “Clarification of the Scope of the Audit and Accounting Guide for Investment Companies and Accounting by Parent Companies and Equity Method Investors for Investments in Investment Companies” (SOP 07-1), which was expected to be effective for fiscal years beginning on or after December 15, 2007. However, in February 2008, the FASB delayed the effective date indefinitely by issuing an FSP SOP 07-1-1, “Effective Date of AICPA Statement of Position 07-1.” SOP 07-1 sets forth more stringent criteria for qualifying as an investment company than does the predecessor Audit Guide. In addition, SOP 07-1 establishes new criteria for a parent company or equity method investor to retain investment company accounting in their consolidated financial statements. Investment companies record all their investments at fair value with changes in value reflected in earnings. The Company is currently evaluating the potential impact of adopting SOP 07-1.

Determining Whether an Instrument (or Embedded Feature) Is Indexed to an Entity’s Own Stock

Derivative contracts on a company’s own stock may be accounted for as equity instruments, rather than as assets and liabilities, only if they are both indexed solely to the company’s stock and settleable in shares.

In June 2008, the FASB ratified the consensus reached by the EITF on Issue 07-5, “Determining Whether an Instrument (or Embedded Feature) Is Indexed to an Entity’s Own Stock” (Issue 07-5). Under Issue 07-5, an instrument (or embedded feature) would not be considered indexed to an entity’s own stock if its settlement amount is affected by variables other than those used to determine the fair value of a “plain vanilla” option or forward contract on equity shares, or if the instrument contains a feature (such as a leverage factor) that increases exposure to those variables. An equity-linked financial instrument (or embedded feature) would not be considered indexed to the entity’s own stock if the strike price is denominated in a currency other than the issuer’s functional currency.

Issue 07-5 is effective for Citigroup on January 1, 2009, and is not expected to have a material impact.

Transition Guidance for Conforming Changes to Issue No. 98-5

In June 2008, the FASB ratified the consensus reached by the EITF on Issue 08-4, “Transition Guidance for Conforming Changes to Issue No. 98-5” (Issue 08-4). Because of Issue 00-27, “Application of Issue No. 98-5 to Certain Convertible Instruments,” and SFAS 150, Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity, conforming changes were made to Issue 98-5, “Accounting for Convertible Securities with Beneficial Conversion Features or Contingently Adjustable Conversion Ratios.” Issue 08-4 provides transition guidance for those conforming changes and is effective for Citigroup’s financial statements issued after January 1, 2009. Issue 08-4 is not expected to have a material impact.

Equity Method Investment Accounting Considerations

In November 2008, the FASB ratified the consensus reached by the EITF on Issue 08-6, “Equity Method Investment Accounting Considerations” (Issue 08-6). Under Issue 08-6, an entity shall measure its equity method investment initially at cost in accordance with SFAS 141(R). Any other-than-temporary impairment of an equity method investment should be recognized in accordance with Opinion 18. An equity method investor shall not separately test an investee’s underlying assets for impairment. Share issuance by an investee shall be accounted for as if the equity method investor had sold a proportionate share of its investment, with gain or loss recognized in earnings.

Issue 08-6 is effective for Citigroup on January 1, 2009, and is not expected to have a material impact.

Accounting for Defensive Intangible Assets

In November 2008, the FASB ratified the consensus reached by the EITF on Issue 08-7, “Accounting for Defensive Intangible Assets” (Issue 08-7). According to Issue 08-7, an acquired defensive asset shall be accounted for as a separate unit of accounting (i.e., an asset separate from other assets of the acquirer). The useful life assigned to an acquired defensive asset shall be based on the period during which the asset would diminish in value. Issue 08-7 states that it would be rare for a defensive intangible asset to have an indefinite life.

Issue 08-7 is effective for Citigroup on January 1, 2009, and is not expected to have a material impact.

2. BUSINESS DEVELOPMENTS

STRATEGIC ACQUISITIONS

North America

Acquisition of ABN AMRO Mortgage Group

In 2007, Citigroup acquired ABN AMRO Mortgage Group (AAMG), a subsidiary of LaSalle Bank Corporation and ABN AMRO Bank N.V. AAMG is a national originator and servicer of prime residential mortgage loans. As part of this acquisition, Citigroup purchased approximately $12 billion in assets, including $3 billion of mortgage servicing rights, which resulted in the addition of approximately 1.5 million servicing customers. Results for AAMG are included within Citigroup’s North America Regional Consumer Banking business from March 1, 2007 forward.

Acquisition of Old Lane Partners, L.P.

In 2007, the Company completed the acquisition of Old Lane Partners, L.P. and Old Lane Partners, GP, LLC (Old Lane). Old Lane is the manager of a global, multi-strategy hedge fund and a private equity fund. Results for Old Lane are included within ICG, from July 2, 2007 forward.

On June 12, 2008, Citigroup announced the restructuring of Old Lane and its multi-strategy hedge fund (the “Fund”) in anticipation of redemptions by all unaffiliated, non-Citigroup employee investors. To accomplish this restructuring, Citigroup purchased substantially all of the assets of the Fund at fair value on June 30, 2008. The fair value of assets purchased from the Fund was approximately $6 billion at June 30, 2008.

Acquisition of BISYS

In 2007, the Company completed its acquisition of BISYS Group, Inc. (BISYS) for $1.47 billion in cash. In addition, BISYS’ shareholders received $18.2 million in the form of a special dividend paid by BISYS simultaneously. Citigroup completed the sale of the Retirement and Insurance Services Divisions of BISYS to affiliates of J.C. Flowers & Co. LLC, making the net cost of the transaction to Citigroup approximately $800 million. Citigroup retained the Fund Services and Alternative Investment services businesses of BISYS, which provides administrative services for hedge funds, mutual funds and private equity funds. Results for BISYS are included within Citigroup’s Transaction Services business from August 1, 2007 forward.

Acquisition of Automated Trading Desk

In 2007, Citigroup completed its acquisition of Automated Trading Desk (ATD), a leader in electronic market making and proprietary trading, for approximately $680 million ($102.6 million in cash and approximately 11.17 million shares of Citigroup common stock). ATD operates as a unit of Citigroup’s Global Equities business, adding a network of broker-dealer customers to Citigroup’s diverse base of institutional, broker-dealer and retail customers. Results for ATD are included within Citigroup’s Securities and Banking business from October 3, 2007 forward.

Japan

Nikko Cordial

Citigroup began consolidating Nikko Cordial’s financial results and the related minority interest on May 9, 2007, when Nikko Cordial became a 61%-owned subsidiary. Citigroup later increased its ownership stake in Nikko Cordial to approximately 68%. Nikko Cordial results are included within Citigroup’s Brokerage and Asset Management businesses.

On January 29, 2008, Citigroup completed the acquisition of the remaining Nikko Cordial shares that it did not already own by issuing 175 million Citigroup common shares (approximately $4.4 billion based on the exchange terms) in exchange for those Nikko Cordial shares. The share exchange was completed following the listing of Citigroup’s common shares on the Tokyo Stock Exchange on November 5, 2007.

Latin America

Acquisition of Grupo Financiero Uno

In 2007, Citigroup completed its acquisition of Grupo Financiero Uno (GFU), the largest credit card issuer in Central America, and its affiliates.

The acquisition of GFU, with $2.2 billion in assets, expands the presence of Citigroup’s Latin America Consumer Banking franchise, enhances its credit card business in the region and establishes a platform for regional growth in Consumer Finance and Retail Banking. GFU has more than one million retail clients and operates a distribution network of 75 branches and more than 100 mini-branches and points of sale. The results for GFU are included within Citigroup’s Regional Consumer Banking businesses from March 5, 2007 forward.

Acquisition of Grupo Cuscatlán

In 2007, Citigroup completed the acquisition of the subsidiaries of Grupo Cuscatlán for $1.51 billion ($755 million in cash and 14.2 million shares of Citigroup common stock) from Corporacion UBC Internacional S.A. Grupo Cuscatlán is one of the leading financial groups in Central America, with assets of $5.4 billion, loans of $3.5 billion, and deposits of $3.4 billion. Grupo Cuscatlán has operations in El Salvador, Guatemala, Costa Rica, Honduras and Panama. The results of Grupo Cuscatlán are included from May 11, 2007, forward and are recorded in Latin America Regional Consumer Banking.

Agreement to Establish Partnership with Quiñenco—Banco de Chile

In 2007, Citigroup and Quiñenco entered into a definitive agreement to establish a strategic partnership that combines Citigroup operations in Chile with Banco de Chile’s local banking franchise to create a banking and financial services institution with approximately 20% market share of the Chilean banking industry. The transaction closed on January 1, 2008.

Under the agreement, Citigroup sold Citigroup’s Chilean operations and other assets in exchange for an approximate 32.96% stake in LQIF, a wholly owned subsidiary of Quiñenco that controls Banco de Chile, and is accounted for under the equity method of accounting. As part of the overall transaction, Citigroup also acquired the U.S. branches of Banco de Chile for approximately $130 million. Citigroup has entered into an agreement to acquire an additional 17.04% stake in LQIF for approximately $1 billion within three years. The new partnership calls for active participation by Citigroup in the management of Banco de Chile including board representation at both LQIF and Banco de Chile.

Asia

Acquisition of Bank of Overseas Chinese

In 2007, Citigroup completed its acquisition of Bank of Overseas Chinese (BOOC) in Taiwan for approximately $427 million. BOOC offers a broad suite of corporate banking, consumer and wealth management products and services to more than one million clients through 55 branches in Taiwan. This transaction will strengthen Citigroup’s presence in Asia, making it the largest international bank and 13th largest by total assets among all domestic Taiwan banks. Results for BOOC are included in Citigroup’s Asia Consumer Banking, Global Cards and Securities and Banking businesses from December 1, 2007 forward.

EMEA

Acquisition of Quilter

In 2007, the Company completed the acquisition of Quilter, a U.K. wealth advisory firm with over $10.9 billion of assets under management, from Morgan Stanley. Quilter has more than 18,000 clients and 300 staff located in 10 offices throughout the U.K., Ireland and the Channel Islands. Quilter’s results are included in Citigroup’s Global Wealth Management business from March 1, 2007 forward.

Acquisition of Egg

In 2007, Citigroup completed its acquisition of Egg Banking plc (Egg), one of the U.K.’s leading online financial services providers, from Prudential PLC for approximately $1.39 billion. Egg offers various financial products and services including online payment and account aggregation services, credit cards, personal loans, savings accounts, mortgages, insurance and investments. Results for Egg are included in Citigroup’s Global Cards and EMEA Consumer Banking businesses from May 1, 2007 forward.

Purchase of 20% Equity Interest in Akbank

In 2007, Citigroup completed its purchase of a 20% equity interest in Akbank for approximately $3.1 billion, accounted for under the equity method of accounting. Akbank, the second-largest privately owned bank by assets in Turkey, is a premier, full-service retail, commercial, corporate and private bank.

Sabanci Holding, a 34% owner of Akbank shares, and its subsidiaries have granted Citigroup a right of first refusal or first offer over the sale of any of their Akbank shares in the future. Subject to certain exceptions, including purchases from Sabanci Holding and its subsidiaries, Citigroup has otherwise agreed not to increase its percentage ownership in Akbank.

Consolidation of Brazil’s CrediCard

In 2006, Citigroup and Banco Itau dissolved their joint venture in CrediCard, a Brazilian consumer credit card business. In accordance with the dissolution agreement, Banco Itau received half of CrediCard’s assets and customer accounts in exchange for its 50% ownership, leaving Citigroup as the sole owner of CrediCard.

STRATEGIC DIVESTITURES

The following divestitures occurred in 2008 and do not qualify as Discontinued operations:

Sale of Upromise Cards Portfolio

During 2008, Global Cards sold substantially all of the Upromise Cards portfolio to Bank of America for an after-tax gain of $127 million ($201 million pretax). The portfolio sold had balances of approximately $1.2 billion of credit card receivables.

Sale of CitiStreet

On July 1, 2008, Citigroup and State Street Corporation completed the sale of CitiStreet, a benefits servicing business, to ING Group in an all-cash transaction valued at $900 million. CitiStreet is a joint venture formed in 2000 which, prior to the sale, was owned 50 percent each by Citigroup and State Street. The transaction closed on July 1, 2008, and generated an after-tax gain of $222 million ($347 million pretax).

Divestiture of Diners Club International

On June 30, 2008, Citigroup completed the sale of Diners Club International (DCI) to Discover Financial Services, resulting in an after-tax gain of approximately $56 million ($111 million pretax).

Citigroup will continue to issue Diners Club cards and support its brand and products through ownership of its many Diners Club card issuers around the world.

Sale of Citigroup Global Services Limited

In 2008, Citigroup sold all of its interest in Citigroup Global Services Limited (CGSL) to Tata Consultancy Services Limited (TCS) for all-cash consideration of approximately $515 million, resulting in an after-tax gain of $192 million ($263 million pretax). CGSL was the Citigroup captive provider of business process outsourcing services solely within the Banking and Financial Services sector.

In addition to the sale, Citigroup signed an agreement with TCS for TCS to provide, through CGSL, process outsourcing services to Citigroup and its affiliates in an aggregate amount of $2.5 billion over a period of 9.5 years.

Sale of Citigroup Technology Services Limited

On December 23, 2008, Citigroup announced an agreement with Wipro Limited to sell all of Citigroup’s interest in Citi Technology Services Ltd. (CTS), Citigroup’s India-based captive provider of Technology Infrastructure support and Application Development, for all-cash consideration of approximately $127 million. A substantial portion of the proceeds from this sale will be recognized over the period in which Citigroup has a service contract with Wipro Limited. This transaction closed on January 20, 2009 and a loss of approximately $7 million was booked at that time.

Sale of Citi’s Nikko Citi Trust and Banking Corporation

On October 1, 2009 the Company announced the successful completion of the sale of Nikko Citi Trust and Banking Corporation to Nomura Trust & Banking Co. Ltd. Citi received all-cash consideration of 19 billion yen (US$212 million at an exchange rate of 89.60 yen to US$1.00 as of September 30, 2009) as part of the transaction, subject to certain post-closing purchase price adjustments.

3. DISCONTINUED OPERATIONS

Sale of Nikko Cordial

On October 1, 2009 the Company announced the successful completion of the sale of Nikko Cordial Securities to Sumitomo Mitsui Banking Corporation. The transaction has a total cash value to Citi of ¥776 billion (US$8.7 billion at an exchange rate of ¥89.60 to US$1.00 as of September 30, 2009). The cash value is comprised of the purchase price for the transferred business of ¥545 billion, the purchase price for certain Japanese-listed equity securities held by Nikko Cordial Securities of ¥30 billion, and ¥201 billion of excess cash derived through the repayment of outstanding indebtedness to Citi. The transaction will result in Citi recognizing an immaterial after-tax gain during the fourth quarter. A total of about 7,800 employees are included in the transaction.

The Nikko Cordial operations had total assets and total liabilities as of June 30, 2009, of $19.4 billion and $12.4 billion, respectively. The assets and liabilities of Nikko Cordial are recorded in the Citi Holdings segment.

Results for all of the Nikko Cordial businesses sold are reported as Discontinued operations for all periods presented.  The assets and liabilities of the businesses being sold are included in Assets of discontinued operations held for sale and Liabilities of discontinued operations held for sale on the Consolidated Balance Sheet commencing June 30, 2009.

Summarized financial information for Discontinued operations, including cash flows, related to the sale of Nikko Cordial is as follows:

In millions of dollars	2008	2007	2006
Total revenues, net of interest expense	$1,194	$1,195	$—
Income (loss) from discontinued operations	$(694)	$128	$—
Provision (benefit) for income taxes and minority interest, net of taxes	(286)	48	—
Income (loss) from discontinued operations, net of taxes	$(408)	$80	$—

In millions of dollars	2008	2007	2006
Cash flows from operating activities	$(2,853)	$11,169	$—
Cash flows from investing activities	(3,306)	(13,865)	—
Cash flows from financing activities	6,179	2,710	—
Net cash provided by (used in) discontinued operations	$20	$14	$—

Sale of Citigroup’s German Retail Banking Operations

On December 5, 2008, Citigroup sold its German retail banking operations to Credit Mutuel for Euro 5.2 billion, in cash plus the German retail bank’s operating net earnings accrued in 2008 through the closing. The sale resulted in an after-tax gain of approximately $3.9 billion including the after-tax gain on the foreign currency hedge of $383 million recognized during the fourth quarter of 2008.

The sale does not include the corporate and investment banking business or the Germany-based European data center.

The German retail banking operations had total assets and total liabilities as of November 30, 2008, of $15.6 billion and $11.8 billion, respectively.

Results for all of the German retail banking businesses sold, as well as the net gain recognized in 2008 from this sale, are reported as Discontinued operations for all periods presented.

Summarized financial information for Discontinued operations, including cash flows, related to the sale of the German retail banking operations is as follows:

In millions of dollars	2008	2007	2006
Total revenues, net of interest expense	$6,592	$2,212	$2,126
Income from discontinued operations	$1,438	$652	$837
Gain on sale	3,695	—	—
Provision for income taxes and minority interest, net of taxes	426	214	266
Income from discontinued operations, net of taxes	$4,707	$438	$571

In millions of dollars	2008	2007	2006
Cash flows from operating activities	$(4,719)	$2,227	$2,246
Cash flows from investing activities	18,547	(1,906)	(3,316)
Cash flows from financing activities	(14,226)	(213)	1,147
Net cash provided by (used in) discontinued operations	$(398)	$108	$77

CitiCapital

On July 31, 2008, Citigroup sold substantially all of CitiCapital, the equipment finance unit in North America. The total proceeds from the transaction were approximately $12.5 billion and resulted in an after-tax loss to Citigroup of $305 million. This loss is included in Income from discontinued operations on the Company’s Consolidated Statement of Income for the second quarter of 2008. The assets and liabilities for CitiCapital totaled approximately $12.9 billion and $0.5 billion, respectively, at June 30, 2008.

This transaction encompassed seven CitiCapital equipment finance business lines, including Healthcare Finance, Private Label Equipment Finance, Material Handling Finance, Franchise Finance, Construction Equipment Finance, Bankers Leasing, and CitiCapital Canada. CitiCapital’s Tax Exempt Finance business was not part of the transaction and was retained by Citigroup.

CitiCapital had approximately 1,400 employees and 160,000 customers throughout North America.

Results for all of the CitiCapital businesses sold, as well as the net loss recognized in 2008 from this sale, are reported as Discontinued operations for all periods presented.

Summarized financial information for Discontinued operations, including cash flows, related to the sale of CitiCapital is as follows:

In millions of dollars	2008	2007	2006
Total revenues, net of interest expense	$24	$991	$1,162
Income (loss) from discontinued operations	$40	$273	$313
Loss on sale	(506)	—	—
Provision (benefit) for income taxes and minority interest, net of taxes	(202)	83	86
Income (loss) from discontinued operations, net of taxes	$(264)	$190	$227

In millions of dollars	2008	2007	2006
Cash flows from operating activities	$(287)	$(1,148)	$2,596
Cash flows from investing activities	349	1,190	(2,664)
Cash flows from financing activities	(61)	(43)	3
Net cash provided by (used in) discontinued operations	$1	$(1)	$(65)

Sale of the Asset Management Business

On December 1, 2005, the Company completed the sale of substantially all of its Asset Management business to Legg Mason, Inc. (Legg Mason).

On January 31, 2006, the Company completed the sale of its Asset Management business within Bank Handlowy (an indirect banking subsidiary of Citigroup located in Poland) to Legg Mason. This transaction, which was originally part of the overall Asset Management business sold to Legg Mason on December 1, 2005, was postponed due to delays in obtaining local regulatory approval. A gain from this sale of $18 million after-tax and minority interest ($31 million pretax and minority interest) was recognized in the first quarter of 2006 in Discontinued operations.

During March 2006, the Company sold 10.3 million shares of Legg Mason stock through an underwritten public offering. The net sale proceeds of $1.258 billion resulted in a pretax gain of $24 million in ICG.

In September 2006, the Company received from Legg Mason the final closing adjustment payment related to this sale. This payment resulted in an additional after-tax gain of $51 million ($83 million pretax), recorded in Discontinued operations.

Sale of the Life Insurance and Annuities Business

On July 1, 2005, the Company completed the sale of Citigroup’s Travelers Life & Annuity and substantially all of Citigroup’s international insurance businesses to MetLife, Inc. (MetLife).

During the first quarter of 2006, $15 million of the total $657 million federal tax contingency reserve release was reported in Discontinued operations as it related to the Life Insurance and Annuities business sold to MetLife.

In July 2006, Citigroup recognized an $85 million after-tax gain from the sale of MetLife shares. This gain was reported in income from continuing operations in ICG.

In July 2006, the Company received the final closing adjustment payment related to this sale, resulting in an after-tax gain of $75 million ($115 million pretax), which was recorded in Discontinued operations.

In addition, during the third quarter of 2006, a release of $42 million of deferred tax liabilities was reported in Discontinued operations as it related to the Life Insurance & Annuities business sold to MetLife.

In December 2008, the Company fulfilled its previously agreed upon obligations with regard to its remaining 10% economic interest in the long-term care business that it had sold to the predecessor of Genworth Financial in 2000. Under the terms of the 2005 sales agreement of Citi’s Life Insurance and Annuities business to MetLife, Citi agreed to reimburse MetLife for certain liabilities related to the sale of the long-term-care business to Genworth’s predecessor. The assumption of the final 10% block by Genworth at December 31, 2008, resulted in a pretax loss of $50 million ($33 million after-tax), which has been reported in Discontinued operations.

Combined Results for Discontinued Operations

The following is summarized financial information for the German retail banking operations, CitiCapital, Life Insurance and Annuities business, Asset Management business, and TPC:

In millions of dollars	2008	2007	2006
Total revenues, net of interest expense	$7,810	$4,398	$3,507
Income from discontinued operations	$784	$1,053	$1,177
Gain on sale	3,139	—	219
Provision (benefit) for income taxes and minority interest, net of taxes	(79)	345	309
Income from discontinued operations, net of taxes	$4,002	$708	$1,087

Cash Flows from Discontinued Operations

In millions of dollars	2008	2007	2006
Cash flows from operating activities	$(7,859)	$12,248	$4,842
Cash flows from investing activities	15,590	(14,581)	(5,871)
Cash flows from financing activities	(8,108)	2,454	1,150
Net cash provided by (used in) discontinued operations	$(377)	$121	$121

4. BUSINESS SEGMENTS

Citigroup is a diversified bank holding company whose businesses provide a broad range of financial services to consumer and corporate customers around the world. The Company’s activities are conducted through the Regional Consumer Banking, Institutional Clients Group (ICG), Citi Holdings and Corporate/Other business segments.

The Regional Consumer Banking segment includes a global, full-service consumer franchise delivering a wide array of banking, credit card lending, insurance and investment services through a network of local branches, offices and electronic delivery systems.

The businesses included in the Company’s ICG segment provide corporations, governments, institutions and investors in approximately 100 countries with a broad range of banking and financial products and services.

The CitiHoldings segment is composed of the Brokerage and Asset Management, Local Consumer Lending and Special Asset Pool.

Corporate/Other includes net treasury results, unallocated corporate expenses, offsets to certain line-item reclassifications (eliminations), the results of discontinued operations and unallocated taxes.

The accounting policies of these reportable segments are the same as those disclosed in Note 1 to the Consolidated Financial Statements.

The following table presents certain information regarding the Company’s continuing operations by segment:

In millions of dollars, except	Revenues, net of interest expense (1)			Provision (benefit) for income taxes (2)			Income (loss) from continuing operations (1) (2) (3)			Identifiable assets at year end
identifiable assets in billions	2008	2007	2006	2008	2007	2006	2008	2007	2006	2008	2007
Regional Consumer Banking	$25,674	$26,643	$23,363	$136	$2,122	$2,039	$(3,140)	$5,589	$5,993	$199	$221
Institutional Clients Group	34,881	33,454	26,959	2,746	3,116	1,877	9,305	8,969	6,549	803	1,001
Subtotal Citicorp	60,555	60,097	50,322	2,882	5,238	3,916	6,165	14,558	12,542	1,002	1,222
Citi Holdings	(6,698)	19,513	37,922	(22,621)	(6,338)	4,716	(36,012)	(8,692)	9,440	715	888
Corporate/Other (4)	(2,258)	(2,310)	(1,917)	(587)	(1,446)	(883)	(2,182)	(2,674)	(1,242)	221	77
Total	$51,599	$77,300	$86,327	$(20,326)	$(2,546)	$7,749	$(32,029)	$3,192	$20,740	$1,938	$2,187

(1)

Includes Citicorp total revenues, net of interest expense, in North America of $20.9 billion, $20.4 billion and $19.6 billion; in EMEA of $11.5 billion, $12.3 billion and $9.9 billion; in Latin America of $12.6 billion, $12.6 billion and $9.7 billion; and in Asia of $15.5 billion, $14.7 billion and $11.2 billion in 2008, 2007 and 2006, respectively. Regional numbers exclude Citi Holdings and Corporate/Other, which largely operate within the U.S.

(2)	The effective tax rates for 2006 reflect the impact of the resolution of the Federal Tax Audit and the New York Tax Audits.
(3)

Includes pretax provisions (credits) for credit losses and for benefits and claims in the Regional Consumer Banking results of $6.1 billion, $3.3 billion and $1.6 billion; in the ICG results of $1.9 billion, $557 million and $260 million; and in the Citi Holdings results of $26.7 billion, $14.1 billion and $5.7 billion for 2008, 2007 and 2006, respectively.

(4)

Corporate/Other reflects the restructuring charge, net of changes in estimates, of $1.5 billion for 2007. Of this total charge, $724 million is attributable to Citicorp; $642 million to Citi Holdings; and $131 million to Corporate/Other. See Note 10 to the Consolidated Financial Statements for further discussion.

5. INTEREST REVENUE AND EXPENSE

For the years ended December 31, 2008, 2007 and 2006, respectively, interest revenue and expense consisted of the following:

In millions of dollars	2008	2007	2006
Interest revenue
Loan interest, including fees	$62,336	$63,201	$52,086
Deposits with banks	3,074	3,097	2,240
Federal funds sold and securities purchased under agreements to resell	9,150	18,341	14,199
Investments, including dividends	10,718	13,423	10,340
Trading account assets (2)	17,446	18,474	11,865
Other interest	3,775	4,811	2,881
Total interest revenue	$106,499	$121,347	$93,611
Interest expense
Deposits	$20,271	$28,402	$21,336
Federal funds purchased and securities loaned or sold under agreements to repurchase	11,265	23,003	17,448
Trading account liabilities (1)	1,257	1,420	1,119
Short-term borrowings	3,911	7,023	4,632
Long-term debt	16,046	16,110	11,148
Total interest expense	$52,750	$75,958	$55,683
Net interest revenue	$53,749	$45,389	$37,928
Provision for loan losses	33,674	$16,832	$6,320
Net interest revenue after provision for loan losses	$20,075	$28,557	$31,608

(1)	Interest expense on Trading account liabilities of ICG is reported as a reduction of interest revenue from Trading account assets.

6. COMMISSIONS AND FEES

Commissions and fees revenue includes charges to customers for credit and bank cards, including transaction-processing fees and annual fees; advisory and equity and debt underwriting services; lending and deposit-related transactions, such as loan commitments, standby letters of credit and other deposit and loan servicing activities; investment management-related fees, including brokerage services and custody and trust services; and insurance fees and commissions.

The following table presents commissions and fees revenue for the years ended December 31:

In millions of dollars	2008	2007	2006

Credit cards and bank cards	$4,517	$5,036	$5,191
Investment banking	2,284	5,228	4,093
Smith Barney	2,836	3,265	2,958
ICG trading-related	2,322	2,706	2,464
Transaction services	1,423	1,166	859
Other Consumer	1,211	649	279
Checking-related	1,134	1,108	911
Other ICG	747	295	243
Primerica	415	455	399
Loan servicing (1)	(1,731)	560	660
Corporate finance (2)	(4,876)	(667)	735
Other	84	267	58
Total commissions and fees	$10,366	$20,068	$18,850

(1)	Includes fair value adjustments on mortgage servicing assets. The mark-to-market on the underlying economic hedges of the MSRs is included in Other revenue.
(2)

Includes write-downs of approximately $4.9 billion in 2008 and $1.5 billion in 2007, net of underwriting fees, on funded and unfunded highly leveraged finance commitments, recorded at fair value and reported as loans held for sale in Other assets. Write-downs were recorded on all highly leveraged finance commitments where there was value impairment, regardless of funding date.

7. PRINCIPAL TRANSACTIONS

Principal transactions revenue consists of realized and unrealized gains and losses from trading activities. Trading activities include revenues from fixed income, equities, credit and commodities products, as well as foreign exchange transactions. Not included in the table below is the impact of net interest revenue related to trading activities, which is an integral part of trading activities’ profitability. The following table presents principal transactions revenue for the years ended December 31:

In millions of dollars	2008	2007	2006
Regional Consumer Banking	$149	$592	$519
Institutional Clients Group	6,498	6,324	5,626
Subtotal Citicorp	6,647	6,916	6,145
Local Consumer Lending	1,520	773	(20)
Brokerage & Asset Mgmt	(4,958)	172	314
Special Asset Pool	(26,714)	(20,719)	1,621
Subtotal Citi Holdings	(30,152)	(19,774)	1,915
Corporate/Other	904	511	(70)
Total Citigroup	$(22,601)	$(12,347)	$7,990

8. INCENTIVE PLANS

The Company has adopted a number of equity compensation plans under which it administers stock options, restricted or deferred stock and stock purchase programs. The award programs are used to attract, retain and motivate officers, employees and non-employee directors, to compensate them for their contributions to the Company, and to encourage employee stock ownership. The plans are administered by the Personnel and Compensation Committee of the Citigroup Board of Directors, which is composed entirely of independent non-employee directors. At December 31, 2008, approximately 142 million shares were authorized and available for grant under Citigroup’s stock incentive and stock purchase plans. In accordance with Citigroup practice, shares would be issued out of Treasury stock upon exercise or vesting.

The following table shows components of compensation expense relating to the Company’s stock-based compensation programs as recorded during 2008, 2007 and 2006:

In millions of dollars	2008	2007	2006
SFAS 123(R) charges for January 2006 awards to retirement-eligible employees	$—	$—	$648
SFAS 123(R) charges for estimated awards to retirement-eligible employees	110	467	824
Option expense	29	86	129
Amortization of MC LTIP awards (1)	18	18	—
Amortization of restricted and deferred stock awards (excluding MC LTIP) (2)	3,133	2,728	1,565
Total	$3,290	$3,299	$3,166

(1)	Management Committee Long-Term Incentive Plan (MC LTIP) was created in 2007.
(2)

Represents amortization of expense over the remaining life of all unvested restricted and deferred stock awards granted to all employees prior to 2006. The 2008, 2007 and 2006 periods also include amortization expense for all unvested awards to non-retirement-eligible employees on or after January 1, 2006. Amortization includes estimated forfeitures of awards.

STOCK AWARD PROGRAMS

The Company, primarily through its Capital Accumulation Program (CAP), issues shares of Citigroup common stock in the form of restricted or deferred stock to participating officers and employees. For all stock award programs, during the applicable vesting period, the shares awarded cannot be sold or transferred by the participant, and some or all of the shares awarded are subject to cancellation if the participant’s employment is terminated. After the award vests, the shares become freely transferable (subject to the stock ownership commitment of senior executives). From the date of the award, the recipient of a restricted stock award can direct the vote of the shares and receive dividend equivalents. Recipients of deferred stock awards receive dividend equivalents, but cannot vote shares until they have vested.

Stock awards granted in January 2008, 2007, 2006 and 2005 generally vest 25% per year over four years, except for awards to certain employees at Smith Barney that vest after two years and July 2007 Management Committee Long-Term Incentive Plan awards (further described below) that vest in January 2010. Stock awards granted in 2003 and 2004 generally vested after a two- or three-year vesting period. CAP participants in 2008, 2007, 2006 and 2005 could elect to receive all or part of their award in stock options. The figures presented in the stock option program tables include options granted under CAP. Unearned compensation expense associated with the stock awards represents the market value of Citigroup common stock at the date of grant and is recognized as a charge to income ratably over the full vesting period, except for those awards granted to retirement-eligible employees. As explained below, pursuant to SFAS 123(R), the charge to income for awards made to retirement-eligible employees is accelerated based on the dates the retirement rules are met.

CAP and certain other awards provide that participants who meet certain age and years of service conditions may continue to vest in all or a portion of the award without remaining employed by the Company during the entire vesting period, so long as they do not compete with Citigroup during that time. Beginning in 2006, awards to these retirement-eligible employees are recognized in the year prior to the grant in the same manner as cash incentive compensation is accrued. However, awards granted in January 2006 were required to be expensed in their entirety at the date of grant. Prior to 2006, all awards were recognized ratably over the stated vesting period. See Note 1 to the Consolidated Financial Statements for the impact of adopting SFAS 123(R).

From 2003 to 2007, Citigroup granted restricted or deferred shares annually under the Citigroup Ownership Program (COP) to eligible employees. This program replaced the WealthBuilder, CitiBuilder and Citigroup Ownership stock option programs. Under COP, eligible employees received either restricted or deferred shares of Citigroup common stock that vest after three years. The last award under this program was in 2007. Unearned compensation expense associated with the stock grants represents the market value of Citigroup common stock at the date of grant and is recognized as a charge to income ratably over the vesting period, except for those awards granted to retirement-eligible employees. The charge to income for awards made to retirement-eligible employees is accelerated based on the dates the retirement rules are met.

On July 17, 2007, the Personnel and Compensation Committee of Citigroup’s Board of Directors approved the Management Committee Long-Term Incentive Plan (MC LTIP), under the terms of the shareholder-approved 1999 Stock Incentive Plan. The MC LTIP provides members of the Citigroup Management Committee, including the CEO, CFO and the named executive officers in the Citigroup Proxy Statement, an opportunity to earn stock awards based on Citigroup’s performance. Each participant received an equity award that will be earned based on Citigroup’s performance for the period from July 1, 2007 to December 31, 2009. Three periods will be measured for performance (July 1, 2007 to December 31, 2007, full year 2008 and full year 2009). The ultimate value of the award will be based on Citigroup’s performance in each of these periods with respect to (1) total shareholder return versus Citigroup’s current key competitors and (2) publicly stated return on equity (ROE) targets measured at the end of each calendar year. If, in any of the three performance periods, Citigroup’s total shareholder return does not exceed the median performance of the peer group, the participants will not receive award shares for that period. The awards will generally vest after 30 months. In order to receive the shares, a participant generally must be a Citigroup employee on January 5, 2010. The final expense for each of the three calendar years will be adjusted based on the results of the ROE tests. No awards were earned for 2008 or 2007 because performance targets were not met. No new awards were made under the MC LTIP since the initial award in July 2007.

On January 22, 2008, special retention stock awards were made to key senior executive officers and certain other members of senior management. The awards vest ratably over two- or four-year periods. Executives must remain employed through the vesting dates to receive the shares awarded, except in cases of death, disability, or involuntary termination other than for gross misconduct. Unlike CAP, post-employment vesting is not provided for participants who meet specified age and years of service conditions. Shares subject to some of the awards are exempted from the stock ownership commitment.

A summary of the status of Citigroup’s unvested stock awards as of December 31, 2008, and changes during the 12 months ended December 31, 2008, is presented below:

Unvested stock awards	Shares	Weighted average grant date fair value
Unvested at January 1, 2008	153,207,132	$50.70
Awards	149,140,314	$26.04
Cancellations	(20,945,018)	$42.92
Deletions	(1,968,824)	$25.94
Vestings (1)	(53,222,745)	$47.06
Unvested at December 31, 2008	226,210,859	$36.23

(1)	The weighted average market value of the vestings during 2008 was approximately $22.31 per share.

As of December 31, 2008, there was $3.3 billion of total unrecognized compensation cost related to unvested stock awards net of the forfeiture provision. That cost is expected to be recognized over a weighted-average period of 2.6 years.

Stock Option Programs

The Company has a number of stock option programs for its non-employee directors, officers and employees. Generally, in 2008, 2007, 2006 and 2005, stock options were granted only to CAP participants who elected to receive stock options in lieu of restricted or deferred stock awards, and to non-employee directors who elected to receive their compensation in the form of a stock option grant. Occasionally, stock options also may be granted as sign-on awards. All stock options are granted on Citigroup common stock with exercise prices that are no less than the fair market value at the time of grant. Generally, options granted from 2003 through 2008 have six-year terms, but there have been grants with terms of up to 10 years. Options granted from January 2003 through 2008 typically vest ratably over three- or four-year periods; however, directors’ options cliff vest after two years, and vesting schedules for sign-on grants may vary. Options granted in 2004 and 2003 typically vest in thirds each year over three years (with the first vesting date occurring 17 months after the grant date), and had 10-year terms. The sale of shares acquired through the exercise of employee stock options granted since January 2003 is restricted for a two-year period (and may be subject to the stock ownership commitment of senior executives thereafter). Prior to 2003, Citigroup options, including options granted since the date of the merger of Citicorp and Travelers Group, Inc., generally vested at a rate of 20% per year over five years (with the first vesting date occurring 12 to 18 months following the grant date) and had 10-year terms. Certain options, mostly granted prior to January 1, 2003, permit an employee exercising an option under certain conditions to be granted new options (reload options) in an amount equal to the number of common shares used to satisfy the exercise price and the withholding taxes due upon exercise. The reload options are granted for the remaining term of the related original option and vest after six months. Reload options may in turn be exercised using the reload method, given certain conditions. An option may not be exercised using the reload method unless the market price on the date of exercise is at least 20% greater than the option exercise price.

To further encourage employee stock ownership, the Company’s eligible employees participated in WealthBuilder, CitiBuilder, or the Citigroup Ownership Program. Options granted under the WealthBuilder and the Citigroup Ownership programs vest over a five-year period, and options granted under the CitiBuilder program vest after five years. These options did not have a reload feature. Options have not been granted under these programs since 2002.

On January 22, 2008, Vikram Pandit, CEO, was awarded stock options to purchase three million shares of common stock. The options vest 25% per year beginning on the first anniversary of the grant date and expire on the tenth anniversary of the grant date. One-third of the options have an exercise price equal to the NYSE closing price of Citigroup stock on the grant date ($24.40), one-third have an exercise price equal to a 25% premium over the grant date closing price ($30.50), and one-third have an exercise price equal to a 50% premium over the grant date closing price ($36.60). The first installment of these options vested on January 22, 2009. These options do not have a reload feature.

Information with respect to stock option activity under Citigroup stock option plans for the years ended December 31, 2008, 2007 and 2006 is as follows:

	2008			2007			2006
	Options	Weighted average exercise price	Intrinsic value per share	Options	Weighted average exercise price	Intrinsic value per share	Options	Weighted average exercise price	Intrinsic value per share
Outstanding, beginning of period	172,767,122	$43.08	$—	212,067,917	$41.87	$13.83	277,255,935	$40.27	$8.26
Granted—original	18,140,448	$24.70	—	2,178,136	$54.21	—	3,259,547	$48.87	—
Granted—reload	15,984	$28.05	—	3,093,370	$52.66	—	12,530,318	$52.30	—
Forfeited or exchanged	(24,080,659)	$42.19	—	(8,796,402)	$46.26	1.52	(14,123,110)	$45.57	3.36
Expired	(20,441,584)	$38.88	—	(843,256)	$43.40	4.38	(2,021,955)	$44.87	4.06
Exercised	(2,540,654)	$22.36	—	(34,932,643)	$36.62	11.16	(64,832,818)	$36.37	12.56
Outstanding, end of period	143,860,657	$41.84	$—	172,767,122	$43.08	$—	212,067,917	$41.87	$13.83
Exercisable at end of period	123,654,795			165,024,814			179,424,900

The following table summarizes the information about stock options outstanding under Citigroup stock option plans at December 31, 2008:

	Options outstanding			Options exercisable
Range of exercise prices	Number outstanding	Weighted average contractual life remaining	Weighted average exercise price	Number exercisable	Weighted average exercise price
$7.77–$9.99	1,627	2.6 years	$7.77	1,627	$7.77
$10.00–$19.99	2,263,074	7.0 years	$17.54	97,985	$14.27
$20.00–$29.99	13,592,346	5.2 years	$24.61	1,006,628	$25.48
$30.00–$39.99	27,325,170	1.6 years	$33.11	25,200,815	$33.07
$40.00–$49.99	86,577,676	2.0 years	$46.26	84,779,475	$46.22
$50.00–$56.83	14,100,764	2.2 years	$52.59	12,568,265	$52.38
	143,860,657	2.3 years	$41.84	123,654,795	$43.97

As of December 31, 2008, there was $45.8 million of total unrecognized compensation cost related to stock options; this cost is expected to be recognized over a weighted average period of 1.9 years.

Fair Value Assumptions

SFAS 123(R) requires that reload options be treated as separate grants from the related original grants. Pursuant to the terms of currently outstanding reloadable options, upon exercise of an option, if employees use previously owned shares to pay the exercise price and surrender shares otherwise to be received for related tax withholding, they will receive a reload option covering the same number of shares used for such purposes, but only if the market price on the date of exercise is at least 20% greater than the option exercise price. Reload options vest after six months and carry the same expiration date as the option that gave rise to the reload grant. The exercise price of a reload grant is the fair market value of Citigroup common stock on the date the underlying option is exercised. Reload options are intended to encourage employees to exercise options at an earlier date and to retain the shares acquired. The result of this program is that employees generally will exercise options as soon as they are able and, therefore, these options have shorter expected lives. Shorter option lives result in lower valuations. However, such values are expensed more quickly due to the shorter vesting period of reload options. In addition, since reload options are treated as separate grants, the existence of the reload feature results in a greater number of options being valued. Shares received through option exercises under the reload program, as well as certain other options, are subject to restrictions on sale.

Additional valuation and related assumption information for Citigroup option plans is presented below. Citigroup uses a lattice-type model to value stock options.

For options granted during	2008	2007	2006
Weighted average per share fair value, at December 31	$3.62	$6.52	$6.59
Weighted averaged expected life
Original grants	5.00 yrs.	4.66 yrs.	4.57 yrs.
Reload grants	1.04 yrs.	1.86 yrs.	2.56 yrs.
Valuation assumptions
Expected volatility	25.11%	19.21%	20.15%
Risk-free interest rate	2.76%	4.79%	4.60%
Expected dividend yield	4.53%	4.03%	3.95%
Expected annual forfeitures
Original and reload grants	7%	7%	7%

9. RETIREMENT BENEFITS

The Company has several non-contributory defined benefit pension plans covering substantially all U.S. employees in 2008 and has various defined benefit pension and termination indemnity plans covering employees outside the United States. The U.S. qualified defined benefit plan provides benefits under a cash balance formula. However, employees satisfying certain age and service requirements remain covered by a prior final average pay formula under that plan. Effective January 1, 2008, the U.S. qualified pension plan was frozen. Accordingly, no additional compensation-based contributions were credited to the cash balance plan for existing plan participants. However, employees still covered under the prior final pay plan will continue to accrue benefits. The Company also offers postretirement health care and life insurance benefits to certain eligible U.S. retired employees, as well as to certain eligible employees outside the United States.

The following tables summarize the components of net (benefit) expense recognized in the Consolidated Statement of Income and the funded status and amounts recognized in the Consolidated Balance Sheet for the Company’s U.S. qualified pension plan, postretirement plans and plans outside the United States. The Company uses a December 31 measurement date for the U.S. plans as well as the plans outside the United States.

Net (Benefit) Expense

	Pension plans						Postretirement benefit plans
	U.S. plans (1)			Non-U.S. plans			U.S. plans			Non-U.S. plans
In millions of dollars	2008	2007	2006	2008	2007	2006	2008	2007	2006	2008	2007	2006
Benefits earned during the year	$23	$301	$260	$201	$202	$164	$1	$1	$2	$36	$27	$21
Interest cost on benefit obligation	674	641	630	354	318	274	62	59	61	96	75	65
Expected return on plan assets	(949)	(889)	(845)	(487)	(477)	(384)	(12)	(12)	(13)	(109)	(103)	(78)
Amortization of unrecognized:
Net transition obligation	—	—	—	1	2	2	—	—	—	—	—	—
Prior service cost (benefit)	(2)	(3)	(19)	4	3	1	—	(3)	(4)	—	—	1
Net actuarial loss	—	84	185	24	39	51	4	3	8	21	13	8
Curtailment (gain) loss (2)(3)	56	—	(80)	108	36	7	16	9	—	—	—	—
Net (benefit) expense	$(198)	$134	$131	$205	$123	$115	$71	$57	$54	$44	$12	$17

(1)	The U.S. plans exclude nonqualified pension plans, for which the net expense was $38 million in 2008, $45 million in 2007 and $51 million in 2006.
(2)

In 2008, the Company recognized a net curtailment loss resulting from accelerated expected payment of benefits following restructuring actions. Restructuring charges for the pension plans include $23 million for the U.S. plans and $22 million for the non-U.S. plans. Restructuring charges for the postretirement plans include $6 million for U.S. plans. In 2007, the Company recognized a net curtailment loss primarily resulting from accelerated vesting of benefits under reorganization actions outside the U.S. In 2006, the Company recognized a curtailment gain resulting from the January 1, 2008 freeze of the U.S. qualified pension plan.

(3)	The 2008 curtailment loss in the non-U.S pension plans includes $71 million reported under Discontinued operations reflecting the sale of Citigroup’s German retail banking operations to Credit Mutuel.

The estimated net actuarial loss, prior service cost and net transition obligation that will be amortized from Accumulated other comprehensive income (loss) into net expense in 2009 are approximately $68 million, $2 million and $(1) million, respectively, for defined benefit pension plans. For postretirement plans, the estimated 2009 net actuarial loss and service cost are approximately $21 million and $(1) million, respectively.

Net Amount Recognized

	Pension plans				Postretirement benefit plans
	U.S. plans (1)		Non-U.S. plans		U.S. plans		Non-U.S. plans
In millions of dollars	2008	2007	2008	2007	2008	2007	2008	2007
Change in projected benefit obligation
Projected benefit obligation at beginning of year	$11,029	$11,109	$6,007	$5,363	$1,042	$1,101	$1,193	$825
Benefits earned during the year	23	301	201	202	1	1	36	27
Interest cost on benefit obligation	674	641	354	318	62	59	96	75
Plan amendments	—	—	2	12	—	3		—
Actuarial loss (gain)	(167)	(439)	(625)	(28)	1	(67)	(79)	296
Benefits paid	(607)	(583)	(282)	(269)	(72)	(75)	(41)	(39)
Expected Medicare Part D subsidy	—	—	—	—	11	11	—	—
Acquisitions (2)	—	—	206	156	—	—	—	—
Divestitures	—	—	(380)	—	—	—	—	—
Settlements	—	—	(65)	(21)	—	—	—	—
Curtailments (3)	58	—	3	25	17	9	(2)	—
Foreign exchange impact	—	—	(858)	249	—	—	(266)	9
Projected benefit obligation at year end	$11,010	$11,029	$4,563	$6,007	1,062	$1,042	$937	$1,193
Change in plan assets
Plan assets at fair value at beginning of year	$12,840	$11,932	$6,629	$5,906	$191	$175	$1,008	$984
Actual return on plan assets	(730)	1,476	(883)	432	(7)	22	(182)	66
Company contributions (4)	13	15	286	223	31	69	72	3
Employee contributions	—	—	6	8	—	—		—
Acquisitions (5)	—	—	165	90	—	—		—
Divestitures	—	—	(380)	—	—	—		—
Settlements	—	—	(57)	(21)	—	—		—
Benefits paid	(607)	(583)	(282)	(269)	(72)	(75)	(42)	(39)
Foreign exchange impact	—	—	(948)	260	—	—	(185)	(6)
Plan assets at fair value at year end	$11,516	$12,840	$4,536	$6,629	$143	$191	$671	$1,008
Funded status of the plan at year end	$506	$1,811	$(27)	$622	$(919)	$(851)	$(266)	$(185)
Net amount recognized
Benefit asset	$506	$1,811	$511	$1,061	$—	$—	$—	$34
Benefit liability	—	—	(538)	(439)	(919)	(851)	(266)	(219)
Net amount recognized on the balance sheet	$506	$1,811	$(27)	$622	$(919)	$(851)	$(266)	$(185)
Amounts recognized in Accumulated other comprehensive income (loss):
Net transition obligation	$—	$—	$(5)	$8	$—	$—	$1	$2
Prior service cost (benefit)	(4)	(7)	29	30	(10)	(11)	(1)	(1)
Net actuarial loss	1,978	467	1,219	786	41	23	442	374
Net amount recognized in equity—pretax	$1,974	$460	$1,243	$824	$31	$12	$442	$375
Accumulated benefit obligation at year end	$10,937	$10,960	$4,145	$5,403	$1,062	$1,042	$937	$1,193

(1)

The U.S. plans exclude nonqualified pension plans, for which the aggregate projected benefit obligation was $586 million and $611 million and the aggregate accumulated benefit obligation was $580 million and $604 million at December 31, 2008 and 2007, respectively. These plans are unfunded. As such, the funded status of these plans is $(586) million and $(611) million at December 31, 2008 and 2007, respectively. Accumulated other comprehensive income (loss) reflects pretax charges of $72 million and $85 million at December 31, 2008 and 2007, respectively, that primarily relate to net actuarial loss.

(2)	Acquisitions in the non-U.S pension plans include $29 million of projected benefit obligations from newly material plans.
(3)	Changes in projected benefit obligation due to curtailments in the non-U.S. pension plans in 2008 include $(9) million in curtailment gains and $12 million in special termination costs.
(4)

Company contributions to the U.S. pension plan include $13 million and $15 million during 2008 and 2007, respectively, relating to certain investment advisory fees and administrative costs that were absorbed by the Company. Company contributions to the non-U.S. pension plans include $55 million and $47 million of benefits directly paid by the Company during 2008 and 2007, respectively.

(5)	Acquisitions in the non-U.S pension plans include $10 million of plan assets from newly material plans.

The following table shows the change in Accumulated other comprehensive income (loss) for the years ended December 31, 2008 and 2007:

In millions of dollars	2008	2007	Change
Other assets
Prepaid benefit cost	$1,017	$2,906	$(1,889)
Other liabilities
Accrued benefit liability	2,309	2,120	189
Funded status	$(1,292)	$786	$(2,078)
Deferred taxes, net	1,594	676	918
Amortization and other			(259)
Change in Accumulated other comprehensive income (loss) (1)			$(1,419)

(1)	Primarily related to changes in net actuarial gain/loss of the Company’s pension and postretirement plans

At the end of 2008 and 2007, for both qualified and nonqualified plans and for both funded and unfunded plans, the aggregate projected benefit obligation (PBO), the aggregate accumulated benefit obligation (ABO), and the aggregate fair value of plan assets for pension plans with a projected benefit obligation in excess of plan assets, and pension plans with an accumulated benefit obligation in excess of plan assets, were as follows:

	PBO exceeds fair value of plan assets				ABO exceeds fair value of plan assets
	U.S. plans		Non-U.S. plans		U.S. plans		Non-U.S. plans
In millions of dollars	2008	2007	2008	2007	2008	2007	2008	2007
Projected benefit obligation	$586	$611	$1,866	$944	$586	$611	$1,374	$804
Accumulated benefit obligation	580	604	1,640	749	580	604	1,231	668
Fair value of plan assets	—	—	1,328	505	—	—	875	396

Combined plan assets for the U.S. and non-U.S. pension plans, excluding U.S. nonqualified plans, exceeded the accumulated benefit obligations by $1.0 billion and $3.1 billion at December 31, 2008 and December 31, 2007, respectively.

Assumptions

The discount rate and future rate of compensation assumptions used in determining pension and postretirement benefit obligations and net benefit expense for the Company’s plans are shown in the following table:

At year end	2008	2007
Discount rate
U.S. plans (1)
Pension	6.1%	6.2%
Postretirement	6.0	6.0
Non-U.S. plans
Range (2)	1.75 to 17.0	2.0 to 10.25
Weighted average	6.6	6.2
Future compensation increase rate
U.S. plans (3)	3.0	3.0
Non-U.S. plans
Range (2)	1.0 to 11.5	3.0 to 8.25
Weighted average	4.5	4.4

During the year	2008	2007
Discount rate
U.S. plans (1)
Pension	6.2%	5.9%
Postretirement	6.0	5.7
Non-U.S. plans
Range	2.0 to 10.25	2.25 to 11.0
Weighted average	6.2	6.5
Future compensation increase rate
U.S. plans (3)	3.0	4.0
Non-U.S. plans
Range (4)	1.0 to 8.25	1.0 to 10.0
Weighted average	4.4	4.3

(1)	Weighted average rates for the U.S. plans equal the stated rates.
(2)

At December 31, 2008, the range includes plans in countries that were not reported earlier due to immateriality. Discount rates for the same group of countries as of December 31, 2007 were 2.0% to 13.0%. Future compensation increase rates for the same group of countries as of December 31, 2007 was 1.5% to 9.0%.

(3)

Effective January 1, 2008, the U.S. qualified pension plan was frozen. Only the future compensation increases for the grandfathered employees will affect future pension expense and obligations. Future compensation increase rates for small groups of employees were 4.0% or 6.0%.

(4)	Future compensation increase rate for the non-U.S plans differs from the year end 2007 rates due to inclusion of newly material plans in 2008.

A one-percentage-point change in the discount rates would have the following effects on pension expense:

	One-percentage- point increase			One-percentage- point decrease
In millions of dollars	2008	2007	2006	2008	2007	2006
Effect on pension expense for U.S. plans (1)	$36	$25	$(100)	$(24)	$(5)	$120
Effect on pension expense for non-U.S. plans	(58)	(59)	(52)	94	80	72

(1)

Due to the freeze of the U.S. qualified pension plan commencing January 1, 2008, the majority of the prospective service cost has been eliminated and the gain/loss amortization period was changed to the life expectancy for inactive participants. As a result, pension expense for the U.S. qualified pension plan is driven more by interest costs than service costs, and an increase in the discount rate would increase pension expense, while a decrease in the discount rate would decrease pension expense.

Assumed health care cost trend rates were as follows:

	2008	2007
Health care cost increase rate—U.S. plans
Following year	7.5%	8.0%
Ultimate rate to which cost increase is assumed to decline	5.0%	5.0%
Year in which the ultimate rate is reached	2014	2014

A one-percentage-point change in assumed health care cost trend rates would have the following effects:

	One-percentage- point increase		One-percentage- point decrease
In millions of dollars	2008	2007	2008	2007
Effect on benefits earned and interest cost for U.S. plans	$3	$3	$(2)	$(3)
Effect on accumulated postretirement benefit obligation for U.S. plans	47	50	(41)	(44)

Citigroup considers the expected rate of return to be a longer-term assessment of return expectations, based on each plan’s expected asset allocation, and does not anticipate changing this assumption annually unless there are significant changes in economic conditions or portfolio composition. Market performance over a number of earlier years is evaluated covering a wide range of economic conditions to determine whether there are sound reasons for projecting forward any past trends.

The expected long-term rates of return on assets used in determining the Company’s pension expense are shown below:

	2008	2007
Rate of return on assets
U.S. plans (1)	8.0%	8.0%
Non-U.S. plans
Range	3.14 to 12.5%	3.25 to 12.5%
Weighted average	7.62%	8.0%

(1)	Weighted average rates for the U.S. plans equal the stated rates. As of December 31, 2008, the Company lowered its expected rate of return to 7.75%.

A one-percentage-point change in the expected rates of return would have the following effects on pension expense:

	One-percentage- point increase			One-percentage- point decrease
In millions of dollars	2008	2007	2006	2008	2007	2006
Effect on pension expense for U.S. plans	$(118)	$(118)	$(110)	$118	$118	$110
Effect on pension expense for non-U.S. plans	(66)	(59)	(61)	66	59	61

Plan Assets

Citigroup’s pension and postretirement plans’ asset allocations for the U.S. plans at the end of 2008 and 2007, and the target allocations for 2009 by asset category based on asset fair values, are as follows:

	Target asset allocation	U.S. pension assets at December 31		U.S. postretirement assets at December 31
Asset category	2009	2008	2007	2008	2007
Equity securities (1)	3 to 38%	6%	27%	6%	27%
Debt securities	25 to 62	42	17	42	17
Real estate	3 to 8	6	6	6	6
Private equity	0 to 15	17	15	17	15
Other investments	12 to 32	29	35	29	35
Total		100%	100%	100%	100%

(1)   Equity securities in the U.S. pension plans include no Citigroup common stock at the end of 2008. In January 2007, the U.S. pension plans sold all the Citigroup common stock it held (approximately $137.2 million) to the Company at its fair value.

Third-party investment managers and affiliated advisors provide their respective services to Citigroup’s U.S. pension plans. Assets are rebalanced as the plan investment committee deems appropriate. Citigroup’s investment strategy with respect to its pension assets is to maintain a globally diversified investment portfolio across several asset classes targeting an annual rate of return of 7.75% that, when combined with Citigroup’s contributions to the plans, will maintain the plans’ ability to meet all required benefit obligations.

Citigroup’s pension and postretirement plans’ weighted average asset allocations for the non-U.S. plans and the actual ranges at the end of 2008 and 2007, and the weighted average target allocations for 2009 by asset category based on asset fair values, are as follows:

	Non-U.S. pension plans
	Weighted average
	Target asset allocation	Actual range at December 31		Weighted average at December 31
Asset category	2009	2008	2007	2008	2007
Equity securities	37.61%	0.0 to 56.8%	0.0 to 75.1%	34.4%	56.2%
Debt securities	53.95	0.0 to 85.5	0.0 to 100	55.4	37.8
Real estate	0.75	0.0 to 40.1	0.0 to 35.9	0.6	0.5
Other investments	7.69	0.0 to 100	0.0 to 100	9.6	5.5
Total	100%			100%	100%

	Non-U.S. postretirement plans
	Weighted average
	Target asset allocation	Actual range at December 31		Weighted average at December 31
Asset category	2009	2008	2007	2008	2007
Equity securities	39.34%	0.0 to 53.18%	0.0 to 58.4%	52.26%	57.4%
Debt securities	36.13	36.11 to 100	41.6 to 100	37.21	42.6
Real estate	—	—	—	—	—
Other investments	24.53	0.0 to 10.71	—	10.53	—
Total	100%			100%	100%

Citigroup’s global pension and postretirement funds’ investment strategies are to invest in a prudent manner for the exclusive purpose of providing benefits to participants. The investment strategies are targeted to produce a total return that, when combined with Citigroup’s contributions to the funds, will maintain the funds’ ability to meet all required benefit obligations. Risk is controlled through diversification of asset types and investments in domestic and international equities, fixed income securities and cash. The target asset allocation in most locations outside the U.S. is to have the majority of the assets in either equity or debt securities. These allocations may vary by geographic region and country depending on the nature of applicable obligations and various other regional considerations. The wide variation in the actual range of plan asset allocations for the funded non-U.S. plans is a result of differing local statutory requirements and economic conditions. For example, in certain countries local law requires that all pension plan assets must be invested in fixed income investments, government funds, or local country securities.

Contributions

Citigroup’s pension funding policy for U.S. plans and non-U.S. plans is generally to fund to applicable minimum funding requirements rather than to the amounts of accumulated benefit obligations. For the U.S. plans, the Company may increase its contributions above the minimum required contribution under ERISA, if appropriate to its tax and cash position and the plans’ funded position. For the U.S. pension plans, at December 31, 2008, there were no minimum required cash contributions and no discretionary or non-cash contributions are currently planned. For the non-U.S. pension plans, discretionary cash contributions in 2009 are anticipated to be approximately $167 million. In addition, the Company expects to contribute $27 million of benefits to be directly paid by the Company for its unfunded non-U.S. pension and postretirement plans. For the U.S. postretirement benefit plans, there are no expected or required contributions for 2009. For the non-U.S. postretirement benefit plans, expected cash contributions for 2009 are $91 million including $3 million of benefits to be directly paid by the Company. These estimates are subject to change, since contribution decisions are affected by various factors, such as market performance and regulatory requirements; in addition, management has the ability to change funding policy.

Estimated Future Benefit Payments

The Company expects to pay the following estimated benefit payments in future years:

	U.S. plans	Non-U.S. plans
In millions of dollars	Pension benefits	Pension benefits	Postretirement benefits
2009	$740	$276	$37
2010	745	258	39
2011	752	275	41
2012	769	284	44
2013	789	288	47
2014–2018	4,148	1,680	291

Prescription Drugs

In December 2003, the Medicare Prescription Drug, Improvement and Modernization Act of 2003 (the “Act of 2003”) was enacted. The Act of 2003 established a prescription drug benefit under Medicare known as “Medicare Part D,” and a federal subsidy to sponsors of U.S. retiree health care benefit plans that provide a benefit that is at least actuarially equivalent to Medicare Part D. The benefits provided to certain participants are at least actuarially equivalent to Medicare Part D and, accordingly, the Company is entitled to a subsidy.

The expected subsidy reduced the accumulated postretirement benefit obligation (APBO) by approximately $142 million and $141 million as of January 1, 2008 and 2007, respectively, and the 2008 and 2007 postretirement expense by approximately $17 million and $18 million, respectively, for all of the U.S. postretirement welfare plans for 2008 and 2007.

The following table shows the estimated future benefit payments without the effect of the subsidy and the amounts of the expected subsidy in future years:

	Expected U.S. postretirement benefit payments
In millions of dollars	Before Medicare Part D subsidy	Medicare Part D subsidy
2009	$105	$11
2010	107	12
2011	107	12
2012	107	13
2013	105	13
2014–2018	490	68

Citigroup 401(k)

Under the Citigroup 401(k) plan, a defined contribution plan, eligible U.S. employees receive matching contributions up to 6% of their compensation, subject to statutory limits. The matching contribution is invested according to participants’ individual elections. Additionally, for eligible employees whose compensation is $100,000 or less, a fixed contribution of up to 2% of compensation is provided. This fixed contribution is invested initially in the Citigroup common stock fund. Employees are free to transfer to alternative plan investments immediately.

The pretax expense associated with this plan amounted to approximately $580 million in 2008, $81 million in 2007, and $77 million in 2006. The increase in expense from 2007 to 2008 reflects the redesign of retirement programs effective January 1, 2008. The redesign provides for a significantly enhanced 401(k) company contribution offset by the elimination of future accruals under the Citigroup U.S. Pension Plan.

10. RESTRUCTURING

In the fourth quarter of 2008, Citigroup recorded a pretax restructuring expense of $1.581 billion pre-tax related to the implementation of a Company-wide re-engineering plan. This initiative will generate headcount reductions of approximately 20,600. The charges related to the 2008 Re-engineering Projects Restructuring Initiative are reported in the Restructuring line on the Company’s Consolidated Statement of Income and are recorded in each segment.

In 2007, the Company completed a review of its structural expense base in a Company-wide effort to create a more streamlined organization, reduce expense growth, and provide investment funds for future growth initiatives. As a result of this review, a pretax restructuring charge of $1.4 billion was recorded in Corporate/Other during the first quarter of 2007. Additional net charges of $151 million were recognized in subsequent quarters throughout 2007 and a net release of $31 million in 2008 due to a change in estimates. The charges related to the 2007 Structural Expense Review Restructuring Initiative are reported in the Restructuring line on the Company’s Consolidated Statement of Income.

The primary goals of the 2007 Structural Expense Review and Restructuring, and the 2008 Re-engineering Projects and Restructuring Initiatives were:

•  eliminate layers of management/improve workforce management;

•  consolidate certain back-office, middle-office and corporate functions;

•  increase the use of shared services;

•  expand centralized procurement; and

•  continue to rationalize operational spending on technology.

The implementation of these restructuring initiatives also caused certain related premises and equipment assets to become redundant. The remaining depreciable lives of these assets were shortened, and accelerated depreciation charges began in the second quarter of 2007 and fourth quarter of 2008 for the 2007 and 2008 initiatives, respectively, in addition to normal scheduled depreciation.

The following tables detail the Company’s restructuring reserves.

2008 Re-engineering Projects Restructuring Charges

	Severance		Contract termination	Asset write-	Employee termination	Total
In millions of dollars	SFAS 112 (1)	SFAS 146 (2)	Costs	downs (3)	cost	Citigroup (4)
Total Citigroup (pretax)
Original restructuring charge	$1,254	$79	$55	$123	$19	$1,530
Utilization	(114)	(3)	(2)	(100)	—	(219)
Balance at December 31, 2008	$1,140	$76	$53	$23	$19	$1,311

2007 Structural Expense Review Restructuring Charges

	Severance		Contract termination	Asset write-	Employee termination	Total
In millions of dollars	SFAS 112 (1)	SFAS 146 (2)	Costs	downs (3)	cost	Citigroup
Total Citigroup (pretax)
Original restructuring charge	$950	$11	$25	$352	$39	$1,377
Additional charge	$42	$96	$29	$27	$11	$205
Foreign exchange	19	—	2	—	—	21
Utilization	(547)	(75)	(28)	(363)	(33)	(1,046)
Changes in estimates	(39)	—	(6)	(1)	(8)	(54)
Balance at December 31, 2007	$425	$32	$22	$15	$9	$503
Additional charge	$10	$14	$43	$6	$—	$73
Foreign exchange	(11)	—	(4)	—	—	(15)
Utilization	(288)	(34)	(22)	(7)	(6)	(357)
Changes in estimates	(93)	(2)	(2)	(4)	(3)	(104)
Balance at December 31, 2008	$43	$10	$37	$10	$—	$100

(1)   Accounted for in accordance with SFAS No. 112, Employer’s Accounting for Post Employment Benefits (SFAS 112).

(2)   Accounted for in accordance with SFAS No. 146, Accounting for Costs Associated with Exit or Disposal Activities (SFAS 146).

(3)   Accounted for in accordance with SFAS No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets (SFAS 144).

(4)   Total Citigroup charge in the table above does not include a $51 million one-time pension curtailment charge related to this restructuring initiative, which is recorded as part of the Company’s Restructuring charge in the Consolidated Statement of Income.

The total balance as of December 31, 2008, the gross restructuring charges for the year then ended and the cumulative net restructuring expense incurred to date for the 2007 restructuring initiative are presented below by business segment. These net charges were included in the Corporate/Other segment because this company-wide restructuring was a corporate initiative.

2007 Structural Expense Review

In millions of dollars	Total restructuring reserve balance as of December 31, 2008	Total restructuring charges for the year ended December 31, 2008	Total restructuring charges since inception (1)
Citicorp	$36	$18	$724
Citi Holdings	46	30	642
Corporate/Other	18	25	131
Total Citigroup (pretax)	$100	$73	$1,497

(1)   Amounts shown net of $158 million related to changes in estimates recorded during the fourth quarter of 2007 and second, third, and fourth quarters of 2008.

The total restructuring reserve balance and total charges as of December 31, 2008 related to the 2008 Re-engineering Projects Restructuring Initiatives are presented below by business segment in the following table. These charges are reported in the Restructuring line on the Company’s Consolidated Statement of Income and are recorded in each segment.

2008 Re-engineering Projects

	For the year ended December 31, 2008
In millions of dollars	Total restructuring reserve balance as of December 31, 2008	Total restructuring charges (1)
Citicorp	$789	$890
Citi Holdings	184	267
Corporate/Other	338	373
Total Citigroup (pretax)	$1,311	$1,530

(1)   Represents the total charges incurred since inception and excludes pension curtailment charges of $51 million recorded during the fourth quarter of 2008.

11. INCOME TAXES

In millions of dollars	2008	2007	2006
Current
Federal	$(4,582)	$(2,260)	$3,703
Foreign	4,762	3,566	3,766
State	29	75	178
Total current income taxes	$209	$1,381	$7,647
Deferred
Federal	$(16,583)	$(2,109)	$(552)
Foreign	(1,794)	(1,042)	490
State	(2,158)	(776)	164
Total deferred income taxes	$(20,535)	$(3,927)	$102

Provision (benefit) for income tax on continuing operations before noncontrolling interests (1)	$(20,326)	$(2,546)	$7,749
Provision (benefit) for income taxes on discontinued operations	(79)	345	306
Provision (benefit) for income taxes on cumulative effect of accounting changes	—	(109)	—
Income tax expense (benefit) reported in stockholders’ equity related to:
Foreign currency translation	(2,116)	565	52
Securities available-for-sale	(5,468)	(759)	271
Employee stock plans	449	(410)	(607)
Cash flow hedges	(1,354)	(1,705)	(406)
Pension liability adjustments	(918)	426	(1,033)
Income taxes before noncontrolling interests	$(29,812)	$(4,193)	$6,332

(1)   Includes the effect of securities transactions resulting in a (benefit) provision of $(721) million in 2008, $409 million in 2007 and $627 million in 2006.

The reconciliation of the federal statutory income tax rate to the Company’s effective income tax rate applicable to income from continuing operations (before noncontrolling interests and the cumulative effect of accounting changes) for the years ended December 31 was as follows:

	2008	2007	2006
Federal statutory rate	35.0%	35.0%	35.0%
State income taxes, net of federal benefit	2.6	(70.2)	1.6
Foreign income tax rate differential	1.2	(216.5)	(4.3)
Audit settlements (1)	—	—	(2.9)
Goodwill	(2.2)	0.6	—
Tax advantaged investments	1.7	(100.6)	(1.8)
Other, net	0.5	(41.2)	(0.4)
Effective income tax rate (2)	38.8%	(392.9)%	27.2%

(1)   For 2006, relates to the resolution of the Federal and New York tax audits.

(2)   The Company recorded an income tax benefit for 2007. The effective tax rate (benefit) of (393)% primarily resulted from pretax losses in the Company’s ICG and N.A. Regional Consumer Banking businesses (the U.S. is a higher tax rate jurisdiction). In addition, the tax benefits of permanent differences, including the tax benefit for not providing U.S. income taxes on the earnings of certain foreign subsidiaries that are indefinitely invested, favorably impacted the Company’s effective tax rate.

Deferred income taxes at December 31 related to the following:

In millions of dollars	2008	2007
Deferred tax assets
Credit loss deduction	$11,242	$5,977
Deferred compensation and employee benefits	4,367	2,686
Restructuring and settlement reserves	1,134	2,388
Unremitted foreign earnings	4,371	2,833
Investments	5,312	—
Cash flow hedges	3,071	1,717
Tax credit and net operating loss carryforwards	18,424	4,644
Other deferred tax assets	4,158	2,404
Gross deferred tax assets	$52,079	$22,649
Valuation allowance	—	—
Deferred tax assets after valuation allowance	$52,079	$22,649
Deferred tax liabilities
Investments	$—	$(1,023)
Deferred policy acquisition costs and value of insurance in force	(805)	(761)
Leases	(1,255)	(1,865)
Fixed assets	(954)	(765)
Intangibles	(2,365)	(2,361)
Credit valuation adjustment on Company-issued debt	(1,473)	(222)
Other deferred tax liabilities	(758)	(2,075)
Gross deferred tax liabilities	$(7,610)	$(9,072)
Net deferred tax asset	$44,469	$13,577

The following is a roll-forward of the Company’s FIN 48 unrecognized tax benefits from January 1, 2008 to December 31, 2008.

In millions of dollars
Total unrecognized tax benefits at January 1, 2008	$3,698
Net amount of increases for current year’s tax positions	254
Gross amount of increases for prior years’ tax positions	252
Gross amount of decreases for prior years’ tax positions	(581)
Amounts of decreases relating to settlements	(21)
Reductions due to lapse of statutes of limitation	(30)
Foreign exchange, acquisitions and dispositions	(104)
Total unrecognized tax benefits at December 31, 2008	$3,468

Total amount of unrecognized tax benefits at December 31, 2008 that, if recognized, would affect the effective tax rate is $2.4 billion. The remainder of the uncertain tax positions have offsetting amounts in other jurisdictions or are temporary differences.

Interest and penalties (not included in the “unrecognized tax benefits” above) are a component of the Provision for income taxes.

In millions of dollars	Pretax	Net of tax
Total interest and penalties in the balance sheet at January 1, 2008	$618	$389
Total interest and penalties in the 2008 statement of operations	$114	$81
Total interest and penalties in the balance sheet at December 31, 2008(1)	$663	$420

(1)   Includes $9 million for foreign penalties.

The Company is currently under audit by the Internal Revenue Service and other major taxing jurisdictions around the world. It is thus reasonably possible that significant changes in the gross balance of unrecognized tax benefits may occur within the next 12 months, but the Company does not expect such audits to result in amounts that would cause a significant change to its effective tax rate, other than the following items. The Company is currently at IRS Appeals for the years 1999—2002. One of the issues relates to the timing of the inclusion of interchange fees received by the Company relating to credit card purchases by its cardholders. It is reasonably possible that within the next 12 months the Company can either reach agreement on this issue at Appeals or decide to litigate the issue. This issue is presently being litigated by another company in a United States Tax Court case. The gross uncertain tax position for this item at December 31, 2008 is $542 million. Since this is a temporary difference, the only effect to the Company’s effective tax rate would be due to net interest and state tax rate differentials. If the reserve were to be released, the tax benefit could be as much as $168 million. In addition, the Company expects to conclude the IRS audit of its U.S. federal consolidated income tax returns for the years 2003—2005 within the next 12 months. The gross uncertain tax position at December 31, 2008 for the items expected to be resolved is approximately $350 million plus gross interest of $70 million. The potential net tax benefit to continuing operations could be approximately $325 million.

The following are the major tax jurisdictions in which the Company and its affiliates operate and the earliest tax year subject to examination:

Jurisdiction	Tax year
United States	2003
Mexico	2006
New York State and City	2005
United Kingdom	2007
Germany	2000
Korea	2005
Japan	2006
Brazil	2004

Foreign pretax earnings approximated $10.3 billion in 2008, $9.1 billion in 2007, and $13.6 billion in 2006 ($4.4 billion, $0.8 billion and $0.9 billion of which, respectively, are in discontinued operations). As a U.S. corporation, Citigroup and its U.S. subsidiaries are subject to U.S. taxation currently on all foreign pretax earnings earned by a foreign branch. Pretax earnings of a foreign subsidiary or affiliate are subject to U.S. taxation when effectively repatriated. The Company provides income taxes on the undistributed earnings of non-U.S. subsidiaries except to the extent that such earnings are indefinitely invested outside the United States. At December 31, 2008, $22.8 billion of accumulated undistributed earnings of non-U.S. subsidiaries were indefinitely invested. At the existing U.S. federal income tax rate, additional taxes (net of U.S. foreign tax credits) of $6.1 billion would have to be provided if such earnings were remitted currently. The current year’s effect on the income tax expense from continuing operations is included in the Foreign income tax rate differential line in the reconciliation of the federal statutory rate to the Company’s effective income tax rate on the previous page.

Income taxes are not provided for on the Company’s savings bank base year bad debt reserves that arose before 1988 because under current U.S. tax rules such taxes will become payable only to the extent such amounts are distributed in excess of limits prescribed by federal law. At December 31, 2008, the amount of the base year reserves totaled approximately $358 million (subject to a tax of $125 million).

The Company has no valuation allowance on deferred tax assets at December 31, 2008 and December 31, 2007.

At December 31, 2008, the Company had a U.S. foreign tax-credit carryforward of $10.5 billion, $0.4 billion whose expiry date is 2016, $5.3 billion whose expiry date is 2017 and $4.8 billion whose expiry date is 2018. The Company has a U.S federal consolidated net operating loss (NOL) carryforward of approximately $13 billion whose expiration date is 2028. The Company also has a general business credit carryforward of $0.6 billion whose expiration dates are 2027-2028. The Company has state and local net operating loss carryforwards of $16.2 billion and $4.9 billion in New York State and New York City, respectively. This consists of $2.4 billion and $1.2 billion, whose expiration date is 2027 and $13.8 billion and $3.7 billion whose expiration date is 2028 and for which the Company has recorded a deferred-tax asset of $1.2 billion, along with less significant net operating losses in various other states for which the Company has recorded a deferred-tax asset of $399 million and which expire between 2012 and 2028. In addition, the Company has recorded deferred-tax assets in APB 23 subsidiaries for foreign net operating loss carryforwards of $130 million (which expires in 2018) and $101 million (with no expiration).

Although realization is not assured, the Company believes that the realization of the recognized net deferred tax asset of $44.5 billion is more likely than not based on expectations as to future taxable income in the jurisdictions in which it operates and available tax planning strategies, as defined in SFAS 109, that could be implemented if necessary to prevent a carryforward from expiring. The Company’s net deferred tax asset (DTA) of $44.5 billion consists of approximately $36.5 billion of net U.S. federal DTAs, $4 billion of net state DTAs and $4 billion of net foreign DTAs. Included in the net federal DTA of $36.5 billion are deferred tax liabilities of $4 billion that will reverse in the relevant carryforward period and may be used to support the DTA. The major components of the U.S. federal DTA are $10.5 billion in foreign tax-credit carryforwards, $4.6 billion in a net-operating-loss carryforward, $0.6 billion in a general-business-credit carryforward, $19.9 billion in net deductions that have not yet been taken on a tax return, and $0.9 billion in compensation deductions, which reduced Additional paid-in capital in January 2009 and for which SFAS 123(R) did not permit any adjustment to such DTA at December 31, 2008 because the related stock compensation was not yet deductible to the Company. In general, Citigroup would need to generate approximately $85 billion of taxable income during the respective carryforward periods to fully realize its federal, state and local DTAs.

As a result of the losses incurred in 2008, the Company is in a three-year cumulative pretax loss position at December 31, 2008. A cumulative loss position is considered significant negative evidence in assessing the realizability of a DTA. The Company has concluded that there is sufficient positive evidence to overcome this negative evidence. The positive evidence includes two means by which the Company is able to fully realize its DTA. First, the Company forecasts sufficient taxable income in the carryforward period, exclusive of tax planning strategies, even under stressed scenarios. Secondly, the Company has sufficient tax planning strategies, including potential sales of businesses and assets that could realize the excess of appreciated value over the tax basis of its assets, in an amount sufficient to fully realize its DTA. The amount of the deferred tax asset considered realizable, however, could be significantly reduced in the near term if estimates of future taxable income during the carryforward period are significantly lower than forecasted due to further decreases in market conditions.

Based upon the foregoing discussion, as well as tax planning opportunities and other factors discussed below, the U.S. and New York State and City net operating loss carryforward period of 20 years provides enough time to utilize the DTAs pertaining to the existing net operating loss carryforwards and any NOL that would be created by the reversal of the future net deductions which have not yet been taken on a tax return.

The U.S. foreign tax-credit carryforward period is 10 years. In addition, utilization of foreign tax credits is restricted to 35% of foreign source taxable income in that year. Due to the passage of the American Jobs Creation Act of 2004, overall domestic losses that the Company has incurred of approximately $35 billion are allowed to be reclassified as foreign source income to the extent of 50% of domestic source income produced in subsequent years and are in fact sufficient to cover the foreign tax credits being carried forward. As such, the foreign source taxable income limitation will not be an impediment to the foreign tax credit carryforward usage as long as the Company can generate sufficient domestic taxable income within the 10-year carryforward period. Regarding the estimate of future taxable income, the Company has projected its pretax earnings based upon the “core” businesses that the Company intends to conduct going forward, as well as Smith Barney and Primerica Financial Services. These businesses have produced steady and strong earnings in the past.

The Company has taken steps to “ring-fence” certain legacy assets to minimize any losses from the legacy assets going forward. During 2008, the “core” businesses have been negatively affected by the large increase in consumer credit losses during this sharp economic downturn cycle. The Company has already taken steps to reduce its cost structure. In addition, its funding structure has been changed by the issuance of preferred stock, which is funded by non-tax deductible dividends, as opposed to debt type securities, which are funded by tax deductible interest payments. Taking these items into account, the Company is projecting that it will generate sufficient pretax earnings within the 10-year carryforward period alluded to above to be able to fully utilize the foreign tax credit carryforward, in addition to any foreign tax credits produced in such period.

The Company has also examined “tax planning strategies” available to it in accordance with SFAS 109 which would be employed, if necessary, to prevent a carryforward from expiring. These strategies include repatriating low taxed foreign earnings for which an APB 23 assertion has not been made, accelerating taxable income into or deferring deductions out of the latter years of the carryforward period with reversals to occur after the carryforward period (e.g., selling appreciated intangible assets and electing straight-line depreciation), holding on to AFS debt securities with losses until they mature, and selling certain assets which produce tax exempt income, while purchasing assets which produce fully taxable income. In addition, the sale or restructuring of certain businesses, such as the announced Smith Barney joint venture with Morgan Stanley with an estimated pretax gain of $9.5 billion, can produce significant taxable income within the relevant carryforward periods.

12. EARNINGS PER SHARE

The following is a reconciliation of the income and share data used in the basic and diluted earnings per share computations for the years ended December 31:

In millions, except per share amounts	2008	2007	2006
Income (loss) before attribution of noncontrolling interests	$(32,029)	$3,192	$20,740
Noncontrolling interests	(343)	283	289
Net Income (loss) from continuing operations (for EPS purposes)	(31,686)	2,909	20,451
Income (loss) from discontinued operations, net of taxes	4,002	708	1,087
Citigroup’s net income (loss) (1)	$(27,684)	$3,617	$21,538
Preferred dividends	(1,732)	(36)	(64)
Income (loss) available to common stockholders for basic EPS	$(29,416)	$3,581	$21,474
Effect of dilutive securities	877	—	—
Income (loss) available to common stockholders for diluted EPS	$(28,539)	$3,581	$21,474
Weighted average common shares outstanding applicable to basic EPS	5,265.4	4,905.8	4,887.3
Effect of dilutive securities:
Options	0.3	18.2	27.2
Preferred stock	503.2	—	—
Adjusted weighted average common shares outstanding applicable to diluted EPS	5,768.9	4,924.0	4,914.5
Basic earnings per share (2)
Income (loss) from continuing operations	$(6.37)	$0.56	$4.09
Discontinued operations	0.76	0.15	0.21
Net income (loss)	$(5.61)	$0.71	$4.30
Diluted earnings per share (1)(2)
Income (loss) from continuing operations	$(6.37)	$0.53	$4.05
Discontinued operations	0.76	0.14	0.22
Net income (loss)	$(5.61)	$0.67	$4.27

(1)   Due to the net loss in 2008, income (loss) available to common stockholders for basic EPS was used to calculate diluted earnings per share. Adding back the effect of dilutive securities would result in anti-dilution.

(2)   Diluted shares used in the diluted EPS calculation represent basic shares for 2008 due to the net loss. Using actual diluted shares would result in anti-dilution.

During 2008, 2007 and 2006, weighted average options of 156.1 million, 76.3 million, and 69.1 million shares, respectively, with weighted average exercise prices of $41.99, $50.40, and $49.98 per share, respectively, were excluded from the computation of diluted EPS because the options’ exercise prices were greater than the average market price of the Company’s common stock.

13. FEDERAL FUNDS, SECURITIES BORROWED, LOANED, AND SUBJECT TO REPURCHASE AGREEMENTS

Federal funds sold and securities borrowed or purchased under agreements to resell, at their respective fair values, consisted of the following at December 31:

In millions of dollars at year end	2008	2007
Federal funds sold	$—	$196
Securities purchased under agreements to resell	78,701	98,258
Deposits paid for securities borrowed	105,432	175,612
Total	$184,133	$274,066

Federal funds purchased and securities loaned or sold under agreements to repurchase, at their respective fair values, consisted of the following at December 31:

In millions of dollars at year end	2008	2007
Federal funds purchased	$5,755	$6,279
Securities sold under agreements to repurchase	177,585	230,880
Deposits received for securities loaned	21,953	67,084
Total	$205,293	$304,243

The resale and repurchase agreements represent collateralized financing transactions used to generate net interest income and facilitate trading activity. These instruments are collateralized principally by government and government agency securities and generally have terms ranging from overnight to up to a year.

It is the Company’s policy to take possession of the underlying collateral, monitor its market value relative to the amounts due under the agreements and, when necessary, require prompt transfer of additional collateral or reduction in the balance in order to maintain contractual margin protection. In the event of counterparty default, the financing agreement provides the Company with the right to liquidate the collateral held. As disclosed in Note 27 to the Consolidated Financial Statements, effective January 1, 2007, the Company elected fair value option accounting in accordance with SFAS 159 for the majority of the resale and repurchase agreements. The remaining portion is carried at the amount of cash initially advanced or received, plus accrued interest, as specified in the respective agreements. Resale agreements and repurchase agreements are reported net by counterparty, when applicable, pursuant to FIN 41. Excluding the impact of FIN 41, resale agreements totaled $114.0 billion and $151.0 billion at December 31, 2008 and 2007, respectively.

A majority of the deposits paid for securities borrowed and deposits received for securities loaned are recorded at the amount of cash advanced or received and are collateralized principally by government and government agency securities and corporate debt and equity securities. The remaining portion is recorded at fair value as the Company elected fair value option for certain securities borrowed and loaned portfolios in accordance with SFAS 159. This election was made effective in the second quarter of 2007. Securities borrowed transactions require the Company to deposit cash with the lender. With respect to securities loaned, the Company receives cash collateral in an amount generally in excess of the market value of securities loaned. The Company monitors the market value of securities borrowed and securities loaned daily, and additional collateral is obtained as necessary. Securities borrowed and securities loaned are reported net by counterparty, when applicable, pursuant to FIN 39.

14. BROKERAGE RECEIVABLES AND BROKERAGE PAYABLES

The Company has receivables and payables for financial instruments purchased from and sold to brokers, dealers and customers. The Company is exposed to risk of loss from the inability of brokers, dealers or customers to pay for purchases or to deliver the financial instruments sold, in which case the Company would have to sell or purchase the financial instruments at prevailing market prices. Credit risk is reduced to the extent that an exchange or clearing organization acts as a counterparty to the transaction.

The Company seeks to protect itself from the risks associated with customer activities by requiring customers to maintain margin collateral in compliance with regulatory and internal guidelines. Margin levels are monitored daily, and customers deposit additional collateral as required. Where customers cannot meet collateral requirements, the Company will liquidate sufficient underlying financial instruments to bring the customer into compliance with the required margin level.

Exposure to credit risk is impacted by market volatility, which may impair the ability of clients to satisfy their obligations to the Company. Credit limits are established and closely monitored for customers and brokers and dealers engaged in forwards, futures and other transactions deemed to be credit sensitive.

Brokerage receivables and brokerage payables, which arise in the normal course of business, consisted of the following at December 31:

In millions of dollars	2008	2007
Receivables from customers	$26,297	$39,137
Receivables from brokers, dealers, and clearing organizations	17,981	18,222
Total brokerage receivables	$44,278	$57,359
Payables to customers	$54,167	$54,038
Payables to brokers, dealers, and clearing organizations	16,749	30,913
Total brokerage payables	$70,916	$84,951

15. TRADING ACCOUNT ASSETS AND LIABILITIES

Trading account assets and liabilities, at fair value, consisted of the following at December 31:

In millions of dollars	2008	2007
Trading account assets
U.S. Treasury and federal agency securities	$44,369	$32,180
State and municipal securities	9,510	18,574
Foreign government securities	57,422	52,332
Corporate and other debt securities	54,654	181,333
Derivatives (1)	115,289	76,881
Equity securities	48,503	106,868
Mortgage loans and collateralized mortgage securities	21,830	56,740
Other (2)	26,058	14,076
Total trading account assets	$377,635	$538,984
Trading account liabilities
Securities sold, not yet purchased	$50,693	$78,541
Derivatives (1)	116,785	103,541
Total trading account liabilities	$167,478	$182,082

(1)   Pursuant to master netting agreements.

(2)   Includes commodity inventory measured at lower of cost or market.

16. INVESTMENTS

In millions of dollars	2008	2007
Securities available-for-sale	$175,189	$193,113
Debt securities held-to-maturity (1)	64,459	1
Non-marketable equity securities carried at fair value (2)	9,262	13,603
Non-marketable equity securities carried at cost (3)	7,110	8,291
Total investments	$256,020	$215,008

(1)   Recorded at amortized cost.

(2)   Unrealized gains and losses for non-marketable equity securities carried at fair value are recognized in earnings.

(3)   Non-marketable equity securities carried at cost primarily consist of shares issued by the Federal Reserve Bank, Federal Home Loan Bank, foreign central banks and various clearing houses in which Citigroup is a member.

Securities Available-for-Sale

The amortized cost and fair value of securities available-for-sale at December 31, 2008 and December 31, 2007 were as follows:

	2008				2007(1)
In millions of dollars	Amortized cost	Gross unrealized gains	Gross unrealized losses	Fair value	Amortized cost	Gross unrealized gains	Gross unrealized losses	Fair value
Debt securities available-for-sale:
Mortgage-backed securities (2)	$32,798	$266	$3,196	$29,868	$63,888	$158	$971	$63,075
U.S. Treasury and federal agencies	23,702	340	77	23,965	19,428	66	70	19,424
State and municipal	18,156	38	4,370	13,824	13,342	120	256	13,206
Foreign government	79,505	945	408	80,042	72,339	396	660	72,075
U.S. corporate	10,258	59	590	9,727	9,648	70	120	9,598
Other debt securities	12,172	42	314	11,900	12,336	97	464	11,969
Total debt securities available-for-sale	$176,591	$1,690	$8,955	$169,326	$190,981	$907	$2,541	$189,347
Marketable equity securities available-for-sale	$5,768	$554	$459	$5,863	$1,404	$2,420	$58	$3,766
Total securities available-for-sale	$182,359	$2,244	$9,414	$175,189	$192,385	$3,327	$2,599	$193,113

(1)   Reclassified to conform to the current periods presentation.

(2)   Includes mortgage-backed securities of U.S. federal agencies.

At December 31, 2008, the cost of approximately 5,300 investments in equity and fixed income securities exceeded their fair value by $9.414 billion. Of the $9.414 billion, the gross unrealized loss on equity securities was $459 million. Of the remainder, $5.692 billion represents fixed-income investments that have been in a gross unrealized loss position for less than a year and, of these, 97% are rated investment grade; $3.263 billion represents fixed income investments that have been in a gross unrealized loss position for a year or more and, of these, 91% are rated investment grade.

Available-for-sale mortgage-backed securities portfolio fair value balance of $29.868 billion consists of $23.727 billion of government-sponsored agencies securities, and $6.141 billion of privately sponsored securities of which the majority is backed by mortgages that are not Alt-A or subprime. This balance decreased from $63.075 billion as of December 31, 2007, or $33.207 billion, due to unrealized losses, pay-downs received, and the reclassification of Alt-A and non-agency securities from available-for-sale to held-to-maturity investments.

The increase in gross unrealized losses on mortgage-backed securities was primarily related to a widening of market spreads, reflecting an increase in risk/liquidity premiums. The increase in gross unrealized losses on state and municipal debt securities during 2008 was a result of market disruption, causing reduced liquidity and an increase in municipal bond yields. For these securities, management has asserted significant holding periods that in certain cases now approach maturity of the securities.

As discussed in more detail below, the Company conducts and documents periodic reviews of all securities with unrealized losses to evaluate whether the impairment is other than temporary, pursuant to FASB Staff Position No. 115-1, The Meaning of Other-Than-Temporary Impairment and Its Application to Certain Investments (FSP FAS 115-1). Any unrealized loss identified as other than temporary is recorded directly in the Consolidated Statement of Income.

The table below shows the fair value of investments in available-for-sale securities that have been in an unrealized loss position for less than 12 months or for 12 months or longer as of December 31, 2008 and 2007:

	Less than 12 months		12 months or longer		Total
In millions of dollars at year end	Fair value	Gross unrealized losses	Fair value	Gross unrealized losses	Fair value	Gross unrealized losses
2008:
Securities available-for-sale
Mortgage-backed securities	$7,800	$1,177	$3,793	$2,019	$11,593	$3,196
U.S. Treasury and federal agencies	1,654	76	1	1	1,655	77
State and municipal	12,827	3,872	3,762	498	16,589	4,370
Foreign government	10,697	201	9,080	207	19,777	408
U.S. corporate	1,604	214	3,872	376	5,476	590
Other debt securities	1,325	152	824	162	2,149	314
Marketable equity securities available-for-sale	3,254	386	102	73	3,356	459
Total securities available-for-sale	$39,161	$6,078	$21,434	$3,336	$60,595	$9,414
2007:
Securities available-for-sale
Mortgage-backed securities	$4,432	$65	$27,221	$906	$31,653	$971
U.S. Treasury and federal agencies	7,369	28	4,431	42	11,800	70
State and municipal	7,944	190	1,079	66	9,023	256
Foreign government	34,929	305	9,598	355	44,527	660
U.S. corporate	1,489	52	1,789	418	3,278	470
Other debt securities	3,214	49	879	65	4,093	114
Marketable equity securities available-for-sale	60	12	39	46	99	58
Total securities available-for-sale	$59,437	$701	$45,036	$1,898	$104,473	$2,599

The following table presents the amortized cost and fair value of debt securities available-for-sale by contractual maturity dates as of December 31, 2008:

In millions of dollars	Amortized cost	Fair value
Mortgage-backed securities (1)
Due within 1 year	$87	$80
After 1 but within 5 years	639	567
After 5 but within 10 years	1,362	1,141
After 10 years (2)	30,710	28,080
Total	$32,798	$29,868
U.S. Treasury and federal agencies
Due within 1 year	$15,736	$15,846
After 1 but within 5 years	5,755	5,907
After 5 but within 10 years	1,902	1,977
After 10 years (2)	309	235
Total	$23,702	$23,965
State and municipal
Due within 1 year	$214	$214
After 1 but within 5 years	84	84
After 5 but within 10 years	411	406
After 10 years (2)	17,647	13,120
Total	$18,356	$13,824
Foreign government
Due within 1 year	$26,481	$26,937
After 1 but within 5 years	45,452	45,462
After 5 but within 10 years	6,771	6,899
After 10 years (2)	601	744
Total	$79,305	$80,042
All other (3)
Due within 1 year	$4,160	$4,319
After 1 but within 5 years	2,662	2,692
After 5 but within 10 years	12,557	11,842
After 10 years (2)	3,051	2,774
Total	$22,430	$21,627
Total debt securities available-for-sale	$176,591	$169,326

(1)          Includes mortgage-backed securities of U.S. federal agencies.

(2)          Investments with no stated maturities are included as contractual maturities of greater than 10 years. Actual maturities may differ due to call or prepayment rights.

(3)          Includes U.S. corporate, asset-backed securities issued by U.S. corporations, and other debt securities.

The following table presents interest and dividends on investments:

In millions of dollars	2008	2007	2006
Taxable interest	$9,407	$12,169	$9,096
Interest exempt from U.S. federal income tax	836	897	660
Dividends	475	357	584
Total interest and dividends	$10,718	$13,423	$10,340

The following table presents realized gains and losses on investments. The gross realized investment losses include losses from other-than-temporary impairment:

In millions of dollars	2008	2007	2006
Gross realized investment gains	$1,044	$1,435	$2,119
Gross realized investment losses	(3,105)	(267)	(328)
Net realized gains (losses)	$(2,061)	$1,168	$1,791

Debt Securities Held-to-Maturity

During the fourth quarter of 2008, the Company reviewed portfolios of debt securities classified in Trading account assets and available-for-sale securities, and identified positions where there has been a change of intent to hold the debt securities for much longer periods of time than originally anticipated. The Company believes that the expected cash flows to be generated from holding the assets significantly exceed their current fair value, which has been significantly and adversely impacted by the reduced liquidity in the global financial markets.

SFAS 115 requires transfers of securities out of the trading category be rare. Citigroup made a number of transfers out of the trading and available-for-sale categories in order to better reflect the revised intentions of the Company in response to the recent significant deterioration in market conditions, which were especially acute during the fourth quarter of 2008. These rare market conditions were not foreseen at the initial purchase date of the securities. Most of the debt securities previously classified as trading were bought and held principally for the purpose of selling them in the short term, many in the context of Citigroup’s acting as a market maker. At the date of acquisition, most of these positions were liquid, and the Company expected active and frequent buying and selling with the objective of generating profits on short-term differences in price. However, subsequent declines in value of these securities are primarily related to the ongoing widening of market credit spreads reflecting increased risk and liquidity premiums that buyers are currently demanding. As market liquidity has decreased, the primary buyers for these securities have typically demanded returns on investments that are significantly higher than previously experienced.

                Reclassification of debt securities were made at fair value on the date of transfer. The December 31, 2008 carrying value of the securities transferred from Trading account assets and available-for-sale securities was $33.3 billion and $27.0 billion, respectively. The Company purchased an additional $4.2 billion of held-to-maturity securities during the fourth quarter of 2008, in accordance with prior commitments.

The carrying value and fair value of securities held-to-maturity at December 31, 2008:

In millions of dollars	Amortized cost (1)	Net unrealized loss on date of transfer	Carrying value (2)	Gross unrecognized gains	Gross unrecognized losses	Fair value
Debt securities held-to-maturity
Mortgage-backed securities	$37,719	$6,981	$30,738	$43	$3,030	$27,751
State and municipal	6,051	350	5,701	5	339	5,367
Other debt securities	28,708	688	28,020	212	973	27,259
Total debt securities held-to-maturity	$72,478	$8,019	$64,459	$260	$4,342	$60,377

(1)     For securities transferred to held-to-maturity from Trading account assets, amortized cost is defined as the fair value amount of the securities at the date of transfer. For securities transferred to held-to-maturity from available-for-sale, amortized cost is defined as the original purchase cost, plus or minus any accretion or amortization of interest, less any impairment previously recognized in earnings.

(2)     Held-to-maturity securities are carried on the Balance Sheet at amortized cost and the changes in the value of these securities, other than impairment charges, are not reported on the financial statements.

The net unrealized losses classified in accumulated other comprehensive income that relates to debt securities reclassified from available-for-sale investments to held-to-maturity investments was $8.0 billion as of December 31, 2008. This balance is amortized over the remaining life of the related securities as an adjustment of yield in a manner consistent with the accretion of discount on the same transferred debt securities. This will have no impact on the Company’s net income, because the amortization of the unrealized holding loss reported in equity will offset the effect on interest income of the accretion of the discount on these securities.

The held-to-maturity mortgage-backed securities portfolio’s carrying value of $30.738 billion with a fair value of $27.751 billion as of December 31, 2008, includes the following:

In millions of dollars	Amortized cost	Net unrealized loss on date of transfer	Carrying value	Gross unrecognized gains	Gross unrecognized losses	Fair value
Mortgage-backed securities held-to-maturity
U.S. government agency sponsored securities	$1,716	$76	$1,640	$—	$45	$1,595
U.S. non-government agency sponsored securities
Alt-A	16,658	4,216	12,442	23	1,802	10,663
Prime	7,481	1,436	6,045	—	623	5,422
Subprime	1,368	125	1,243	15	163	1,095
Non-U.S. mortgage-backed securities	10,496	1,128	9,368	5	397	8,976
Total mortgage-backed securities held-to-maturity	$37,719	$6,981	$30,738	$43	$3,030	$27,751

At December 31, 2008, the amortized cost of approximately 1,700 held-to-maturity securities exceeded their fair value. The table below shows the fair value and the unrealized losses of these securities as of December 31, 2008:

	Less than 12 months		12 months or longer		Total
In millions of dollars at year end	Fair value	Gross unrealized losses	Fair value	Gross unrealized losses	Fair value	Gross unrealized losses
Debt securities held-to-maturity
Mortgage-backed securities	$3,941	$676	$23,344	$2,354	$27,285	$3,030
State and municipal	4,918	339	—	—	4,918	339
Other debt securities	5,500	237	14,409	736	19,909	973
Total debt securities held-to-maturity (1)	$14,359	$1,252	$37,753	$3,090	$52,112	$4,342

(1)     Subsequent to the transfer of the securities to held-to-maturity, an other-than-temporary impairment charge of $337 million was recorded in earnings.

Excluded from the gross unrealized losses presented in this table is the $8.0 billion of gross unrealized losses recorded in AOCI related to the held-to-maturity securities that were reclassified from available-for-sale investments. Approximately $5.2 billion of these unrealized losses relate to securities with a fair value of $16.9 billion at December 31, 2008, which have been in a loss position for twelve months or longer.

The following table presents the carrying value and fair value of debt securities held-to-maturity by contractual maturity dates as of December 31, 2008:

In millions of dollars	Carrying value	Fair value
Mortgage-backed securities
Due within 1 year	$73	$50
After 1 but within 5 years	102	101
After 5 but within 10 years	32	32
After 10 years (1)	30,531	27,568
Total	$30,738	$27,751
State and municipal
Due within 1 year	$138	$138
After 1 but within 5 years	137	137
After 5 but within 10 years	105	100
After 10 years (1)	5,321	4,992
Total	$5,701	$5,367
All other (2)
Due within 1 year	$4,448	$4,471
After 1 but within 5 years	11,142	10,862
After 5 but within 10 years	6,821	6,604
After 10 years (1)	5,609	5,322
Total	$28,020	$27,259
Total debt securities held-to-maturity	$64,459	$60,377

(1)     Investments with no stated maturities are included as contractual maturities of greater than 10 years. Actual maturities may differ due to call or prepayment rights.

(2)     Includes asset-backed securities and all other debt securities.

Evaluating Investments for Other-than-Temporary Impairments

The Company conducts periodic reviews to identify and evaluate each investment that has an unrealized loss, in accordance with FASB Staff Position No. 115-1, The Meaning of Other-Than-Temporary Impairment and Its Application to Certain Investments (FSP FAS 115-1). An unrealized loss exists when the current fair value of an individual security is less than its amortized cost basis. Unrealized losses that are determined to be temporary in nature are recorded, net of tax, in Accumulated other comprehensive income (AOCI) for available-for-sale securities, while such losses related to held-to-maturity securities are not recorded, as these investments are carried at their amortized cost (less any permanent impairment). For securities transferred to held-to-maturity from Trading account assets, amortized cost is defined as the fair value amount of the securities at the date of transfer. For securities transferred to held-to-maturity from available-for-sale, amortized cost is defined as the original purchase cost, plus or minus any accretion or amortization of interest, less any impairment recognized in earnings.

Regardless of the classification of the securities as available-for-sale or held-to-maturity, the Company has assessed each position for credit impairment.

Factors considered in determining whether a loss is temporary include:

•          the length of time and the extent to which fair value has been below cost;

•          the severity of the impairment;

•          the cause of the impairment and the financial condition and near-term prospects of the issuer;

•          activity in the market of the issuer which may indicate adverse credit conditions; and

•          the Company’s ability and intent to hold the investment for a period of time sufficient to allow for any anticipated recovery.

The Company’s review for impairment generally entails:

•          identification and evaluation of investments that have indications of possible impairment;

•          analysis of individual investments that have fair values less than amortized cost, including consideration of the length of time the investment has been in an unrealized loss position and the expected recovery period;

•          discussion of evidential matter, including an evaluation of factors or triggers that could cause individual investments to qualify as having other-than-temporary impairment and those that would not support other-than-temporary impairment; and

•          documentation of the results of these analyses, as required under business policies.

The extent of the Company’s analysis regarding credit quality and the stress on assumptions used in the analysis have been refined for securities where the current fair value or other characteristics of the security warrant. For example, given the declines in fair values of mortgage-backed securities, general concerns regarding housing prices and the delinquency and default rates on the mortgage loans underlying these securities, the Company’s analysis for identifying securities for which it is not probable that all principal and interest contractually due will be recovered have been refined.

                More specifically, for U.S. mortgage-backed securities (and in particular for Alt-A and other mortgage-backed securities that have significant unrealized losses as a percentage of amortized cost), credit impairment is assessed using a cash flow model that estimates the cash flows on the underlying mortgages, using the security-specific collateral and transaction structure. The model estimates cash flows from the underlying mortgage loans and distributes those cash flows to various tranches of securities, considering the transaction structure and any subordination and credit enhancements that exist in that structure. The cash flow model incorporates actual cash flows on the mortgage-backed securities through the current period and then projects the remaining cash flows using a number of assumptions, including default rates, prepayment rates, and recovery rates (on foreclosed properties).

Management develops specific assumptions using as much market data as possible and includes internal estimates as well as estimates published by rating agencies and other third-party sources. If the models predict, given the forward-looking assumptions, that it is not probable that a mortgage-backed security will recover all principal and interest due, the Company records other-than-temporary impairment in the Consolidated Statement of Income equal to the entire decline in fair value of the mortgage-backed security.

Where a mortgage-backed security held as AFS is not deemed to be credit impaired, management performs additional analysis to assess whether it has the intent and ability to hold each security for a period of time sufficient for a forecasted recovery of fair value. In most cases, management has asserted that it has the intent and ability to hold investments for the forecasted recovery period, which in some cases may be the security’s maturity date. Where such an assertion has not been made, the securities’ decline in fair value is deemed to be other-than-temporary and is recorded in earnings. Management has asserted significant holding periods for mortgage-backed securities that in certain cases now approach the maturity of the securities. The weighted-average estimated life of the securities is currently approximately 7 years for U.S. mortgage-backed securities. The estimated life of the securities may change depending on future performance of the underlying loans, including prepayment activity and experienced credit losses.

In addition, because of the market disruption that occurred late in the third quarter of 2008 for state and municipal debt securities, the analysis regarding these potential impairments have also been refined.

As a result of these analyses, during 2008 the Company recorded approximately $2.8 billion of pretax losses for other-than-temporary impairments, $337 million of which was recorded on held-to-maturity investments after they had been reclassified.

17. LOANS

In millions of dollars at year end	2008(1)	2007 (1)
Consumer
In U.S. offices
Mortgage and real estate (2)	$219,482	$240,644
Installment, revolving credit and other	115,778	123,654
Lease financing	31	3,151
	$335,291	$367,449
In offices outside the U.S.
Mortgage and real estate (2)	$44,382	$49,326
Installment, revolving credit and other	86,775	118,642
Lease financing	304	1,124
Commercial and industrial (5)	13,897	16,161
	$145,358	$185,253
Total consumer loans	$480,649	$552,702
Net unearned income	738	787
Consumer loans, net of unearned income	$481,387	$553,489
Corporate
In U.S. offices
Commercial and industrial (3)	$33,450	$30,092
Loans to financial institutions	10,200	8,778
Lease financing	1,476	1,630
Mortgage and real estate (1)	16,643	13,503
Installment, revolving credit and other	15,047	17,143
	$76,816	$71,146
In offices outside the U.S.
Commercial and industrial	$85,492	$99,984
Mortgage and real estate (1)	11,375	9,981
Loans to financial institutions	18,413	20,467
Lease financing	1,850	2,292
Governments and official institutions	385	442
Installment, revolving credit and other	23,158	20,728
	$140,673	$153,894
Total corporate loans	$217,489	$225,040
Net unearned income(4)	(4,660)	(536)
Corporate loans, net of unearned income	$212,829	$224,504

(1)     Reclassified to reflect the Company’s new operating segments.  The Company classifies Consumer and Corporate loans based on the segment and sub-segment that manages the loans.  See Note 1 to the Consolidated Financial Statements.

(2)     Loans secured primarily by real estate.

(3)     Includes loans not otherwise separately categorized.

(4)     Increase in unearned income in 2008 relates to the transfer of loans from the held-for-sale category to the held-for-investment category at a discount to par.

(5)     Includes loans in the Local Consumer Lending.

Included in the previous loan table are lending products whose terms may give rise to additional credit issues. Credit cards with below-market introductory interest rates, multiple loans supported by the same collateral (e.g., home equity loans), or interest-only loans are examples of such products. However, these products are not material to Citigroup’s financial position and are closely managed via credit controls that mitigate their additional inherent risk.

Impaired loans are those which Citigroup believes it is probable that it will not collect all amounts due according to the original contractual terms of the loan. Impaired loans include smaller-balance homogeneous loans whose terms have been modified due to the borrower’s financial difficulties and Citigroup granted a concession to the borrower. Such modifications may include interest rate reductions for other than a temporary period, principal forgiveness and/or term extensions. Valuation allowances for these loans are estimated considering all available evidence including, as appropriate, the present value of the expected future cash flows discounted at the loan’s original contractual effective rate, the secondary market value of the loan and the fair value of collateral less disposal costs. This excludes smaller-balance homogeneous loans that have not been modified and are carried on a non-accrual basis.

The following table presents information about impaired loans:

In millions of dollars at year end	2008	2007	2006
Impaired corporate loans	$9,536	$1,735	$458
Impaired consumer loans (1)	9,011	241	360
Total impaired loans (2)	$18,547	$1,976	$818
Impaired corporate loans with valuation allowances (3)	$9,531	$1,724	$439
Impaired consumer loans with valuation allowances	8,573	—	—
Impaired corporate valuation allowance (3)	$2,698	$388	$122
Impaired consumer valuation allowance	2,373	—	—
Total valuation allowances (3)(4)	$5,071	$388	$122
During the year
Average balance of impaired corporate loans (3)	$4,163	$1,050	$767
Average balance of impaired consumer loans	5,266	—	—
Interest income recognized on
Impaired corporate loans	$49	$101	$63
Impaired consumer loans	$276	—	—

(1)     Prior to 2008, the Company’s financial accounting systems did not separately track impaired smaller-balance, homogeneous Consumer loans whose terms were modified due to the borrowers’ financial difficulties and it was determined that a concession was granted to the borrower. During 2008, such modified impaired Consumer loans amounted to $8.151 billion. However, information derived from the Company’s risk management systems indicates that such modifications were approximately $12.3 billion, $7.0 billion and $4.7 billion at December 31, 2008, 2007 and 2006, respectively.

(2)     Excludes loans purchased for investment purposes.

(3)     Includes amounts related to Consumer loans not separately tracked in the Company financial accounting systems prior to 2008.

(4)     Included in the Allowance for loan losses.

In addition, included in the loan table are purchased distressed loans, which are loans that have evidenced significant credit deterioration subsequent to origination but prior to acquisition by Citigroup. In conforming to the requirements of Statement of Position No. 03-3, “Accounting for Certain Loans or Debt Securities Acquired in a Transfer” (SOP 03-3), which became effective in 2005, these purchased loans were reclassified from Other assets to Loans.

In accordance with SOP 03-3, the difference between the total expected cash flows for these loans and the initial recorded investments must be recognized in income over the life of the loans using a level yield. Accordingly, these loans have been excluded from the impaired loan information presented above. In addition, per SOP 03-3, subsequent decreases to the expected cash flows for a purchased distressed loan require a build of an allowance so the loan retains its level yield. However, increases in the expected cash flows are first recognized as a reduction of any previously established allowance and then recognized as income prospectively over the remaining life of the loan by increasing the loan’s level yield. Where the expected cash flows cannot be reliably estimated, the purchased distressed loan is accounted for under the cost recovery method.

The carrying amount of the purchased distressed loan portfolio at December 31, 2008 was $1,510 million gross of an allowance of $122 million.

The changes in the accretable yield, related allowance and carrying amount net of accretable yield for 2008 are as follows:

In millions of dollars	Accretable yield	Carrying amount of loan receivable	Allowance
Beginning balance (1)	$219	$2,373	$76
Purchases (2)	38	407	—
Disposals/payments received	—	(1,457)	—
Accretion	(171)	171	—
Builds (reductions) to the allowance	4	—	46
Increase to expected cash flows	—	42	—
FX/Other	2	(26)	—
Balance, December 31, 2008 (3)	$92	$1,510	$122

(1)     Reclassified to conform to the current period’s presentation.

(2)     The balance reported in the column “Carrying amount of loan receivable” consists of $114 million of purchased loans accounted for under the level-yield method and $293 million under the cost recovery method. These balances represent the fair value of these loans at their acquisition date. The related total expected cash flows for the level-yield loans were $151 million at their acquisition dates.

(3)     The balance reported in the column “Carrying amount of loan receivable” consists of $995 million of loans accounted for under the level-yield method and $515 million accounted for under the cost recovery method.

18. ALLOWANCE FOR CREDIT LOSSES

In millions of dollars	2008	2007	2006
Allowance for loan losses at beginning of year	$16,117	$8,940	$9,782
NCL’s	19,011	9,926	6,861
Net Reserve Builds / (Releases)	11,297	6,550	(388)
Net Specific Reserve Builds / (Releases)	3,366	356	(153)
Total provision for credit losses	$33,674	$16,832	$6,320
Other, net (1)	$(1,164)	$271	$(301)
Allowance for loan losses at end of year	$29,616	$16,117	$8,940
Allowance for credit losses on unfunded lending commitments at beginning of year (2)	$1,250	$1,100	$850
Provision for unfunded lending commitments	(363)	150	250
Allowance for credit losses on unfunded lending commitments at end of year (2)	$887	$1,250	$1,100
Total allowance for loans, leases, and unfunded lending commitments	$30,503	$17,367	$10,040

(1)   2008 primarily includes reductions to the loan loss reserve of approximately $800 million related to foreign currency translation, $102 million related to securitizations, $244 million for the sale of the German retail banking operations, and $156 million for the sale of CitiCapital partially offset by additions of $106 million related to the Cuscatlán and Bank of the Overseas Chinese acquisitions. 2007 primarily includes reductions to the loan loss reserve of $475 million related to securitizations and transfers to loans held-for-sale, reductions of $83 million related to the transfer of the U.K. CitiFinancial portfolio to held-for-sale, and additions of $610 million related to the acquisition of Egg, Nikko Cordial, Grupo Cuscatlán and Grupo Financiero Uno. 2006 primarily includes reductions to the loan loss reserve of $429 million related to securitizations and portfolio sales and the addition of $84 million related to the acquisition of the CrediCard portfolio.

(2)   Represents additional credit loss reserves for unfunded corporate lending commitments and letters of credit recorded within Other liabilities on the Consolidated Balance Sheet.

19. GOODWILL AND INTANGIBLE ASSETS

Goodwill

The changes in goodwill during 2007 and 2008 were as follows:

In millions of dollars	Goodwill
Balance at December 31, 2006	$33,264
Acquisition of GFU	865
Acquisition of Quilter	268
Acquisition of Nikko Cordial (1)	892
Acquisition of Grupo Cuscatlán	921
Acquisition of Egg	1,471
Acquisition of Old Lane	516
Acquisition of BISYS	872
Acquisition of BOOC	712
Acquisition of ATD	569
Sale of Avantel	(118)
Foreign exchange translation, smaller acquisitions and other	821
Balance at December 31, 2007	$41,053
Sale of German retail bank	$(1,047)
Sale of CitiCapital	(221)
Sale of Citigroup Global Services Limited	(85)
Purchase accounting adjustments—BISYS	(184)
Purchase of the remaining shares of Nikko Cordial—net of purchase accounting adjustments	287
Acquisition of Legg Mason Private Portfolio Group	98
Foreign exchange translation	(3,116)
Impairment of goodwill	(9,568)
Smaller acquisitions, purchase accounting adjustments and other	(85)
Balance at December 31, 2008	$27,132

(1) Includes a reduction of $965 million related to the recognition of certain tax benefits.

The changes in goodwill by segment during 2007 and 2008 were as follows:

In millions of dollars	Regional Consumer Banking	Institutional Clients Group	Citi Holdings	Corporate /Other	Total
Balance at December 31, 2006 (1)	$17,183	$6,458	$9,623	$—	$33,264
Goodwill acquired during 2007	1,786	2,153	3,146	—	7,085
Goodwill disposed of during 2007	(118)	—	—	—	(118)
Other (2)	900	677	(755)	—	822
Balance at December 31, 2007	$19,751	$9,288	$12,014	$—	$41,053
Goodwill acquired during 2008	$88	$108	$1,492	$—	$1,688
Goodwill disposed of during 2008	—	—	(1,378)	—	(1,378)
Goodwill impaired during 2008	(6,547)	—	(3,021)	—	(9,568)
Other (2)(3)	(2.211)	775	(3,227)	—	(4,663)
Balance at December 31, 2008	$9,286	$10,171	$7,675	$—	$27,132

(1) Reclassified to conform to the current period’s presentation.

(2) Other changes in goodwill primarily reflect foreign exchange effects on non-dollar-denominated goodwill, as well as purchase accounting adjustments.

(3) As of June 30, 2008, the Company’s structure was reorganized and new operating segments were established. As goodwill is required to be tested for impairment at the reporting unit level, reporting units under the new operating segments have been established.

Goodwill impairment testing is performed at a level below the business segments (referred to as a reporting unit). Changes in the management structure in 2008 resulted in the creation of new business segments. As a result, commencing with the third quarter of 2008, the Company identified new reporting units as required under SFAS No. 142, Goodwill and Other Intangible Assets (SFAS 142). Goodwill affected by the reorganization has been reallocated from seven reporting units to ten, using a relative fair-value approach. Subsequent to the reorganization, goodwill was reallocated to disposals and tested for impairment under the new reporting units.

During 2008, the share prices of financial stocks continued to be very volatile and were under considerable pressure in sustained turbulent markets. In this environment, Citigroup’s market capitalization remained below book value for most of the period and the Company performed goodwill impairment testing for all reporting units as of February 28, 2008, July 1, 2008 and December 31, 2008. In addition, the Company performed impairment testing for selected reporting units as of May 31, 2008 (Citigroup Alternative Investments) and October 31, 2008 (Securities and Banking, North America Consumer Banking and Latin America Consumer Banking). The results of the first step of the impairment test showed no indication of impairment in any of the reporting units at any of the periods except December 31, 2008 and, accordingly, the Company did not perform the second step of the impairment test, except for the test performed as of December 31, 2008. As of December 31, 2008, there was an indication of impairment in the North America Consumer Banking, Latin America Consumer Banking, and Local Consumer Lending - Other reporting units and, accordingly, the second step of testing was performed on these reporting units.

Based on the results of the second step of testing, the Company recorded a $9.6 billion pretax ($8.7 billion after tax) goodwill impairment charge in the fourth quarter of 2008, representing most of the goodwill allocated to these reporting units. The primary cause for the goodwill impairment in the above reporting units was the rapid deterioration in the financial markets, as well as in the global economic outlook particularly during the period beginning mid-November through year end 2008. This deterioration further weakened the near-term prospects for the financial services industry. These and other factors, including the increased possibility of further government intervention, also resulted in the decline in the Company’s market capitalization from approximately $90 billion at July 1, 2008 and approximately $74 billion at October 31, 2008 to approximately $36 billion at December 31, 2008.

The more significant fair-value adjustments in the pro forma purchase price allocation in the second step of testing were to fair-value loans and debt and were made to identify and value identifiable intangibles. The adjustments to measure the assets, liabilities and intangibles were for the purpose of measuring the implied fair value of goodwill and such adjustments are not reflected in the Consolidated Balance Sheet.

The following table shows reporting units with goodwill balances as of December 31, 2008.

in millions of dollars By Reporting Unit	December 31, 2008
North America Regional Consumer Banking	$2,572
EMEA Regional Consumer Banking	291
Asia Regional Consumer Banking	5,229
Latin America Regional Consumer Banking	1,194
Securities & Banking	8,601
Transaction Services	1,570
Brokerage and Asset Management	2,982
Local Consumer Lending — Cards	4,693
Local Consumer Lending - Other	—
Total	$27,132

By Segment
Regional Consumer Banking	$9,286
Institutional Clients Group	10,171
Citi Holdings	7,675
Total	$27,132

While no impairment was noted in step one of our Securities and Banking reporting unit impairment test at October 31, 2008 and December 31, 2008, goodwill present in that reporting unit may be particularly sensitive to further deterioration in economic conditions. Under the market approach for valuing this reporting unit, the earnings multiples and transaction multiples were selected from multiples obtained using data from guideline companies and acquisitions. The selection of the actual multiple considers operating performance and financial condition such as return on equity and net income growth of Securities and Banking as compared to the guideline companies and acquisitions. For the valuation under the income approach, the Company utilized a discount rate which it believes reflects the risk and uncertainty related to the projected cash flows, and selected 2013 as the terminal year. In 2013, the value was derived assuming a return to historical levels of core-business profitability for the reporting unit, despite the significant losses experienced in 2008. This assumption is based on management’s view that this recovery will occur based upon various macro- economic factors such as the recent U.S. government stimulus actions, restoring marketplace confidence and improved risk-management practices on an industry-wide basis. Furthermore, Company-specific actions such as its recently announced realignment of its businesses to optimize its global businesses for future profitable growth, will also be a factor in returning the Company’s core Securities and Banking business to historical levels.

Small deterioration in the assumptions used in the valuations, in particular the discount rate and growth rate assumptions used in the net income projections, could significantly affect the Company’s impairment evaluation and, hence, results. If the future were to differ adversely from management’s best estimate of key economic assumptions and associated cash flows were to decrease by a small margin, the Company could potentially experience future material impairment charges with respect to the goodwill remaining in our Securities and Banking reporting unit. Any such charges by themselves would not negatively affect the Company’s Tier 1 and Total Regulatory Capital Ratios, Tangible Capital or the Company’s liquidity position.

Intangible Assets

The components of intangible assets were as follows:

	December 31, 2008			December 31, 2007
In millions of dollars	Gross carrying amount	Accumulated amortization	Net carrying amount	Gross carrying amount	Accumulated amortization	Net carrying amount
Purchased credit card relationships	$8,443	$4,513	$3,930	$8,499	$4,045	$4,454
Core deposit intangibles	1,345	662	683	1,435	518	917
Other customer relationships	4,031	168	3,863	2,746	197	2,549
Present value of future profits	415	264	151	427	257	170
Other (1)	5,343	1,285	4,058	5,783	1,157	4,626
Total amortizing intangible assets	$19,577	$6,892	$12,685	$18,890	$6,174	$12,716
Indefinite-lived intangible assets	1,474	N/A	1,474	1,591	N/A	1,591
Mortgage servicing rights	5,657	N/A	5,657	8,380	N/A	8,380
Total intangible assets	$26,708	$6,892	$19,816	$28,861	$6,174	$22,687

(1) Includes contract-related intangible assets.

N/A Not Applicable.

The intangible assets recorded during 2008 and their respective amortization periods are as follows:

In millions of dollars	2008	Weighted-average amortization period in years
Purchased credit card relationships	$103	15
Customer relationship intangibles	1,355	25
Core deposit intangibles	15	11
Other intangibles	189	2
Total intangible assets recorded during the period (1)	$1,662	22

(1) There was no significant residual value estimated for the intangible assets recorded during 2007.

Intangible assets amortization expense was $1,427 million, $1,267 million and $1,842 million for 2008, 2007 and 2006, respectively. Intangible assets amortization expense is estimated to be $1,253 million in 2009, $1,224 million in 2010, $1,188 million in 2011, $1,162 million in 2012, and $1,044 million in 2013.

The changes in intangible assets during 2008 were as follows:

In millions of dollars	Net carrying amount at December 31, 2007	Acquisitions	Amortization	Impairments (1)(2)	FX and other(3)	Net carrying amount at December 31, 2008
Purchased credit card relationships	$4,454	$103	$(664)	$(28)	$65	$3,930
Core deposit intangibles	917	15	(155)	—	(94)	683
Other customer relationships	2,549	1,355	(225)	(1)	185	3,863
Present value of future profits	170	—	(13)	—	(6)	151
Indefinite-lived intangible assets	1,591	550	—	(937)	270	1,474
Other	4,626	189	(370)	(239)	(148)	4,058
	$14,307	$2,212	$(1,427)	$(1,205)	$272	$14,159
Mortgage servicing rights (4)	8,380					5,657
Total intangible assets	$22,687					$19,816

(1) During the first quarter of 2008, Old Lane notified investors in its multistrategy hedge fund that they would have the opportunity to redeem their investments in the fund, without restriction, effective July 31, 2008. In April 2008, substantially all unaffiliated investors had notified Old Lane of their intention to redeem their investments. Based on the Company’s expectation of the level of redemptions in the fund, the Company expected that the cash flows from the hedge fund management contract will be lower than previously estimated. The Company performed an impairment analysis of the intangible asset relating to the hedge fund management contract. As a result, an impairment loss of $202 million, representing the remaining unamortized balance of the intangible assets, was recorded in the first quarter of 2008 operating expenses in the results of the ICG segment. The fair value was estimated using a discounted cash flow approach.

(2) In the fourth quarter of 2008, Citigroup recorded a $937 million impairment charge on a Nikko Asset Management contract intangible. During the fourth quarter, it was determined that triggering events occurred that required further testing of the intangible assets for impairment, which resulted in the $937 million impairment charge.

(3) Includes foreign exchange translation and purchase accounting adjustments.

(4)  See XX for the roll-forward of mortgage servicing rights.

20. DEBT

SHORT-TERM BORROWINGS

Short-term borrowings consist of commercial paper and other borrowings with weighted average interest rates as follows:

	2008		2007
In millions of dollars at year end	Balance	Weighted average	Balance	Weighted average
Commercial paper
Citigroup Funding Inc.	$28,654	1.66%	$34,939	5.05%
Other Citigroup subsidiaries	471	2.02	2,404	3.15
	$29,125		$37,343
Other borrowings	$97,566	2.40%	$109,145	3.62%
Total	$126,691		$146,488

Borrowings under bank lines of credit may be at interest rates based on LIBOR, CD rates, the prime rate, or bids submitted by the banks. Citigroup pays commitment fees for its lines of credit.

Some of Citigroup’s nonbank subsidiaries have credit facilities with Citigroup’s subsidiary depository institutions, including Citibank, N.A. Borrowings under these facilities must be secured in accordance with Section 23A of the Federal Reserve Act.

CGMHI has committed financing with unaffiliated banks. At December 31, 2008, CGMHI had drawn down the full $1.050 billion available under these facilities, of which $600 million is guaranteed by Citigroup. CGMHI has bilateral facilities totaling $500 million with unaffiliated banks with maturities occurring on various dates in the second half of 2009. They also have substantial borrowing agreements consisting of facilities that CGMHI has been advised are available, but where no contractual lending obligation exists. These arrangements are reviewed on an ongoing basis to ensure flexibility in meeting CGMHI’s short-term requirements.

LONG-TERM DEBT

	Weighted
In millions of dollars	average		Balances
at year end	coupon	Maturities	2008	2007
Citigroup parent company
Senior notes (1)	4.33%	2009-2098	$138,005	$119,680
Subordinated notes	5.37	2009-2036	30,216	28,185
Junior subordinated notes relating to trust preferred securities	6.94	2027-2067	24,060	23,756
Other Citigroup subsidiaries
Senior notes (2)	2.69	2009-2045	105,629	180,689
Subordinated notes	3.38	2009-2022	3,395	6,551
Secured debt	2.92	2009-2017	290	433
Citigroup Global Markets Holdings Inc. (3)
Senior notes	3.72	2009-2097	20,619	26,545
Subordinated notes	3.56	2010	4	4,856
Citigroup Funding Inc. (4)(5)
Senior notes	3.09	2009-2051	37,375	36,417
Total			$359,593	$427,112
Senior notes			$301,628	$363,331
Subordinated notes			33,615	39,592
Junior subordinated notes relating to trust preferred securities			24,060	23,756
Other			290	433
Total			$359,593	$427,112

(1) Includes $250 million of notes maturing in 2098.

(2) At December 31, 2008 and 2007, collateralized advances from the Federal Home Loan Bank are $67.4 billion and $86.9 billion, respectively.

(3) Includes Targeted Growth Enhanced Term Securities (TARGETS) with no carrying value at December 31, 2008 and $48 million issued by TARGETS Trust XXIV at December 31, 2007 ( the “CGMHI Trusts”). CGMHI owned all of the voting securities of the CGMHI Trusts. The CGMHI Trusts had no assets, operations, revenues or cash flows other than those related to the issuance, administration and repayment of the TARGETS and the CGMHI Trusts’ common securities. The CGMHI Trusts’ obligations under the TARGETS were fully and unconditionally guaranteed by CGMHI, and CGMHI’s guarantee obligations were fully and unconditionally guaranteed by Citigroup.

(4) Includes Targeted Growth Enhanced Term Securities (CFI TARGETS) with no carrying value at December 31, 2008 and $55 million issued by TARGETS Trusts XXV and XXVI at December 31, 2007 (collectively, the “CFI Trusts”). CFI owned all of the voting securities of the CFI Trusts. The CFI Trusts had no assets, operations, revenues or cash flows other than those related to the issuance, administration and repayment of the CFI TARGETS and the CFI Trusts’ common securities. The CFI Trusts’ obligations under the CFI TARGETS were fully and unconditionally guaranteed by CFI, and CFI’s guarantee obligations were fully and unconditionally guaranteed by Citigroup.

(5) Includes Principal-Protected Trust Securities (Safety First Trust Securities) with carrying values of $452 million issued by Safety First Trust Series 2006-1, 2007-1, 2007-2, 2007-3, 2007-4, 2008-1, 2008-2, 2008-3, 2008-4, 2008-5, and 2008-6 (collectively, the “Safety First Trusts”) at December 31, 2008 and $301 million issued by Safety First Trust Series 2006-1, 2007-1, 2007-2, 2007-3 and 2007- 4 at December 31, 2007. CFI owns all of the voting securities of the Safety First Trusts. The Safety First Trusts have no assets, operations, revenues or cash flows other than those related to the issuance, administration and repayment of the Safety First Trust Securities and the Safety First Trusts’ common securities. The Safety First Trusts’

obligations under the Safety First Trust Securities are fully and unconditionally guaranteed by CFI, and CFI’s guarantee obligations are fully and unconditionally guaranteed by Citigroup.

CGMHI has a syndicated five-year committed uncollateralized revolving line of credit facility with unaffiliated banks totaling $3.0 billion, which matures in 2011. CGMHI also has committed long-term financing facilities with unaffiliated banks. At December 31, 2008, CGMHI had drawn down the full $1.025 billion available under these facilities, of which $475 million is guaranteed by Citigroup. A bank can terminate these facilities by giving CGMHI prior notice (generally one year). CGMHI also has a $75 million bilateral facility which matures in 2010.

CGMHI also has substantial borrowing arrangements consisting of facilities that CGMHI has been advised are available, but where no contractual lending obligation exists. These arrangements are reviewed on an ongoing basis to ensure flexibility in meeting CGMHI’s short-term requirements.

The Company issues both fixed and variable rate debt in a range of currencies. It uses derivative contracts, primarily interest rate swaps, to effectively convert a portion of its fixed rate debt to variable rate debt and variable rate debt to fixed rate debt. The maturity structure of the derivatives generally corresponds to the maturity structure of the debt being hedged. In addition, the Company uses other derivative contracts to manage the foreign exchange impact of certain debt issuances. At December 31, 2008, the Company’s overall weighted average interest rate for long-term debt was 3.83% on a contractual basis and 4.19% including the effects of derivative contracts.

Aggregate annual maturities of long-term debt obligations (based on final maturity dates) including trust preferred securities are as follows:

In millions of dollars	2009	2010	2011	2012	2013	Thereafter
Citigroup parent company	$13,463	$17,500	$19,864	$21,135	$17,525	$102,794
Other Citigroup subsidiaries	55,853	16,198	18,607	2,718	4,248	11,691
Citigroup Global Markets Holdings Inc.	1,524	2,352	1,487	2,893	392	11,975
Citigroup Funding Inc.	17,632	5,381	2,154	1,253	3,790	7,164
Total	$88,472	$41,431	$42,112	$27,999	$25,955	$133,624

Long-term debt at December 31, 2008 and December 31, 2007 includes $24,060 million and $23,756 million, respectively, of junior subordinated debt. The Company formed statutory business trusts under the laws of the state of Delaware. The trusts exist for the exclusive purposes of (i) issuing Trust Securities representing undivided beneficial interests in the assets of the Trust; (ii) investing the gross proceeds of the Trust Securities in junior subordinated deferrable interest debentures (subordinated debentures) of its parent; and (iii) engaging in only those activities necessary or incidental thereto. Upon approval from the Federal Reserve, Citigroup has the right to redeem these securities.

Citigroup has contractually agreed not to redeem or purchase (i) the 6.50% Enhanced Trust Preferred Securities of Citigroup Capital XV before September 15, 2056, (ii) the 6.45% Enhanced Trust Preferred Securities of Citigroup Capital XVI before December 31, 2046, (iii) the 6.35% Enhanced Trust Preferred Securities of Citigroup Capital XVII before March 15, 2057, (iv) the 6.829% Fixed Rate/Floating Rate Enhanced Trust Preferred Securities of Citigroup Capital XVIII before June 28, 2047, (v) the 7.250% Enhanced Trust Preferred Securities of Citigroup Capital XIX before August 15, 2047, (vi) the 7.875% Enhanced Trust Preferred Securities of Citigroup Capital XX before December 15, 2067, and (vii) the 8.300% Fixed Rate/Floating Rate Enhanced Trust Preferred Securities of Citigroup Capital XXI before December 21, 2067 unless certain conditions, described in Exhibit 4.03 to Citigroup’s Current Report on Form 8-K filed on September 18, 2006, in Exhibit 4.02 to Citigroup’s Current Report on Form 8-K filed on November 28, 2006, in Exhibit 4.02 to Citigroup’s Current Report on Form 8-K filed on March 8, 2007, in Exhibit 4.02 to Citigroup’s Current Report on Form 8-K filed on July 2, 2007, in Exhibit 4.02 to Citigroup’s Current Report on Form 8-K filed on August 17, 2007, in Exhibit 4.2 to Citigroup’s Current Report on Form 8-K filed on November 27, 2007, and in Exhibit 4.2 to Citigroup’s Current Report on Form 8-K filed on December 21, 2007, respectively, are met. These agreements are for the benefit of the holders of Citigroup’s 6.00% Junior Subordinated Deferrable Interest Debentures due 2034.

Citigroup owns all of the voting securities of these subsidiary trusts. These subsidiary trusts have no assets, operations, revenues or cash flows other than those related to the issuance, administration and repayment of the subsidiary trusts and the subsidiary trusts’ common securities. These subsidiary trusts’ obligations are fully and unconditionally guaranteed by Citigroup.

The following table summarizes the financial structure of each of the Company’s subsidiary trusts at December 31, 2008:

Trust securities					Common	Junior subordinated debentures owned by trust
with distributions guaranteed by Citigroup	Issuance date	Securities issued	Liquidation value	Coupon rate	shares issued to parent	Amount (1)	Maturity	Redeemable by issuer beginning
In millions of dollars, except share amounts
Citigroup Capital III	Dec. 1996	200,000	$200	7.625%	6,186	$206	Dec. 1, 2036	Not redeemable
Citigroup Capital VII	July 2001	46,000,000	1,150	7.125%	1,422,681	1,186	July 31, 2031	July 31, 2006
Citigroup Capital VIII	Sept. 2001	56,000,000	1,400	6.950%	1,731,959	1,443	Sept. 15, 2031	Sept. 17, 2006
Citigroup Capital IX	Feb. 2003	44,000,000	1,100	6.000%	1,360,825	1,134	Feb. 14, 2033	Feb. 13, 2008
Citigroup Capital X	Sept. 2003	20,000,000	500	6.100%	618,557	515	Sept. 30, 2033	Sept. 30, 2008
Citigroup Capital XI	Sept. 2004	24,000,000	600	6.000%	742,269	619	Sept. 27, 2034	Sept. 27, 2009
Citigroup Capital XIV	June 2006	22,600,000	565	6.875%	40,000	566	June 30, 2066	June 30, 2011
Citigroup Capital XV	Sept. 2006	47,400,000	1,185	6.500%	40,000	1,186	Sept. 15, 2066	Sept. 15, 2011
Citigroup Capital XVI	Nov. 2006	64,000,000	1,600	6.450%	20,000	1,601	Dec. 31, 2066	Dec. 31, 2011
Citigroup Capital XVII	Mar. 2007	44,000,000	1,100	6.350%	20,000	1,101	Mar. 15, 2067	Mar. 15, 2012
Citigroup Capital XVIII	June 2007	500,000	731	6.829%	50	731	June 28, 2067	June 28, 2017
Citigroup Capital XIX	Aug. 2007	49,000,000	1,225	7.250%	20	1,226	Aug. 15, 2067	Aug. 15, 2012
Citigroup Capital XX	Nov. 2007	31,500,000	788	7.875%	20,000	788	Dec. 15, 2067	Dec. 15, 2012
Citigroup Capital XXI	Dec. 2007	3,500,000	3,500	8.300%	500	3,501	Dec. 21, 2077	Dec. 21, 2037
Citigroup Capital XXIX	Nov. 2007	1,875,000	1,875	6.320%	10	1,875	Mar. 15, 2041	Mar. 15, 2013
Citigroup Capital XXX	Nov. 2007	1,875,000	1,875	6.455%	10	1,875	Sept. 15, 2041	Sept. 15, 2013
Citigroup Capital XXXI	Nov. 2007	1,875,000	1,875	6.700%	10	1,875	Mar. 15, 2042	Mar. 15, 2014
Citigroup Capital XXXII	Nov. 2007	1,875,000	1,875	6.935%	10	1,875	Sept. 15, 2042	Sept. 15, 2014

Adam Capital Trust III	Dec. 2002	17,500	18	3 mo. LIB+335 bp.	542	18	Jan. 7, 2033	Jan. 7, 2008
Adam Statutory Trust III	Dec. 2002	25,000	25	3 mo. LIB+325 bp.	774	26	Dec. 26, 2032	Dec. 26, 2007
Adam Statutory Trust IV	Sept. 2003	40,000	40	3 mo. LIB+295 bp.	1,238	41	Sept. 17, 2033	Sept. 17, 2008
Adam Statutory Trust V	Mar. 2004	35,000	35	3 mo. LIB+279 bp.	1,083	36	Mar. 17, 2034	Mar. 17, 2009
Total obligated			$23,262			$23,424

(1) Represents the proceeds received from the Trust at the date of issuance.

In each case, the coupon rate on the debentures is the same as that on the trust securities. Distributions on the trust securities and interest on the debentures are payable quarterly, except for Citigroup Capital III, Citigroup Capital XVIII and Citigroup Capital XXI on which distributions are payable semiannually.

During 2008, Citigroup did not issue any Enhanced Trust Preferred Securities.

21. PREFERRED STOCK AND STOCKHOLDERS’ EQUITY

The following table summarizes the Company’s Preferred stock outstanding at December 31, 2008 and December 31, 2007:

		Redemption price per depositary share /	Number of	Convertible to approximate number of Citigroup	Carrying value (in millions of dollars)
	Dividend rate	preference share	depositary shares	common shares	December 31, 2008	December 31, 2007
Series A (1)	7.000%	$50	137,600,000	261,083,726	$6,880	$—
Series B (1)	7.000%	50	60,000,000	113,844,648	3,000	—
Series C (1)	7.000%	50	20,000,000	37,948,216	1,000	—
Series D (1)	7.000%	50	15,000,000	28,461,162	750	—
Series E (2)	8.400%	1,000	6,000,000	—	6,000	—
Series F (3)	8.500%	25	81,600,000	—	2,040	—
Series H (4)	5.000%	1,000,000	25,000	—	23,709	—
Series I (5)	8.000%	1,000,000	20,000	—	19,531	—
Series J (1)	7.000%	50	9,000,000	17,076,697	450	—
Series K (1)	7.000%	50	8,000,000	15,179,286	400	—
Series L1 (1)	7.000%	50	100,000	189,741	5	—
Series N (1)	7.000%	50	300,000	569,223	15	—
Series T (6)	6.500%	50	63,373,000	93,940,986	3,169	—
Series AA (7)	8.125%	25	148,600,000	—	3,715	—
				568,293,685	$70,664	$—

(1) Issued on January 23, 2008 as depositary shares, each representing a 1/1,000th interest in a share of the corresponding series of Non-Cumulative Convertible Preferred Stock. Redeemable in whole or in part on or after February 15, 2015. Under the terms of pre-existing conversion price reset agreements with holders of Series A, B, C, D, J, K, L1 and N (the “Old Preferred Stock”), on February 17, 2009, Citigroup exchanged shares of new preferred stock (the “New Preferred Stock”) for an equal number of shares of Old Preferred Stock. The terms and conditions of the New Preferred Stock are identical in all material respects to the terms and conditions of the Old Preferred Stock, except that the Conversion Price and Conversion Rate of the New Preferred Stock have been reset to $26.3517 and 1,897.4108, respectively. All shares of the Old Preferred Stock were canceled. The dividend of $0.88 per depositary share is payable quarterly when, as and if declared by the Company’s Board of Directors. Redemption is subject to a capital replacement covenant.

(2) Issued on April 28, 2008 as depositary shares, each representing a 1/25th interest in a share of the corresponding series of Fixed Rate/Floating Rate Non-Cumulative Preferred Stock. Redeemable in whole or in part on or after April 30, 2018. Dividends are payable semi-annually for the first 10 years until April 30, 2018 at $42.70 per depositary share and thereafter quarterly at a floating rate when, as and if declared by the Company’s Board of Directors.

(3) Issued on May 13, 2008 and May 28, 2008 as depositary shares, each representing a 1/1,000th interest in a share of the corresponding series of Non-Cumulative Preferred Stock. Redeemable in whole or in part on or after June 15, 2013. The dividend of $0.53 per depositary share is payable quarterly when, as and if declared by the Company’s Board of Directors.

(4) Issued on October 28, 2008 as Cumulative Preferred Stock to the United States Treasury under the Troubled Asset Relief Program. Redeemable in whole or in part subject to approval of the investor and compliance with certain conditions. Dividends are payable quarterly for the first five years until February 15, 2013 at $12,500 per preferred share and thereafter at $22,500 per preferred share when, as and if declared by the Company’s Board of Directors.

(5) Issued on December 31, 2008 as Cumulative Preferred Stock to the United States Treasury under the Troubled Asset Relief Program. Redeemable in whole or in part subject to approval of the investor and compliance with certain conditions. The dividend of $20,000 per preferred share is payable quarterly when, as and if declared by the Company’s Board of Directors.

(6) Issued on January 23, 2008 and January 29, 2008 as depositary shares, each representing a 1/1,000th interest in a share of the corresponding series of Non-Cumulative Convertible Preferred Stock. Redeemable in whole or in part on or after February 15, 2015. Convertible into Citigroup common stock at a conversion rate of approximately 1,482.3503 per share, which is subject to adjustment under certain conditions. The dividend or in $0.81 per depositary share is payable quarterly when, as and if declared by the Company’s Board of Directors. Redemption is subject to a capital replacement covenant.

(7) Issued on January 25, 2008 as depositary shares, each representing a 1/1,000th interest in a share of the corresponding series of Non-Cumulative Preferred Stock. Redeemable in whole or in part on or after February 15, 2018. The dividend of $0.51 per depositary share is payable quarterly when, as and if declared by the Company’s Board of Directors. Redemption is subject to a capital replacement covenant.

If dividends are declared on Series E as scheduled, the impact from preferred dividends on earnings per share in the first and third quarters will be lower than the impact in the second and fourth quarters. All other series currently have a quarterly dividend declaration schedule.

Regulatory Capital

Citigroup is subject to risk-based capital and leverage guidelines issued by the Board of Governors of the Federal Reserve System (FRB). Its U.S. insured depository institution subsidiaries, including Citibank, N.A., are subject to similar guidelines issued by their respective primary federal bank regulatory agencies. These guidelines are used to evaluate capital adequacy and include the required minimums shown in the following table.

The regulatory agencies are required by law to take specific prompt actions with respect to institutions that do not meet minimum capital standards. As of December 31, 2008 and 2007, all of Citigroup’s U.S. insured subsidiary depository institutions were “well capitalized.”

At December 31, 2008, regulatory capital as set forth in guidelines issued by the U.S. federal bank regulators is as follows:

In millions of dollars	Required minimum	Well- capitalized minimum		Citigroup (3)	Citibank, N.A.(3)
Tier 1 Capital				$118,758	$70,977
Total Capital (1)				156,398	108,355
Tier 1 Capital Ratio	4.0%	6.0%		11.92%	9.94%
Total Capital Ratio (1)	8.0	10.0		15.70	15.18
Leverage Ratio (2)	3.0	5.0	(3)	6.08	5.82

(1)     Total Capital includes Tier 1 and Tier 2.

(2)     Tier 1 Capital divided by adjusted average assets.

(3)     Applicable only to depository institutions. For bank holding companies to be “well capitalized,” they must maintain a minimum Leverage Ratio of 3%.

Banking Subsidiaries

There are various legal limitations on the ability of Citigroup’s subsidiary depository institutions to extend credit, pay dividends or otherwise supply funds to Citigroup and its non-bank subsidiaries. The approval of the Office of the Comptroller of the Currency, in the case of national banks, or the Office of Thrift Supervision, in the case of federal savings banks, is required if total dividends declared in any calendar year exceed amounts specified by the applicable agency’s regulations. State-chartered depository institutions are subject to dividend limitations imposed by applicable state law.

As of December 31, 2008, Citigroup’s subsidiary depository institutions can declare dividends to their parent companies, without regulatory approval, of approximately $69 million. In determining the dividends, each depository institution must also consider its effect on applicable risk-based capital and leverage ratio requirements, as well as policy statements of the federal regulatory agencies that indicate that banking organizations should generally pay dividends out of current operating earnings.

Non-Banking Subsidiaries

Citigroup also receives dividends from its non-bank subsidiaries. These non-bank subsidiaries are generally not subject to regulatory restrictions on dividends.

The ability of CGMHI to declare dividends can be restricted by capital considerations of its broker-dealer subsidiaries.

In millions of dollars

Subsidiary	Jurisdiction	Net capital or equivalent	Excess over minimum requirement
Citigroup Global Markets Inc.	U.S. Securities and Exchange Commission Uniform Net Capital Rule (Rule 15c3-1)	$2,490	$1,639
Citigroup Global Markets Limited	United Kingdom’s Financial Services Authority	$3,888	$3,888

22. CHANGES IN ACCUMULATED OTHER COMPREHENSIVE INCOME (LOSS)

Changes in each component of “Accumulated Other Comprehensive Income (Loss)” for the three-year period ended December 31, 2008 are as follows:

In millions of dollars	Net unrealized gains (losses) on investment securities	Foreign currency translation adjustment, net of hedges	Cash flow hedges	Pension liability adjustments	Accumulated other comprehensive income (loss)
Balance, January 1, 2006	$1,084	$(4,090)	$612	$(138)	$(2,532)
Increase in net unrealized gains on investment securities, net of taxes	1,023	—	—	—	1,023
Less: Reclassification adjustment for net gains included in net income, net of taxes	(1,164)	—	—	—	(1,164)
Foreign currency translation adjustment, net of taxes (2)	—	1,294	—	—	1,294
Cash flow hedges, net of taxes	—	—	(673)	—	(673)
Minimum pension liability adjustment, net of taxes (3)	—	—	—	(1)	(1)
Adjustment to initially apply SFAS No. 158, net of taxes	—	—	—	(1,647)	(1,647)
Change	$(141)	$1,294	$(673)	$(1,648)	$(1,168)
Balance, December 31, 2006	$943	$(2,796)	$(61)	$(1,786)	$(3,700)
Adjustment to opening balance, net of taxes (4)	149	—	—	—	149
Adjusted balance, beginning of year	$1,092	$(2,796)	$(61)	$(1,786)	$(3,551)
Increase in net unrealized gains on investment securities, net of taxes	138	—	—	—	138
Less: Reclassification adjustment for net gains included in net income, net of taxes	(759)	—	—	—	(759)
Foreign currency translation adjustment, net of taxes (2)	—	2,024	—	—	2,024
Cash flow hedges, net of taxes (5)	—	—	(3,102)	—	(3,102)
Pension liability adjustment, net of taxes (6)	—	—	—	590	590
Change	$(621)	$2,024	$(3,102)	$590	$(1,109)
Balance, December 31, 2007	$471	$(772)	$(3,163)	$(1,196)	$(4,660)
Increase in net unrealized gains (losses) on investment securities, net of taxes	(11,422)	—	—	—	(11,422)
Less: Reclassification adjustment for net losses included in net income, net of taxes	1,304	—	—	—	1,304
Foreign currency translation adjustment, net of taxes (2)	—	(6,972)	—	—	(6,972)
Cash flow hedges, net of taxes (5)	—	—	(2,026)	—	(2,026)
Pension liability adjustment, net of taxes (6)	—	—	—	(1,419)	(1,419)
Change	$(10,118)	$(6,972)	$(2,026)	$(1,419)	$(20,535)
Balance, December 31, 2008 (1)	$(9,647)	$(7,744)	$(5,189)	$(2,615)	$(25,195)

(1) The December 31, 2008 balance of $(9.6) billion for net unrealized losses on investment securities consists of $(4.4) billion for those investments classified as available-for-sale and $(5.2) billion for those classified as held-to-maturity.

(2) Reflects, among other items: the movements in the British pound, Euro, Korean won, Polish zloty and Mexican peso against the U.S. dollar, and changes in related tax effects and hedges in 2006; the movements in the Euro, Brazilian real, Canadian dollar, Polish zloty, Indian rupee and Australian dollar against the U.S. dollar, and related tax effects and hedges in 2007; and the movements in the Mexican peso, Euro, British pound, Polish zloty, Korean won and the Brazilian real against the U.S. dollar, and changes in related tax effects and hedges in 2008.

(3) Additional minimum liability, as required by SFAS No. 87, Employers’ Accounting for Pensions (SFAS 87), related to unfunded or book reserve plans, such as the U.S. nonqualified pension plans and certain foreign pension plans.

(4) The after-tax adjustment to the opening balance of Accumulated other comprehensive income (loss) represents the reclassification of the unrealized gains (losses) related to the Legg Mason securities, as well as several miscellaneous items previously reported in accordance with SFAS 115. The related unrealized gains and losses were reclassified to Retained earnings upon the adoption of the fair value option in accordance with SFAS 159. See Notes 1 and 27 for further discussions.

(5) Primarily driven by Citigroup’s pay fixed/receive floating rate swap programs that are hedging the floating rate on deposits and long-term debt. The declining market interest rates in 2007 and 2008 have had a negative impact on the cash flow hedges portfolio.

(6) Reflects adjustments to funded status of pension and postretirement plans as required by SFAS 158, which is the difference between the projected benefit obligation and the fair value of the plans’ assets.

(7) The net unrealized loss related to securities transferred to held-to-maturity is $5.2 billion as of December 31, 2008.

23. SECURITIZATIONS AND VARIABLE INTEREST ENTITIES

Overview

Citigroup and its subsidiaries are involved with several types of off-balance sheet arrangements, including special purpose entities (SPEs). See Note 1 to the Consolidated Financial Statements for a discussion of proposed accounting changes to SFAS 140, Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities (SFAS 140), and FASB Interpretation No. 46, “Consolidation of Variable Interest Entities (revised December 2003) (FIN 46 (R)).”

Uses of SPEs

An SPE is an entity designed to fulfill a specific limited need of the company that organized it.

The principal uses of SPEs are to obtain liquidity and favorable capital treatment by securitizing certain of Citigroup’s financial assets, to assist clients in securitizing their financial assets, and to create investment products for clients. SPEs may be organized in many legal forms including trusts, partnerships, or corporations. In a securitization, the company transferring assets to an SPE converts those assets into cash before they would have been realized in the normal course of business, through the SPE’s issuance of debt and equity instruments, certificates, commercial paper, and other notes of indebtedness, which are recorded on the balance sheet of the SPE and not reflected on the transferring company’s balance sheet, assuming applicable accounting requirements are satisfied. Investors usually have recourse to the assets in the SPE and often benefit from other credit enhancements, such as a collateral account or overcollateralization in the form of excess assets in the SPE, or from a liquidity facility, such as a line of credit, liquidity put option or asset purchase agreement. The SPE can typically obtain a more favorable credit rating from rating agencies than the transferor could obtain for its own debt issuances, resulting in less expensive financing costs. The SPE may also enter into derivative contracts in order to convert the yield or currency of the underlying assets to match the needs of the SPE investors, or to limit or change the credit risk of the SPE. Citigroup may be the provider of certain credit enhancements as well as the counterparty to any related derivative contracts.

SPEs may be Qualifying SPEs (QSPEs) or Variable Interest Entities (VIEs) or neither.

Qualifying SPEs

QSPEs are a special class of SPEs defined in (SFAS 140). QSPEs have significant limitations on the types of assets and derivative instruments they may own or enter into and the types and extent of activities and decision-making they may engage in. Generally, QSPEs are passive entities designed to purchase assets and pass through the cash flows from those assets to the investors in the QSPE. QSPEs may not actively manage their assets through discretionary sales and are generally limited to making decisions inherent in servicing activities and issuance of liabilities. QSPEs are generally exempt from consolidation by the transferor of assets to the QSPE and any investor or counterparty.

Variable Interest Entities

VIEs are entities defined in (FIN 46(R)), as entities that have either a total equity investment that is insufficient to permit the entity to finance its activities without additional subordinated financial support or whose equity investors lack the characteristics of a controlling financial interest (i.e., ability to make significant decisions through voting rights, right to receive the expected residual returns of the entity and obligation to absorb the expected losses of the entity). Investors that finance the VIE through debt or equity interests or other counterparties that provide other forms of support, such as guarantees, subordinated fee arrangements, or certain types of derivative contracts, are variable interest holders in the entity. The variable interest holder, if any, that will absorb a majority of the entity’s expected losses, receive a majority of the entity’s expected residual returns, or both, is deemed to be the primary beneficiary and must consolidate the VIE. Consolidation under FIN 46(R) is based on expected losses and residual returns, which consider various scenarios on a probability-weighted basis. Consolidation of a VIE is, therefore, determined based primarily on variability generated in scenarios that are considered most likely to occur, rather than based on scenarios that are considered more remote. Certain variable interests may absorb significant amounts of losses or residual returns contractually, but if those scenarios are considered very unlikely to occur, they may not lead to consolidation of the VIE.

All of these facts and circumstances are taken into consideration when determining whether the Company has variable interests that would deem it the primary beneficiary and, therefore, require consolidation of the related VIE or otherwise rise to the level where disclosure would provide useful information to the users of the Company’s financial statements. In some cases, it is qualitatively clear based on the extent of the Company’s involvement or the seniority of its investments that the Company is not the primary beneficiary of the VIE. In other cases, a more detailed and quantitative analysis is required to make such a determination.

The Company generally considers the following types of involvement to be significant:

•          assisting in the structuring of a transaction and retaining any amount of debt financing (e.g., loans, notes, bonds or other debt instruments) or an equity investment (e.g., common shares, partnership interests or warrants);

•          writing a “liquidity put” or other liquidity facility to support the issuance of short-term notes;

•          writing credit protection (e.g., guarantees, letters of credit, credit default swaps or total return swaps where the Company receives the total return or risk on the assets held by the VIE); or

•          certain transactions where the Company is the investment manager and receives variable fees for services.

In various other transactions, the Company may act as a derivative counterparty (for example, interest rate swap, cross-currency swap, or purchaser of credit protection under a credit default swap or total return swap where the Company pays the total return on certain assets to the SPE); may act as underwriter or placement agent; may provide administrative, trustee, or other services; or may make a market in debt securities or other instruments issued by VIEs. The Company generally considers such involvement, by itself, “not significant” under FIN 46(R).

Citigroup’s involvement with QSPEs, Consolidated and Unconsolidated VIEs with which the Company holds significant variable interests as of December 31, 2008 and 2007 is presented below:

In millions of dollars	As of December 31, 2008

					Maximum exposure to loss in significant unconsolidated VIEs (1)
					Funded exposures (3)		Unfunded exposures (4)
	Total involvement with SPE assets	QSPE assets	Consolidated VIE assets	Significant unconsolidated VIE assets (2)	Debt investments	Equity investments	Funding commitments	Guarantees and derivatives	Total maximum exposure to loss in significant unconsolidated VIEs continued(3)
Citigroup
Credit card securitizations	$123,867	$123,867	$—	$—	$—	$—	$—	$—	$—
Mortgage securitizations	671,363	671,360	3	—	—	—	—	—	—
Student loan securitizations	15,650	15,650	—	—	—	—	—	—	—
Citi-administered asset-backed commercial paper conduits (ABCP)	59,635	—	—	59,635	—	—	59,435	200	59,635
Third-party commercial paper conduits	20,755	—	—	20,755	2	—	1,380	17	1,399
Collateralized debt obligations (CDOs)	29,055	—	11,466	17,589	928	—	230	315	1,473
Collateralized loan obligations (CLOs)	20,253	—	122	20,131	1,430	—	14	—	1,444
Asset-based financing	102,154	—	3,847	98,307	25,275	45	2,799	112	28,231
Municipal securities tender option bond trusts (TOBs)	30,071	6,504	14,619	8,948	652	3	7,067	162	7,884
Municipal investments	17,138	—	866	16,272	—	2,746	790	—	3,536
Client intermediation	9,464	—	3,811	5,653	1,537	—	—	—	1,537
Structured investment vehicles (SIVs)	—	—	—	—	—	—	—	—	—
Investment funds	10,627	—	2,202	8,425	22	156	12	—	190
Other	23,123	4,751	9,982	8,390	784	99	379	—	1,262
Trust preferred securities	23,899	—	—	23,899	—	162	—	—	162
Total Citigroup	$1,157,054	$822,132	$46,918	$288,004	$30,630	$3,211	$72,106	$806	$106,753

(1)  The definition of maximum exposure to loss is included in the text that follows.

(2)  A significant unconsolidated VIE is an entity where the Company has any variable interest considered to be significant as discussed above regardless of the likelihood of loss or the notional amount of exposure.

(3)  Included in Citigroup’s December 31, 2008 Consolidated Balance Sheet.

(4)  Not included in Citigroup’s December 31, 2008 Consolidated Balance Sheet.

In millions of dollars	As of December 31, 2007 (1)

	Total involvement with SPEs	QSPE assets	Consolidated VIE assets	Significant unconsolidated VIE assets (2)	Maximum exposure to loss in significant unconsolidated VIE assets (3)
Citigroup
Credit card securitizations	$125,109	$125,109	$—	$—	$—
Mortgage securitizations	643,228	643,165	63	—	—
Student loan securitizations	14,882	14,882	—	—	—
Citi-administered asset-backed commercial paper conduits (ABCP)	72,558	—	—	72,558	72,558
Third-party commercial paper conduits	27,021	—	—	27,021	2,154
Collateralized debt obligations (CDOs)	74,106	—	22,312	51,794	13,979
Collateralized loan obligations (CLOs)	23,227	—	1,353	21,874	4,762
Asset-based financing	96,072	—	4,468	91,604	34,297
Municipal securities tender option bond trusts (TOBs)	50,129	10,556	17,003	22,570	17,843
Municipal investments	13,715	—	53	13,662	2,711
Client intermediation	12,383	—	2,790	9,593	1,643
Structured investment vehicles (SIVs)	58,543	—	58,543	—	—
Investment funds	12,078	—	744	11,334	257
Other	39,315	14,526	14,229	10,560	1,882
Trust preferred securities	23,756	—	—	23,756	162
Total Citigroup	$1,286,122	$808,238	$121,558	$356,326	$152,248

(1)  Reclassified to conform to the current period’s presentation.

(2)  A significant unconsolidated VIE is an entity where the Company has any variable interest considered to be significant as discussed above, regardless of the likelihood of loss or the notional amount of exposure.

(3)  The definition of maximum exposure to loss is included in the text that follows.

This table does not include:

•          certain venture capital investments made by some of the Company’s private equity subsidiaries, as the Company accounts for these investments in accordance with the Investment Company Audit Guide;

•          certain limited partnerships where the Company is the general partner and the limited partners have the right to replace the general partner or liquidate the funds;

•          certain investment funds for which the Company provides investment management services and personal estate trusts for which the Company provides administrative, trustee and/or investment management services;

•          VIEs structured by third parties where the Company holds securities in inventory. These investments are made on arm’s-length terms; and

•          transferred assets to a VIE where the transfer did not qualify as a sale and where the Company did not have any other involvement that is deemed to be a variable interest with the VIE. These transfers are accounted for as secured borrowings by the Company.

The asset balances for consolidated VIEs represent the carrying amounts of the assets consolidated by the Company. The carrying amount may represent the amortized cost or the current fair value of the assets depending on the legal form of the asset (e.g., security or loan) and the Company’s standard accounting policies for the asset type and line of business.

The asset balances for unconsolidated VIEs where the Company has significant involvement represent the most current information available to the Company. In most cases, the asset balances represent an amortized cost basis without regard to impairments in fair value, unless fair value information is readily available to the Company. For VIEs that obtain asset exposures synthetically through derivative instruments (for example, synthetic CDOs), the Company includes the full original notional amount of the derivative as an asset.

The maximum funded exposure represents the balance sheet carrying amount of the Company’s investment in the VIE. It reflects the initial amount of cash invested in the VIE plus any accrued interest and is adjusted for any impairments in value recognized in earnings and any cash principal payments received. The maximum exposure of unfunded positions represents the remaining undrawn committed amount, including liquidity and credit facilities provided by the Company, or the notional amount of a derivative instrument considered to be a variable interest, adjusted for any declines in fair value recognized in earnings. In certain transactions, the Company has entered into derivative instruments or other arrangements that are not considered variable interests in the VIE under FIN 46(R) (e.g., interest rate swaps, cross-currency swaps, or where the Company is the purchaser of credit protection under a credit default swap or total return swap where the Company pays the total return on certain assets to the SPE). Receivables under such arrangements are not included in the maximum exposure amounts.

Consolidated VIEs—Balance Sheet Classification

The following table presents the carrying amounts and classification of consolidated assets that are collateral for consolidated VIE obligations:

In billions of dollars	December 31, 2008	December 31, 2007
Cash	$1.9	$12.3
Trading account assets	22.2	87.3
Investments	17.5	15.0
Loans	2.6	2.2
Other assets	2.7	4.8
Total assets of consolidated VIEs	$46.9	$121.6

The following table presents the carrying amounts and classification of the third-party liabilities of the consolidated VIEs:

In billions of dollars	December 31, 2008
Trading account liabilities	$0.8
Short-term borrowings	17.0
Long-term debt	6.8
Other liabilities	3.0
Total liabilities of consolidated VIEs	$27.6

The consolidated VIEs included in the table above represent hundreds of separate entities with which the Company is involved. In general, the third-party investors in the obligations of consolidated VIEs have recourse only to the assets of the VIEs and do not have recourse to the Company, except where the Company has provided a guarantee to the investors or is the counterparty to certain derivative transactions involving the VIE. In addition, the assets are generally restricted only to pay such liabilities. Thus, the Company’s maximum exposure to loss related to consolidated VIEs is significantly less than the carrying value of the consolidated VIE assets due to outstanding third-party financing. Intercompany liabilities are excluded from the table.

Significant Interest in VIEs—Balance Sheet Classification

The following table presents the carrying amounts and classification of significant interests in VIEs:

In billions of dollars	December 31, 2008
Trading account assets	$6.3
Investments	8.4
Loans	15.9
Other assets	3.1
Total assets	$33.7

In billions of dollars	December 31, 2008
Trading account liabilities	$0.2
Long-term debt	0.4
Other liabilities	0.6
Total liabilities	$1.2

The Company’s unfunded exposure to loss is determined based on the Company’s maximum contractual commitment less these liabilities recognized in the Balance Sheet as displayed above.

Credit Card Securitizations

The Company securitizes credit card receivables through trusts which are established to purchase the receivables. Citigroup sells receivables into the QSPE trusts on a non-recourse basis. Credit card securitizations are revolving securitizations; that is, as customers pay their credit card balances, the cash proceeds are used to purchase new receivables and replenish the receivables in the trust. The Company relies on securitizations to fund a significant portion of its managed North America Cards business.

The following table reflects amounts related to the Company’s securitized credit card receivables at December 31, 2008 and 2007:

In billions of dollars	2008	2007
Principal amount of credit card receivables in trusts	$123.9	$125.1
Ownership interests in principal amount of trust credit card receivables:
Sold to investors via trust-issued securities	98.2	102.3
Retained by Citigroup as trust-issued securities	6.5	4.5
Retained by Citigroup via non-certificated interests recorded as consumer loans	19.2	18.3
Total ownership interests in principal amount of trust credit card receivables	$123.9	$125.1
Other amounts recorded on the balance sheet related to interests retained in the trusts:
Other retained interest in securitized assets	$3.1	$3.0
Residual interest in securitized assets(1)	1.7	3.4
Amounts payable to trusts	1.7	1.6

(1)     Includes net unbilled interest in sold balances of $0.6 billion and $0.7 billion as of December 31, 2008 and 2007, respectively.

The Company recorded net gains (losses) from securitization of credit card receivables of $(1,534) million, $1,084 million and $1,267 million during 2008, 2007 and 2006, respectively. Net gains (losses) reflect the following:

•          incremental gains (losses) from new securitizations;

•          the reversal of the allowance for loan losses associated with receivables sold;

•          net gains on replenishments of the trust assets offset by other-than-temporary impairments; and

•          mark-to-market changes for the portion of the residual interest classified as trading assets.

The following table summarizes selected cash flow information related to credit card securitizations for the years 2008, 2007 and 2006:

In billions of dollars	2008	2007	2006
Proceeds from new securitizations	$28.7	$36.2	$20.2
Proceeds from collections reinvested in new receivables	214.3	218.0	213.1
Contractual servicing fees received	2.0	2.1	2.1
Cash flows received on retained interests and other net cash flows	7.2	7.6	7.9

Key assumptions used for the securitization of credit cards during 2008 and 2007 in measuring the fair value of retained interests at the date of sale or securitization are as follows:

	2008	2007
Discount rate	13.3% to 20.9%	12.7% to 16.8%
Constant prepayment rate	5.8% to 21.1%	6.5% to 22.0%
Anticipated net credit losses	4.7% to 9.9%	3.4% to 6.4%

There are two primary trusts through which the Company securitizes credit card receivables. The valuation of retained interests is performed separately for each trust, resulting in the disclosed range for the key assumptions. The constant prepayment rate assumption range reflects the projected payment rates over the life of a credit card balance, excluding new card purchases. This results in a high payment in the early life of the securitized balances followed by a much lower payment rate, which is depicted in the disclosed range.

The effect of two negative changes in each of the key assumptions used to determine the fair value of retained interests is required to be disclosed. The negative effect of each change must be calculated independently, holding all other assumptions constant. Because the key assumptions may not in fact be independent, the net effect of simultaneous adverse changes in the key assumptions may be less than the sum of the individual effects shown below.

At December 31, 2008, the key assumptions used to value retained interests and the sensitivity of the fair value to adverse changes of 10% and 20% in each of the key assumptions were as follows:

2008
Discount rate	16.2% to 19.7%
Constant prepayment rate	5.8% to 18.8%
Anticipated net credit losses	7.4% to 9.9%

In millions of dollars	Residual interest	Retained certificates	Other retained interests
Carrying value of retained interests	$1,069	$6,050	$3,763
Discount rates
Adverse change of 10%	$(36)	$(63)	$(10)
Adverse change of 20%	(70)	(126)	(20)
Constant prepayment rate
Adverse change of 10%	$(81)	$—	$—
Adverse change of 20%	(153)	—	—
Anticipated net credit losses
Adverse change of 10%	$(273)	$—	$(66)
Adverse change of 20%	(541)	—	(133)

Managed Loans

After securitization of credit card receivables, the Company continues to maintain credit card customer account relationships and provides servicing for receivables transferred to the trusts. As a result, the Company considers the securitized credit card receivables to be part of the business it manages.

The following tables present a reconciliation between the managed basis and on-balance sheet credit card portfolios and the related delinquencies (loans which are 90 days or more past due) and credit losses, net of recoveries.

In millions of dollars, except loans in billions	2008	2007
Loan amounts, at year end
On balance sheet	$87.5	$93.5
Securitized amounts(1)	105.9	108.1
Loans held-for-sale	—	1.0
Total managed loans	$193.4	$202.6
Delinquencies, at year end
On balance sheet	$2,490	$1,929
Securitized amounts	2,655	1,864
Loans held-for-sale	—	14
Total managed delinquencies	$5,145	$3,807

Credit losses, net of recoveries, for the year ended December 31,	2008	2007	2006
On balance sheet	$5,918	$3,877	$3,208
Securitized amounts	7,407	4,728	3,986
Loans held-for-sale	—	—	5
Total managed	$13,325	$8,605	$7,199

(1)        Includes $1.2 billion in interest and fee receivables.

Funding, Liquidity Facilities and Subordinate Interests

Citigroup securitizes credit card receivables through three securitization trusts. The trusts are funded through a mix of sources, including commercial paper and medium- and long-term notes. Term notes can be issued at a fixed or floating rate. The Omni Trust has issued approximately $3.3 billion of commercial paper through the Commercial Paper Funding Facility (CPFF).

Citigroup is a provider of liquidity facilities to the commercial paper programs of the two primary securitization trusts with which it transacts. Both facilities are made available on market terms to each trust. With respect to the Palisades commercial paper program in the Omni Master Trust (the “Omni Trust”), Citibank (South Dakota), N. A., a wholly owned subsidiary of Citigroup, is the sole provider of a full-liquidity facility. The liquidity facility requires Citibank (South Dakota), N.A. to purchase Palisades’s commercial paper at maturity if the commercial paper does not roll over as long as there are available credit enhancements outstanding, typically in the form of subordinated notes. The Palisades liquidity commitment amounted to $8.5 billion at December 31, 2008 and $7.5 billion at December 31, 2007, respectively. During 2008, Citibank (South Dakota), N.A. also became the sole provider of a full-liquidity facility to the Dakota commercial paper program of the Citibank Master Credit Card Trust (the “Master Trust”). This facility requires Citibank (South Dakota), N.A. to purchase Dakota commercial paper at maturity if the commercial paper does not roll over as long as there are available credit enhancements outstanding, typically in the form of subordinated notes. The Dakota liquidity commitment amounted to $11 billion at December 31, 2008.

In addition, during 2008 Citibank (South Dakota), N.A. entered into an agreement to provide liquidity to a third-party non-consolidated multi-seller commercial paper conduit (the Conduit), which is not a VIE. Citibank (South Dakota), N.A. provides this facility on market terms. The Conduit holds a $3.6 billion bond issued by the Omni Trust. Citibank (South Dakota), N.A. will be required to act in its capacity as liquidity provider as long as there are available credit enhancements outstanding and if: (1) the Conduit is unable to roll over its maturing commercial paper; or (2) Citibank (South Dakota), N.A. loses its A-1/P-1 credit rating. At December 31, 2008, the liquidity commitment for this transaction was $4.0 billion.

In October 2008, Citibank (South Dakota), N.A. acquired subordinated bonds issued by the Omni Trust having an aggregate notional principal of $265 million. The issuance of these bonds by the Omni Trust to Citibank (South Dakota), N.A. was effected in order to avert a downgrade of all of Omni Trust’s outstanding AAA and A securities by Standard & Poor’s. The subordinated notes pay interest installments and principal upon maturity in December 2009. As a result of this action, the Company is currently holding ongoing discussions with Board staff from the Federal Reserve regarding the application of the associated risk-based capital requirements. The action will increase risk-weighted assets for purposes of calculating the Company’s risk-based capital ratios. However, the timing and extent of the increase is not yet certain, pending completion of discussions with the Federal Reserve.

In December 2008, the excess spread for the Master Trust fell below the trigger level of 4.50%. Beginning in January 2009, this event requires the excess cash in the Master Trust to be diverted to a spread account set aside for the benefit of the investors in the Trust, instead of reverting back to Citigroup immediately. The excess spread is a measure of the profitability of the credit card accounts in the Master Trust expressed as a percent of the principal balance outstanding. If the three-month average excess spread stays between 4.00% and 4.50% of the outstanding principal balance, the required funding of the spread account is $680 million. The funds in the spread account can only be paid to investors if the Master Trust goes into liquidation. If the three-month average excess spread moves back above the 4.50% trigger level, the funds in the spread account will be released to Citigroup.

In February 2009, Standard & Poor’s placed its BBB rating on the Master Trust Class C notes on “ratings watch negative.” This status applies for 90 days, at which time Standard & Poor’s will re-evaluate the credit rating of the bonds unless Citigroup takes action in the interim. In response, the Company has decided to issue a Class D note as well as subordinate a portion of principal cash flows due to the Company in the form of non-certificated seller’s interest. Citigroup expects to issue the Class D note in the second quarter of 2009 and to effect the subordination of seller’s interest cash flows in March 2009. Should these actions be deemed satisfactory, the Class C bonds will be removed from “ratings watch negative” and the BBB rating will be affirmed by S&P. If these actions are executed, Citigroup’s risk-weighted assets will be increased, but the timing and extent of such increase would not yet be certain pending resolution of discussions with the Federal Reserve.

Mortgage Securitizations

The Company provides a wide range of mortgage loan products to a diverse customer base. In connection with the securitization of these loans, the Company’s Local Consumer lending mortgage business retains the servicing rights, which entitle the Company to a future stream of cash flows based on the outstanding principal balances of the loans and the contractual servicing fee. Failure to service the loans in accordance with contractual requirements may lead to a termination of the servicing rights and the loss of future servicing fees. In non-recourse servicing, the principal credit risk to the Company is the cost of temporary advances of funds. In recourse servicing, the servicer agrees to share credit risk with the owner of the mortgage loans, such as FNMA or FHLMC, or with a private investor, insurer or guarantor. Losses on recourse servicing occur primarily when foreclosure sale proceeds of the property underlying a defaulted mortgage loan are less than the outstanding principal balance and accrued interest of the loan and the cost of holding and disposing of the underlying property. The Company’s mortgage loan securitizations are primarily non-recourse, thereby effectively transferring the risk of future credit losses to the purchasers of the securities issued by the trust. Securities and Banking retains servicing for a limited number of its mortgage securitizations.

The Company’s Consumer business provides a wide range of mortgage loan products to its customers. Once originated, the Company often securitizes these loans through the use of QSPEs. These QSPEs are funded through the issuance of Trust Certificates backed solely by the transferred assets. These certificates have the same average life as the transferred assets. In addition to providing a source of liquidity and less expensive funding, securitizing these assets also reduces the Company’s credit exposure to the borrowers. These mortgage loan securitizations are primarily non-recourse, thereby effectively transferring the risk of future credit losses to the purchasers of the securities issued by the trust. However, the Company generally retains the servicing rights and in certain instances retains investment securities, interest-only strips and residual interests in future cash flows from the trusts.

The following tables summarize selected cash flow information related to mortgage securitizations for the years 2008, 2007 and 2006:

	2008
In billions of dollars	Local Consumer Lending mortgages	Securities and Banking mortgages
Proceeds from new securitizations	$89.2	$6.3
Contractual servicing fees received	2.1	—
Cash flows received on retained interests and other net cash flows	0.7	0.2

	2007
In billions of dollars	Local Consumer Lending mortgages	Securities and Banking mortgages
Proceeds from new securitizations	$107.2	$40.1
Contractual servicing fees received	1.7	—
Cash flows received on retained interests and other net cash flows	0.3	0.3

	2006
In billions of dollars	Local Consumer Lending mortgages	Securities and Banking mortgages
Proceeds from new securitizations	$67.5	$31.9
Contractual servicing fees received	1.0	—
Cash flows received on retained interests and other net cash flows	—	0.2

The Company recognized gains (losses) on securitizations of Local Consumer Lending mortgages of $73 million, $(27) million, and $82 million for 2008, 2007 and 2006, respectively. Gains (losses) recognized on the securitization of Securities and Banking activities during 2008, 2007 and 2006 were $(16) million, $145 million and $302 million, respectively.

Key assumptions used for the securitization of mortgages during 2008 and 2007 in measuring the fair value of retained interests at the date of sale or securitization are as follows:

2008
	Local Consumer Lending mortgages	Securities and Banking mortgages
Discount rate	4.5% to 18.2%	5.1% to 39.4%
Constant prepayment rate	3.6% to 32.9%	2.0% to 18.2%
Anticipated net credit losses	—	40.0% to 85.0%

2007
	Local Consumer Lending mortgages	Securities and Banking mortgages
Discount rate	9.6% to 17.5%	2.5% to 30.1%
Constant prepayment rate	4.9% to 24.2%	6.1% to 52.5%
Anticipated net credit losses	—	10.0% to 100.0%

In 2008, Local Consumer Lending mortgage rates exhibited considerable variability due to economic conditions and market volatility. This resulted in a significant variation in assumed prepayment rates and discount rates.

The range in the key assumptions for retained interests in Securities and Banking is due to the different characteristics of the interests retained by the Company. The interests retained by Securities and Banking range from highly rated and/or senior in the capital structure to unrated and/or residual interests.

The effect of two negative changes in each of the key assumptions used to determine the fair value of retained interests is required to be disclosed. The negative effect of each change must be calculated independently, holding all other assumptions constant. Because the key assumptions may not in fact be independent, the net effect of simultaneous adverse changes in the key assumptions may be less than the sum of the individual effects shown below.

At December 31, 2008, the key assumptions used to value retained interests and the sensitivity of the fair value to adverse changes of 10% and 20% in each of the key assumptions were as follows:

	2008
	Local Consumer Lending mortgages	Securities and Banking mortgages
Discount rate	7.8%	5.1% to 39.4%
Constant prepayment rate	30.6%	2.0% to 18.2%
Anticipated net credit losses	0.1%	40.0% to 85%

In millions of dollars	Local Consumer Lending mortgages	Securities and Banking mortgages
Carrying value of retained interests	$7,571	$956
Discount rates
Adverse change of 10%	$(149)	$(45)
Adverse change of 20%	(290)	(90)
Constant prepayment rate
Adverse change of 10%	$(480)	$(9)
Adverse change of 20%	(910)	(18)
Anticipated net credit losses
Adverse change of 10%	$(26)	$(62)
Adverse change of 20%	(49)	(113)

Mortgage Servicing Rights

The fair value of capitalized mortgage loan servicing rights (MSR) was $5.7 billion and $8.4 billion at December 31, 2008 and 2007, respectively. The MSRs correspond to principal loan balances of $662 billion and $586 billion as of December 31, 2008 and 2007, respectively. The following table summarizes the changes in capitalized MSRs:

In millions of dollars	2008	2007
Balance, beginning of year	$8,380	$5,439
Originations	1,311	1,843
Purchases	1	3,678
Changes in fair value of MSRs due to changes in inputs and assumptions	(2,682)	(247)
Transfer to Trading account assets	(163)	(1,026)
Other changes (1)	(1,190)	(1,307)
Balance, end of year	$5,657	$8,380

(1)  Represents changes due to customer payments and passage of time.

The market for MSRs is not sufficiently liquid to provide participants with quoted market prices. Therefore, the Company uses an option-adjusted spread valuation approach to determine the fair value of MSRs. This approach consists of projecting servicing cash flows under multiple interest rate scenarios and discounting these cash flows using risk-adjusted discount rates. The key assumptions used in the valuation of MSRs include mortgage prepayment speeds and discount rates. The model assumptions and the MSR’s fair value estimates are compared to observable trades of similar MSR portfolios and interest-only security portfolios, as available, as well as to MSR broker valuations and industry surveys. The cash flow model and underlying prepayment and interest rate models used to value these MSRs are subject to validation in accordance with the Company’s model validation policies.

The fair value of the MSRs is primarily affected by changes in prepayments that result from shifts in mortgage interest rates. In managing this risk, the Company economically hedges a significant portion of the value of its MSRs through the use of interest rate derivative contracts, forward purchase commitments of mortgage-backed securities and purchased securities classified as trading.

The Company receives fees during the course of servicing previously securitized mortgages. The amount of these fees for the years ending December 31, were as follows:

In millions of dollars	2008	2007	2006
Servicing fees	$2,121	$1,683	$1,036
Late fees	123	90	56
Ancillary fees	81	61	45
Total MSR fees	$2,325	$1,834	$1,137

These fees are classified in the Consolidated Statement of Income as Commissions and fees.

Student Loan Securitizations

The Company maintains programs to securitize certain portfolios of student loan assets. Under the Company’s securitization programs, transactions qualifying as sales are off-balance sheet transactions in which the loans are removed from the Consolidated Financial Statements of the Company and sold to a QSPE. These QSPEs are funded through the issuance of pass-through term notes collateralized solely by the trust assets. For off-balance sheet securitizations, the Company generally retains interests in the form of subordinated residual interests (i.e., interest-only strips) and servicing rights.

Under terms of the trust arrangements the Company has no obligations to provide financial support and has not provided such support. A substantial portion of the credit risk associated with the securitized loans has been transferred to third party guarantors or insurers either under the Federal Family Education Loan Program, authorized by the U.S. Department of Education under the Higher Education Act of 1965, as amended, or private credit insurance.

The following table summarizes selected cash flow information related to student loan securitizations for the years 2008, 2007 and 2006:

In billions of dollars	2008	2007	2006
Proceeds from new securitizations	$2.0	$2.9	$7.6
Contractual servicing fees received	0.1	0.1	—
Cash flows received on retained interests and other net cash flows	0.1	0.1	—

Key assumptions used for the securitization of student loans during 2008 and 2007 in measuring the fair value of retained interests at the date of sale or securitization are as follows:

	2008	2007
Discount rate	10.6%	5.9% to 10.5%
Constant prepayment rate	9.0%	3.1% to 3.8%
Anticipated net credit losses	0.5%	0.3%

At December 31, 2008, the key assumptions used to value retained interests and the sensitivity of the fair value to adverse changes of 10% and 20% in each of the key assumptions were as follows:

Retained interests
Discount rate	3.9% to 13.4%
Constant prepayment rate	0.8% to 8.9%
Anticipated net credit losses	0.3% to 0.7%

In millions of dollars	Retained interests
Carrying value of retained interests	$1,151
Discount rates
Adverse change of 10%	$(26)
Adverse change of 20%	(51)
Constant prepayment rate
Adverse change of 10%	$(9)
Adverse change of 20%	(17)
Anticipated net credit losses
Adverse change of 10%	$(6)
Adverse change of 20%	(13)

On-Balance Sheet Securitizations

The Company engages in on-balance sheet securitizations. These are securitizations that do not qualify for sales treatment; thus, the assets remain on the Company’s balance sheet. The following table presents the carrying amounts and classification of consolidated assets and liabilities transferred in transactions from the consumer credit card, student loan, mortgage and auto businesses, accounted for as secured borrowings:

In billions of dollars	December 31, 2008	December 31, 2007
Cash	$0.3	$0.1
Available-for-sale securities	0.1	0.2
Loans	7.5	7.4
Allowance for loan losses	(0.1)	(0.1)
Total assets	$7.8	$7.6
Long-term debt	$6.3	$5.8
Other liabilities	0.3	0.4
Total liabilities	$6.6	$6.2

All assets are restricted from being sold or pledged as collateral. The cash flows from these assets are the only source used to pay down the associated liabilities, which are non-recourse to the Company’s general assets.

Citi-Administered Asset-Backed Commercial Paper Conduits

The Company is active in the asset-backed commercial paper conduit business as administrator of several multi-seller commercial paper conduits, and also as a service provider to single-seller and other commercial paper conduits sponsored by third parties.

     The multi-seller commercial paper conduits are designed to provide the Company’s customers access to low-cost funding in the commercial paper markets. The conduits purchase assets from or provide financing facilities to customers and are funded by issuing commercial paper to third-party investors. The conduits generally do not purchase assets originated by the Company. The funding of the conduit is facilitated by the liquidity support and credit enhancements provided by the Company and by certain third parties. As administrator to the conduits, the Company is responsible for selecting and structuring of assets purchased or financed by the conduits, making decisions regarding the funding of the conduits, including determining the tenor and other features of the commercial paper issued, monitoring the quality and performance of the conduits’ assets, and facilitating the operations and cash flows of the conduits. In return, the Company earns structuring fees from clients for individual transactions and earns an administration fee from the conduit, which is equal to the income from client program and liquidity fees of the conduit after payment of interest costs and other fees. This administration fee is fairly stable, since most risks and rewards of the underlying assets are passed back to the customers and, once the asset pricing is negotiated, most ongoing income, costs and fees are relatively stable as a percentage of the conduit’s size.

The conduits administered by the Company do not generally invest in liquid securities that are formally rated by third parties. The assets are privately negotiated and structured transactions that are designed to be held by the conduit, rather than actively traded and sold. The yield earned by the conduit on each asset is generally tied to the rate on the commercial paper issued by the conduit, thus passing interest rate risk to the client. Each asset purchased by the conduit is structured with transaction-specific credit enhancement features provided by the third-party seller, including over-collateralization, cash and excess spread collateral accounts, direct recourse or third-party guarantees. These credit enhancements are sized with the objective of approximating a credit rating of A or above, based on the Company’s internal risk ratings.

Substantially all of the funding of the conduits is in the form of short-term commercial paper. As of December 31, 2008, the weighted average life of the commercial paper issued was approximately 37 days. In addition, the conduits have issued Subordinate Loss Notes and equity with a notional amount of approximately $80 million and varying remaining tenors ranging from six months to seven years.

The primary credit enhancement provided to the conduit investors is in the form of transaction-specific credit enhancement described above. In addition, there are two additional forms of credit enhancement that protect the commercial paper investors from defaulting assets. First, the Subordinate Loss Notes issued by each conduit absorb any credit losses up to their full notional amount. It is expected that the Subordinate Loss Notes issued by each conduit are sufficient to absorb a majority of the expected losses from each conduit, thereby making the single investor in the Subordinate Loss Note the primary beneficiary under FIN 46(R). Second, each conduit has obtained a letter of credit from the Company, which is generally 8-10% of the conduit’s assets. The letters of credit provided by the Company total approximately $5.8 billion and are included in the Company’s maximum exposure to loss. The net result across all multi-seller conduits administered by the Company is that, in the event of defaulted assets in excess of the transaction-specific credit enhancement described above, any losses in each conduit are allocated in the following order:

•          Subordinate loss note holders

•          the Company

•          the commercial paper investors

The Company, along with third parties, also provides the conduits with two forms of liquidity agreements that are used to provide funding to the conduits in the event of a market disruption, among other events. Each asset of the conduit is supported by a transaction-specific liquidity facility in the form of an asset purchase agreement (APA). Under the APA, the Company has agreed to purchase non-defaulted eligible receivables from the conduit at par. Any assets purchased under the APA are subject to increased pricing. The APA is not designed to provide credit support to the conduit, as it generally does not permit the purchase of defaulted or impaired assets and generally reprices the assets purchased to consider potential increased credit risk. The APA covers all assets in the conduits and is considered in the Company’s maximum exposure to loss. In addition, the Company provides the conduits with program-wide liquidity in the form of short-term lending commitments. Under these commitments, the Company has agreed to lend to the conduits in the event of a short-term disruption in the commercial paper market, subject to specified conditions. The total notional exposure under the program-wide liquidity agreement is $11.3 billion and is considered in the Company’s maximum exposure to loss. The Company receives fees for providing both types of liquidity agreement and considers these fees to be on fair market terms.

Finally, the Company is one of several named dealers in the commercial paper issued by the conduits and earns a market-based fee for providing such services. Along with third-party dealers, the Company makes a market in the commercial paper and may from time to time fund commercial paper pending sale to a third party. On specific dates with less liquidity in the market, the Company may hold in inventory commercial paper issued by conduits administered by the Company, as well as conduits administered by third parties. The amount of commercial paper issued by its administered conduits held in inventory fluctuates based on market conditions and activity. As of December 31, 2008, the Company owned $57 million of commercial paper issued by its administered conduits.

FIN 46(R) requires that the Company quantitatively analyze the expected variability of the conduit to determine whether the Company is the primary beneficiary of the conduit. The Company performs this analysis on a quarterly basis and has concluded that the Company is not the primary beneficiary of the conduits as defined in FIN 46(R) and, therefore, does not consolidate the conduits it administers. In conducting this analysis, the Company considers three primary sources of variability in the conduit: credit risk, interest-rate risk and fee variability.

The Company models the credit risk of the conduit’s assets using a Credit Value at Risk (C-VaR) model. The C-VaR model considers changes in credit spreads (both within a rating class as well as due to rating upgrades and downgrades), name-specific changes in credit spreads, credit defaults and recovery rates and diversification effects of pools of financial assets. The model incorporates data from independent rating agencies as well as the Company’s own proprietary information regarding spread changes, ratings transitions and losses given default. Using this credit data, a Monte Carlo simulation is performed to develop a distribution of credit risk for the portfolio of assets owned by each conduit, which is then applied on a probability-weighted basis to determine expected losses due to credit risk. In addition, the Company continuously monitors the specific credit characteristics of the conduit’s assets and the current credit environment to confirm that the C-VaR model used continues to incorporate the Company’s best information regarding the expected credit risk of the conduit’s assets.

The Company also analyzes the variability in the fees that it earns from the conduit using monthly actual historical cash flow data to determine average fee and standard deviation measures for each conduit. Because any unhedged interest rate and foreign-currency risk not contractually passed on to customers is absorbed by the fees earned by the Company, the fee variability analysis incorporates those risks.

The fee variability and credit risk variability are then combined into a single distribution of the conduit’s overall returns. This return distribution is updated and analyzed on at least a quarterly basis to ensure that the amount of the Subordinate Loss Notes issued to third parties is sufficient to absorb greater than 50% of the total expected variability in the conduit’s returns. The expected variability absorbed by the Subordinate Loss Note investors is therefore measured to be greater than the expected variability absorbed by the Company through its liquidity arrangements and other fees earned, and the investors in commercial paper and medium-term notes. While the notional amounts of the Subordinate Loss Notes are quantitatively small compared to the size of the conduits, this is reflective of the fact that most of the substantive risks of the conduits are absorbed by the enhancements provided by the sellers and other third parties that provide transaction-level credit enhancement. Because FIN 46(R) requires these risks and related enhancements to be excluded from the analysis, the remaining risks and expected variability are quantitatively small. The calculation of variability under FIN 46(R) focuses primarily on expected variability, rather than the risks associated with extreme outcomes (for example, large levels of default) that are expected to occur very infrequently. So while the Subordinate Loss Notes are sized appropriately compared to expected losses as measured in FIN 46(R), they do not provide significant protection against extreme or unusual credit losses.

Third-Party Commercial Paper Conduits

The Company also provides liquidity facilities to single- and multi-seller conduits sponsored by third parties. These conduits are independently owned and managed and invest in a variety of asset classes, depending on the nature of the conduit. The facilities provided by the Company typically represent a small portion of the total liquidity facilities obtained by each conduit, and are collateralized by the assets of each conduit. The notional amount of these facilities is approximately $1.4 billion as of December 31, 2008. $2 million was funded under these facilities as of December 31, 2008.

Collateralized Debt and Loan Obligations

A collateralized debt obligation (CDO) is an SPE that purchases a pool of assets consisting of asset-backed securities and synthetic exposures through derivatives on asset-backed securities and issues multiple tranches of equity and notes to investors. A third-party manager is typically retained by the CDO to select the pool of assets and manage those assets over the term of the CDO. The Company earns fees for warehousing assets prior to the creation of a CDO, structuring CDOs and placing debt securities with investors. In addition, the Company has retained interests in many of the CDOs it has structured and makes a market in those issued notes.

A cash CDO, or arbitrage CDO, is a CDO designed to take advantage of the difference between the yield on a portfolio of selected assets, typically residential mortgage-backed securities, and the cost of funding the CDO through the sale of notes to investors. “Cash flow” CDOs are vehicles in which the CDO passes on cash flows from a pool of assets, while “market value” CDOs pay to investors the market value of the pool of assets owned by the CDO at maturity. Both types of CDOs are typically managed by a third-party asset manager. In these transactions, all of the equity and notes issued by the CDO are funded, as the cash is needed to purchase the debt securities. In a typical cash CDO, a third-party investment manager selects a portfolio of assets, which the Company funds through a warehouse financing arrangement prior to the creation of the CDO. The Company then sells the debt securities to the CDO in exchange for cash raised through the issuance of notes. The Company’s continuing involvement in cash CDOs is typically limited to investing in a portion of the notes or loans issued by the CDO and making a market in those securities, and acting as derivative counterparty for interest rate or foreign currency swaps used in the structuring of the CDO.

A synthetic CDO is similar to a cash CDO, except that the CDO obtains exposure to all or a portion of the referenced assets synthetically through derivative instruments, such as credit default swaps. Because the CDO does not need to raise cash sufficient to purchase the entire referenced portfolio, a substantial portion of the senior tranches of risk is typically passed on to CDO investors in the form of unfunded liabilities or derivative instruments. Thus, the CDO writes credit protection on select referenced debt securities to the Company or third parties and the risk is then passed on to the CDO investors in the form of funded notes or purchased credit protection through derivative instruments. Any cash raised from investors is invested in a portfolio of collateral securities or investment contracts. The collateral is then used to support the CDO’s obligations on the credit default swaps written to counterparties. The Company’s continuing involvement in synthetic CDOs generally includes purchasing credit protection through credit default swaps with the CDO, owning a portion of the capital structure of the CDO, in the form of both unfunded derivative positions (primarily super senior exposures discussed below) and funded notes, entering into interest-rate swap and total-return swap transactions with the CDO, lending to the CDO, and making a market in those funded notes.

A collateralized loan obligation (CLO) is substantially similar to the CDO transactions described above, except that the assets owned by the SPE (either cash instruments or synthetic exposures through derivative instruments) are corporate loans and to a lesser extent corporate bonds, rather than asset-backed debt securities.

Consolidation

The Company has retained significant portions of the “super senior” positions issued by certain CDOs. These positions are referred to as “super senior” because they represent the most senior positions in the CDO and, at the time of structuring, were senior to tranches rated AAA by independent rating agencies. These positions include facilities structured in the form of short-term commercial paper, where the Company wrote put options (“liquidity puts”) to certain CDOs. Under the terms of the liquidity puts, if the CDO was unable to issue commercial paper at a rate below a specified maximum (generally LIBOR + 35bps to LIBOR + 40 bps), the Company was obligated to fund the senior tranche of the CDO at a specified interest rate. As of December 31, 2008, the Company had purchased all $25 billion of the commercial paper subject to the liquidity puts.

Since inception of many CDO transactions, the subordinate tranches of the CDOs have diminished significantly in value and in rating. The declines in value of the subordinate tranches and in the super senior tranches indicate that the super senior tranches are now exposed to a significant portion of the expected losses of the CDOs, based on current market assumptions. The Company evaluates these transactions for consolidation when reconsideration events occur, as defined in FIN 46(R).

Upon a reconsideration event, the Company is at risk for consolidation only if the Company owns a majority of either a single tranche or a group of tranches that absorb the remaining risk of the CDO. Due to reconsideration events during 2007 and 2008, the Company has consolidated 34 of the 46 CDOs/CLOs in which the Company holds a majority of the senior interests of the transaction.

The Company continues to monitor its involvement in unconsolidated VIEs and if the Company were to acquire additional interests in these vehicles or if the CDOs’ contractual arrangements were to be changed to reallocate expected losses or residual returns among the various interest holders, the Company may be required to consolidate the CDOs. For cash CDOs, the net result of such consolidation would be to gross up the Company’s balance sheet by the current fair value of the subordinate securities held by third parties, which amounts are not considered material. For synthetic CDOs, the net result of such consolidation may reduce the Company’s balance sheet by eliminating intercompany derivative receivables and payables in consolidation.

Cash Flows and Retained Interests

The following tables summarize selected cash flow information related to CDO and CLO securitizations for the year 2008:

In billions of dollars	CDOs	CLOs
Cash flows received on retained interests	0.1	—

The key assumptions, used for the securitization of CDOs and CLOs during 2008 in measuring the fair value of retained interests at the date of sale or securitization, are as follows:

	CDOs	CLOs
Discount rate	28.5% to 31.2%	4.7% to 5.2%

The effect of two negative changes in discount rates used to determine the fair value of retained interests is disclosed below.

In millions of dollars	CDOs	CLOs
Carrying value of retained interests	$928	$763
Discount rates
Adverse change of 10%	$(21)	$(11)
Adverse change of 20%	(41)	(23)

Asset-Based Financing

The Company provides loans and other forms of financing to VIEs that hold assets. Those loans are subject to the same credit approvals as all other loans originated or purchased by the Company and related loan loss reserves are reported as part of the Company’s Allowance for credit losses in Note 18 to the Consolidated Financial Statements. Financings in the form of debt securities or derivatives are, in most circumstances, reported in Trading account assets and accounted for at fair value through earnings.

The primary types of asset-based financing, total assets of the unconsolidated VIEs with significant involvement and the Company’s maximum exposure to loss at December 31, 2008 are shown below. For the Company to realize that maximum loss, the VIE (borrower) would have to default with no recovery from the assets held by the VIE.

In billions of dollars Type	Total assets	Maximum exposure
Commercial and other real estate	$46.9	$9.3
Hedge funds and equities	28.2	7.1
Corporate loans	9.5	8.1
Asset purchasing vehicles/SIVs	2.4	0.5
Airplanes, ships and other assets	11.3	3.2
Total	$98.3	$28.2

The Company’s involvement in the asset purchasing vehicles and SIVs sponsored and managed by third parties is primarily in the form of provided backstop liquidity. Those vehicles finance a majority of their asset purchases with commercial paper and short-term notes. Certain of the assets owned by the vehicles have suffered significant declines in fair value, leading to an inability to re-issue maturing commercial paper and short-term notes. Citigroup has been required to provide loans to those vehicles to replace maturing commercial paper and short-term notes, in accordance with the original terms of the backstop liquidity facilities.

The following table summarizes selected cash flow information related to asset-based financing for the years 2008, 2007 and 2006:

In billions of dollars	2008	2007	2006
Proceeds from new securitizations	$1.7	—	—
Cash flows received on retained interests and other net cash flows	0.4	—	—

Municipal Securities Tender Option Bond (TOB) Trusts

The Company sponsors TOB trusts that hold fixed- and floating-rate, tax-exempt securities issued by state or local municipalities. The trusts are typically single-issuer trusts whose assets are purchased from the Company and from the secondary market. The trusts issue long-term senior floating rate notes (“Floaters”) and junior residual securities (“Residuals”). The Floaters have a long-term rating based on the long-term rating of the underlying municipal bond and a short-term rating based on that of the liquidity provider to the trust. The Residuals are generally rated based on the long-term rating of the underlying municipal bond and entitle the holder to the residual cash flows from the issuing trust.

The Company sponsors three kinds of TOB trusts: customer TOB trusts, proprietary TOB trusts and QSPE TOB trusts.

•          Customer TOB trusts are trusts through which customers finance investments in municipal securities and are not consolidated by the Company. Proprietary and QSPE TOB trusts, on the other hand, provide the Company with the ability to finance its own investments in municipal securities.

•          Proprietary TOB trusts are generally consolidated, in which case the financing (the Floaters) is recognized on the Company’s balance sheet as a liability. However, certain proprietary TOB trusts are not consolidated by the Company, where the Residuals are held by hedge funds that are consolidated and managed by the Company. The assets and the associated liabilities of these TOB trusts are not consolidated by the hedge funds (and, thus, are not consolidated by the Company) under the application of the AICPA Investment Company Audit Guide, which precludes consolidation of owned investments. The Company consolidates the hedge funds, because the Company holds controlling financial interests in the hedge funds. Certain of the Company’s equity investments in the hedge funds are hedged with derivatives transactions executed by the Company with third parties referencing the returns of the hedge fund.

•          QSPE TOB trusts provide the Company with the same exposure as proprietary TOB trusts and are not consolidated by the Company.

Credit rating distribution is based on the external rating of the municipal bonds within the TOB trusts, including any credit enhancement provided by monoline insurance companies or the Company in the primary or secondary markets, as discussed below. The total assets for proprietary TOB Trusts (consolidated and non-consolidated) includes $0.9 billion of assets where the Residuals are held by a hedge fund that is consolidated and managed by the Company.

The TOB trusts fund the purchase of their assets by issuing Floaters along with Residuals, which are frequently less than 1% of a trust’s total funding. The tenor of the Floaters matches the maturity of the TOB trust and is equal to or shorter than the tenor of the municipal bond held by the trust, and the Floaters bear interest rates that are typically reset weekly to a new market rate (based on the SIFMA index). Floater holders have an option to tender the Floaters they hold back to the trust periodically. Customer TOB trusts issue the Floaters and Residuals to third parties. Proprietary and QSPE TOB trusts issue the Floaters to third parties and the Residuals are held by the Company.

Approximately $3.9 billion of the municipal bonds owned by TOB trusts have an additional credit guarantee provided by the Company. In all other cases, the assets are either unenhanced or are insured with a monoline insurance provider in the primary market or in the secondary market. While the trusts have not encountered any adverse credit events as defined in the underlying trust agreements, certain monoline insurance companies have experienced downgrades. In these cases, the Company has proactively managed the TOB programs by applying additional secondary market insurance on the assets or proceeding with orderly unwinds of the trusts.

The Company, in its capacity as remarketing agent, facilitates the sale of the Floaters to third parties at inception of the trust and facilitates the reset of the Floater coupon and tenders of Floaters. If Floaters are tendered and the Company (in its role as remarketing agent) is unable to find a new investor within a specified period of time, it can declare a failed remarketing (in which case the trust is unwound) or may choose to buy the Floaters into its own inventory and may continue to try to sell it to a third-party investor. While the level of the Company’s inventory of Floaters fluctuates, the Company held approximately $1.9 billion of Floater inventory related to the Customer, Proprietary and QSPE TOB programs as of December 31, 2008.

If a trust is unwound early due to an event other than a credit event on the underlying municipal bond, the underlying municipal bond is sold in the secondary market. If there is an accompanying shortfall in the trust’s cash flows to fund the redemption of the Floaters after the sale of the underlying municipal bond, the trust draws on a liquidity agreement in an amount equal to the shortfall. Liquidity agreements are generally provided to the trust directly by the Company. For customer TOBs where the Residual is less than 25% of the trust’s capital structure, the Company has a reimbursement agreement with the Residual holder under which the Residual holder reimburses the Company for any payment made under the liquidity arrangement. Through this reimbursement agreement, the Residual holder remains economically exposed to fluctuations in value of the municipal bond. These reimbursement agreements are actively margined based on changes in value of the underlying municipal bond to mitigate the Company’s counterparty credit risk. In cases where a third party provides liquidity to a proprietary or QSPE TOB trust, a similar reimbursement arrangement is made whereby the Company (or a consolidated subsidiary of the Company) as Residual holder absorbs any losses incurred by the liquidity provider. As of December 31, 2008, liquidity agreements provided with respect to customer TOB trusts totaled $7.1 billion, offset by reimbursement agreements in place with a notional amount of $5.5 billion. The remaining exposure relates to TOB transactions where the Residual owned by the customer is at least 25% of the bond value at the inception of the transaction. In addition, the Company has provided liquidity arrangements with a notional amount of $6.5 billion to QSPE TOB trusts and other non-consolidated proprietary TOB trusts described above.

The Company considers the customer and proprietary TOB trusts (excluding QSPE TOB trusts) to be variable interest entities within the scope of FIN 46(R). Because third-party investors hold the Residual and Floater interests in the customer

TOB trusts, the Company’s involvement and variable interests include only its role as remarketing agent and liquidity provider. On the basis of the variability absorbed by the customer through the reimbursement arrangement or significant residual investment, the Company does not consolidate the Customer TOB trusts. The Company’s variable interests in the Proprietary TOB trusts include the Residual as well as the remarking and liquidity agreements with the trusts. On the basis of the variability absorbed through these contracts (primarily the Residual), the Company generally consolidates the Proprietary TOB trusts. Finally, certain proprietary TOB trusts and QSPE TOB trusts are not consolidated by application of specific accounting literature. For the nonconsolidated proprietary TOB trusts and QSPE TOB trusts, the Company recognizes only its residual investment on its balance sheet at fair value and the third-party financing raised by the trusts is off-balance sheet.

The following table summarizes selected cash flow information related to municipal bond securitizations for the years 2008, 2007 and 2006:

In billions of dollars	2008	2007	2006
Proceeds from new securitizations	$1.2	$10.5	—
Cash flows received on retained interests and other net cash flows	0.5	—	—

Municipal Investments

Municipal investment transactions represent partnerships that finance the construction and rehabilitation of low-income affordable rental housing. The Company generally invests in these partnerships as a limited partner and earns a return primarily through the receipt of tax credits earned from the affordable housing investments made by the partnership.

Client Intermediation

Client intermediation transactions represent a range of transactions designed to provide investors with specified returns based on the returns of an underlying security, referenced asset or index. These transactions include credit-linked notes and equity-linked notes. In these transactions, the SPE typically obtains exposure to the underlying security, referenced asset or index through a derivative instrument, such as a total-return swap or a credit-default swap. In turn the SPE issues notes to investors that pay a return based on the specified underlying security, referenced asset or index. The SPE invests the proceeds in a financial asset or a guaranteed insurance contract (GIC) that serves as collateral for the derivative contract over the term of the transaction. The Company’s involvement in these transactions includes being the counterparty to the SPE’s derivative instruments and investing in a portion of the notes issued by the SPE. In certain transactions, the investor’s maximum risk of loss is limited and the Company absorbs risk of loss above a specified level.

The Company’s maximum risk of loss in these transactions is defined as the amount invested in notes issued by the SPE and the notional amount of any risk of loss absorbed by the Company through a separate instrument issued by the SPE. The derivative instrument held by the Company may generate a receivable from the SPE (for example, where the Company purchases credit protection from the SPE in connection with the SPE’s issuance of a credit-linked note), which is collateralized by the assets owned by the SPE. These derivative instruments are not considered variable interests under FIN 46(R) and any associated receivables are not included in the calculation of maximum exposure to the SPE.

Structured Investment Vehicles

Structured Investment Vehicles (SIVs) are SPEs that issue junior notes and senior debt (medium-term notes and short-term commercial paper) to fund the purchase of high quality assets. The junior notes are subject to the “first loss” risk of the SIVs. The SIVs provide a variable return to the junior note investors based on the net spread between the cost to issue the senior debt and the return realized by the high quality assets. The Company acts as manager for the SIVs and, prior to December 13, 2007, was not contractually obligated to provide liquidity facilities or guarantees to the SIVs.

In response to the ratings review of the outstanding senior debt of the SIVs for a possible downgrade announced by two ratings agencies and the continued reduction of liquidity in the SIV-related asset-backed commercial paper and medium-term note markets, on December 13, 2007, Citigroup announced its commitment to provide support facilities that would support the SIVs’ senior debt ratings. As a result of this commitment, Citigroup became the SIVs’ primary beneficiary and began consolidating these entities.

On February 12, 2008, Citigroup finalized the terms of the support facilities, which took the form of a commitment to provide $3.5 billion of mezzanine capital to the SIVs in the event the market value of their junior notes approaches zero. The mezzanine capital facility was increased by $1 billion to $4.5 billion, with the additional commitment funded during the fourth quarter of 2008. The facilities rank senior to the junior notes but junior to the commercial paper and medium-term notes. The facilities were at arm’s-length terms. Interest was paid on the drawn amount of the facilities and a per annum fee was paid on the unused portion.

During the period to November 18, 2008, the Company wrote down $3.3 billion on SIV assets.

In order to complete the wind-down of the SIVs, the Company, in a nearly cashless transaction, purchased the remaining assets of the SIVs at fair value, with a trade date of November 18, 2008. The Company funded the purchase of the SIV assets by assuming the obligation to pay amounts due under the medium-term notes issued by the SIVs, as the medium-term notes mature. The net funding provided by the Company to fund the purchase of the SIV assets was $0.3 billion.

As of December 31, 2008, the carrying amount of the purchased SIV assets was $16.6 billion, of which $16.5 billion is classified as HTM assets.

Investment Funds

The Company is the investment manager for certain investment funds that invest in various asset classes including private equity, hedge funds, real estate, fixed income and infrastructure. The Company earns a management fee, which is a percentage of capital under management, and may earn performance fees. In addition, for some of these funds the Company has an ownership interest in the investment funds.

The Company has also established a number of investment funds as opportunities for qualified employees to invest in private equity investments. The Company acts as investment manager to these funds and may provide employees with financing on both a recourse and non-recourse basis for a portion of the employees’ investment commitments.

Trust Preferred Securities

The Company has raised financing through the issuance of trust preferred securities. In these transactions, the Company forms a statutory business trust and owns all of the voting equity shares of the trust. The trust issues preferred equity securities to third-party investors and invests the gross proceeds in junior subordinated deferrable interest debentures issued by the Company. These trusts have no assets, operations, revenues or cash flows other than those related to the issuance, administration and repayment of the preferred equity securities held by third-party investors. These trusts’ obligations are fully and unconditionally guaranteed by the Company.

Because the sole asset of the trust is a receivable from the Company, the Company is not permitted to consolidate the trusts under FIN 46(R), even though the Company owns all of the voting equity shares of the trust, has fully guaranteed the trusts’ obligations, and has the right to redeem the preferred securities in certain circumstances. The Company recognizes the subordinated debentures on its balance sheet as long-term liabilities.

24. DERIVATIVES ACTIVITIES

In the ordinary course of business, Citigroup enters into various types of derivative transactions. These derivative transactions include:

•          Futures and forward contracts which are commitments to buy or sell at a future date a financial instrument, commodity or currency at a contracted price and may be settled in cash or through delivery.

•          Swap contracts which are commitments to settle in cash at a future date or dates that may range from a few days to a number of years, based on differentials between specified financial indices, as applied to a notional principal amount.

•          Option contracts which give the purchaser, for a fee, the right, but not the obligation, to buy or sell within a limited time a financial instrument, commodity or currency at a contracted price that may also be settled in cash, based on differentials between specified indices or prices.

Citigroup enters into these derivative contracts for the following reasons:

•          Trading Purposes—Customer Needs — Citigroup offers its customers derivatives in connection with their risk-management actions to transfer, modify or reduce their interest rate, foreign exchange and other market/credit risks or for their own trading purposes. As part of this process, Citigroup considers the customers’ suitability for the risk involved, and the business purpose for the transaction. Citigroup also manages its derivative-risk positions through offsetting trade activities, controls focused on price verification, and daily reporting of positions to senior managers.

•          Trading Purposes—Own Account — Citigroup trades derivatives for its own account. Trading limits and price verification controls are key aspects of this activity.

•          Asset/Liability Management Hedging—Citigroup uses derivatives in connection with its risk-management activities to hedge certain risks or reposition the risk profile of the Company. For example, Citigroup may issue fixed-rate long-term debt and then enter into a receive-fixed, pay-variable-rate interest rate swap with the same tenor and notional amount to convert the interest payments to a net variable-rate basis. This strategy is the most common form of an interest rate hedge, as it minimizes interest cost in certain yield curve environments. Derivatives are also used to manage risks inherent in specific groups of on-balance sheet assets and liabilities, including investments, corporate and consumer loans, deposit liabilities, as well as other interest-sensitive assets and liabilities. In addition, foreign- exchange contracts are used to hedge non-U.S. dollar denominated debt, available-for-sale securities, net capital exposures and foreign-exchange transactions.

Derivatives may expose Citigroup to market, credit or liquidity risks in excess of the amounts recorded on the Consolidated Balance Sheet. Market risk on a derivative product is the exposure created by potential fluctuations in interest rates, foreign-exchange rates and other values and is a function of the type of product, the volume of transactions, the tenor and terms of the agreement, and the underlying volatility. Credit risk is the exposure to loss in the event of nonperformance by the other party to the transaction where the value of any collateral held is not adequate to cover such losses. The recognition in earnings of unrealized gains on these transactions is subject to management’s assessment as to collectibility. Liquidity risk is the potential exposure that arises when the size of the derivative position may not be able to be rapidly adjusted in periods of high volatility and financial stress at a reasonable cost.

Accounting for Derivative Hedging

Citigroup accounts for its hedging activities in accordance with SFAS 133. As a general rule, SFAS 133 hedge accounting is permitted for those situations where the Company is exposed to a particular risk, such as interest-rate or foreign-exchange risk, that causes changes in the fair value of an asset or liability, or variability in the expected future cash flows of an existing asset, liability or a forecasted transaction that may affect earnings.

Derivative contracts hedging the risks associated with the changes in fair value are referred to as fair value hedges, while contracts hedging the risks affecting the expected future cash flows are called cash flow hedges. Hedges that utilize derivatives or debt instruments to manage the foreign exchange risk associated with equity investments in non-U.S. dollar functional currency foreign subsidiaries (net investment in a foreign operation) are called net investment hedges.

All derivatives are reported on the balance sheet at fair value. In addition, where applicable, all such contracts covered by master netting agreements are reported net. Gross positive fair values are netted with gross negative fair values by counterparty pursuant to a valid master netting agreement. In addition, payables and receivables in respect of cash collateral received from or paid to a given counterparty are included in this netting. However, non-cash collateral is not included.

As of December 31, 2008 and December 31, 2007, the amount of payables in respect of cash collateral received that was netted with unrealized gains from derivatives was $52 billion and $26 billion, respectively, while the amount of receivables in respect of cash collateral paid that was netted with unrealized losses from derivatives was $58 billion and $37 billion, respectively.

If certain hedging criteria specified in SFAS 133 are met, including testing for hedge effectiveness, special hedge accounting may be applied. The hedge-effectiveness assessment methodologies for similar hedges are performed in a similar manner and are used consistently throughout the hedging relationships. For fair value hedges, the changes in value of the hedging derivative, as well as the changes in value of the related hedged item, due to the risk being hedged, are reflected in current earnings. For cash flow hedges and net investment hedges, the changes in value of the hedging derivative are reflected in Accumulated other comprehensive income (loss) in Stockholders’ equity, to the extent the hedge was effective. Hedge ineffectiveness, in either case, is reflected in current earnings.

For asset/liability management hedging, the fixed-rate long-term debt may be recorded at amortized cost under current U.S. GAAP. However, by electing to use SFAS 133 hedge accounting, the carrying value of the debt is adjusted for changes in the benchmark interest rate, with any such changes in value recorded in current earnings. The related interest-rate swap is also recorded on the balance sheet at fair value, with any changes in fair value reflected in earnings. Thus, any ineffectiveness resulting from the hedging relationship is recorded in current earnings. Alternatively, an economic hedge, which does not meet the SFAS 133 hedging criteria, would involve only recording the derivative at fair value on the balance sheet, with its associated changes in fair value recorded in earnings. The debt would continue to be carried at amortized cost and, therefore, current earnings would be impacted only by the interest rate shifts that cause the change in the swap’s value and the underlying yield of the debt. This type of hedge is undertaken when SFAS 133 hedge requirements cannot be achieved or management decides not to apply SFAS 133 hedge accounting. Another alternative for the Company would be to elect to carry the note at fair value under SFAS 159. Once the irrevocable election is made upon issuance of the note, the full change in fair value of the note would be reported in earnings. The related interest rate swap, with changes in fair value also reflected in earnings, provides a natural offset to the note’s fair value change. To the extent the two offsets would not be exactly equal, the difference would be reflected in current earnings. This type of economic hedge is undertaken when the Company prefers to follow this simpler method that achieves similar financial statement results to an SFAS 133 fair-value hedge.

Fair value hedges

•          Hedging of benchmark interest rate risk—Citigroup hedges exposure to changes in the fair value of outstanding fixed-rate issued debt and borrowings. The fixed cash flows from those financing transactions are converted to benchmark variable-rate cash flows by entering into receive-fixed, pay-variable interest rate swaps. These fair-value hedge relationships use dollar-offset ratio analysis to determine whether the hedging relationships are highly effective at inception and on an ongoing basis.

Citigroup also hedges exposure to changes in the fair value of fixed-rate assets, including available-for-sale debt securities and loans. The hedging instruments used are receive-variable, pay-fixed interest rate swaps. Most of these fair-value hedging relationships use dollar-offset ratio analysis to determine whether the hedging relationships are highly effective at inception and on an ongoing basis, while certain others use regression analysis.

•          Hedging of foreign exchange risk—Citigroup hedges the change in fair value attributable to foreign-exchange rate movements in available-for-sale securities that are denominated in currencies other than the functional currency of the entity holding the securities, which may be within or outside the U.S. Typically, the hedging instrument employed is a forward foreign-exchange contract. In this type of hedge, the change in fair value of the hedged available-for-sale security attributable to the portion of foreign exchange risk hedged is reported in earnings and not Accumulated other comprehensive income—a process that serves to offset substantially the change in fair value of the forward contract that is also reflected in earnings. Citigroup typically considers the premium associated with forward contracts (differential between spot and contractual forward rates) as the cost of hedging; this is excluded from the assessment of hedge effectiveness and reflected directly in earnings. Dollar-offset method is typically used to assess hedge effectiveness. Since that assessment is based on changes in fair value attributable to changes in spot rates on both the available-for-sale securities and the forward contracts for the portion of the relationship hedged, the amount of hedge ineffectiveness is not significant.

Cash flow hedges

•          Hedging of benchmark interest rate risk—Citigroup hedges variable cash flows resulting from floating-rate liabilities and roll over (re-issuance) of short-term liabilities. Variable cash flows from those liabilities are converted to fixed-rate cash flows by entering into receive-variable, pay-fixed interest-rate swaps and receive-variable, pay-fixed forward-starting interest-rate swaps. For some hedges, the hedge ineffectiveness is eliminated by matching all terms of the hedged item and the hedging derivative at inception and on an ongoing basis. Citigroup does not exclude any terms from consideration when applying the matched terms method. To the extent all terms are not perfectly matched, these cash-flow hedging relationships use either regression analysis or dollar-offset ratio analysis to assess whether the hedging relationships are highly effective at inception and on an ongoing basis. Since efforts are made to match the terms of the derivatives to those of the hedged forecasted cash flows as closely as possible, the amount of hedge ineffectiveness is not significant even when the terms do not match perfectly.

Citigroup also hedges variable cash flows resulting from investments in floating-rate, available-for-sale debt securities. Variable cash flows from those assets are converted to fixed-rate cash flows by entering into receive-fixed, pay-variable interest-rate swaps. These cash-flow hedging relationships use either regression analysis or dollar-offset ratio analysis to assess whether the hedging relationships are highly effective at inception and on an ongoing basis. Since efforts are made to align the terms of the derivatives to those of the hedged forecasted cash flows as closely as possible, the amount of hedge ineffectiveness is not significant.

•          Hedging of foreign exchange risk—Citigroup locks in the functional currency equivalent of cash flows of various balance sheet liability exposures, including deposits, short-term borrowings and long-term debt (and the forecasted issuances or rollover of such items) that are denominated in a currency other than the functional currency of the issuing entity. Depending on the risk-management objectives, these types of hedges are designated as either cash-flow hedges of only foreign-exchange risk or cash-flow hedges of both foreign-exchange and interest-rate risk, and the hedging instruments used are foreign-exchange forward contracts, cross-currency swaps and foreign-currency options. For some hedges, Citigroup matches all terms of the hedged item and the hedging derivative at inception and on an ongoing basis to eliminate hedge ineffectiveness. Citigroup does not exclude any terms from consideration when applying the matched terms method. To the extent all terms are not perfectly matched, any ineffectiveness is measured using the “hypothetical derivative method” from FASB Derivative Implementation Group Issue G7. Efforts are made to match up the terms of the hypothetical and actual derivatives used as closely as possible. As a result, the amount of hedge ineffectiveness is not significant even when the terms do not match perfectly.

Net investment hedges

Consistent with SFAS No. 52, Foreign Currency Translation (SFAS 52), SFAS 133 allows hedging of the foreign-currency risk of a net investment in a foreign operation. Citigroup uses foreign-currency forwards, options and swaps and foreign-currency-denominated debt instruments to manage the foreign-exchange risk associated with Citigroup’s equity investments in several non-U.S. dollar functional currency foreign subsidiaries. In accordance with SFAS 52, Citigroup records the change in the carrying amount of these investments in the cumulative translation adjustment account within Accumulated other comprehensive income (loss). Simultaneously, the effective portion of the hedge of this exposure is also recorded in the cumulative translation adjustment account and the ineffective portion, if any, is immediately recorded in earnings.

For derivatives used in net investment hedges, Citigroup follows the forward-rate method from FASB Derivative Implementation Group Issue H8. According to that method, all changes in fair value, including changes related to the forward-rate component of the foreign-currency forward contracts and the time-value of foreign-currency options, are recorded in the cumulative translation adjustment account. For foreign-currency-denominated debt instruments that are designated as hedges of net investments, the translation gain or loss that is recorded in the cumulative translation adjustment account is based on the spot exchange rate between the functional currency of the respective subsidiary and the U.S. dollar, which is the functional currency of Citigroup. To the extent the notional amount of the hedging instrument exactly matches the hedged net investment and the underlying exchange rate of the derivative hedging instrument relates to the exchange rate between the functional currency of the net investment and Citigroup’s functional currency (or, in the case of the non-derivative debt instrument, such instrument is denominated in the functional currency of the net investment), no ineffectiveness is recorded in earnings.

Hedge effectiveness

Key aspects of achieving SFAS 133 hedge accounting are documentation of hedging strategy and hedge effectiveness at the hedge inception and substantiating hedge effectiveness on an ongoing basis. A derivative must be highly effective in accomplishing the hedge objective of offsetting either changes in the fair value or cash flows of the hedged item for the risk being hedged. Any ineffectiveness in the hedge relationship is recognized in current earnings. The assessment of effectiveness excludes changes in the value of the hedged item that are unrelated to the risks being hedged. Similarly, the assessment of effectiveness may exclude changes in the fair value of a derivative related to time value that, if excluded, are recognized in current earnings.

The following table summarizes certain information related to the Company’s hedging activities for the years ended December 31, 2008, 2007 and 2006:

In millions of dollars	2008	2007	2006
Fair value hedges
Hedge ineffectiveness recognized in earnings	$(559)	$91	$245
Net gain excluded from assessment of effectiveness	178	420	302
Cash flow hedges
Hedge ineffectiveness recognized in earnings	(27)	—	(18)
Net gain (loss) excluded from assessment of effectiveness	(17)	—	—
Net investment hedges
Net gain (loss) included in foreign currency translation adjustment in accumulated other comprehensive income	$2,811	$(1,051)	$(569)

For cash flow hedges, any changes in the fair value of the end-user derivative remaining in Accumulated other comprehensive income (loss) on the Consolidated Balance Sheet will be included in earnings of future periods to offset the variability of the hedged cash flows when such cash flows affect earnings. The net loss associated with cash flow hedges expected to be reclassified from Accumulated other comprehensive income within 12 months of December 31, 2008 is approximately $1.9 billion.

The change in Accumulated other comprehensive income (loss) from cash flow hedges for the years ended December 31, 2008, 2007 and 2006 can be summarized as follows (after-tax):

In millions of dollars	2008	2007	2006
Beginning balance	$(3,163)	$(61)	$612
Net gain (loss) from cash flow hedges	(2,738)	(2,932)	(29)
Net amounts reclassified to earnings	712	(170)	(644)
Ending balance	$(5,189)	$(3,163)	$(61)

25. CONCENTRATIONS OF CREDIT RISK

Concentrations of credit risk exist when changes in economic, industry or geographic factors similarly affect groups of counterparties whose aggregate credit exposure is material in relation to Citigroup’s total credit exposure. Although Citigroup’s portfolio of financial instruments is broadly diversified along industry, product, and geographic lines, material transactions are completed with other financial institutions, particularly in the securities trading, derivatives, and foreign exchange businesses.

In connection with the Company’s efforts to maintain a diversified portfolio, the Company limits its exposure to any one geographic region, country or individual creditor and monitors this exposure on a continuous basis. At December 31, 2008, Citigroup’s most significant concentration of credit risk was with the U.S. government and its agencies. The Company’s exposure, which primarily results from trading assets and investments issued by the U.S. government and its agencies, amounted to $93.7 billion and $73.8 billion at December 31, 2008 and 2007, respectively. After the U.S. government, the Company’s next largest exposures are to the Mexican and Japanese governments and their agencies, which are rated investment grade by both Moody’s and S&P. The Company’s exposure to Mexico amounted to $35.0 billion and $32.0 billion at December 31, 2008 and 2007, respectively, and is composed of investment securities, loans and trading assets. The Company’s exposure to Japan amounted to $29.1 billion and $26.1 billion at December 31, 2008 and 2007, respectively, and is composed of investment securities, loans and trading assets.

26. FAIR-VALUE MEASUREMENT (SFAS 157)

Effective January 1, 2007, the Company adopted SFAS 157. SFAS 157 defines fair value, establishes a consistent framework for measuring fair value and expands disclosure requirements about fair-value measurements. SFAS 157, among other things, requires the Company to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value. In addition, SFAS 157 precludes the use of block discounts when measuring the fair value of instruments traded in an active market, which discounts were previously applied to large holdings of publicly traded equity securities. It also requires recognition of trade-date gains related to certain derivative transactions whose fair value has been determined using unobservable market inputs. This guidance supersedes the guidance in Emerging Issues Task Force Issue No. 02-3, “Issues Involved in Accounting for Derivative Contracts Held for Trading Purposes and Contracts Involved in Energy Trading and Risk Management Activities” (EITF Issue 02-3), which prohibited the recognition of trade-date gains for such derivative transactions when determining the fair value of instruments not traded in an active market.

As a result of the adoption of SFAS 157, the Company has made some amendments to the techniques used in measuring the fair value of derivative and other positions. These amendments change the way that the probability of default of a counterparty is factored into the valuation of derivative positions, include for the first time the impact of Citigroup’s own credit risk on derivatives and other liabilities measured at fair value, and also eliminate the portfolio servicing adjustment that is no longer necessary under SFAS 157.

Fair-Value Hierarchy

SFAS 157 specifies a hierarchy of valuation techniques based on whether the inputs to those valuation techniques are observable or unobservable. Observable inputs reflect market data obtained from independent sources, while unobservable inputs reflect the Company’s market assumptions. These two types of inputs have created the following fair-value hierarchy:

•          Level 1—Quoted prices for identical instruments in active markets.

•          Level 2—Quoted prices for similar instruments in active markets; quoted prices for identical or similar instruments in markets that are not active; and model-derived valuations in which all significant inputs and significant value drivers are observable in active markets.

•          Level 3—Valuations derived from valuation techniques in which one or more significant inputs or significant value drivers are unobservable.

This hierarchy requires the use of observable market data when available. The Company considers relevant and observable market prices in its valuations where possible. The frequency of transactions, the size of the bid-ask spread and the amount of adjustment necessary when comparing similar transactions are all factors in determining the liquidity of markets and the relevance of observed prices in those markets.

Determination of Fair Value

For assets and liabilities carried at fair value, the Company measures such value using the procedures set out below, irrespective of whether these assets and liabilities are carried at fair value as a result of an election under SFAS 159, FASB Statement No. 155, Accounting for Certain Hybrid Financial Instruments (SFAS 155), or FASB Statement No. 156, Accounting for Servicing of Financial Assets (SFAS 156), or whether they were previously carried at fair value.

When available, the Company generally uses quoted market prices to determine fair value and classifies such items in Level 1. In some cases where a market price is available, the Company will make use of acceptable practical expedients (such as matrix pricing) to calculate fair value, in which case the items are classified in Level 2.

If quoted market prices are not available, fair value is based upon internally developed valuation techniques that use, where possible, current market-based or independently sourced market parameters, such as interest rates, currency rates, option volatilities, etc. Items valued using such internally generated valuation techniques are classified according to the lowest level input or value driver that is significant to the valuation. Thus, an item may be classified in Level 3 even though there may be some significant inputs that are readily observable.

Where available, the Company may also make use of quoted prices for recent trading activity in positions with the same or similar characteristics to that being valued. The frequency and size of transactions and the amount of the bid-ask spread are among the factors considered in determining the liquidity of markets and the relevance of observed prices from those markets. If relevant and observable prices are available, those valuations would be classified as Level 2. If prices are not available, other valuation techniques would be used and the item would be classified as Level 3.

Fair-value estimates from internal valuation techniques are verified, where possible, to prices obtained from independent vendors or brokers. Vendors and brokers’ valuations may be based on a variety of inputs ranging from observed prices to proprietary valuation models.

The following section describes the valuation methodologies used by the Company to measure various financial instruments at fair value, including an indication of the level in the fair-value hierarchy in which each instrument is generally classified. Where appropriate, the description includes details of the valuation models, the key inputs to those models as well as any significant assumptions.

Securities purchased under agreements to resell and securities sold under agreements to repurchase

No quoted prices exist for such instruments and so fair value is determined using a discounted cash-flow technique. Cash flows are estimated based on the terms of the contract, taking into account any embedded derivative or other features. Expected cash flows are discounted using market rates appropriate to the maturity of the instrument as well as the nature and amount of collateral taken or received. Generally, such instruments are classified within Level 2 of the fair-value hierarchy as the inputs used in the fair valuation are readily observable.

Trading Account Assets and Liabilities—Trading Securities and Trading Loans

When available, the Company uses quoted market prices to determine the fair value of trading securities; such items are classified in Level 1 of the fair-value hierarchy. Examples include some government securities and exchange-traded equity securities.

For bonds and secondary market loans traded over the counter, the Company generally determines fair value utilizing internal valuation techniques. Fair-value estimates from internal valuation techniques are verified, where possible, to prices obtained from independent vendors. Vendors compile prices from various sources and may apply matrix pricing for similar bonds or loans where no price is observable. If available, the Company may also use quoted prices for recent trading activity of assets with similar characteristics to the bond or loan being valued. Trading securities and loans priced using such methods are generally classified as Level 2. However, when less liquidity exists for a security or loan, a quoted price is stale or prices from independent sources vary, a loan or security is generally classified as Level 3.

Where the Company’s principal market for a portfolio of loans is the securitization market, the Company uses the securitization price to determine the fair value of the portfolio. The securitization price is determined from the assumed proceeds of a hypothetical securitization in the current market, adjusted for transformation costs (i.e., direct costs other than transaction costs) and securitization uncertainties such as market conditions and liquidity. As a result of the severe reduction in the level of activity in certain securitization markets since the second half of 2007, observable securitization prices for certain directly comparable portfolios of loans have not been readily available. Therefore, such portfolios of loans are generally classified in Level 3 of the fair-value hierarchy. However, for other loan securitization markets, such as those related to conforming prime fixed-rate and conforming adjustable-rate mortgage loans, pricing verification of the hypothetical securitizations has been possible, since these markets have remained active. Accordingly, these loan portfolios are classified as Level 2 in the fair-value hierarchy.

Trading Account Assets and Liabilities—Derivatives

Exchange-traded derivatives are generally fair valued using quoted market (i.e., exchange) prices and so are classified in Level 1 of the fair-value hierarchy.

The majority of derivatives entered into by the Company are executed over the counter and so are valued using internal valuation techniques as no quoted market prices exist for such instruments. The valuation techniques and inputs depend on the type of derivative and the nature of the underlying instrument. The principal techniques used to value these instruments are discounted cash flows, Black-Scholes and Monte Carlo simulation. The fair values of derivative contracts reflect cash the Company has paid or received (for example, option premiums paid and received).

The key inputs depend upon the type of derivative and the nature of the underlying instrument and include interest rate yield curves, foreign-exchange rates, the spot price of the underlying volatility and correlation. The item is placed in either

Level 2 or Level 3 depending on the observability of the significant inputs to the model. Correlation and items with longer tenors are generally less observable.

Subprime-Related Direct Exposures in CDOs

The Company accounts for its CDO super senior subprime direct exposures and the underlying securities on a fair-value basis with all changes in fair value recorded in earnings. Citigroup’s CDO super senior subprime direct exposures are not subject to valuation based on observable transactions. Accordingly, the fair value of these exposures is based on management’s best estimates based on facts and circumstances as of the date of these Consolidated Financial Statements.

Citigroup’s CDO super senior subprime direct exposures are Level 3 assets and are subject to valuation based on significant unobservable inputs. Fairvalue of these exposures (other than high grade and mezzanine as described below) is based on estimates of future cash flows from the mortgage loans underlying the assets of the ABS CDOs. To determine the performance of the underlying mortgage loan portfolios, the Company estimates the prepayments, defaults and loss severities based on a number of macroeconomic factors, including housing price changes, unemployment rates, interest rates and borrower and loan attributes, such as age, credit scores, documentation status, loan-to-value (LTV) ratios and debt-to-income (DTI) ratios. The model is calibrated using available mortgage loan information including historical loan performance. In addition, the methodology estimates the impact of geographic concentration of mortgages and the impact of reported fraud in the origination of subprime mortgages. An appropriate discount rate is then applied to the cash flows generated for each ABCP and CDO-squared tranche, in order to estimate its current fair value.

When necessary, the valuation methodology used by Citigroup is refined and the inputs used for the purposes of estimation are modified, in part, to reflect ongoing market developments. More specifically, the inputs of home price appreciation (HPA) assumptions and delinquency data were updated during the fourth quarter along with discount rates that are based upon a weighted average combination of implied spreads from single name ABS bond prices and ABX indices, as well as CLO spreads.

Beginning with the third quarter of 2008, the Company used the Loan Performance Index to estimate the impact of housing price changes. Previously, it incorporated the S&P/Case-Shiller Index. This change was made because the Loan Performance Index provided more comprehensive geographic data. In addition, the Company’s mortgage default model uses recent mortgage performance data, a period of sharp home price declines and high levels of mortgage foreclosures.

The valuation as of December 31, 2008 assumes a cumulative decline in U.S. housing prices from peak to trough of 33%. This rate assumes declines of 16% and 13% in 2008 and 2009, respectively, the remainder of the 33% decline having already occurred before the end of 2007.

In addition, during the last three quarters of 2008, the discount rates were based on a weighted average combination of the implied spreads from single name ABS bond prices, ABX indices and CLO spreads, depending on vintage and asset types. To determine the discount margin, the Company applies the mortgage default model to the bonds underlying the ABX indices and other referenced cash bonds and solves for the discount margin that produces the market prices of those instruments.

Starting in the third quarter of 2008, the valuation of the high grade and mezzanine ABS CDO positions was changed from model valuation to trader prices based on the underlying assets of each high grade and mezzanine ABS CDO. Unlike the ABCP and CDO-squared positions, the high grade and mezzanine positions are now largely hedged through the ABX and bond short positions, which are, by necessity, trader priced. Thus, this change brings closer symmetry in the way these long and short positions are valued by the Company. Citigroup intends to use trader marks to value this portion of the portfolio going forward so long as it remains largely hedged.

The primary drivers that currently impact the super senior valuations are the discount rates used to calculate the present value of projected cash flows and projected mortgage loan performance.

Given the above, the Company’s CDO super senior subprime direct exposures were classified in Level 3 of the fair-value hierarchy.

For most of the lending and structuring direct subprime exposures (excluding super seniors), fair value is determined utilizing observable transactions where available, other market data for similar assets in markets that are not active and other internal valuation techniques.

Investments

The investments category includes available-for-sale debt and marketable equity securities, whose fair value is determined using the same procedures described for trading securities above or, in some cases, using vendor prices as the primary source.

Also included in investments are nonpublic investments in private equity and real estate entities held by the S&B business. Determining the fair value of nonpublic securities involves a significant degree of management resources and judgment as no quoted prices exist and such securities are generally very thinly traded. In addition, there may be transfer restrictions on private equity securities. The Company uses an established process for determining the fair value of such securities, using commonly accepted valuation techniques, including the use of earnings multiples based on comparable public securities, industry-specific non-earnings-based multiples and discounted cash flow models. In determining the fair value of nonpublic securities, the Company also considers events such as a proposed sale of the investee company, initial public offerings, equity issuances, or other observable transactions.

Private equity securities are generally classified in Level 3 of the fair-value hierarchy.

Short-Term Borrowings and Long-Term Debt

Where fair-value accounting has been elected, the fair value of non-structured liabilities is determined by discounting expected cash flows using the appropriate discount rate for the applicable maturity. Such instruments are generally classified in Level 2 of the fair-value hierarchy as all inputs are readily observable.

The Company determines the fair value of structured liabilities (where performance is linked to structured interest rates, inflation or currency risks) and hybrid financial instruments (performance linked to risks other than interest rates, inflation or currency risks) using the appropriate derivative valuation methodology (described above) given the nature of the embedded risk profile. Such instruments are classified in Level 2 or Level 3 depending on the observability of significant inputs to the model.

Market Valuation Adjustments

Liquidity adjustments are applied to items in Level 2 and Level 3 of the fair-value hierarchy to ensure that the fair value reflects the price at which the entire position could be liquidated. The liquidity reserve is based on the bid-offer spread for an instrument, adjusted to take into account the size of the position.

Counterparty credit-risk adjustments are applied to derivatives, such as over-the-counter derivatives, where the base valuation uses market parameters based on the LIBOR interest rate curves. Not all counterparties have the same credit risk as that implied by the relevant LIBOR curve, so it is necessary to consider the market view of the credit risk of a counterparty in order to estimate the fair value of such an item.

Bilateral or “own” credit-risk adjustments are applied to reflect the Company’s own credit risk when valuing derivatives and liabilities measured at fair value, in accordance with the requirements of SFAS 157. Counterparty and own credit adjustments consider the estimated future cash flows between Citi and its counterparties under the terms of the instrument and the effect of credit risk on the valuation of those cash flows, rather than a point-in-time assessment of the current recognized net asset or liability. Furthermore, the credit-risk adjustments take into account the effect of credit-risk mitigants, such as pledged collateral and any legal right of offset (to the extent such offset exists) with a counterparty through arrangements such as netting agreements.

Auction Rate Securities

Auction rate securities (ARS) are long-term municipal bonds, corporate bonds, securitizations and preferred stocks with interest rates or dividend yields that are reset through periodic auctions. The coupon paid in the current period is based on the rate determined by the prior auction. In the event of an auction failure, ARS holders receive a “fail rate” coupon, which is specified by the original issue documentation of each ARS.

Where insufficient orders to purchase all of the ARS issue to be sold in an auction were received, the primary dealer or auction agent would traditionally have purchased any residual unsold inventory (without a contractual obligation to do so). This residual inventory would then be repaid through subsequent auctions, typically in a short timeframe. Due to this auction mechanism and generally liquid market, ARS have historically traded and were valued as short-term instruments.

Citigroup acted in the capacity of primary dealer for approximately $72 billion of ARS and continued to purchase residual unsold inventory in support of the auction mechanism until mid-February 2008. After this date, liquidity in the ARS market deteriorated significantly, auctions failed due to a lack of bids from third-party investors, and Citigroup ceased to purchase unsold inventory. Following a number of ARS refinancings, at December 31, 2008, Citigroup continued to act in the capacity of primary dealer for approximately $37 billion of outstanding ARS.

The Company classifies its ARS as held-to-maturity, available-for-sale and trading securities.

Prior to our first auction’s failing in the first quarter of 2008, Citigroup valued ARS based on observation of auction market prices, because the auctions had a short maturity period (7, 28 and 35 days). This generally resulted in valuations at par. Once the auctions failed, ARS could no longer be valued using observation of auction market prices. Accordingly, the fair value of ARS is currently estimated using internally developed discounted cash flow valuation techniques specific to the nature of the assets underlying each ARS.

For ARS with U.S. municipal securities as underlying assets, future cash flows are estimated based on the terms of the securities underlying each individual ARS and discounted at an estimated discount rate in order to estimate the current fair value. The key assumptions that impact the ARS valuations are estimated prepayments and refinancings, estimated fail rate coupons (i.e., the rate paid in the event of auction failure, which varies according to the current credit rating of the issuer) and the discount rate used to calculate the present value of projected cash flows. The discount rate used for each ARS is based on rates observed for straight issuances of other municipal securities. In order to arrive at the appropriate discount rate, these observed rates were adjusted upward to factor in the specifics of the ARS structure being valued, such as callability, and the illiquidity in the ARS market.

For ARS with student loans as underlying assets, future cash flows are estimated based on the terms of the loans underlying each individual ARS, discounted at an appropriate rate in order to estimate the current fair value. The key assumptions that impact the ARS valuations are the expected weighted average life of the structure, estimated fail rate coupons, the amount of leverage in each structure and the discount rate used to calculate the present value of projected cash flows. The discount rate used for each ARS is based on rates observed for basic securitizations with similar maturities to the loans underlying each ARS being valued. In order to arrive at the appropriate discount rate, these observed rates were adjusted upward to factor in the specifics of the ARS structure being valued, such as callability, and the illiquidity in the ARS market.

During the first quarter of 2008, ARS for which the auctions failed and where no secondary market has developed were moved to Level 3, as the assets were subject to valuation using significant unobservable inputs. For ARS which are subject to SFAS 157 classification, the majority continue to be classified in Level 3.

Alt-A Mortgage Securities

The Company classifies its Alt-A mortgage securities as Held-to-Maturity, Available-for-Sale, and Trading investments. The securities classified as trading and available-for-sale are recorded at fair value with changes in fair value reported in current earnings and OCI, respectively. For these purposes, Alt-A mortgage securities are non-agency residential mortgage-

backed securities (RMBS) where (1) the underlying collateral has weighted average FICO scores between 680 and 720 or (2) for instances where FICO scores are greater than 720, RMBS have 30% or less of the underlying collateral composed of full documentation loans.

Similar to the valuation methodologies used for other trading securities and trading loans, the Company generally determines the fair value of Alt-A mortgage securities utilizing internal valuation techniques. Fair-value estimates from internal valuation techniques are verified, where possible, to prices obtained from independent vendors. Vendors compile prices from various sources. Where available, the Company may also make use of quoted prices for recent trading activity in securities with the same or similar characteristics to that being valued.

The internal valuation techniques used for Alt-A mortgage securities, as with other mortgage exposures, consider estimated housing price changes, unemployment rates, interest rates and borrower attributes. They also consider prepayment rates as well as other market indicators.

Alt-A mortgage securities that are valued using these methods are generally classified as Level 2. However, Alt-A mortgage securities backed by Alt-A mortgages of lower quality or more recent vintages are mostly classified in Level 3 due to the reduced liquidity that exists for such positions, which educes the reliability of prices available from independent sources.

Commercial Real Estate Exposure

Citigroup reports a number of different exposures linked to commercial real estate at fair value with changes in fair value reported in earnings, including securities, loans and investments in entities that hold commercial real estate loans or commercial real estate directly. The Company also reports securities backed by commercial real estate as Available-for-sale investments, which are carried at fair value with changes in fair-value reported in AOCI.

Similar to the valuation methodologies used for other trading securities and trading loans, the Company generally determines the fair value of securities and loans linked to commercial real estate utilizing internal valuation techniques. Fair-value estimates from internal valuation techniques are verified, where possible, to prices obtained from independent vendors. Vendors compile prices from various sources. Where available, the Company may also make use of quoted prices for recent trading activity in securities or loans with the same or similar characteristics to that being valued. Securities and loans linked to commercial real estate valued using these methodologies are generally classified as Level 3 as a result of the reduced liquidity currently in the market for such exposures.

The fair value of investments in entities that hold commercial real estate loans or commercial real estate directly is determined using a similar methodology to that used for other non-public investments in real estate held by the S&B business. The Company uses an established process for determining the fair value of such securities, using commonly accepted valuation techniques, including the use of earnings multiples based on comparable public securities, industry-specific non-earnings-based multiples and discounted cash flow models. In determining the fair value of such investments, the Company also considers events, such as a proposed sale of the investee company, initial public offerings, equity issuances, or other observable transactions. Such investments are generally classified in Level 3 of the fair-value hierarchy.

Highly Leveraged Financing Commitments

The Company reports a number of highly leveraged loans as held for sale, which are measured on a LOCOM basis. The fair value of such exposures is determined, where possible, using quoted secondary-market prices and classified in Level 2 of the fair-value hierarchy if there is a sufficient level of activity in the market and quotes or traded prices are available with suitable frequency.

However, due to the dislocation of the credit markets and the reduced market interest in higher risk/higher yield instruments since the latter half of 2007, liquidity in the market for highly leveraged financings has been limited. Therefore, a majority of such exposures are classified in Level 3 as quoted secondary market prices do not generally exist. The fair value for such exposures is determined using quoted prices for a similar asset or assets, adjusted for the specific attributes of the loan being valued.

Items Measured at Fair Value on a Recurring Basis

The following tables present for each of the fair-value hierarchy levels the Company’s assets and liabilities that are measured at fair value on a recurring basis at December 31, 2008 and December 31, 2007. The Company often hedges positions that have been classified in the Level 3 category with financial instruments that have been classified as Level 1 or Level 2. In addition, the Company also hedges items classified in the Level 3 category with instruments classified in Level 3 of the fair value hierarchy. The effects of these hedges are presented gross in the following table.

In millions of dollars at December 31, 2008	Level 1	Level 2	Level 3	Gross inventory	Netting(1)	Net balance
Assets
Federal funds sold and securities borrowed or purchased under agreements to resell	$—	$96,524	$—	$96,524	$(26,219)	$70,305
Trading account assets
Trading securities and loans	90,530	121,043	50,773	262,346	—	262,346
Derivatives	9,675	1,102,252	60,725	1,172,652	(1,057,363)	115,289
Investments	44,342	111,836	28,273	184,451	—	184,451
Loans (2)	—	2,572	160	2,732	—	2,732
Mortgage servicing rights	—	—	5,657	5,657	—	5,657
Other financial assets measured on a recurring basis	—	9,890	359	10,249	(4,527)	5,722
Total assets	$144,547	$1,444,117	$145,947	$1,734,611	$(1,088,109)	$646,502
	8.3%	83.3%	8.4%	100.0%
Liabilities
Interest-bearing deposits	$—	$2,552	$54	$2,606	$—	$2,606
Federal funds purchased and securities loaned or sold under agreements to repurchase	—	153,918	11,167	165,085	(26,219)	138,866
Trading account liabilities
Securities sold, not yet purchased	36,848	13,192	653	50,693	—	50,693
Derivatives	10,038	1,096,113	57,139	1,163,290	(1,046,505)	116,785
Short-term borrowings	—	16,278	1,329	17,607	—	17,607
Long-term debt	—	16,065	11,198	27,263	—	27,263
Other financial liabilities measured on a recurring basis	—	8,222	1	8,223	(4,527)	3,696
Total liabilities	$46,886	$1,306,340	$81,541	$1,434,767	$(1,077,251)	$357,516
	3.3%	91.0%	5.7%	100.0%

Items Measured at Fair Value on a Recurring Basis (continued)

In millions of dollars at December 31, 2007	Level 1	Level 2	Level 3	Gross inventory	Netting(1)	Net balance
Assets
Federal funds sold and securities borrowed or purchased under agreements to resell	$—	$132,383	$16	$132,399	$(48,094)	$84,305
Trading account assets
Trading securities and loans	151,684	234,846	75,573	462,103	—	462,103
Derivatives	7,204	428,779	31,226	467,209	(390,328)	76,881
Investments	64,375	125,282	17,060	206,717	—	206,717
Loans (2)	—	3,718	9	3,727	—	3,727
Mortgage servicing rights	—	—	8,380	8,380	—	8,380
Other financial assets measured on a recurring basis	—	13,570	1,171	14,741	(4,939)	9,802
Total assets	$223,263	$938,578	$133,435	$1,295,276	$(443,361)	$851,915
	17.2%	72.5%	10.3%	100.0%
Liabilities
Interest-bearing deposits	$—	$3,542	$56	$3,598	$—	$3,598
Federal funds purchased and securities loaned or sold under agreements to repurchase	—	241,790	6,158	247,948	(48,094)	199,854
Trading account liabilities
Securities sold, not yet purchased	68,928	9,140	473	78,541	—	78,541
Derivatives	8,602	447,119	33,696	489,417	(385,876)	103,541
Short-term borrowings	—	8,471	5,016	13,487	—	13,487
Long-term debt	—	70,359	8,953	79,312	—	79,312
Other financial liabilities measured on a recurring basis	—	6,506	1	6,507	(4,939)	1,568
Total liabilities	$77,530	$786,927	$54,353	$918,810	$(438,909)	$479,901
	8.4%	85.7%	5.9%	100.0%

(1)

Represents netting of: (i) the amounts due under securities purchased under agreements to resell and the amounts owed under securities sold under agreements to repurchase in accordance with FIN 41, and (ii) derivative exposures covered by a qualifying master netting agreement in accordance with FIN 39, cash collateral and the market value adjustment.

(2)	There is no allowance for loan losses recorded for loans reported at fair value.

Changes in Level 3 Fair-Value Category

The following tables present the changes in the Level 3 fair-value category for the years ended December 31, 2008 and 2007. The Company classifies financial instruments in Level 3 of the fair-value hierarchy when there is reliance on at least one significant unobservable input to the valuation model. In addition to these unobservable inputs, the valuation models for Level 3 financial instruments typically also rely on a number of inputs that are readily observable either directly or indirectly. Thus, the gains and losses presented below include changes in the fair value related to both observable and unobservable inputs.

The Company often hedges positions with offsetting positions that are classified in a different level. For example, the gains and losses for assets and liabilities in the Level 3 category presented in the tables below do not reflect the effect of offsetting losses and gains on hedging instruments that have been classified by the Company in the Level 1 and Level 2 categories. In addition, the Company hedges items classified in the Level 3 category with instruments also classified in Level 3 of the fair-value hierarchy. The effects of these hedges are presented gross in the following tables.

		Net realized/unrealized gains (losses) included in		Transfers in and/or	Purchases, issuances		Unrealized gains
In millions of dollars	December 31, 2007	Principal transactions	Other (1) (2)	out of Level 3	and settlements	December 31, 2008	(losses) Still held(3)
Assets
Securities purchased under agreements to resell	$16	$—	$—	$—	$(16)	$—	$—
Trading account assets
Trading securities and loans	75,573	(28,052)	—	7,418	(4,166)	50,773	(19,572)
Derivatives, net (4)	(2,470)	7,804	—	(2,188)	440	3,586	9,622
Investments	17,060	—	(4,917)	5,787	10,343	28,273	(801)
Loans	9	—	(15)	—	166	160	(19)
Mortgage servicing rights	8,380	—	(1,870)	—	(853)	5,657	(1,870)
Other financial assets measured on a recurring basis	1,171	—	86	422	(1,320)	359	86
Liabilities
Interest-bearing deposits	$56	$(5)	$—	$13	$(20)	$54	$(3)
Securities sold under agreements to repurchase	6,158	(273)	—	6,158	(1,422)	11,167	(136)
Trading account liabilities
Securities sold, not yet purchased	473	153	—	1,036	(703)	653	328
Short-term borrowings	5,016	106	—	(1,798)	(1,783)	1,329	(63)
Long-term debt	8,953	2,228	—	38,792	(34,319)	11,198	1,115
Other financial liabilities measured on a recurring basis	1	—	(61)	—	(61)	1	—

		Net realized/unrealized gains (losses) included in		Transfers in and/or	Purchases, issuances		Unrealized gains
In millions of dollars	January 1, 2007	Principal transactions	Other (1) (2)	out of Level 3	and settlements	December 31, 2007	(losses) still held(3)
Assets
Securities purchased under agreements to resell	$16	$—	$—	$—	$—	$16	$—
Trading account assets
Trading securities and loans	22,415	(11,449)	—	21,132	43,475	75,573	(10,262)
Investments	11,468	—	895	1,651	3,046	17,060	136
Loans	—	(8)	—	(793)	810	9	—
Mortgage servicing rights	5,439	—	621	—	2,320	8,380	1,892
Other financial assets measured on a recurring basis	948	—	2	(43)	264	1,171	20
Liabilities
Interest-bearing deposits	$60	$12	$34	$(33)	$75	$56	$(45)
Securities sold under agreements to repurchase	6,778	(194)	—	78	(892)	6,158	(141)
Trading account liabilities
Securities sold, not yet purchased	467	(139)	—	(1,041)	908	473	(260)
Derivatives, net (4)	(1,875)	(3,840)	—	(3,280)	3,785	2,470	(9,462)
Short-term borrowings	2,214	9	(80)	1,139	1,592	5,016	(53)
Long-term debt	1,693	(11)	(689)	4,600	1,960	8,953	(776)
Other financial liabilities measured on a recurring basis	—	—	(23)	(1)	(21)	1	—

(1)  Changes in fair value for available-for-sale investments (debt securities) are recorded in Accumulated other comprehensive income (loss), while gains from sales and losses due to other-than-temporary impairments are recorded in Realized gains (losses) from sales of investments on the Consolidated Statement of Income.

(2)  Unrealized gains (losses) on MSRs are recorded in Commissions and fees on the Consolidated Statement of Income.

(3)  Represents the amount of total gains or losses for the period, included in earnings (and Accumulated other comprehensive income (loss) for changes in fair value of Available-for-sale investments) attributable to the change in fair value relating to assets and liabilities classified as Level 3 that are still held at December 31, 2008 and 2007.

(4)  Total Level 3 derivative exposures have been netted on these tables for presentation purposes only.

The following is a discussion of the changes to the Level 3 balances for each of the roll-forward tables presented above.

The significant changes from December 31, 2007 to December 31, 2008 in Level 3 assets and liabilities are due to:

•         A net decrease in trading securities and loans of $24.8 billion that was driven by:

(i)       Net realized and unrealized losses of $28.1 billion recorded in Principal transactions, which composed mostly of write-downs recognized on various trading securities including ABCP of $9 billion;

(ii)      Net transfers in of $7.4 billion, which consisted of approximately $26 billion of net transfers in from Level 2 to Level 3 as the availability of observable pricing inputs continued to decline due to the current credit crisis, offset by transfers out of Level 3 of approximately $19 billion primarily related to Level 3 trading inventory being reclassified to held-to-maturity investments during the fourth quarter of 2008; and

(iii)     Net settlements of trading securities of $4.2 billion in Level 3.

•         The shift in the Level 3 net unrealized gains/(losses) from trading derivatives driven by:

(i)       A net gain of $7.8 billion relating to complex derivative contracts, such as those linked to credit, equity and commodity exposures. These gains include both realized and unrealized gains during 2008 and are partially offset by losses recognized in instruments that have been classified in Levels 1 and 2;

(ii)      $2.2 billion in net transfers in and/or out of Level 3, representing a net transfer in of derivative liabilities during the year.

•         The increase in Level 3 Investments of $11.2 billion primarily resulted from:

(i)       The addition of $10.3 billion from net purchases, issuances and settlements, which included $8.7 billion in senior debt securities retained by the Company from its sale of a corporate loan portfolio that included highly leveraged loans during the second quarter of 2008, plus $3 billion of ARS securities purchased from GWM clients, in accordance with the Auction Rate Securities settlement agreement ;

(ii)      The net transfer in of investment securities from Level 2 to Level 3 of $5.8 billion, as the availability of observable pricing inputs continued to decline due to the current credit crisis; and

(iii)     Net losses recognized of $4.9 billion which was recorded in Accumulated other comprehensive income (loss) primarily related to Alt-A MBS classified as available-for-sale investments.

•         The decrease in Mortgage Servicing Rights of $2.7 billion was primarily attributed to mark-to-market losses recognized in the portfolio due to decreases in the mortgage interest rates and increases in refinancing.

•         The increase in the Level 3 balance for Securities sold under agreements to repurchase of $5 billion is driven by a $6.2 billion increase from net transfers in as the continued credit crisis impacted the availability of observable inputs for the underlying securities related to this liability. This was offset by a reduction from net settlements of $1.4 billion.

•         The decrease in Level 3 short-term borrowings of $3.7 billion is due to net transfers out of $1.8 billion as valuation methodology inputs considered to be unobservable were determined not to be significant to the overall valuation. In addition, net payments of $1.8 billion were made during 2008 against the Level 3 short-term debt obligations.

•         The increase in Level 3 Long-term debt of $2.2 billion is driven by:

(i)       The net transfers in of $38.8 billion, substantially all of which related to the transfer of consolidated SIV debt in the first quarter of 2008, as the availability of observable inputs continued to decline due to the current crisis; offset by

(ii)      $2.2 billion in gains recognized as credit spreads widened during the year;

(iii)     $34.3 billion decrease from net settlements/payments. Included in these settlements were $21 billion of payments made on maturing SIV debt and the replacement of $17 billion of non-recourse, consolidated SIV debt classified as Level 3 with Citigroup debt classified as Level 2. This replacement occurred in connection with the purchase of the SIV assets by the Company in November 2008.

The significant changes from January 1, 2007 to December 31, 2007 in Level 3 assets and liabilities are due to:

•         The increase in trading securities and loans of $53.2 billion that was driven primarily by:

(i)       The net additions/purchases of $43.5 billion, which included asset-backed commercial paper purchases where the Company had liquidity puts and assets bought with Nikko Cordial acquisitions

(ii)      The net transfers in of $21.1 billion for items previously classified as Level 2 as prices and other valuation inputs became unobservable with the market dislocation crises that began in the second half of 2007; and

(iii)     Mark-to-market losses of $11.4 billion primarily attributable to writedowns on super senior tranches, junior tranches, ABCP and other related inventory.

•         The increase in Level 3 Investments of $5.6 billion, primarily resulting from the acquisition of Nikko Cordial.

•         The increase in Mortgage servicing rights of $2.9 billion which was primarily due to the first quarter 2007 acquisition of ABN AMRO Mortgage Group.

•         The decrease in net derivative trading account assets of $4.4 billion was due to mark-to-market losses and net purchases/originations of $3.8 billion, offset by net transfers in of Level 3 trading derivative liabilities of $3.3 billion.

•         The increase in Level 3 Short-term borrowings and Long-term debt of $2.8 billion and $7.3 billion, respectively, resulted from transfers in of Level 2 positions as prices and other valuation inputs became unobservable, plus the additions of new issuances for fair value accounting was elected.

Items Measured at Fair Value on a Nonrecurring Basis

Certain assets and liabilities are measured at fair value on a nonrecurring basis and therefore are not included in the tables above. These include assets measured at cost that have been written down to fair value during the periods as a result of an impairment. In addition, assets such as loans held for sale that are measured at the lower of cost or market (LOCOM) that were recognized at fair value below cost at the end of the period.

The Company recorded goodwill impairment charges of $9.6 billion as of December 31, 2008, as determined based on Level 3 inputs. The primary cause of goodwill impairment was the overall weak industry outlook and continuing operating losses. These factors contributed to the overall decline in the stock price and the related market capitalization of Citigroup. See Note 19 to the Consolidated Financial Statements, “Goodwill and Intangible Assets”, for additional information on goodwill impairment.

The Company performed an impairment analysis of intangible assets related to the Old Lane multi-strategy hedge fund during the first quarter of 2008. As a result, a pre-tax write-down of $202 million, representing the remaining unamortized balance of the intangible assets, was recorded during the first quarter of 2008. The measurement of fair value was determined using Level 3 input factors along with a discounted cash flow approach.

During the fourth quarter of 2008, the Company performed an impairment analysis of Japan’s Nikko Asset Management fund contracts which represent the rights to manage and collect fees on investor assets and are accounted for as indefinite-lived intangible assets. As a result, an impairment loss of $937 million pre-tax was recorded. The related fair value was determined using an income approach which relies on key drivers and future expectations of the business that are considered Level 3 input factors.

The fair value of loans measured on a LOCOM basis is determined where possible using quoted secondary-market prices. Such loans are generally classified in Level 2 of the fair-value hierarchy given the level of activity in the market and the frequency of available quotes. If no such quoted price exists, the fair value of a loan is determined using quoted prices for a similar asset or assets, adjusted for the specific attributes of that loan.

The following table presents all loans held-for-sale that are carried at LOCOM as of December 31, 2008 and December 31, 2007 (in billions):

	Aggregate cost	Fair value	Level 2	Level 3
December 31, 2008	$3.1	$2.1	$0.8	$1.3
December 31, 2007	33.6	31.9	5.1	26.8

Loans held-for-sale that are carried at LOCOM as of December 31, 2008 significantly declined compared to December 31, 2007 because most of these loans were either sold or reclassified to held-for-investment category.

27. FAIR-VALUE ELECTIONS (SFAS 155, SFAS 156 AND SFAS 159)

Under SFAS 159, the Company may elect to report most financial instruments and certain other items at fair value on an instrument-by-instrument basis with changes in fair value reported in earnings. After the initial adoption, the election is made upon the acquisition of an eligible financial asset, financial liability or firm commitment or when certain specified reconsideration events occur. The fair-value election may not be revoked once an election is made.

Additionally, the transition provisions of SFAS 159 permit a one-time election for existing positions at the adoption date with a cumulative-effect adjustment included in opening retained earnings and future changes in fair value reported in earnings.

The Company also has elected the fair-value accounting provisions permitted under SFAS 155 and SFAS 156 for certain assets and liabilities. In accordance with SFAS 155, which was primarily adopted on a prospective basis, hybrid financial instruments, such as structured notes containing embedded derivatives that otherwise would require bifurcation, as well as certain interest-only instruments, may be accounted for at fair value if the Company makes an irrevocable election to do so on an instrument-by-instrument basis. The changes in fair value are recorded in current earnings. Additional discussion regarding the applicable areas in which SFAS 155 was adopted is presented in Note 26 to the Consolidated Financial Statements.

SFAS 156 requires all servicing rights to be recognized initially at fair value. At its initial adoption, the standard permits a one-time irrevocable election to re-measure each class of servicing rights at fair value, with the changes in fair value recorded in current earnings. The classes of servicing rights are identified based on the availability of market inputs used in determining their fair values and the methods for managing their risks. The Company has elected fair-value accounting for its mortgage and student loan classes of servicing rights. The impact of adopting this standard was not material. See Note 23 to the Consolidated Financial Statements for further discussions regarding the accounting and reporting of mortgage servicing rights.

The following table presents, as of December 31, 2008, the fair value of those positions selected for fair-value accounting in accordance with SFAS 159, SFAS 156, and SFAS 155, as well as the changes in fair value for the years ended December 31, 2008 and December 31, 2007.

In millions of dollars	Fair value at December 31, 2008	Changes in fair- value gains (losses) 2008	Fair value at December 31, 2007	Changes in fair- value gains (losses) 2007
Assets
Federal funds sold and securities borrowed or purchased under agreements to resell
Selected portfolios of securities purchased under agreements to resell, securities borrowed (1)	$70,305	$2,438	$84,305	$1,462
Trading account assets:
Legg Mason convertible preferred equity securities originally classified as available-for-sale	$—	$(13)	$614	$(183)
Selected letters of credit hedged by credit default swaps or participation notes	—	—	10	(4)
Certain credit products	16,254	(6,272)	26,020	(778)
Certain hybrid financial instruments	33	3	97	—
Retained interests from asset securitizations	3,026	(1,890)	2,476	343
Total trading account assets	$19,313	$(8,172)	$29,217	$(622)
Investments:
Certain investments in private equity and real estate ventures	$469	$(254)	$539	$58
Other	295	(35)	320	9
Total investments	$764	$(289)	$859	$67
Loans:
Certain credit products	$2,315	$(59)	$3,038	$102
Certain mortgage loans	36	(34)	—	—
Certain hybrid financial instruments	381	(13)	689	(63)
Total loans	$2,732	$(106)	$3,727	$39
Other assets:
Mortgage servicing rights	$5,657	$(1,870)	$8,380	$(1,554)
Certain mortgage loans	4,273	78	6,392	74
Certain equity method investments	936	(362)	1,131	45
Total other assets	$10,866	$(2,154)	$15,903	$(1,435)
Total	$103,980	$(8,283)	$134,011	$(489)
Liabilities
Interest-bearing deposits:
Certain structured liabilities	$320	$—	$264	$3
Certain hybrid financial instruments	2,286	177	3,334	129
Total interest-bearing deposits	$2,606	$177	$3,598	$132
Federal funds purchased and securities loaned or sold under agreements to repurchase
Selected portfolios of securities sold under agreements to repurchase, securities loaned (1)	$138,866	$(319)	$199,854	$(225)
Trading account liabilities:
Selected letters of credit hedged by credit default swaps or participation notes	$72	$(81)	$—	$—
Certain hybrid financial instruments	4,679	4,663	7,228	(409)
Total trading account liabilities	$4,751	$4,582	$7,228	$(409)
Short-term borrowings:
Certain non-collateralized short-term borrowings	$2,303	$(9)	$5,105	$(64)
Certain hybrid financial instruments	2,112	277	3,561	56
Certain structured liabilities	3	1	—	—
Certain non-structured liabilities	13,189	250	4,821	—
Total short-term borrowings	$17,607	$519	$13,487	$(8)
Long-term debt:
Certain structured liabilities	$3,083	$160	$2,952	$(40)
Certain non-structured liabilities	7,189	3,802	49,095	99
Certain hybrid financial instruments	16,991	3,730	27,265	1,233
Total long-term debt	$27,263	$7,692	$79,312	$1,292
Total	$191,093	$12,651	$303,479	$782

(1)  Reflects netting of the amounts due from securities purchased under agreements to resell and the amounts owed under securities sold under agreements to repurchase in accordance with FASB Interpretation No. 41, “Offsetting of Amounts Related to Certain Repurchase and Reverse Repurchase Agreements” (FIN 41).

Own-Credit Valuation Adjustment

The fair value of liabilities for which the fair-value option was elected (other than non-recourse and similar liabilities) was impacted by the widening of the Company’s credit spread. The estimated change in the fair value of these liabilities due to such changes in the Company’s own credit risk (or instrument-specific credit risk) was a gain of $1,982 million and $212 million for the three months ended December 31, 2008 and December 31, 2007, respectively, and a gain of $4,558 million and $888 million for the years ended December 31, 2008 and December 31, 2007, respectively. Changes in fair value resulting from changes in instrument-specific credit risk were estimated by incorporating the Company’s current observable credit spreads into the relevant valuation technique used to value each liability as described above.

SFAS 159 The Fair-Value Option for Financial Assets and Financial Liabilities

Detailed below are the December 31, 2006 carrying values prior to adoption of SFAS 159, the transition adjustments booked to opening Retained earnings and the fair values (that is, the carrying values at January 1, 2007 after adoption) for those items that were selected for fair-value option accounting and that had an impact on Retained earnings:

In millions of dollars	December 31, 2006 (carrying value prior to adoption)	Cumulative-effect adjustment to January 1, 2007 retained earnings– gain (loss)	January 1, 2007 fair value (carrying value after adoption)
Legg Mason convertible preferred equity securities originally classified as available-for-sale (1)	$797	$(232)	$797
Selected portfolios of securities purchased under agreements to resell (2)	167,525	25	167,550
Selected portfolios of securities sold under agreements to repurchase (2)	237,788	40	237,748
Selected non-collateralized short-term borrowings	3,284	(7)	3,291
Selected letters of credit hedged by credit default swaps or participation notes	—	14	14
Various miscellaneous eligible items (1)	96	3	96
Pretax cumulative effect of adopting fair-value option accounting		$(157)
After-tax cumulative effect of adopting fair-value option accounting		(99)

(1)  The Legg Mason securities as well as several miscellaneous items were previously reported at fair value in available-for-sale securities. The cumulative-effect adjustment represents the reclassification of the related unrealized gain/loss from Accumulated other comprehensive income (loss) to Retained earnings upon the adoption of the fair value option.

(2)  Excludes netting of the amounts due from securities purchased under agreements to resell and the amounts owed under securities sold under agreements to repurchase in accordance with FIN 41.

Additional information regarding each of these items and other fair-value elections follows.

Legg Mason convertible preferred equity securities

The Legg Mason convertible preferred equity securities (Legg shares) were acquired in connection with the sale of Citigroup’s Asset Management business in December 2005.

Prior to the election of fair-value option accounting, the shares were classified as available-for-sale securities with the unrealized loss of $232 million as of December 31, 2006 included in Accumulated other comprehensive income (loss). In connection with the Company’s adoption of SFAS 159, this unrealized loss was recorded as a reduction of January 1, 2007 Retained earnings as part of the cumulative-effect adjustment.

During the first quarter of 2008, the Company sold the remaining 8.4 million Legg shares at a pretax loss of $10.3 million ($6.7 million after-tax).

Selected portfolios of securities purchased under agreements to resell, securities borrowed, securities sold under agreements to repurchase, securities loaned and certain non-collateralized short-term borrowings

The Company elected the fair-value option retrospectively for our United States and United Kingdom portfolios of fixed-income securities purchased under agreements to resell and fixed-income securities sold under agreements to repurchase (and certain non-collateralized short-term borrowings). The fair-value option was also elected prospectively in the second quarter of 2007 for certain portfolios of fixed-income securities lending and borrowing transactions based in Japan. In each case, the election was made because the related interest-rate risk is managed on a portfolio basis, primarily with derivative instruments that are accounted for at fair value through earnings. Previously, these positions were accounted for on an accrual basis.

Changes in fair value for transactions in these portfolios are recorded in Principal transactions. The related interest revenue and interest expense are measured based on the contractual rates specified in the transactions and are reported as interest revenue and expense in the Consolidated Statement of Income.

Selected letters of credit and revolving loans hedged by credit default swaps or participation notes

The Company has elected the fair-value option for certain letters of credit that are hedged with derivative instruments or participation notes. Upon electing the fair-value option, the related portions of the allowance for loan losses and the allowance for unfunded lending commitments were reversed. Citigroup elected the fair-value option for these transactions because the risk is managed on a fair-value basis and to mitigate accounting mismatches. The notional amount of these unfunded letters of credit was $1.4 billion as of December 31, 2008 and December 31, 2007. The amount funded was insignificant with no amounts 90 days or more past due or on a non-accrual status at December 31, 2008 and December 31, 2007.

These items have been classified appropriately in Trading account assets or Trading account liabilities on the Consolidated Balance Sheet. Changes in fair value of these items are classified in Principal transactions in the Company’s Consolidated Statement of Income.

Other items for which the fair-value option was selected in accordance with SFAS 159

The Company has elected the fair-value option for the following eligible items, which did not affect opening Retained earnings:

•   certain credit products;

•   certain investments in private equity and real estate ventures and certain equity-method investments;

•   certain structured liabilities;

•   certain non-structured liabilities; and

•   certain mortgage loans

Certain credit products

Citigroup has elected the fair-value option for certain originated and purchased loans, including certain unfunded loan products, such as guarantees and letters of credit, executed by Citigroup’s trading businesses. None of these credit products is a highly leveraged financing commitment. Significant groups of transactions include loans and unfunded loan products that are expected to be either sold or securitized in the near term, or transactions where the economic risks are hedged with derivative instruments such as purchased credit default swaps or total return swaps where the Company pays the total return on the underlying loans to a third party. Citigroup has elected the fair-value option to mitigate accounting mismatches in cases where hedge accounting is complex and to achieve operational simplifications. Fair value was not elected for most lending transactions across the Company, including where those management objectives would not be met.

The following table provides information about certain credit products carried at fair value:

	2008		2007
In millions of dollars	Trading assets	Loans	Trading assets	Loans
Carrying amount reported on the Consolidated Balance Sheet	$16,254	$2,315	$26,020	$3,038
Aggregate unpaid principal balance in excess of fair value	$6,501	$3	$899	$(5)
Balance on non-accrual loans or loans more than 90 days past due	$77	$1,113	$186	$1,292
Aggregate unpaid principal balance in excess of fair value for non-accrual loans or loans more than 90 days past due	$190	$(4)	$68	$—

In addition to the amounts reported above, $72 million and $141 million of unfunded loan commitments related to certain credit products selected for fair-value accounting were outstanding as of December 31, 2008 and December 31, 2007, respectively.

Changes in fair value of funded and unfunded credit products are classified in Principal transactions in the Company’s Consolidated Statement of Income. Related interest revenue is measured based on the contractual interest rates and reported as Interest revenue on trading account assets or loans depending on their balance sheet classifications. The changes in fair value for the years ended December 31, 2008 and 2007 due to instrument-specific credit risk totaled to a loss of $38 million and $188 million, respectively.

Certain investments in private equity and real estate ventures and certain equity method investments

Citigroup invests in private equity and real estate ventures for the purpose of earning investment returns and for capital appreciation. The Company has elected the fair-value option for certain of these ventures, because such investments are considered similar to many private equity or hedge fund activities in our investment companies, which are reported at fair value. The fair-value option brings consistency in the accounting and evaluation of certain of these investments. As required by SFAS 159, all investments (debt and equity) in such private equity and real estate entities are accounted for at fair value. These investments are classified as Investments on Citigroup’s Consolidated Balance Sheet.

Citigroup also holds various non-strategic investments in leveraged buyout funds and other hedge funds that previously were required to be accounted for under the equity method. The Company elected fair-value accounting to reduce operational and accounting complexity. Since the funds account for all of their underlying assets at fair value, the impact of applying the equity method to Citigroup’s investment in these funds was equivalent to fair-value accounting. Thus, this fair-value election had no impact on opening Retained earnings. These investments are classified as Other assets on Citigroup’s Consolidated Balance Sheet.

Changes in the fair values of these investments are classified in Other revenue in the Company’s Consolidated Statement of Income.

Certain structured liabilities

The Company has elected the fair-value option for certain structured liabilities whose performance is linked to structured interest rates, inflation or currency risks (“structured liabilities”). The Company elected the fair-value option, because these exposures are considered to be trading-related positions and, therefore, are managed on a fair-value basis. These positions will continue to be classified as debt, deposits or derivatives (Trading account liabilities) on the Company’s Consolidated Balance Sheet according to their legal form.

For those structured liabilities classified as Long-term debt for which the fair-value option has been elected, the aggregate unpaid principal balance exceeds the aggregate fair value of such instruments by $277 million as of December 31, 2008 and $7 million as of December 31, 2007.

The change in fair value for these structured liabilities is reported in Principal transactions in the Company’s Consolidated Statement of Income.

Related interest expense is measured based on the contractual interest rates and reported as such in the Consolidated Income Statement.

Certain non-structured liabilities

The Company has elected the fair-value option for certain non-structured liabilities with fixed and floating interest rates (“non-structured liabilities”).The Company has elected the fair-value option where the interest-rate risk of such liabilities is economically hedged with derivative contracts or the proceeds are used to purchase financial assets that will also be accounted for at fair value through earnings. The election has been made to mitigate accounting mismatches and to achieve operational simplifications. These positions are reported in Short-term borrowings and Long-term debt on the Company’s Consolidated Balance Sheet.

The majority of these non-structured liabilities are a result of the Company’s election of the fair-value option for liabilities associated with the Citi-advised Structured Investment Vehicles (SIVs), which were consolidated during the fourth quarter of 2007. The change in fair values of the SIVs’ liabilities reported in earnings was $2.6 billion for the year ended December 31, 2008. For these non-structured liabilities the aggregate fair value is $263 million lower than the aggregate unpaid principal balance as of December 31, 2008.

For all other non-structured liabilities classified as Long-term debt for which the fair-value option has been elected, the aggregate unpaid principal balance exceeds the aggregate fair value of such instruments by $97 million as of December 31, 2008 while the aggregate fair value exceeded the aggregate unpaid principal by $112 million as of December 31, 2007. The change in fair value of these non-structured liabilities reported a gain of $1.2 billion for the year ended December 31, 2008.

The change in fair value for these non-structured liabilities is reported in Principal transactions in the Company’s Consolidated Statement of Income.

Related interest expense continues to be measured based on the contractual interest rates and reported as such in the Consolidated Income Statement.

Certain mortgage loans

Citigroup has elected the fair-value option for certain purchased and originated prime fixed-rate and conforming adjustable-rate first mortgage loans held-for-sale. These loans are intended for sale or securitization and are hedged with derivative instruments. The Company has elected the fair-value option to mitigate accounting mismatches in cases where hedge accounting is complex and to achieve operational simplifications. The fair-value option was not elected for loans held-for-investment, as those loans are not hedged with derivative instruments. This election was effective for applicable instruments originated or purchased on or after September 1, 2007.

The following table provides information about certain mortgage loans carried at fair value:

In millions of dollars	December 31, 2008	December 31, 2007
Carrying amount reported on the Consolidated Balance Sheet	$4,273	$6,392
Aggregate fair value in excess of unpaid principal balance	$138	$136
Balance on non-accrual loans or loans more than 90 days past due	$9	$17
Aggregate unpaid principal balance in excess of fair value for non-accrual loans or loans more than 90 days past due	$2	$—

The changes in fair values of these mortgage loans is reported in Other revenue in the Company’s Consolidated Statement of Income. The changes in fair value during the year ended December 31, 2008 due to instrument-specific credit risk resulted in a $32 million loss. The change in fair value during 2007 due to instrument-specific credit risk was immaterial. Related interest income continues to be measured based on the contractual interest rates and reported as such in the Consolidated Income Statement.

Items selected for fair-value accounting in accordance with SFAS 155 and SFAS 156

Certain hybrid financial instruments

The Company has elected to apply fair-value accounting under SFAS 155 for certain hybrid financial assets and liabilities whose performance is linked to risks other than interest rate, foreign exchange or inflation (e.g., equity, credit or commodity risks). In addition, the Company has elected fair-value accounting under SFAS 155 for residual interests retained from securitizing certain financial assets.

The Company has elected fair-value accounting for these instruments because these exposures are considered to be trading-related positions and, therefore, are managed on a fair-value basis. In addition, the accounting for these instruments is simplified under a fair-value approach as it eliminates the complicated operational requirements of bifurcating the embedded derivatives from the host contracts and accounting for each separately. The hybrid financial instruments are classified as Trading account assets, Loans, Deposits, Trading account liabilities (for prepaid derivatives), Short-term borrowings or Long-Term Debt on the Company’s Consolidated Balance Sheet according to their legal form, while residual interests in certain securitizations are classified as Trading account assets.

For hybrid financial instruments for which fair-value accounting has been elected under SFAS 155 and that are classified as Long-term debt, the aggregate unpaid principal exceeds the aggregate fair value by $1.9 billion as of December 31, 2008, while the aggregate fair value exceeds the aggregate unpaid principal balance by $460 million as of December 31, 2007. The difference for those instruments classified as Loans is immaterial.

Changes in fair value for hybrid financial instruments, which in most cases includes a component for accrued interest, are recorded in Principal transactions in the Company’s Consolidated Statement of Income. Interest accruals for certain hybrid instruments classified as trading assets are recorded separately from the change in fair value as Interest revenue in the Company’s Consolidated Statement of Income.

Mortgage servicing rights

The Company accounts for mortgage servicing rights (MSRs) at fair value in accordance with SFAS 156. Fair value for MSRs is determined using an option-adjusted spread valuation approach. This approach consists of projecting servicing cash flows under multiple interest-rate scenarios and discounting these cash flows using risk-adjusted rates. The model assumptions used in the valuation of MSRs include mortgage prepayment speeds and discount rates. The fair value of MSRs is primarily affected by changes in prepayments that result from shifts in mortgage interest rates. In managing this risk, the Company hedges a significant portion of the values of its MSRs through the use of interest-rate derivative contracts, forward-purchase commitments of mortgage-backed securities, and purchased securities classified as trading. See Note 23 to the Consolidated Financial Statements for further discussions regarding the accounting and reporting of MSRs.

These MSRs, which totaled $5.7 billion and $8.4 billion as of December 31, 2008 and December 31, 2007, respectively, are classified as Mortgage servicing rights on Citigroup’s Consolidated Balance Sheet. Changes in fair value of MSRs are recorded in Commissions and fees in the Company’s Consolidated Statement of Income.

28. FAIR VALUE OF FINANCIAL INSTRUMENTS (SFAS 107)

Estimated Fair Value of Financial Instruments

The table below presents the carrying value and fair value of Citigroup’s financial instruments. The disclosure excludes leases, affiliate investments, pension and benefit obligations and insurance policy claim reserves. In addition, contractholder fund amounts exclude certain insurance contracts. Also as required, the disclosure excludes the effect of taxes, any premium or discount that could result from offering for sale at one time the entire holdings of a particular instrument, excess fair value associated with deposits with no fixed maturity and other expenses that would be incurred in a market transaction. In addition, the table excludes the values of non-financial assets and liabilities, as well as a wide range of franchise, relationship and intangible values (but includes mortgage servicing rights), which are integral to a full assessment of Citigroup’s financial position and the value of its net assets.

The fair value represents management’s best estimates based on a range of methodologies and assumptions. The carrying value of short-term financial instruments not accounted for at fair value under SFAS 155 or SFAS 159, as well as receivables and payables arising in the ordinary course of business, approximates fair value because of the relatively short period of time between their origination and expected realization. Quoted market prices are used when available for investments and for both trading and end-user derivatives, as well as for liabilities, such as long-term debt, with quoted prices. For performing loans not accounted for at fair value under SFAS 155 or SFAS 159, contractual cash flows are discounted at quoted secondary market rates or estimated market rates if available. Otherwise, sales of comparable loan portfolios or current market origination rates for loans with similar terms and risk characteristics are used. For loans with doubt as to collectibility, expected cash flows are discounted using an appropriate rate considering the time of collection and the premium for the uncertainty of the flows. The value of collateral is also considered. For liabilities such as long-term debt not accounted for at fair value under SFAS 155 or SFAS 159 and without quoted market prices, market borrowing rates of interest are used to discount contractual cash flows.

For additional information regarding the Company’s determination of fair value, including items accounted for at fair value under SFAS 155, SFAS 156, and SFAS 159, see Note 27 to the Consolidated Financial Statements.

	2008		2007
In billions of dollars at year end	Carrying value	Estimated fair value	Carrying value	Estimated fair value
Assets
Investments	$256.0	$251.9	$215.0	$215.0
Federal funds sold and securities borrowed or purchased under agreements to resell	184.1	184.1	274.1	274.1
Trading account assets	377.6	377.6	539.0	539.0
Loans (1)	660.9	642.7	753.7	769.4
Other financial assets (2)	316.6	316.6	268.8	269.0

	2008		2007
In billions of dollars at year end	Carrying value	Estimated fair value	Carrying value	Estimated fair value
Liabilities
Deposits	$774.2	$772.9	$826.2	$826.2
Federal funds purchased and securities loaned or sold under agreements to repurchase	205.3	205.3	304.2	304.2
Trading account liabilities	167.5	167.5	182.1	182.1
Long-term debt	359.6	317.1	427.1	422.6
Other financial liabilities (3)	253.9	253.9	280.4	280.4

(1)     The carrying value of loans is net of the Allowance for loan losses of $29.6 billion for 2008 and $16.1 billion for 2007. In addition, the carrying values exclude $3.7 billion and $8.2 billion of lease finance receivables in 2008 and 2007, respectively.

(2)     Includes cash and due from banks, deposits with banks, brokerage receivables, reinsurance recoverable, mortgage servicing rights, separate and variable accounts and other financial instruments included in Other assets on the Consolidated Balance Sheet, all of which the carrying value is a reasonable estimate of fair value.

(3)     Includes brokerage payables, separate and variable accounts, short-term borrowings and other financial instruments included in Other Liabilities on the Consolidated Balance Sheet, all of which the carrying value is a reasonable estimate of fair value.

Fair values vary from period to period based on changes in a wide range of factors, including interest rates, credit quality, and market perceptions of value and as existing assets and liabilities run off and new transactions are entered into.

The estimated fair values of loans reflect changes in credit status since the loans were made, changes in interest rates in the case of fixed-rate loans, and premium values at origination of certain loans. The carrying values (reduced by the Allowance for loan losses) exceeded the estimated fair values of Citigroup’s loans, in aggregate, by $18.2 billion in 2008 while the estimated fair values of Citigroup loans, in aggregate, exceeded the carrying values (reduced by the allowance for loan losses) by $15.7 billion in 2007.

29. PLEDGED ASSETS, COLLATERAL, COMMITMENTS AND GUARANTEES

Pledged Assets

At December 31, 2008 and 2007, the approximate fair values of securities sold under agreements to repurchase and other assets pledged, excluding the impact of FIN 39 and FIN 41, were as follows:

In millions of dollars	2008	2007(1)
For securities sold under agreements to repurchase	$237,055	$296,991
As collateral for securities borrowed for approximately equivalent value	81,740	75,572
As collateral on bank loans	144,982	151,957
To clearing organizations or segregated under securities laws and regulations	41,312	42,793
For securities loaned	51,158	94,161
Other	52,576	27,847
Total	$608,823	$689,321

(1)     Reclassified to conform to the current period’s presentation.

In addition, included in cash and due from banks at December 31, 2008 and 2007 are $11.7 billion and $9.6 billion, respectively, of cash segregated under federal and other brokerage regulations or deposited with clearing organizations.

At December 31, 2008 and 2007, the Company had $3.1 billion and $5.3 billion, respectively, of outstanding letters of credit from third-party banks to satisfy various collateral and margin requirements.

Collateral

At December 31, 2008 and 2007, the approximate market value of collateral received by the Company that may be sold or repledged by the Company, excluding amounts netted in accordance with FIN 39 and FIN 41, was $340.2 billion and $405.0 billion, respectively. This collateral was received in connection with resale agreements, securities borrowings and loans, derivative transactions and margined broker loans.

At December 31, 2008 and 2007, a substantial portion of the collateral received by the Company had been sold or repledged in connection with repurchase agreements, securities sold, not yet purchased, securities borrowings and loans, pledges to clearing organizations, segregation requirements under securities laws and regulations, derivative transactions and bank loans.

In addition, at December 31, 2008 and 2007, the Company had pledged $236 billion and $196 billion, respectively, of collateral that may not be sold or repledged by the secured parties.

Lease Commitments

Rental expense (principally for offices and computer equipment) was $2.7 billion, $2.3 billion and $1.9 billion for the years ended December 31, 2008, 2007 and 2006, respectively.

Future minimum annual rentals under noncancelable leases, net of sublease income, are as follows:

In millions of dollars
2009	$1,470
2010	1,328
2011	1,134
2012	1,010
2013	922
Thereafter	3,415
Total	$9,279

Guarantees

The Company provides a variety of guarantees and indemnifications to Citigroup customers to enhance their credit standing and enable them to complete a wide variety of business transactions. FASB Interpretation No. 45, “Guarantor’s Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others” (FIN 45), provides initial measurement and disclosure guidance in accounting for guarantees. FIN 45 requires that, for certain contracts meeting the definition of a guarantee, the guarantor must recognize, at inception, a liability for the fair value of the obligation undertaken in issuing the guarantee.

In addition, the guarantor must disclose the maximum potential amount of future payments the guarantor could be required to make under the guarantee, if there were a total default by the guaranteed parties. The determination of the maximum potential future payments is based on the notional amount of the guarantees without consideration of possible recoveries under recourse provisions or from collateral held or pledged. Such amounts bear no relationship to the anticipated losses, if any, on these guarantees.

The following tables present information about the Company’s guarantees at December 31, 2008 and December 31, 2007:

	Maximum potential amount of future payments
In billions of dollars at December 31, except carrying value in millions	Expire within 1 year	Expire after 1 year	Total amount outstanding	Carrying value (in millions)
2008
Financial standby letters of credit	$31.6	$62.6	$94.2	$289.0
Performance guarantees	9.4	6.9	16.3	23.6
Derivative instruments considered to be guarantees	22.5	45.4	67.9	1,301.5
Guarantees of collection of contractual cash flows (1)	—	0.3	0.3	—
Loans sold with recourse	—	0.3	0.3	56.4
Securities lending indemnifications (1)	47.6	—	47.6	—
Credit card merchant processing (1)	56.7	—	56.7	—
Custody indemnifications and other	—	21.6	21.6	149.2
Total	$167.8	$137.1	$304.9	$1,819.7

	Maximum potential amount of future payments
In billions of dollars at December 31, except carrying value in millions	Expire within 1 year	Expire after 1 year	Total amount outstanding	Carrying value (in millions)
2007 (2)
Financial standby letters of credit	$43.5	$43.6	$87.1	$160.6
Performance guarantees	11.3	6.8	18.1	24.4
Derivative instruments considered to be guarantees	4.2	0.7	4.9	163.0
Loans sold with recourse	—	0.5	0.5	45.5
Securities lending indemnifications (1)	153.4	—	153.4	—
Credit card merchant processing (1)	64.0	—	64.0	—
Custody indemnifications and other	—	53.4	53.4	306.0
Total	$276.4	$105.0	$381.4	$699.5

(1)     The carrying values of guarantees of collections of contractual cash flows, securities lending indemnifications and credit card merchant processing are not material, as the Company has determined that the amount and probability of potential liabilities arising from these guarantees are not significant.

(2)     Reclassified to conform to the current period’s presentation.

Financial Standby Letters of Credit

Citigroup issues standby letters of credit which substitute its own credit for that of the borrower. If a letter of credit is drawn down, the borrower is obligated to repay Citigroup. Standby letters of credit protect a third party from defaults on contractual obligations. Financial standby letters of credit include guarantees of payment of insurance premiums and reinsurance risks that support industrial revenue bond underwriting and settlement of payment obligations to clearing houses, and also support options and purchases of securities or are in lieu of escrow deposit accounts. Financial standbys also backstop loans, credit facilities, promissory notes and trade acceptances.

Performance Guarantees

Performance guarantees and letters of credit are issued to guarantee a customer’s tender bid on a construction or systems-installation project or to guarantee completion of such projects in accordance with contract terms. They are also issued to support a customer’s obligation to supply specified products, commodities, or maintenance or warranty services to a third party.

Derivative Instruments Considered to Be Guarantees

Derivatives are financial instruments whose cash flows are based on a notional amount or an underlying instrument, where there is little or no initial investment, and whose terms require or permit net settlement. Derivatives may be used for a variety of reasons, including risk management, or to enhance returns. Financial institutions often act as intermediaries for their clients, helping clients reduce their risks. However, derivatives may also be used to take a risk position.

The derivative instruments considered guarantees, which are presented in the table above, include only those instruments that require Citi to make payments to the counterparty based on changes in an underlying that is related to an asset, a liability, or an equity security held by the guaranteed party. More specifically, derivative instruments considered guarantees include certain over-the-counter written put options where the counterparty is not a bank, hedge fund or broker-dealer (such counterparties are considered to be dealers in these markets, and may therefore not hold the underlying instruments). However, credit derivatives sold by the Company are excluded from this presentation, as they are disclosed separately within this note below. In addition, non-credit derivative contracts that are cash settled and for which the Company is unable to assert that it is probable the counterparty held the underlying instrument at the inception of the contract also are excluded from the disclosure above.

In instances where the Company’s maximum potential future payment is unlimited, the notional amount of the contract is disclosed.

Guarantees of Collection of Contractual Cash Flows

Guarantees of collection of contractual cash flows protect investors in credit card receivables securitization trusts from loss of interest relating to insufficient collections on the underlying receivables in the trusts.

Loans Sold with Recourse

Loans sold with recourse represent the Company’s obligations to reimburse the buyers for loan losses under certain circumstances. Recourse refers to the clause in a sales agreement under which a lender will fully reimburse the buyer/investor for any losses resulting from the purchased loans. This may be accomplished by the seller’s taking back any loans that become delinquent.

Securities Lending Indemnifications

Owners of securities frequently lend those securities for a fee to other parties who may sell them short or deliver them to another party to satisfy some other obligation. Banks may administer such securities lending programs for their clients. Securities lending indemnifications are issued by the bank to guarantee that a securities lending customer will be made whole in the event that the security borrower does not return the security subject to the lending agreement and collateral held is insufficient to cover the market value of the security.

Credit Card Merchant Processing

Credit card merchant processing guarantees represent the Company’s indirect obligations in connection with the processing of private label and bankcard transactions on behalf of merchants.

Citigroup’s primary credit card business is the issuance of credit cards to individuals. In addition, the Company provides transaction processing services to various merchants with respect to bankcard and private-label cards. In the event of a billing dispute with respect to a bankcard transaction between a merchant and a cardholder that is ultimately resolved in the cardholder’s favor, the third party holds the primary contingent liability to credit or refund the amount to the cardholder and charge back the transaction to the merchant. If the third party is unable to collect this amount from the merchant, it bears the loss for the amount of the credit or refund paid to the cardholder.

The Company continues to have the primary contingent liability with respect to its portfolio of private-label merchants. The risk of loss is mitigated as the cash flows between the third party or the Company and the merchant are settled on a net basis and the third party or the Company has the right to offset any payments with cash flows otherwise due to the merchant. To further mitigate this risk, the third party or the Company may require a merchant to make an escrow deposit, delay settlement, or include event triggers to provide the third party or the Company with more financial and operational control in the event of the financial deterioration of the merchant, or require various credit enhancements (including letters of credit and bank guarantees). In the unlikely event that a private label merchant is unable to deliver products, services or a refund to its private label cardholders, Citigroup is contingently liable to credit or refund cardholders. In addition, although a third party holds the primary contingent liability with respect to the processing of bankcard transactions, in the event that the third party does not have sufficient collateral from the merchant or sufficient financial resources of its own to provide the credit or refunds to the cardholders, Citigroup would be liable to credit or refund the cardholders.

The Company’s maximum potential contingent liability related to both bankcard and private label merchant processing services is estimated to be the total volume of credit card transactions that meet the requirements to be valid chargeback transactions at any given time. At December 31, 2008 and December 31, 2007, this maximum potential exposure was estimated to be $57 billion and $64 billion, respectively.

However, the Company believes that the maximum exposure is not representative of the actual potential loss exposure based on the Company’s historical experience and its position as a secondary guarantor (in the case of bankcards). In most cases, this contingent liability is unlikely to arise, as most products and services are delivered when purchased and amounts are refunded when items are returned to merchants. The Company assesses the probability and amount of its contingent liability related to merchant processing based on the financial strength of the primary guarantor (in the case of bankcards) and the extent and nature of unresolved chargebacks and its historical loss experience. At December 31, 2008 and December 31, 2007, the estimated losses incurred and the carrying amounts of the Company’s contingent obligations related to merchant processing activities were immaterial.

Custody Indemnifications

Custody indemnifications are issued to guarantee that custody clients will be made whole in the event that a third-party subcustodian or depository institution fails to safeguard clients’ assets.

Other

In the fourth quarter of 2007, Citigroup recorded a $306 million (pretax) charge related to certain of Visa USA’s litigation matters. As of December 31, 2008, the carrying value of the reserve was $149 million and was included in Other liabilities.

Other Guarantees and Indemnifications

The Company, through its credit card business, provides various cardholder protection programs on several of its card products, including programs that provide insurance coverage for rental cars, coverage for certain losses associated with purchased products, price protection for certain purchases and protection for lost luggage. These guarantees are not included in the table, since the total outstanding amount of the guarantees and the Company’s maximum exposure to loss cannot be quantified. The protection is limited to certain types of purchases and certain types of losses and it is not possible to quantify the purchases that would qualify for these benefits at any given time. The Company assesses the probability and amount of its potential liability related to these programs based on the extent and nature of its historical loss experience. At December 31, 2008 and 2007, the actual and estimated losses incurred and the carrying value of the Company’s obligations related to these programs were immaterial.

In the normal course of business, the Company provides standard representations and warranties to counterparties in contracts in connection with numerous transactions and also provides indemnifications that protect the counterparties to the contracts in the event that additional taxes are owed due either to a change in the tax law or an adverse interpretation of the tax law. Counterparties to these transactions provide the Company with comparable indemnifications. While such representations, warranties and tax indemnifications are essential components of many contractual relationships, they do not represent the underlying business purpose for the transactions. The indemnification clauses are often standard contractual terms related to the Company’s own performance under the terms of a contract and are entered into in the normal course of business based on an assessment that the risk of loss is remote. Often these clauses are intended to ensure that terms of a contract are met at inception (for example, that loans transferred to a counterparty in a sales transaction did in fact meet the conditions specified in the contract at the transfer date). No compensation is received for these standard representations and warranties, and it is not possible to determine their fair value because they rarely, if ever, result in a payment. In many cases, there are no stated or notional amounts included in the indemnification clauses and the contingencies potentially triggering the obligation to indemnify have not occurred and are not expected to occur. There are no amounts reflected on the Consolidated Balance Sheet as of December 31, 2008 and December 31, 2007,

related to these indemnifications and they are not included in the table.

In addition, the Company is a member of or shareholder in hundreds of value-transfer networks (VTNs) (payment clearing and settlement systems as well as securities exchanges) around the world. As a condition of membership, many of these VTNs require that members stand ready to backstop the net effect on the VTNs of a member’s default on its obligations. The Company’s potential obligations as a shareholder or member of VTN associations are excluded from the scope of FIN 45, since the shareholders and members represent subordinated classes of investors in the VTNs. Accordingly, the Company’s participation in VTNs is not reported in the table and there are no amounts reflected on the Consolidated Balance Sheet as of December 31, 2008 or December 31, 2007 for potential obligations that could arise from the Company’s involvement with VTN associations.

At December 31, 2008 and December 31, 2007, the total carrying amounts of the liabilities related to the guarantees and indemnifications included in the table amounted to approximately $1,820 million and $700 million, respectively. The carrying value of derivative instruments is included in either Trading liabilities or Other liabilities, depending upon whether the derivative was entered into for trading or non-trading purposes. The carrying value of financial and performance guarantees is included in Other liabilities. For loans sold with recourse, the carrying value of the liability is included in Other liabilities. In addition, at December 31, 2008 and December 31, 2007, Other liabilities on the Consolidated Balance Sheet include an allowance for credit losses of $887 million and $1.25 billion relating to letters of credit and unfunded lending commitments, respectively.

Collateral

Cash collateral available to the Company to reimburse losses realized under these guarantees and indemnifications amounted to $33 billion and $112billion at December 31, 2008 and December 31, 2007, respectively. Securities and other marketable assets held as collateral amounted to $27 billion and $54 billion, the majority of which collateral is held to reimburse losses realized under securities lending indemnifications. The decrease from the prior year is in line with the decrease in the notional amount of these indemnifications, which are collateralized. Additionally, letters of credit in favor of the Company held as collateral amounted to $503 million and $370 million at December 31, 2008 and December 31, 2007, respectively. Other property may also be available to the Company to cover losses under certain guarantees and indemnifications; however, the value of such property has not been determined.

Performance Risk

Citigroup evaluates the performance risk of its guarantees based on the assigned referenced counterparty internal or external ratings. Where external ratings are used, investment-grade ratings are considered to be Baa/BBB and above, while anything below is considered non-investment grade. The Citigroup internal ratings are in line with the related external rating system. On certain underlying referenced credits or entities, ratings are not available. Such referenced credits are included in the “Not-rated” category. The maximum potential amount of the future payments related to guarantees and credit derivatives sold is determined to be the notional amount of these contracts, which is the par amount of the assets guaranteed.

Presented in the table below is the maximum potential amount of future payments classified based upon internal and external credit ratings as of December 31, 2008. As previously mentioned, the determination of the maximum potential future payments is based on the notional amount of the guarantees without consideration of possible recoveries under recourse provisions or from collateral held or pledged. Such amounts bear no relationship to the anticipated losses, if any, on these guarantees.

	Maximum potential amount of future payments
In billions of dollars	Investment grade	Non-investment grade	Not rated	Total
Financial standby letters of credit	$49.2	$28.6	$16.4	$94.2
Performance guarantees	5.7	5.0	5.6	16.3
Derivative instruments deemed to be guarantees	—	—	67.9	67.9
Guarantees of collection of contractual cash flows	—	—	0.3	0.3
Loans sold with recourse	—	—	0.3	0.3
Securities lending indemnifications	—	—	47.6	47.6
Credit card merchant processing	—	—	56.7	56.7
Custody indemnifications and other	18.5	3.1	—	21.6
Total	$73.4	$36.7	$194.8	$304.9

Credit Derivatives

A credit derivative is a bilateral contract between a buyer and a seller under which the seller sells protection against the credit risk of a particular entity (“reference entity” or “reference credit”). Credit derivatives generally require that the seller of credit protection make payments to the buyer upon the occurrence of predefined credit events (commonly referred to as “settlement triggers”). These settlement triggers are defined by the form of the derivative and the reference credit and are generally limited to the market standard of failure to pay on indebtedness and bankruptcy of the reference credit and, in a more limited range of transactions, debt restructuring. Credit derivative transactions referring to emerging market reference credits will also typically include additional settlement triggers to cover the acceleration of indebtedness and the risk of repudiation or a payment moratorium. In certain transactions, protection may be provided on a portfolio of referenced credits or asset-backed securities. The seller of such protection may not be required to make payment until a specified amount of losses has occurred with respect to the portfolio and/or may only be required to pay for losses up to a specified amount.

The Company makes markets in and trades a range of credit derivatives, both on behalf of clients as well as for its own account. Through these contracts, the Company either purchases or writes protection on either a single name or a portfolio of reference credits. The Company uses credit derivatives to help mitigate credit risk in its corporate loan portfolio and other cash positions, to take proprietary trading positions, and to facilitate client transactions.

The range of credit derivatives sold includes credit default swaps, total return swaps and credit options.

A credit default swap is a contract in which, for a fee, a protection seller (guarantor) agrees to reimburse a protection buyer (beneficiary) for any losses that occur due to a credit event on a reference entity. If there is no credit default event or settlement trigger, as defined by the specific derivative contract, then the guarantor makes no payments to the beneficiary and receives only the contractually specified fee. However, if a credit event occurs and in accordance with the specific derivative contract sold, the guarantor will be required to make a payment to the beneficiary.

A total return swap transfers the total economic performance of a reference asset, which includes all associated cash flows, as well as capital appreciation or depreciation. The protection buyer (beneficiary) receives a floating rate of interest and any depreciation on the reference asset from the protection seller (guarantor), and in return the protection seller receives the cash flows associated with the reference asset, plus any appreciation. Thus, the beneficiary will be obligated to make a payment any time the floating interest rate payment according to the total return swap agreement and any depreciation of the reference asset exceed the cash flows associated with the underlying asset. A total return swap may terminate upon a default of the reference asset subject to the provisions in the related total return swap agreement between the protection seller (guarantor) and the protection buyer (beneficiary). A credit option is a credit derivative that allows investors to trade or hedge changes in the credit quality of the reference asset. For example, in a credit spread option, the option writer (guarantor) assumes the obligation to purchase or sell the reference asset at a specified “strike” spread level. The option purchaser (beneficiary) buys the right to sell the reference asset to, or purchase it from, the option writer at the strike spread level. The payments on credit spread options depend either on a particular credit spread or the price of the underlying credit-sensitive asset. The options usually terminate if the underlying assets default.

A credit-linked note is a form of credit derivative structured as a debt security with an embedded credit default swap. The purchaser of the note writes credit protection to the issuer, and receives a return which will be negatively affected by credit events on the underlying reference credit. If the reference entity defaults, the purchaser of the credit-linked note may assume the long position in the debt security and any future cash flows from it but will lose the amount paid to the issuer of the credit-linked note. Thus the maximum amount of the exposure is the carrying amount of the credit-linked note. As of December 31, 2008, the amount of credit-linked notes held by the Company in trading inventory was immaterial.

The following table summarizes the key characteristics of the Company’s credit derivative portfolio as protection seller (guarantor) as of December 31, 2008:

In millions of dollars	Maximum potential amount of future payments	Fair value (payable)
By industry/counterparty
Bank	$943,949	$118,428
Broker-dealer	365,664	55,458
Monoline	139	91
Non-financial	7,540	2,556
Insurance and other financial institutions	125,988	21,700
Total by industry/counterparty	$1,443,280	$198,233
By instrument:
Credit default swaps and options	$1,441,375	$197,981
Total return swaps and other	1,905	252
Total by instrument	$1,443,280	$198,233
By rating:
Investment grade	$851,426	$83,672
Non-investment grade	410,483	87,508
Not rated	181,371	27,053
Total by rating	$1,443,280	$198,233

Citigroup evaluates the payment/performance risk of the credit derivatives to which it stands as guarantor based on the credit rating which has been assigned to the underlying referenced credit. Where external ratings by nationally recognized statistical rating organizations (such as Moody’s and S&P), are used, investment grade ratings are considered to be Baa/BBB or above, while anything below is considered non-investment grade. The Citigroup internal ratings are in line with the related external credit rating system. On certain underlying referenced credit, mainly related to over-the-counter credit derivatives, ratings are not available, and these are included in the not-rated category. Credit derivatives written on an underlying non-investment grade referenced credit represent greater payment risk to the Company. The non-investment grade category in the table above primarily includes credit derivatives where the underlying referenced entity has been downgraded subsequent to the inception of the derivative.

The maximum potential amount of future payments under credit derivative contracts presented in the table above is based on the notional value of the derivatives. The Company believes that the maximum potential amount of future payments for credit protection sold is not representative of the actual loss exposure based on historical experience. This maximum potential amount has not been reduced by the Company’s rights to the underlying assets and the related cash flows. In accordance with most credit derivative contracts, should a credit event (or settlement trigger) occur, the Company is usually liable for the difference between the protection sold and the recourse it holds in the value of the underlying assets. Thus, if the reference entity defaults, Citi will generally have a right to collect on the underlying reference credit and any related cash flows, while being liable for the full notional amount of credit protection sold to the buyer. Furthermore, this maximum potential amount of future payments for credit protection sold has not been reduced for any cash collateral paid to a given counterparty, as such payments would be calculated after netting all derivative exposures, including any credit derivatives, with that counterparty in accordance with a related master netting agreement. Due to such netting processes, determining the amount of collateral that corresponds to credit derivative exposures only is not possible. The Company actively monitors open credit risk exposures, and manages this exposure using a variety of strategies including purchased credit derivatives, cash collateral or direct holdings of the referenced assets. This risk mitigation activity is not captured in the table above.

Credit Commitments

The table below summarizes Citigroup’s other commitments as of December 31, 2008 and December 31, 2007.

In millions of dollars	U.S.	Outside U.S.	December 31, 2008	December 31, 2007
Commercial and similar letters of credit	$2,187	$6,028	$8,215	$9,175
One- to four-family residential mortgages	628	309	937	4,587
Revolving open-end loans secured by one- to four-family residential properties	22,591	2,621	25,212	35,187
Commercial real estate, construction and land development	2,084	618	2,702	4,834
Credit card lines	867,261	135,176	1,002,437	1,103,535
Commercial and other consumer loan commitments	217,818	92,179	309,997	473,631
Total	$1,112,569	$236,931	$1,349,500	$1,630,949

The majority of unused commitments are contingent upon customers’ maintaining specific credit standards. Commercial commitments generally have floating interest rates and fixed expiration dates and may require payment of fees. Such fees (net of certain direct costs) are deferred and, upon exercise of the commitment, amortized over the life of the loan or, if exercise is deemed remote, amortized over the commitment period.

Commercial and similar letters of credit

A commercial letter of credit is an instrument by which Citigroup substitutes its credit for that of a customer to enable the customer to finance the purchase of goods or to incur other commitments. Citigroup issues a letter on behalf of its client to a supplier and agrees to pay the supplier upon presentation of documentary evidence that the supplier has performed in accordance with the terms of the letter of credit. When drawn, the customer then is required to reimburse Citigroup.

One- to four-family residential mortgages

A one- to four-family residential mortgage commitment is a written confirmation from Citigroup to a seller of a property that the bank will advance the specified sums enabling the buyer to complete the purchase.

Revolving open-end loans secured by one- to four-family residential properties

Revolving open-end loans secured by one- to four-family residential properties are essentially home equity lines of credit. A home equity line of credit is a loan secured by a primary residence or second home to the extent of the excess of fair market value over the debt outstanding for the first mortgage.

Commercial real estate, construction and land development

Commercial real estate, construction and land development include unused portions of commitments to extend credit for the purpose of financing commercial and multifamily residential properties as well as land development projects. Both secured-by-real-estate and unsecured commitments are included in this line. In addition, undistributed loan proceeds, where there is an obligation to advance for construction progress, payments are also included in this line. However, this line only includes those extensions of credit that once funded will be classified as Loans on the Consolidated Balance Sheet.

Credit card lines

Citigroup provides credit to customers by issuing credit cards. The credit card lines are unconditionally cancellable by the issuer.

Commercial and other consumer loan commitments

Commercial and other consumer loan commitments include commercial commitments to make or purchase loans, to purchase third-party receivables and to provide note issuance or revolving underwriting facilities. Amounts include $140 billion and $259 billion with an original maturity of less than one year at December 31, 2008 and December 31, 2007, respectively.

In addition, included in this line item are highly leveraged financing commitments which are agreements that provide funding to a borrower with higher levels of debt (measured by the ratio of debt capital to equity capital of the borrower) than is generally considered normal for other companies. This type of financing is commonly employed in corporate acquisitions, management buy-outs and similar transactions.

30. CONTINGENCIES

As described in the “Legal Proceedings” discussion below, the Company has been a defendant in numerous lawsuits and other legal proceedings arising out of alleged misconduct in connection with:

(i)                     underwritings for, and research coverage of, WorldCom;

(ii)                 underwritings for Enron and other transactions and activities related to Enron;

(iii)             transactions and activities related to research coverage of companies other than WorldCom; and

(iv)              transactions and activities related to the IPO Securities Litigation.

As of December 31, 2008, the Company’s litigation reserve for these matters, net of amounts previously paid or not yet paid but committed to be paid in connection with the Enron class action settlement and other settlements arising out of these matters, was approximately $0.8 billion. The Company believes that this reserve is adequate to meet all of its remaining exposure for these matters.

As described in the “Legal Proceedings” discussion below, the Company is also a defendant in numerous lawsuits and other legal proceedings arising out of alleged misconduct in connection with other matters. In view of the large number of litigation matters, the uncertainties of the timing and outcome of this type of litigation, the novel issues presented, and the significant amounts involved, it is possible that the ultimate costs of these matters may exceed or be below the Company’s litigation reserves. The Company will continue to defend itself vigorously in these cases, and seek to resolve them in the manner management believes is in the best interests of the Company.

In addition, in the ordinary course of business, Citigroup and its subsidiaries are defendants or co-defendants or parties in various litigation and regulatory matters incidental to and typical of the businesses in which they are engaged. In the opinion of the Company’s management, the ultimate resolution of these legal and regulatory proceedings would not be likely to have a material adverse effect on the consolidated financial condition of the Company but, if involving monetary liability, may be material to the Company’s operating results for any particular period.

31. CITIBANK, N.A. STOCKHOLDER’S EQUITY

Statement of Changes in Stockholder’s Equity

	Year ended December 31
In millions of dollars, except shares	2008	2007	2006
Preferred stock ($100 par value)
Balance, beginning of year	$—	$—	$—
Redemption or retirement of preferred stock	—	—	—
Balance, end of year	$—	$—	$—
Common stock ($20 par value)
Balance, beginning of year — shares: 37,534,553 in 2008, 2007 and 2006	$751	$751	$751
Balance, end of year — shares: 37,534,553 in 2008, 2007 and 2006	$751	$751	$751
Surplus
Balance, beginning of year	$69,135	$43,753	$37,978
Capital contribution from parent company	6,177	25,267	5,589
Employee benefit plans	183	85	176
Other (1)	(728)	30	10
Balance, end of year	$74,767	$69,135	$43,753
Retained earnings
Balance, beginning of year	$31,915	$30,358	$24,062
Adjustment to opening balance, net of taxes (2)	—	(96)	—
Adjusted balance, beginning of period	$31,915	$30,262	$24,062
Net income (loss)	(6,215)	2,304	9,338
Dividends paid	(41)	(651)	(3,042)
Other (1)	(3,924)	—	—
Balance, end of year	$21,735	$31,915	$30,358
Accumulated other comprehensive income (loss)
Balance, beginning of year	$(2,495)	$(1,709)	$(2,550)
Adjustment to opening balance, net of taxes (3)	—	(1)	—
Adjusted balance, beginning of period	$(2,495)	$(1,710)	$(2,550)
Net change in unrealized gains (losses) on investment securities available-for-sale, net of taxes	(6,746)	(1,142)	234
Net change in foreign currency translation adjustment, net of taxes	(5,651)	2,143	1,926
Net change in cash flow hedges, net of taxes	(1,162)	(1,954)	(430)
Pension liability adjustment, net of taxes	159	168	(3)
Adjustment to initially apply SFAS 158, net of taxes	—	—	(886)
Net change in Accumulated other comprehensive income (loss)	$(13,400)	$(785)	$841
Balance, end of year	$(15,895)	$(2,495)	$(1,709)

(Statement continues on next page)

Statement of Changes in Stockholder’s Equity (Continued)

	Year ended December 31
In millions of dollars, except shares	2008	2007	2006
Total Citibank common stockholder’s equity	$81,358	$99,306	$73,153
Total Citibank stockholder’s equity	$81,358	$99,306	$73,153
Noncontrolling interest	1,082	1,266	1,057
Total equity	$82,440	$100,572	$74,210
Comprehensive income (loss)
Net income (loss)	$(6,215)	$2,304	$9,338
Net change in Accumulated other comprehensive income (loss)	(13,400)	(785)	841
Comprehensive income (loss)	$(19,615)	$1,519	$10,179

(1)     Primarily represents the transfer of Citibank, N.A.’s investment in Citi Financial Japan, KK to the Citigroup’s affiliate, Nikko Citi Holdings.

(2)     The adjustment to opening balance for Retained earnings represents the total of the after-tax gain (loss) amounts for the adoption of the following accounting pronouncements:

•           SFAS 157 for $9 million,

•           SFAS 159 for $15 million,

•           FSP 13-2 for $(142) million, and

•           FIN 48 for $22 million.

See Notes 1, 26 and 27 to the Consolidated Financial Statements.

(3)     The after-tax adjustment to the opening balance of Accumulated other comprehensive income (loss) represents the reclassification of the unrealized gains (losses) related to several miscellaneous items previously reported in accordance with SFAS 115. The related unrealized gains and losses were reclassified to Retained earnings upon the adoption of the fair value option in accordance with SFAS 159. See Notes 1 and 27 to the Consolidated Financial Statements for further discussions.

32. SUBSEQUENT EVENTS

Exchange Offer and U.S. Government Exchange

On February 27, 2009, Citigroup announced an exchange offer of its common stock for up to $27.5 billion of its existing preferred securities and trust preferred securities at a conversion price of $3.25 per share. The U.S. government will match this exchange up to a maximum of $25 billion of its preferred stock at the same conversion price. These transactions will significantly dilute the existing common stockholders of the Company. As announced, the transactions will increase the Company’s tangible common equity (TCE). The transactions will require no additional U.S. government investment in Citigroup and will not change the Company’s overall strategy or operations. In addition, the transactions will not change the Company’s Tier 1 Capital Ratio of 11.9% as of December 31, 2008. In connection with the transactions, Citigroup will suspend dividends on its preferred securities (other than its trust preferred securities) and, as a result, on its common stock. Full implementation of the proposed exchange offer is subject to approval of Citigroup’s shareholders, which cannot be guaranteed.

Reset of Conversion Terms of the $12.5 Billion Convertible Preferred Stock

On January 23, 2009, pursuant to Citibank’s prior agreement with the purchasers of the $12.5 billion convertible preferred stock issued in a private offering during 2008, the conversion price was reset from $31.62 per share to $26.35 per share. The reset will result in Citigroup issuing approximately 79 million additional common shares if converted. There will be no impact to net income, total stockholders’ equity or capital ratios due to the reset. However, the reset will result in a reclassification from retained earnings to additional paid in capital of $1.2 billion to reflect the benefit of the reset to the preferred stockholders.

33. CONDENSED CONSOLIDATING FINANCIAL STATEMENT SCHEDULES

These condensed consolidating financial statement schedules are presented for purposes of additional analysis but should be considered in relation to the consolidated financial statements of Citigroup taken as a whole.

Citigroup Parent Company

The holding company, Citigroup Inc.

Citigroup Global Markets Holdings Inc. (CGMHI)

Citigroup guarantees various debt obligations of CGMHI as well as all of the outstanding debt obligations under CGMHI’s publicly issued debt.

Citigroup Funding Inc. (CFI)

CFI is a first-tier subsidiary of Citigroup, which issues commercial paper, medium-term notes and structured equity-linked and credit-linked notes, all of which are guaranteed by Citigroup.

CitiFinancial Credit Company (CCC)

An indirect wholly owned subsidiary of Citigroup. CCC is a wholly owned subsidiary of Associates. Citigroup has issued a full and unconditional guarantee of the outstanding indebtedness of CCC.

Associates First Capital Corporation (Associates)

A wholly owned subsidiary of Citigroup. Citigroup has issued a full and unconditional guarantee of the outstanding long-term debt securities and commercial paper of Associates. In addition, Citigroup guaranteed various debt obligations of Citigroup Finance Canada Inc. (CFCI), a wholly owned subsidiary of Associates. CFCI continues to issue debt in the Canadian market supported by a Citigroup guarantee. Associates is the immediate parent company of CCC.

Other Citigroup Subsidiaries

Includes all other subsidiaries of Citigroup, intercompany eliminations, and income/loss from discontinued operations.

Consolidating Adjustments

Includes Citigroup parent company elimination of distributed and undistributed income of subsidiaries, investment in subsidiaries and the elimination of CCC, which is included in the Associates column.

Condensed Consolidating Statement of Income

	Year ended December 31, 2008
In millions of dollars	Citigroup parent company	CGMHI	CFI	CCC	Associates	Other Citigroup subsidiaries, eliminations and income from discontinued operations	Consolidating adjustments	Citigroup consolidated
Revenues
Dividends from subsidiary banks and bank holding companies	$1,788	$—	$—	$—	$—	$—	$(1,788)	$—

Interest revenue	758	18,569	3	7,218	8,261	78,908	(7,218)	106,499
Interest revenue—intercompany	4,822	2,109	5,156	67	575	(12,662)	(67)	—
Interest expense	9,455	11,607	3,294	141	608	27,786	(141)	52,750
Interest expense—intercompany	(306)	5,014	290	2,435	2,202	(7,200)	(2,435)	—
Net interest revenue	$(3,569)	$4,057	$1,575	$4,709	$6,026	$45,660	$(4,709)	$53,749
Commissions and fees	$(1)	$7,361	$—	$87	$182	$2,824	$(87)	$10,366
Commissions and fees—intercompany	—	521	—	37	52	(573)	(37)	—
Principal transactions	(159)	(22,175)	5,261	—	(6)	(5,522)	—	(22,601)
Principal transactions—intercompany	962	479	(4,070)	—	180	2,449	—	—
Other income	(6,253)	2,896	(174)	389	344	13,272	(389)	10,085
Other income—intercompany	6,521	2,635	187	27	69	(9,412)	(27)	—
Total non-interest revenues	$1,070	$(8,283)	$1,204	$540	$821	$3,038	$(540)	$(2,150)
Total revenues, net of interest expense	$(711)	$(4,226)	$2,779	$5,249	$6,847	$48,698	$(7,037)	$51,599
Provisions for credit losses and for benefits and claims	$—	$381	$—	$4,638	$5,020	$29,313	$(4,638)	$34,714
Expenses
Compensation and benefits	$(150)	$9,651	$—	$667	$906	$20,689	$(667)	$31,096
Compensation and benefits—intercompany	9	912	—	188	189	(1,110)	(188)	—
Other expense	219	4,197	3	663	1,260	32,465	(663)	38,144
Other expense—intercompany	594	1,828	51	451	498	(2,971)	(451)	—
Total operating expenses	$672	$16,588	$54	$1,969	$2,853	$49,073	$(1,969)	$69,240
Income (loss) before taxes and equity in undistributed income of subsidiaries	$(1,383)	$(21,195)	$2,725	$(1,358)	$(1,026)	$(29,688)	$(430)	$(52,355)
Income taxes (benefits)	(2,223)	(8,463)	953	(526)	(310)	(10,283)	526	(20,326)
Equities in undistributed income of subsidiaries	(29,122)	—	—	—	—	—	29,122	—
Income (loss) from continuing operations	$(28,282)	$(12,732)	$1,772	$(832)	$(716)	$(19,405)	$28,166	$(32,029)
Income from discontinued operations, net of taxes	598	—	—	—	—	3,404	—	4,002
Net income (loss) before attrition of noncontrolling interest	$(27,684)	$(12,732)	$1,772	$(832)	$(716)	$(16,001)	$28,166	$(28,027)
Net income (loss) attributable to noncontrolling interests	—	—	—	—	—	$(343)	—	$(343)
Citigroup’s Net Income (loss)	$(27,684)	$(12,732)	$1,772	$(832)	$(716)	$(15,658)	$28,166	$(27,684)

Condensed Consolidating Statement of Income

	Year ended December 31, 2007
In millions of dollars	Citigroup parent company	CGMHI	CFI	CCC	Associates	Other Citigroup subsidiaries, eliminations and income from discontinued operations	Consolidating adjustments	Citigroup consolidated
Revenues
Dividends from subsidiary banks and bank holding companies	$10,632	$—	$—	$—	$—	$—	$(10,632)	$—

Interest revenue	426	31,438	6	6,754	7,854	81,623	(6,754)	121,347
Interest revenue—intercompany	5,507	1,695	6,253	137	630	(14,085)	(137)	—
Interest expense	7,994	24,489	4,331	189	759	38,385	(189)	75,958
Interest expense—intercompany	(80)	5,871	882	2,274	2,955	(9,628)	(2,274)	—
Net interest revenue	$(1,981)	$2,773	$1,046	$4,428	$4,770	$38,781	$(4,428)	$45,389
Commissions and fees	$—	$11,089	$—	$95	$186	$8,793	$(95)	$20,068
Commissions and fees—intercompany	(3)	184	—	21	25	(206)	(21)	—
Principal transactions	380	(11,382)	(68)	—	2	(1,279)	—	(12,347)
Principal transactions—intercompany	118	605	(561)	—	(30)	(132)	—	—
Other income	(1,233)	4,594	150	452	664	20,015	(452)	24,190
Other income—intercompany	1,008	1,488	(117)	26	(30)	(2,349)	(26)	—
Total non-interest revenues	$270	$6,578	$(596)	$594	$817	$24,842	$(594)	$31,911
Total revenues, net of interest expense	$8,921	$9,351	$450	$5,022	$5,587	$63,623	$(15,654)	$77,300
Provisions for credit losses and for benefits and claims	$—	$40	$—	$2,515	$2,786	$15,091	$(2,515)	$17,917
Expenses
Compensation and benefits	$170	$11,631	$—	$679	$894	$20,010	$(679)	$32,705
Compensation and benefits—intercompany	11	1	—	161	162	(174)	(161)	—
Other expense	383	3,696	2	524	713	21,238	(524)	26,032
Other expense—intercompany	241	1,959	71	299	397	(2,668)	(299)	—
Total operating expenses	$805	$17,287	$73	$1,663	$2,166	$38,406	$(1,663)	$58,737
Income (loss) before taxes and equity in undistributed income of subsidiaries	$8,116	$(7,976)	$377	$844	$635	$10,126	$(11,476)	$646
Income taxes (benefits)	(933)	(3,050)	133	287	205	1,099	(287)	(2,546)
Equities in undistributed income of subsidiaries	(5,432)	—	—	—	—	—	5,432	—
Income (loss) from continuing operations	$3,617	$(4,926)	$244	$557	$430	$9,027	$(5,757)	$3,192
Income from discontinued operations, net of taxes	—	—	—	—	—	708	—	708
Net income (loss) before attrition of noncontrolling interest	$3,617	$(4,926)	$244	$557	$430	$9,735	$(5,757)	$3,900
Net income (loss) attributable to noncontrolling interests	—	—	—	—	—	283	—	283
Citigroup’s Net Income (loss)	$3,617	$(4,926)	$244	$557	$430	$9,452	$(5,757)	$3,617

Condensed Consolidating Statement of Income

	Year ended December 31, 2006
In millions of dollars	Citigroup parent company	CGMHI	CFI	CCC	Associates	Other Citigroup subsidiaries, eliminations and income from discontinued operations	Consolidating adjustments	Citigroup consolidated
Revenues
Dividends from subsidiary banks and bank holding companies	$17,327	$—	$—	$—	$—	$—	$(17,327)	$—

Interest revenue	453	23,757	—	5,989	7,073	62,328	(5,989)	93,611
Interest revenue—intercompany	4,213	608	3,298	88	419	(8,538)	(88)	—
Interest expense	6,041	18,787	2,153	190	722	27,980	(190)	55,683
Interest expense—intercompany	(53)	2,940	890	1,710	2,472	(6,249)	(1,710)	—
Net interest revenue	$(1,322)	$2,638	$255	$4,177	$4,298	$32,059	$(4,177)	$37,928
Commissions and fees	$—	$9,539	$—	$66	$156	$9,155	$(66)	$18,850
Commissions and fees—intercompany	—	274	—	43	42	(316)	(43)	—
Principal transactions	44	4,319	(285)	—	15	3,897	—	7,990
Principal transactions—intercompany	(14)	(295)	152	—	—	157	—	—
Other income	126	3,879	46	458	618	16,890	(458)	21,559
Other income—intercompany	(120)	802	(18)	9	18	(682)	(9)	—
Total non-interest revenues	$36	$18,518	$(105)	$576	$849	$29,101	$(576)	$48,399
Total revenues, net of interest expense	$16,041	$21,156	$150	$4,753	$5,147	$61,160	$(22,080)	$86,327
Provisions for credit losses and for benefits and claims	$—	$70	$—	$1,209	$1,395	$6,072	$(1,209)	$7,537
Expenses
Compensation and benefits	$93	$11,240	$—	$759	$967	$17,452	$(759)	$29,752
Compensation and benefits—intercompany	7	1	—	137	138	(146)	(137)	—
Other expense	174	3,661	1	528	690	16,023	(528)	20,549
Other expense—intercompany	155	1,627	44	198	266	(2,092)	(198)	—
Total operating expenses	$429	$16,529	$45	$1,622	$2,061	$31,237	$(1,622)	$50,301
Income (loss) before taxes and equity in undistributed income of subsidiaries	$15,612	$4,557	$105	$1,922	$1,691	$23,851	$(19,249)	$28,489
Income taxes (benefits)	(757)	1,344	41	687	545	6,576	(687)	7,749
Equities in undistributed income of subsidiaries	5,169	—	—	—	—	—	(5,169)	—
Income (loss) from continuing operations	$21,538	$3,213	$64	$1,235	$1,146	$17,275	$(23,731)	$20,740
Income from discontinued operations, net of taxes	—	$89	—	—	—	$998	—	$1,087
Net income (loss) before attrition of noncontrolling interest	$21,538	$3,302	$64	$1,235	$1,146	$18,273	$(23,731)	$21,827
Net income (loss) attributable to noncontrolling interests	—	—	—	—	—	289	—	289
Citigroup’s Net Income (loss)	$21,538	$3,302	$64	$1,235	$1,146	$17,984	$(23,731)	$21,538

Condensed Consolidating Balance Sheet

	December 31, 2008
In millions of dollars	Citigroup parent company	CGMHI	CFI	CCC	Associates	Other Citigroup subsidiaries and eliminations	Consolidating adjustments	Citigroup consolidated
Assets
Cash and due from banks	$—	$3,142	$—	$149	$211	$25,900	$(149)	$29,253
Cash and due from banks—intercompany	13	1,415	1	141	185	(1,614)	(141)	—
Federal funds sold and resale agreements	—	167,589	—	—	—	16,544	—	184,133
Federal funds sold and resale agreements—intercompany	—	31,446	—	—	—	(31,446)	—	—
Trading account assets	20	155,136	88	—	15	222,376	—	377,635
Trading account assets—intercompany	818	11,197	4,439	—	182	(16,636)	—	—
Investments	25,611	382	—	2,059	2,366	227,661	(2,059)	256,020
Loans, net of unearned income	—	663	—	48,663	55,387	638,166	(48,663)	694,216
Loans, net of unearned income—intercompany	—	—	134,744	3,433	11,129	(145,873)	(3,433)	—
Allowance for loan losses	—	(122)	—	(3,415)	(3,649)	(25,845)	3,415	(29,616)
Total loans, net	$—	$541	$134,744	$48,681	$62,867	$466,448	$(48,681)	$664,600
Advances to subsidiaries	167,043	—	—	—	—	(167,043)	—	—
Investments in subsidiaries	149,424	—	—	—	—	—	(149,424)	—
Other assets	12,148	74,740	51	6,156	6,970	332,920	(6,156)	426,829
Other assets—intercompany	14,998	108,952	3,997	254	504	(128,451)	(254)	—
Total assets	$370,075	$554,540	$143,320	$57,440	$73,300	$946,659	$(206,864)	$1,938,470
Liabilities and stockholders’ equity
Deposits	$—	$—	$—	$—	$—	$774,185	$—	$774,185
Federal funds purchased and securities loaned or sold	—	165,914	—	—	—	39,379	—	205,293
Federal funds purchased and securities loaned or sold—intercompany	8,673	34,007	—	—	—	(42,680)	—	—
Trading account liabilities	—	70,006	14	—	—	97,458	—	167,478
Trading account liabilities—intercompany	732	12,751	2,660	—	—	(16,143)	—	—
Short-term borrowings	2,571	9,735	30,994	—	222	83,169	—	126,691
Short-term borrowings—intercompany	—	87,432	66,615	6,360	39,637	(193,684)	(6,360)	—
Long-term debt	192,290	20,623	37,374	2,214	8,333	100,973	(2,214)	359,593
Long-term debt—intercompany	—	60,318	878	40,722	17,655	(78,851)	(40,722)	—
Advances from subsidiaries	7,660	—	—	—	—	(7,660)	—	—
Other liabilities	7,347	75,247	855	1,907	1,808	75,951	(1,907)	161,208
Other liabilities—intercompany	9,172	10,213	232	833	332	(19,949)	(833)	—
Total liabilities	$228,445	$546,246	$139,622	$52,036	$67,987	$812,148	$(52,036)	$1,794,448
Citigroup stockholders’ equity	141,630	7,819	3,698	5,404	5,313	132,594	(154,828)	141,630
Non controlling interest	—	475	—	—	—	1,917	—	2,392
Total equity	$141,630	$8,294	$3,698	$5,404	$5,313	$134,511	$(154,828)	$144,022
Total liabilities and stockholders’ equity	$370,075	$554,540	$143,320	$57,440	$73,300	$946,659	$(206,864)	$1,938,470

Condensed Consolidating Balance Sheet

	December 31, 2007
In millions of dollars	Citigroup parent company	CGMHI	CFI	CCC	Associates	Other Citigroup subsidiaries and eliminations	Consolidating adjustments	Citigroup consolidated
Assets
Cash and due from banks	$—	$4,405	$2	$182	$280	$33,519	$(182)	$38,206
Cash and due from banks—intercompany	19	892	—	139	160	(1,071)	(139)	—
Federal funds sold and resale agreements	—	242,771	—	—	—	31,295	—	274,066
Federal funds sold and resale agreements—intercompany	—	12,668	—	—	—	(12,668)	—	—
Trading account assets	12	273,662	303	—	30	264,977	—	538,984
Trading account assets—intercompany	262	7,648	1,458	—	5	(9,373)	—	—
Investments	10,934	431	—	2,275	2,813	200,830	(2,275)	215,008
Loans, net of unearned income	—	758	—	49,705	58,944	718,291	(49,705)	777,993
Loans, net of unearned income—intercompany	—	—	106,645	3,987	12,625	(119,270)	(3,987)	—
Allowance for loan losses	—	(79)	—	(1,639)	(1,828)	(14,210)	1,639	(16,117)
Total loans, net	$—	$679	$106,645	$52,053	$69,741	$584,811	$(52,053)	$761,876
Advances to subsidiaries	111,155	—	—	—	—	(111,155)	—	—
Investments in subsidiaries	165,866	—	—	—	—	—	(165,866)	—
Other assets	7,804	88,333	76	5,552	7,227	255,900	(5,552)	359,340
Other assets—intercompany	6,073	32,051	4,846	273	480	(43,450)	(273)	—
Total assets	$302,125	$663,540	$113,330	$60,474	$80,736	$1,193,615	$(226,340)	$2,187,480
Liabilities and stockholders’ equity
Deposits	$—	$—	$—	$—	$—	$826,230	$—	$826,230
Federal funds purchased and securities loaned or sold	—	260,129	—	—	—	44,114	—	304,243
Federal funds purchased and securities loaned or sold—intercompany	1,486	10,000	—	—	—	(11,486)	—	—
Trading account liabilities	—	117,627	121	—	—	64,334	—	182,082
Trading account liabilities—intercompany	161	6,327	375	—	21	(6,884)	—	—
Short-term borrowings	5,635	16,732	41,429	—	1,444	81,248	—	146,488
Short-term borrowings—intercompany	—	59,461	31,691	5,742	37,181	(128,333)	(5,742)	—
Long-term debt	171,637	31,401	36,395	3,174	13,679	174,000	(3,174)	427,112
Long-term debt—intercompany	—	39,606	957	42,293	19,838	(60,401)	(42,293)	—
Advances from subsidiaries	3,555	—	—	—	—	(3,555)	—	—
Other liabilities	4,580	97,688	268	2,027	1,960	78,074	(2,027)	182,570
Other liabilities—intercompany	1,624	9,640	165	847	271	(11,700)	(847)	—
Total liabilities	$188,678	$648,611	$111,401	$54,083	$74,394	$1,045,641	$(54,083)	$2,068,725
Citigroup stockholders’ equity	113,447	14,192	1,929	6,391	6,342	143,403	(172,257)	113,447
Non controlling interest	—	737	—	—	—	4,571	—	5,308
Total equity	$113,447	$14,929	$1,929	$6,391	$6,342	$147,974	$(172,257)	$118,755
Total liabilities and stockholders’ equity	$302,125	$663,540	$113,330	$60,474	$80,736	$1,193,615	$(226,340)	$2,187,480

Condensed Consolidating Statements of Cash Flows

	Year Ended December 31, 2008
In millions of dollars	Citigroup parent company	CGMHI	CFI	CCC	Associates	Other Citigroup subsidiaries and eliminations	Consolidating adjustments	Citigroup consolidated
Net cash (used in) provided by operating activities of continuing operations	$5,600	$(21,162)	$(1,028)	$4,591	$4,677	$108,433	$(4,591)	$96,520
Cash flows from investing activities
Change in loans	$—	$91	$(26,363)	$(3,177)	$(1,118)	$(243,131)	$3,177	$(270,521)
Proceeds from sales and securitizations of loans	—	98	—	—	—	313,710	—	313,808
Purchases of investments	(188,901)	(47)	—	(1,065)	(1,338)	(154,050)	1,065	(344,336)
Proceeds from sales of investments	38,020	—	—	309	649	54,997	(309)	93,666
Proceeds from maturities of investments	137,005	—	3	670	774	71,530	(670)	209,312
Changes in investments and advances — intercompany	(83,055)	—	—	(1,062)	1,496	81,559	1,062	—
Business acquisitions	—	(181)	—	—	—	181	—	—
Other investing activities	—	(17,142)	—	—	—	(62,398)	—	(79,540)
Net cash (used in) provided by investing activities	$(96,931)	$(17,181)	$(26,360)	$(4,325)	$463	$62,398	$4,325	$(77,611)
Cash flows from financing activities
Dividends paid	$(7,526)	$—	$—	$—	$—	$—	$—	$(7,526)
Dividends paid — intercompany	(239)	(92)	—	—	—	331	—	—
Issuance of common stock	6,864	—	—	—	—	—	—	6,864
Issuance of preferred stock	70,626	—	—	—	—	—	—	70,626
Treasury stock acquired	(7)	—	—	—	—	—	—	(7)
Proceeds/(repayments) from issuance of long-term debt — third-party, net	15,086	(9,543)	2,496	(960)	(5,345)	(45,181)	960	(42,487)
Proceeds/(repayments) from issuance of long-term debt — intercompany, net	—	26,264	—	(956)	(2,183)	(24,081)	956	—
Change in deposits	—	—	—	—	—	(37,811)	—	(37,811)
Net change in short-term borrowings and other investment banking and brokerage borrowings — third-party	(3,197)	(6,997)	(10,100)	—	(112)	6,610	—	(13,796)
Net change in short-term borrowings and other advances — intercompany	10,118	27,971	34,991	1,619	2,456	(75,536)	(1,619)	—
Capital contributions from parent	—	—	—	—	—	—	—	—
Other financing activities	(400)	—	—	—	—	—	—	(400)
Net cash provided by (used in) financing activities	$91,325	$37,603	$27,387	$(297)	$(5,184)	$(175,668)	$297	$(24,537)
Effect of exchange rate changes on cash and due from banks	$—	$—	$—	$—	$—	$(2,948)	$—	$(2,948)
Net cash used in discontinued operations	$—	$—	$—	$—	$—	$(377)	$—	$(377)
Net decrease in cash and due from banks	$(6)	$(740)	$(1)	$(31)	$(44)	$(8,162)	$31	$(8,953)
Cash and due from banks at beginning of period	$19	$5,297	$2	$321	$440	$32,448	$(321)	$38,206
Cash and due from banks at end of period from continuing operations	$13	$4,557	$1	$290	$396	$24,286	$(290)	$29,253
Supplemental disclosure of cash flow information
Cash paid during the year for:
Income taxes	$440	$(2,742)	$350	$228	$287	$4,835	$(228)	$3,170
Interest	$9,341	$16,990	$3,761	$2,677	$502	$25,084	$(2,677)	$55,678
Non-cash investing activities:
Transfers to repossessed assets	$—	$—	$—	$1,571	$1,621	$1,818	$(1,571)	$3,439

Condensed Consolidating Statements of Cash Flows

	Year ended December 31, 2007
In millions of dollars	Citigroup parent company	CGMHI	CFI	CCC	Associates	Other Citigroup subsidiaries and eliminations	Consolidating adjustments	Citigroup consolidated
Net cash (used in) provided by operating activities of continuing operations	$(7,572)	$(26,696)	$(269)	$3,973	$3,386	$(43,400)	$(3,973)	$(71,551)
Cash flows from investing activities
Change in loans	$—	$174	$(23,943)	$(7,601)	$(8,389)	$(329,776)	$7,601	$(361,934)
Proceeds from sales and securitizations of loans	—	—	—	—	—	273,464	—	273,464
Purchases of investments	(25,567)	(302)	—	(690)	(1,662)	(246,895)	690	(274,426)
Proceeds from sales of investments	15,475	—	—	276	755	195,523	(276)	211,753
Proceeds from maturities of investments	8,221	—	—	430	961	112,164	(430)	121,346
Changes in investments and advances—intercompany	(31,692)	—	—	4,130	(1,391)	33,083	(4,130)	—
Business acquisitions	—	—	—	—	—	(15,614)	—	(15,614)
Other investing activities	—	(986)	—	—	—	(15,980)	—	(16,966)
Net cash (used in) provided by investing activities	$(33,563)	$(1,114)	$(23,943)	$(3,455)	$(9,726)	$5,969	$3,455	$(62,377)
Cash flows from financing activities
Dividends paid	$(10,778)	$—	$—	$—	$—	$—	$—	$(10,778)
Dividends paid—intercompany	—	(1,903)	—	(4,900)	(1,500)	3,403	4,900	—
Issuance of common stock	1,060	—	—	—	—	—	—	1,060
Redemption or retirement of preferred stock	(1,000)	—	—	—	—	—	—	(1,000)
Treasury stock acquired	(663)	—	—	—	—	—	—	(663)
Proceeds/(repayments) from issuance of long-term debt—third-party, net	47,271	940	16,656	270	457	(12,345)	(270)	52,979
Proceeds/(repayments) from issuance of long-term debt—intercompany, net	(399)	14,097	—	9,243	(4,511)	(9,187)	(9,243)	—
Change in deposits	—	—	—	—	—	93,422	—	93,422
Net change in short-term borrowings and other investment banking and brokerage borrowings— third-party	5,603	2,630	7,593	(1,200)	(886)	(4,515)	1,200	10,425
Net change in short-term borrowings and other advances—intercompany	990	12,922	(410)	(3,998)	12,717	(26,219)	3,998	—
Capital contributions from parent	—	—	375	—	—	(375)	—	—
Other financing activities	(951)	—	—	—	—	—	—	(951)
Net cash provided by (used in) financing activities	$41,133	$28,686	$24,214	$(585)	$6,277	$44,184	$585	$144,494
Effect of exchange rate changes on cash and due from banks	$—	$—	$—	$—	$—	$1,005	$—	$1,005
Net cash provided by discontinued operations	$—	$—	$—	$—	$—	$121	$—	$121
Net (decrease)/increase in cash and due from banks	$(2)	$876	$2	$(67)	$(63)	$10,879	$67	$11,692
Cash and due from banks at beginning of period	21	4,421	—	388	503	21,569	(388)	26,514
Cash and due from banks at end of period from continuing operations	$19	$5,297	$2	$321	$440	$32,448	$(321)	$38,206
Supplemental disclosure of cash flow information
Cash paid during the year for:
Income taxes	$(1,225)	$230	$18	$387	$54	$6,846	$(387)	$5,923
Interest	5,121	30,388	6,711	2,315	432	30,080	(2,315)	72,732
Non-cash investing activities:
Transfers to repossessed assets	$—	$—	$—	$1,083	$1,226	$1,061	$(1,083)	$2,287

Condensed Consolidating Statements of Cash Flows

	Year ended December 31, 2006
In millions of dollars	Citigroup parent company	CGMHI	CFI	CCC	Associates	Other Citigroup subsidiaries and eliminations	Consolidating adjustments	Citigroup consolidated
Net cash provided by (used in) operating activities of continuing operations	$17,391	$(6,938)	$(142)	$3,646	$3,849	$(14,325)	$(3,646)	$(165)
Cash flows from investing activities
Change in loans	$—	$188	$—	$(5,805)	$(6,011)	$(350,239)	$5,805	$(356,062)
Proceeds from sales and securitizations of loans	—	—	—	—	—	253,176	—	253,176
Purchases of investments	(15,998)	—	—	(4,239)	(6,103)	(274,023)	4,239	(296,124)
Proceeds from sales of investments	4,700	—	—	957	1,703	80,596	(957)	86,999
Proceeds from maturities of investments	10,623	—	—	3,451	4,797	105,691	(3,451)	121,111
Changes in investments and advances—intercompany	(21,542)	—	(36,114)	(2,058)	(2,653)	60,309	2,058	—
Business acquisitions	—	(9)	—	—	—	9	—	—
Other investing activities	—	(4,427)	—	—	—	(8,879)	—	(13,306)
Net cash provided by investing activities	$(22,217)	$(4,248)	$(36,114)	$(7,694)	$(8,267)	$(133,360)	$7,694	$(204,206)
Cash flows from financing activities
Dividends paid	$(9,826)	$—	$—	$—	$—	$—	$—	$(9,826)
Dividends paid—intercompany	—	(4,644)	—	—	—	4,644	—	—
Issuance of common stock	1,798	—	—	—	—	—	—	1,798
Redemption or retirement of preferred stock	(125)	—	—	—	—	—	—	(125)
Treasury stock acquired	(7,000)	—	—	—	—	—	—	(7,000)
Proceeds/(repayments) from issuance of long-term debt—third-party, net	22,202	(11,353)	14,522	(881)	(810)	42,658	881	67,219
Proceeds/(repayments) from issuance of long-term debt—intercompany, net	(52)	6,382	—	961	(10,862)	4,532	(961)	—
Change in deposits	—	—	—	(1)	—	121,203	1	121,203
Net change in short-term borrowings and other investment banking and brokerage borrowings— third-party	(2)	3,711	8,334	(320)	34	21,826	320	33,903
Net change in short-term borrowings and other advances—intercompany	(1,710)	17,598	12,224	3,750	15,446	(43,558)	(3,750)	—
Capital contributions from parent	—	—	1,175	238	235	(1,410)	(238)	—
Other financing activities	(685)	—	—	2	2	(2)	(2)	(685)
Net cash provided by financing activities	$4,600	$11,694	$36,255	$3,749	$4,045	$149,893	$(3,749)	$206,487
Effect of exchange rate changes on cash and due from banks	$—	$—	$—	$—	$—	$645	$—	$645
Net cash provided by discontinued operations	$—	$—	$—	$—	$—	$121	$—	$121
Net (decrease)/increase in cash and due from banks	$(226)	$508	$(1)	$(299)	$(373)	$2,974	$299	$2,882
Cash and due from banks at beginning of period	247	3,913	1	687	876	18,595	(687)	23,632
Cash and due from banks at end of period from continuing operations	$21	$4,421	$—	$388	$503	$21,569	$(388)	$26,514
Supplemental disclosure of cash flow information
Cash paid during the year for:
Income taxes	$(1,021)	$2,372	$49	$593	$86	$7,744	$(593)	$9,230
Interest	5,492	20,720	2,893	156	483	21,884	(156)	51,472
Non-cash investing activities:
Transfers to repossessed assets	$—	$—	$—	$1,077	$1,103	$311	$(1,077)	$1,414

34. SELECTED QUARTERLY FINANCIAL DATA (UNAUDITED)

	2008 (1)				2007 (1)
In millions of dollars, except per share amounts	Fourth	Third	Second	First	Fourth	Third	Second	First
Revenues, net of interest expense	$5,646	$16,258	$17,538	$12,157	$6,017	$21,189	$25,448	$24,646
Operating expenses	24,642	14,007	15,214	15,377	15,672	13,747	14,197	15,121
Provisions for credit losses and for benefits and claims	12,695	9,067	7,100	5,852	7,661	4,867	2,579	2,810
Income (loss) from continuing operations before income taxes	$(31,691)	$(6,816)	$(4,776)	$(9,072)	$(17,316)	$2,575	$8,672	$6,715
Income taxes	(10,698)	(3,295)	(2,447)	(3,886)	(7,393)	478	2,572	1,797
Income (loss) from continuing operations	$(20,993)	$(3,521)	$(2,329)	$(5,186)	$(9,923)	$2,097	$6,100	$4,918
Income from discontinued operations, net of taxes	3,424	613	(94)	59	225	117	225	141
Net income (loss) before attribution of noncontrolling interests	$(17,569)	$(2,908)	$(2,423)	$(5,127)	$(9,698)	$2,214	$6,325	$5,059
Net income (loss) attributable to noncontrolling interests	(306)	(93)	72	(16)	135	2	99	47
Citigroup’s net income (loss)	$(17,263)	$(2,815)	$(2,495)	$(5,111)	$(9,833)	$2,212	$6,226	$5,012
Earnings per share (2) (3)
Basic
Income from continuing operations	$(4.04)	$(0.72)	$(0.53)	$(1.04)	$(2.05)	$0.42	$1.20	$0.97
Net income	(3.40)	(0.61)	(0.55)	(1.03)	(2.00)	0.44	1.24	1.00
Diluted
Income from continuing operations	(4.04)	(0.72)	(0.53)	(1.04)	(2.05)	0.41	1.18	0.96
Net income	$(3.40)	$(0.61)	$(0.55)	$(1.03)	$(2.00)	$0.43	$1.23	$0.99
Common stock price per share
High	$23.00	$21.12	$26.81	$29.69	$48.32	$52.84	$55.20	$55.25
Low	3.77	14.03	16.76	18.62	29.29	45.30	51.05	48.75
Close	6.71	20.51	16.76	21.42	29.44	46.67	51.29	51.34
Dividends per share of common stock	$0.16	$0.32	$0.32	$0.32	$0.54	$0.54	$0.54	$0.54

(1)

This quarterly financial data schedule has been updated to reflect the adoption of SFAS No. 160 and FSP EITF 03-6-1, and the presentation of Discontinued Operations. This Note to the Consolidated Financial Statements is unaudited due to the Company’s individual quarterly results not being subject to an audit.

(2)	Due to averaging of shares, quarterly earnings per share may not add up to the totals reported for the full year.
(3)

Diluted shares are equal to basic shares for all four quarters of 2008 and the fourth quarter of 2007 due to the net loss. Adding additional shares to the denominator would result in anti-dilution due to the losses in 2008 and the fourth quarter of 2007.

[End of Consolidated Financial Statements and Notes to Consolidated Financial Statements]

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The following is the Legal Proceedings disclosure from the Company’s Annual Report on Form 10-K.

LEGAL PROCEEDINGS

Enron Corp.

Beginning in 2002, Citigroup, CGMI and certain executive officers and current and former employees (along with, in many cases, other investment banks and certain Enron officers and directors, lawyers and/or accountants) were named as defendants in a series of individual and putative class action lawsuits related to Enron. The putative securities class action and all remaining individual actions (other than actions brought as part of Enron’s Chapter 11 bankruptcy proceeding) were consolidated or coordinated in the United States District Court for the Southern District of Texas. The consolidated securities class action, brought on behalf of a putative class of individuals who purchased Enron securities (NEWBY, ET AL. v. ENRON CORP., ET AL.), alleged violations of Sections 11 and 15 of the Securities Act of 1933, as amended, and Sections 10 and 20 of the Securities Exchange Act of 1934, as amended. Citigroup agreed to settle this action on June 10, 2005. Under the terms of the settlement, approved by the District Court on May 24, 2006, $2.18 billion was paid to an escrow account for the benefit of the settlement class, which consists of all purchasers of publicly traded equity and debt securities issued by Enron and Enron-related entities between September 9, 1997 and December 2, 2001. The amount paid to settle this action was covered by existing Citigroup litigation reserves.

On April 4, 2008, Citigroup announced an agreement to settle actions filed by Enron in its Chapter 11 bankruptcy proceedings seeking to recover payments to Citigroup as alleged preferences or fraudulent conveyances, to disallow or equitably subordinate claims of Citigroup and Citigroup transferees on the basis of alleged fraud, and to recover damages from Citigroup for allegedly aiding and abetting breaches of fiduciary duty. Under the terms of the settlement, approved by the Bankruptcy Court for the Southern District of New York on April 24, 2008, Citigroup made a pretax payment of $1.66 billion to Enron, and waived certain claims against Enron’s estate. Enron also allowed specified Citigroup-related claims in the bankruptcy proceeding, including all of the bankruptcy claims of parties holding approximately $2.4 billion of Enron credit-linked notes (“CLNs”), and released all claims against Citigroup. Citigroup separately agreed to settle an action brought by certain trusts that issued the CLNs in question, by the related indenture trustee and by certain holders of those securities. The amounts paid to settle these actions were covered by existing Citigroup litigation reserves.

A number of other individual actions have been settled, including, on January 21, 2009, the parties settled VANGUARD BALANCED INDEX FUND, ET AL. v. CITIGROUP, ET AL., an action filed in 2003 in Pennsylvania state court by certain investment funds, and asserting claims under state securities and common law, arising out of plaintiffs’ purchase of certain Enron-related securities. The case had been coordinated with NEWBY (discussed above) until it was remanded to the United States District Court for the Eastern District of Pennsylvania in June 2008. Pursuant to the settlement, the case was voluntarily dismissed on February 4, 2009.

Additional actions remain pending against Citigroup and its affiliates and JP Morgan Chase, as co-agents on certain Enron revolving credit facilities. The plaintiffs are commercial banks that participated in the facilities and purchasers of the resulting Enron bank debt on the secondary market. Plaintiffs allege that defendants aided and abetted Enron’s fraud, and the breaches of fiduciary duty of Enron’s officers, by engaging in transactions that they knew Enron was not properly reporting in its financial statements, and that defendants knew that Enron was in default under various provisions of its credit agreements and fraudulently failed to advise the syndicate members. These cases have been consolidated and are pending in the United States District Court for the Southern District of New York.

Research

WorldCom, Inc. Beginning in 2002, Citigroup, CGMI and certain executive officers and current and former employees (along with, in many cases, other investment banks, certain WorldCom officers and directors, and/or accountants) were named as defendants in a series of individual and putative class action lawsuits relating to the underwriting of WorldCom securities and the issuance of research analyst reports concerning WorldCom. The putative class action and the majority of the individual actions were consolidated in the United States District Court for the Southern District of New York as IN RE WORLDCOM, INC. SECURITIES LITIGATION; certain individual actions remained pending in other state and federal courts. Citigroup settled the consolidated putative class action in May 2004. Citigroup has now settled or obtained dismissal of all but two of the WorldCom-related individual actions. The amount paid to settle these actions was covered by existing Citigroup litigation reserves. One of the two remaining actions, HOLMES, ET AL. v. GRUBMAN, ET AL., was dismissed by the District Court; an appeal is pending in the United States Court of Appeals for the Second Circuit.

Metromedia Fiber Network. Beginning in 2002, Citigroup, CGMI and certain executive officers and current and former employees were named as defendants in a series of putative class action lawsuits, alleging violations of the federal securities laws, including Sections 10 and 20 of the Securities Exchange Act of 1934 in connection with Citigroup research analyst reports. One of these actions, involving Metromedia Fiber Network, Inc. (“MFN”), IN RE SALOMON ANALYST METROMEDIA LITIGATION, was brought in the United States District Court for the Southern District of New York. On January 6, 2005, the District Court granted in part and denied in part Citigroup’s motion to dismiss the claims against it. On June 20, 2006, the District Court certified the plaintiff class in the MFN action. On September 30, 2008, the District Court’s class certification decision was vacated on appeal by the United States Court of Appeals for the Second Circuit. On October 1, 2008, the parties reached a settlement that was preliminarily approved by the District Court on November 19,

2008. The amount to be paid to settle this action is covered by existing Citigroup litigation reserves.

Global Crossing, Ltd. In January 2004, the Global Crossing Estate Representative filed an adversary action in the United States Bankruptcy Court for the Southern District of New York against Citigroup and several other banks seeking to rescind the payment of a loan made to a Global Crossing subsidiary. Citigroup moved to dismiss the action in May 2004, and the motion remains pending. On August 20, 2008, Plaintiff filed an amended complaint that narrowed the pending claims. Citigroup has yet to respond to the amended complaint.

Disher. In March 2004, a putative research-related customer class action alleging various state law claims arising out of the issuance of allegedly misleading research analyst reports, DISHER v. CITIGROUP GLOBAL MARKETS INC., was filed in Illinois state court. Citigroup removed this action to federal court, and in August 2005 the United States Court of Appeals for the Seventh Circuit reversed the District Court’s August 2004 order remanding the case to state court, and directed the District Court to dismiss plaintiffs’ claims as preempted. On June 26, 2006, the United States Supreme Court granted plaintiffs’ petition for a writ of certiorari, vacated the Seventh Circuit’s opinion and remanded the case to the Seventh Circuit for further proceedings. On January 22, 2007, the Seventh Circuit dismissed Citigroup’s appeal from the District Court’s removal order for lack of appellate jurisdiction. On February 1, 2007, plaintiffs secured an order reopening this case in Illinois state court, and on February 16, Citigroup removed the reopened action to federal court. On May 3, 2007, the District Court remanded the action to Illinois state court, and on June 13, 2007, Citigroup moved in state court to dismiss the action, which motion remains pending.

Arbitrations. In addition to the various lawsuits discussed above, similar claims against Citigroup and certain of its affiliates relating to research analyst reports concerning the securities mentioned above, and other securities, are pending in several arbitrations around the country.

Parmalat

On July 29, 2004, Enrico Bondi, as extraordinary commissioner of Parmalat and other affiliated entities (“Bondi”), filed a lawsuit in New Jersey state court against Citigroup, Citibank, and certain allegedly controlled Citigroup entities, alleging that the Citigroup defendants participated in fraud committed by the officers and directors of Parmalat and seeking unspecified damages. The action alleged a variety of claims under New Jersey state law, including fraud, negligent misrepresentation, and violations of the New Jersey Fraudulent Transfer Act and the New Jersey RICO statute. After motion practice, the Citigroup defendants answered the complaint and Citibank filed counterclaims alleging causes of action for fraud, negligent misrepresentation, conversion and breach of warranty.

On April 15, 2008, the court granted the Citigroup defendants’ motion for summary judgment on all claims, except the claim relating to allegations of aiding and abetting Parmalat insiders in breaching their fiduciary duties to Parmalat, insofar as that claim pertained to the insiders’ larceny from Parmalat. The court also denied Bondi’s motion for summary judgment on Citibank’s counterclaim.

Trial commenced on May 5, 2008. On October 20, 2008, the jury returned a verdict in favor of the Citigroup defendants. On Bondi’s claim, the jury found that the Citigroup defendants were not liable. On Citibank’s counterclaims, the jury found in favor of Citibank and awarded damages of $364 million, plus interest and court costs. The court subsequently denied Bondi’s motions for a new trial on his claim, and for judgment notwithstanding the verdict on Citibank’s counterclaims. Bondi filed a notice of appeal on January 28, 2009.

Citigroup (along with, among others, numerous other investment banks and certain former Parmalat officers and accountants) also is involved in various Parmalat-related proceedings in Italy. In one such action, the Milan prosecutor has obtained the indictments of numerous individuals, including a Citigroup employee, for offenses under Italian law that arise out of the collapse of Parmalat. The trial in this action commenced on January 22, 2008, and is ongoing. In connection with this proceeding, the Milan prosecutor may seek administrative remedies against Citigroup. In addition, a number of private parties, including former investors in Parmalat securities, have applied to join the Milan proceedings as civil claimants and are seeking unspecified civil damages against numerous parties, including the Citigroup defendants. In Parma, a public prosecutor is conducting a criminal investigation into alleged bankruptcy offenses relating to the collapse of Parmalat. In December 2007, the prosecutor notified 12 current and former Citigroup employees that he is seeking their indictment. A preliminary hearing on the alleged offenses with respect to these Citigroup employees began on April 21, 2008, and is ongoing. On October 8, 2008, the Italian Court issued an order permitting Parmalat investors to proceed with civil claims against Citigroup, subject to proper service of a summons on Citigroup. Additionally, Bondi has attempted to file a civil complaint against Citigroup in the context of the Parma proceedings, seeking 14 billion Euro in damages. The Italian Court directed him to serve the complaint, which he did in November 2008.

Subprime Mortgage—Related Litigation and Other Matters

Beginning in November 2007, Citigroup and a number of current and former officers, directors, and employees have been named as defendants in numerous complaints brought by Citigroup shareholders, investors,counterparties and others concerning Citigroup’s activities relating to subprime mortgages, including Citigroup’s exposure to collateralized debt obligations (“CDOs”), mortgage-backed securities (“MBS”), and structured investment vehicles (“SIVs”), Citigroup’s underwriting activity for subprime mortgage lenders, and Citigroup’s more general involvement in subprime- and credit-related activities.

Securities Actions: Four putative class actions were filed in the Southern District of New York by Citigroup shareholders alleging violations of Sections 10 and 20 of the Securities Exchange Act of 1934. On August 19, 2008, these actions were consolidated under the caption IN RE CITIGROUP SECURITIES LITIGATION, and lead plaintiff and counsel were appointed. Plaintiffs’ consolidated amended class action complaint was filed on December 1, 2008, and alleges, among other things, that Citigroup’s stock price was artificially inflated as a result of purportedly misleading disclosures concerning Citigroup’s subprime mortgage—related exposures.

On September 30 and October 28, 2008, Citigroup, certain Citigroup entities, certain current and former directors and officers of Citigroup and Citigroup Funding, Inc., and certain underwriters of Citigroup notes (including CGMI) were named as defendants in two putative class actions filed in New York state court but since removed to the United States District Court for the Southern District of New York. These actions allege violations of Sections 11, 12, and 15 of the Securities Act of 1933, arising out of various offerings of Citigroup notes during 2006, 2007, and 2008. On December 10, 2008, these two actions were consolidated under the caption IN RE CITIGROUP INC. BOND LITIGATION, and lead plaintiff and counsel were appointed. On January 15, 2009, plaintiffs filed a consolidated class action complaint.

Derivative Actions: Eleven derivative actions have been filed against various current and former officers and directors of Citigroup alleging mismanagement in connection with subprime mortgage—related exposures. Citigroup is named as a nominal defendant in these actions.

On February 5, 2008, four derivative actions filed in Delaware Chancery Court were consolidated under the caption IN RE CITIGROUP INC. SHAREHOLDER DERIVATIVE LITIGATION and lead plaintiff and counsel were appointed. On September 15, 2008, the parties stipulated to the filing of the consolidated second amended derivative complaint. Defendants filed motions to dismiss and stay the complaint on November 5, 2008. On February 24, 2009, the court dismissed every claim in the complaint except one, as to which it said that it did not have sufficient information.

On August 22, 2008, the five derivative actions filed in the Southern District of New York were consolidated under the caption IN RE CITIGROUP INC. SHAREHOLDER DERIVATIVE LITIGATION, and lead plaintiff and counsel were appointed. On November 11, 2008, plaintiffs filed a consolidated complaint, which alleges federal securities fraud and state law violations. Defendants filed a motion to dismiss the complaint on December 23, 2008.

Two derivative actions filed in New York state court have been stayed by stipulation between the parties.

ERISA Actions: Fourteen putative class actions have been filed in the Southern District of New York asserting claims under the Employee Retirement Income Security Act (“ERISA”) against Citigroup and certain Citigroup employees alleged to have served as ERISA plan fiduciaries. On January 22, 2008, 13 of these actions were consolidated under the caption IN RE CITIGROUP ERISA LITIGATION, and lead plaintiff and counsel were appointed. On December 16, 2008, the fourteenth action was consolidated into this litigation.

On September 15, 2008, plaintiffs filed a consolidated amended complaint on behalf of a purported class of participants in Citigroup-sponsored ERISA plans from January 1, 2007 through January 15, 2008. The complaint alleges that defendants offered Citigroup’s common stock as an investment option in the Company’s 401(k) plans when it was no longer prudent to do so, and that defendants failed adequately to disclose Citigroup’s subprime exposure to ERISA plan beneficiaries. Defendants filed a motion to dismiss the complaint on November 21, 2008.

Other Matters:

Underwriting Actions. American Home Mortgage. On March 21, 2008, 19 putative class actions brought by shareholders of American Home Mortgage Investment Corp., pending in the United States District Court for the Eastern District of New York, were consolidated under the caption IN RE AMERICAN HOME MORTGAGE SECURITIES LITIGATION. On June 3, 2008, plaintiffs filed a consolidated amended complaint, alleging violations of Sections 11 and 12 of the Securities Act of 1933 arising out of allegedly false and misleading statements contained in the registration statements and prospectuses issued in connection with two offerings of American Home Mortgage securities underwritten by CGMI, among others. Defendants, including Citigroup and CGMI, filed a motion to dismiss the complaint on September 12, 2008.

Countrywide. The Company has been named in several putative class actions lawsuits alleging violations of Section 11 and 12 of the Securities Act of 1933 relating to its role as one of numerous underwriters of offerings of securities and mortgage pass-through certificates issued by Countrywide. The lawsuits include a consolidated action filed in the United States District Court for the Central District of California and two other lawsuits pending in the Superior Court of the California, Los Angeles County.

Lehman. The Company has been named in several putative class action lawsuits alleging violations of Section 11 and 12 of the Securities Act of 1933 relating to its role as one of numerous underwriters of offerings of securities issued by Lehman Brothers. The lawsuits are currently pending in the United States District Courts for the Southern District of New York, the Eastern District of New York and the Eastern and Western Districts of Arkansas.

Fannie Mae. Beginning in August 2008, Citigroup Global Markets Inc., along with a number of other financial institutions, was named as a defendant in eight complaints filed by shareholders of Federal National Mortgage Association (“Fannie Mae”) in connection with the underwriting of three offerings of Fannie Mae stock during 2007 and 2008. CGMI, along with the other defendants, moved to dismiss three of the suits that alleged violations of Section 12(a)(2) of the Securities Act of 1933. The remaining actions allege violations of Section 10(b) of the Securities Exchange Act. On January 29, 2009, the U.S. Judicial Panel on Multidistrict Litigation heard oral argument on whether all lawsuits pending against CGMI and several other lawsuits pending against other defendants should be consolidated.

Freddie Mac. Citigroup Global Markets Inc., along with a number of other financial institutions, has been named as a defendant in two lawsuits pending in the United States District Court for the Southern District of New York brought by Freddie Mac shareholders who purchased preferred shares traceable to a November 2007 offering of Z Preferred Shares. Plaintiffs allege violations of Section 12(a)(2) of the Securities Act of 1933 and Section 10(b) of the Securities Exchange Act of 1934 because the offering materials failed to disclose

Freddie Mac’s exposure to mortgage-related losses, poor underwriting procedures and risk management, and the resulting negative impact to Freddie’s capital.

Ambac Financial Group. On May 9, 2008, four putative class actions brought by shareholders of Ambac Financial Group, Inc., pending in the United States District Court for the Southern District of New York, were consolidated under the caption IN RE AMBAC FINANCIAL GROUP, INC. SECURITIES LITIGATION. On August 22, 2008, plaintiffs filed a consolidated amended class action complaint alleging violations of Sections 11 and 12 of the Securities Act of 1933 arising out of allegedly false and misleading statements contained in the registration statements and prospectuses issued in connection with offerings of Ambac securities, some of which were underwritten by CGMI. Defendants filed a motion to dismiss the complaint on October 21, 2008.

AIG. Beginning in October 2008, four putative class actions were filed in the United States District Court for the Southern District of New York by American International Group, Inc. (“AIG”) investors and shareholders. These actions allege violations of Sections 11, 12, and 15 of the Securities Act of 1933 arising out of allegedly false and misleading statements contained in the registration statements and prospectuses issued in connection with offerings of AIG debt securities and common stock, some of which were underwritten by CGMI.

Public Nuisance and Related Actions. City of Cleveland v. Ameriquest Mortgage Securities, Inc.: On January 10, 2008, the City of Cleveland, Ohio sued Citigroup, along with a number of other financial institutions, alleging that defendants’ real estate lending activities constitute a public nuisance under Ohio common law. On October 8, 2008, the City of Cleveland filed a second amended complaint against numerous financial institutions, including CGMI and Citibank, in the United States District Court for the Northern District of Ohio. Defendants filed a motion to dismiss the complaint on November 24, 2008.

On September 30, 2008, Citibank, N.A. voluntarily dismissed its federal action against the City of Cleveland, Ohio seeking declaratory and injunctive relief on the ground that the City of Cleveland’s public nuisance claim, asserted in a separate action, is preempted by federal law and may not be asserted against national banks and their operating subsidiaries.

Brewton v. Deutsche Bank Trust Co.: On February 27, 2008, plaintiff, proceeding pro se, filed a complaint against numerous financial institutions, including Citigroup, alleging that defendants’ real estate lending activities constitute a public nuisance under Ohio common law. The case was removed to the United States District Court for the Northern District of Ohio. On March 27, 2008, Citigroup answered the complaint. On November 14, 2008, the District Court ordered plaintiff to file a brief by December 19, 2008, demonstrating why he has standing to bring his claims. No such brief was filed.

City of Cleveland v. J.P. Morgan Chase Bank, N.A.: On August 22, 2008, the City of Cleveland filed a complaint in Ohio state court against numerous financial institutions, including CitiMortgage and CitiFinancial, alleging violations of the Ohio Corrupt Activities Act and seeking demolition costs. CitiMortgage and CitiFinancial filed a motion to sever on October 30, 2008. Other cities have or may file similar complaints.

Regulatory Matters. Citigroup and certain of its affiliates also have received subpoenas and/or requests for information from various governmental and self-regulatory agencies relating to subprime mortgage—related activities. Citigroup and its affiliates are cooperating fully with such requests.

Auction Rate Securities—Related Litigation and Other Matters

Beginning in March 2008, Citigroup, CGMI, and Smith Barney, and a number of current and former officers, directors, and employees, have been named as defendants in numerous complaints brought by Citigroup shareholders concerning Auction Rate Securities (“ARS”).

Securities Actions: Beginning in March 2008, Citigroup, CGMI and Smith Barney were named as defendants in a series of putative class action lawsuits related to ARS. These actions have been consolidated into a single action pending in the United States District Court for the Southern District of New York, captioned IN RE CITIGROUP AUCTION RATE SECURITIES LITIGATION. A consolidated amended complaint was filed on August 25, 2008, asserting claims for market manipulation under Sections 10 and 20 of the Securities Exchange Act of 1934, violations of the Investment Advisers Act and various state Deceptive Practices Acts, as well as claims for breach of fiduciary duty and injunctive relief. Defendants filed a motion to dismiss the complaint on October 24, 2008, which was fully briefed on January 23, 2009.

Finn v. Smith Barney, et al.: On March 21, 2008, an investor filed a complaint against Citigroup, CGMI and Smith Barney, and his financial advisor in the United States District Court for the Southern District of New York, alleging violations of Sections 10 and 20 of the Securities Exchange Act of 1934 and Section 17 of the Securities Act of 1933, as well as claims for fraud, negligent misrepresentation, suitability, breach of fiduciary duty, and violation of applicable NASD and FINRA conduct rules, arising out of plaintiff’s investment in ARS. This action is currently stayed.

Hansen Beverage Co. v. Citigroup Inc., et al.: On July 11, 2008, a complaint was filed against Citigroup, CGMI and Smith Barney, alleging violations of Sections 10 and 20 of the Securities Exchange Act of 1934 and the Investment Advisers Act arising out of plaintiff’s investment in ARS. On September 22, 2008, the Citigroup defendants filed a motion to compel arbitration, which was granted on October 10, 2008. A motion to reconsider the District Court’s decision was denied on October 21, 2008. This action is currently stayed, pending arbitration.

Derivative Action: A derivative action, LOUISIANA MUNICIPAL POLICE EMPLOYEES’ RETIREMENT SYSTEM V. PANDIT, et al., was filed against certain officers and directors of Citigroup in the Southern District of New York on August 20, 2008, asserting state law claims for breach of fiduciary duty, insider selling, abuse of control, and gross mismanagement and federal securities fraud related to ARS. On November 7, 2008, defendants filed a motion to dismiss the action.

Antitrust Actions: MAYOR & CITY COUNCIL OF BALTIMORE, MARYLAND v. CITIGROUP INC., ET AL. and RUSSELL MAYFIELD, ET AL. v. CITIGROUP INC., ET AL., are lawsuits filed in the Southern District of New York on behalf of a purported class of ARS issuers and investors, respectively, against Citigroup, CGMI and various other financial institutions. In these actions, plaintiffs allege violations of Section 1 of the Sherman Act arising out of defendants’ alleged conspiracy to artificially restrain trade in the ARS market. The parties currently are briefing defendants’ motions to dismiss these complaints, which were filed on January 15, 2009.

Other Matters:

Arbitrations. In addition to the various lawsuits discussed above, several arbitrations are pending against Citigroup and certain of its affiliates relating to ARS investments.

Falcon and ASTA/MAT—Related Litigation and Other Matters

Beginning in April 2008, Citigroup has been named as defendant in various complaints filed by investors in the Falcon and ASTA/MAT funds, various of which remain pending.

Zentner v. Citigroup Inc. et al.: On June 26, 2008, an investor in Falcon Strategies Plus LLC filed a putative class action complaint in New York state court, asserting claims for fraud and negligent misrepresentation under New York law, and breach of fiduciary duty under Delaware law, relating to the marketing of shares and the management of the Falcon fund. Defendants filed a motion to dismiss the complaint on November 28, 2008.

In re MAT Five Securities Litigation: Three actions asserting claims for alleged violations of Section 12 of the Securities Act of 1933, as well as violations of the Delaware Securities Act and breach of fiduciary duty under Delaware law, were filed by investors in MAT Five LLC in the Southern District of New York. These actions were consolidated under the caption IN RE MAT FIVE SECURITIES LITIGATION. A consolidated class action complaint was filed on October 2, 2008. Defendants filed a motion to dismiss the complaint on December 4, 2008.

Puglisi v. Citigroup Alternative Investments LLC, et al.: On October 17, 2008, an investor in MAT Five LLC filed a putative class action complaint in New York state court, alleging breaches of fiduciary duty relating to the marketing of shares and the management of the MAT Five fund. On November 11, 2008, defendants filed a notice of removal to the United States District Court for the Southern District of New York. On December 1, 2008, the District Court accepted the case as related to IN RE MAT FIVE SECURITIES LITIGATION (discussed above), and consolidated PUGLISI with that action. Plaintiff filed a motion to remand the action to state court on January 9, 2009.

Goodwill v. MAT Five LLC, et al.: On June 26, 2008, an investor in MAT Five LLC filed a putative class action complaint in California state court, alleging violations of Section 12 of the Securities Act of 1933 relating to marketing of shares of MAT Five LLC. On September 2, 2008, defendants filed a motion to stay this action pending the resolution of IN RE MAT FIVE SECURITIES LITIGATION (discussed above).

Marie Raymond Revocable Trust, et al. v. MAT Five LLC, et al.: On June 19, 2008, investors in MAT Five LLC filed a class action complaint in the Delaware Court of Chancery seeking to enjoin a tender offer for all shares of MAT Five LLC. On November 10, 2008, a stipulation of settlement was filed that provided for additional disclosures and additional consideration to be paid to investors. The settlement was approved by the Chancery Court on December 19, 2008. An appeal from the Chancery Court’s judgment approving the settlement was filed by class member objectors on January 14, 2009.

ECA Acquisitions, Inc. v. MAT Three LLC, et al.: On December 22, 2008, investors in MAT One LLC, MAT Two LLC, and MAT Three LLC filed a putative class action in New York state court, alleging breaches of fiduciary duty in connection with the marketing of shares and the management of these funds. Defendants removed this action to the United States District Court for the Southern District of New York on January 21, 2009.

Arbitrations. In addition to the various lawsuits discussed above, several arbitrations are pending against Citigroup and certain of its affiliates relating to ASTA/MAT investments.

Other Matters. Citigroup and certain of its affiliates also have received subpoenas and/or requests from various governmental and self-regulatory agencies regarding the marketing and management of the Falcon and ASTA/MAT funds. Citigroup and its affiliates are cooperating fully with such requests.

Allied Irish Bank

On January 31, 2006, the United States District Court for the Southern District of New York partially denied motions filed by Citibank and a co-defendant to dismiss a complaint filed by Allied Irish Bank, P.L.C. (“AIB”) in May 2003, seeking compensatory and punitive damages in connection with losses sustained by a subsidiary of AIB in 2000—2002. The complaint alleges that defendants are liable for fraudulent and fictitious foreign currency trades entered into by one of AIB’s traders through defendants, who provided prime brokerage services. The court’s ruling on the motions to dismiss allowed plaintiff’s common law claims, including fraudulent concealment and aiding and abetting fraud, to proceed.

Adelphia Communications Corporation

On July 6, 2003, an adversary proceeding was filed by the Official Committee of Unsecured Creditors on behalf of Adelphia Communications Corporation against certain lenders and investment banks, including CGMI, Citibank, N.A., Citicorp USA, Inc., and Citigroup Financial Products, Inc. (together, the “Citigroup Parties”). The complaint alleged that the Citigroup Parties and numerous other defendants committed acts in violation of the Bank Holding Company Act, the Bankruptcy Code, and common law. It sought an unspecified amount of damages. In November 2003, a similar adversary proceeding was filed by the Equity Holders Committee of Adelphia, asserting additional statutory and common law claims. In June 2004, motions to dismiss were filed with respect to the complaints of the two committees.

Those motions were decided by the bankruptcy court, and were granted in part and denied in part. The district court affirmed in part and reversed in part the bankruptcy court’s decision. The Adelphia Recovery Trust, which has replaced the committees as the plaintiff in the action, has filed an amended complaint on behalf of the Adelphia Estate, consolidating the two prior complaints; motions to dismiss the amended complaint and answers have been filed.

In addition, CGMI was among the underwriters named in civil actions brought by investors in Adelphia debt securities in connection with Adelphia securities offerings between September 1997 and October 2001. Following settlements of the class action, which is pending appeal, and other individual actions, two cases remain outstanding. The Second Circuit is considering whether the plaintiff in one has proper standing to sue. In September 2007, motions to dismiss in the other case were granted in part and denied in part.

IPO Securities Litigation

In April 2002, consolidated amended complaints were filed against CGMI and other investment banks named in numerous putative class actions filed in the United States District Court for the Southern District of New York, alleging violations of certain federal securities laws (including Section 11 of the Securities Act of 1933, as amended, and Section 10(b) of the Securities Exchange Act of 1934, as amended) with respect to the allocation of shares for certain initial public offerings, related aftermarket transactions and damage to investors caused by allegedly biased research analyst reports.

Defendants’ motion to dismiss was denied. On October 13, 2004, the court granted in part the motion to certify class actions for six focus cases in the securities litigation. CGMI is not a defendant in any of the six focus cases. In December 2006, the United States Court of Appeals for the Second Circuit reversed the District Court and held that the classes could not be certified. Plaintiffs filed a petition for rehearing in January 2007; that petition was denied, and the case was remanded to the lower court. Plaintiffs filed amended pleadings in August 2007 and a new motion for class certification in September 2007. Defendants moved to dismiss the amended pleadings in November 2007 and filed an opposition to the new motion for class certification in December 2007. On March 26, 2008, the Southern District of New York denied in part and granted in part Defendants’ motions to dismiss the amended complaints. Following mediation, a settlement in principle has been reached, subject to negotiation of definitive documentation and court approval.

Interchange Fees

Citigroup Inc. and certain of its subsidiaries are defendants, together with Visa, MasterCard, and various other banks, in actions filed on behalf of a putative class of retail merchants that accept Visa and MasterCard payment cards. The first of these actions was filed in June 2005, and the lawsuits were subsequently consolidated for pretrial proceedings, together with related lawsuits brought by individual plaintiffs against Visa and MasterCard, in the United States District Court for the Eastern District of New York under the caption In re Payment Card Interchange Fee and Merchant Discount Litigation. On April 24, 2006, putative class plaintiffs filed a First Consolidated and Amended Class Action Complaint (“Consolidated Complaint”). The Consolidated Complaint alleges, among other things, that Defendants have engaged in conspiracies to set the price of interchange and merchant discount fees on credit and off-line debit card transactions, in violation of Section 1 of the Sherman Act and a California statute. The complaint also alleges additional federal antitrust violations by Defendants of Section 1 and Section 2 of the Sherman Act, including alleged unlawful contracts in restraint of trade pertaining to various rules governing merchant conduct maintained by Visa or MasterCard and alleged unlawful maintenance of monopoly power by Visa and its member banks. The District Court granted Defendants’ motion to dismiss all claims for damages that pre-date January 1, 2004. On May 22, 2006, the putative class plaintiffs filed a supplemental complaint against MasterCard and certain other bank defendants, including Citigroup Inc. and certain of its subsidiaries, alleging that MasterCard’s initial public offering (“IPO”) in 2006 violated Section 7 of the Clayton Act and Section 1 of the Sherman Act. The supplemental complaint also alleged that the MasterCard IPO was a fraudulent conveyance under New York state law. The defendants to the supplemental complaint filed a motion to dismiss its claims, which the District Court granted, with leave to amend. On January 29, 2009, plaintiffs filed an amended supplemental complaint challenging MasterCard’s IPO, and also filed (1) a supplemental complaint challenging Visa’s IPO on similar grounds, and (2) a second amended consolidated complaint, adding claims related to (a) alleged continuing violations of the antitrust laws by all defendants after the Visa and MasterCard IPOs, (b) PIN debit transactions on the Visa network and (c) alleged unlawful maintenance of monopoly power by MasterCard and its member banks. Plaintiffs’ motion for class certification, filed on May 8, 2008, remains pending.

Wachovia/Wells Fargo Litigation

On September 29, 2008, Citigroup Inc. announced that it had reached an agreement-in-principle to acquire all of the banking subsidiaries of Wachovia Corporation (“Wachovia”) in an open-bank transaction assisted by the Federal Deposit Insurance Corporation. On October 3, 2008, Wachovia announced that it had entered into an agreement with Wells Fargo & Co. (“Wells Fargo”) for Wells Fargo to purchase Wachovia. Since October 4, 2008, litigation has been instigated by all three parties and others in various courts, including the New York State Supreme Court and the United States District Court for the Southern District of New York. In this litigation, Citigroup seeks compensatory and punitive damages from Wachovia and Wells Fargo and their respective directors and advisors on various claims, including violation of a binding exclusivity agreement (the “Exclusivity Agreement”) between Citigroup and Wachovia; tortious interference with the Exclusivity Agreement; and unjust enrichment. Wachovia and Wells Fargo seek, among other relief, a declaration that the Wells Fargo-Wachovia transaction is valid and proper and not prohibited by the Exclusivity Agreement.

Other Matters

Leber. In October 2007, a purported class action complaint, LEBER v. CITIGROUP INC., ET AL., was filed against Citigroup and its administration and investment committees, alleging that they engaged in prohibited transactions and breached their fiduciary duties of loyalty and prudence by authorizing or causing the Citigroup 401(k) Plan to invest in Citigroup-affiliated mutual funds and to purchase services from Citigroup-affiliated entities. On July 18, 2008, plaintiffs filed an amended class action complaint. On August 29, 2008, defendants filed a motion to dismiss the complaint. On October 31, 2008, plaintiffs filed a motion to certify a class of all participants in the Citigroup 401(k) Plan from 2001 through the present.

Pension Plan Litigation. Beginning in June 2005, certain participants in the Citigroup Pension Plan filed putative class action complaints against the Citigroup Pension Plan and other Citigroup defendants, alleging violations of ERISA. In September 2005, the claims were consolidated as IN RE CITIGROUP PENSION PLAN ERISA LITIGATION in the United States District Court for the Southern District of New York. Plaintiffs filed a consolidated amended class action complaint alleging, among other things, that (i) the Citigroup Pension Plan is impermissibly backloaded due to insufficient interest credits, (ii) the Citigroup Pension Plan’s “fractional test” method of computing accrued benefits is precluded under ERISA, (iii) the Citigroup Pension Plan illegally discriminates based on age, and (iv) Citigroup Pension Plan participants were not provided proper notice that the 2000 and 2002 cash balance amendments would reduce the rate of future benefit accrual. In December 2006, the District Court denied defendants’ summary judgment motion, granted summary judgment to plaintiffs on their backloading, age discrimination and notice claims, and ordered the Citigroup Pension Plan reformed to comply with ERISA. The District Court also granted plaintiffs’ motion for class certification. In November 2007, the District Court: (i) ordered that defendants fix the Citigroup Pension Plan’s unlawful backloading by increasing pay credits, (ii) denied plaintiffs’ request for additional relief on their backloading claims, (iii) denied plaintiffs’ request for relief on their notice claims, and (iv) reserved its rulings on the proper remedy, if any, for the Citigroup Pension Plan’s violation of ERISA’s ban on age discrimination. In January 2008, the District Court entered a partial final judgment on the backloading and notice claims pursuant to Federal Rule of Civil Procedure 54(b) and stayed the judgment pending appeal. Defendants filed a notice of appeal on January 22, 2008, and plaintiffs cross appealed on January 30, 2008; oral argument is scheduled for March 2009.

27001 Partnership, et al. v. BT Securities Corp., et al. In December 2004, 46 individual purchasers of 10-1/2% Senior Subordinated Notes (the “Notes”) issued in 1995 in connection with the leveraged recapitalization of Bruno’s Inc. sued the underwriters of the Notes, including Salomon Brothers, Inc., together with Bruno’s auditors, in Alabama state court. Plaintiffs brought state law claims arising out of, among other things, alleged material misrepresentations and omissions in the Prospectus issued in connection with the offering. The case was filed following the prior dismissal, after years of motion practice, of a lawsuit brought in April 2000 by the investment advisor to these 46 plaintiffs on behalf of its clients, which alleged identical claims against defendants. Plaintiffs allege that they purchased $190 million of the Notes and seek compensatory damages, punitive damages, attorneys’ fees and costs. After the commencement of the case in 2004, the parties engaged in extensive procedural motion practice, which resulted in the dismissal of several defendants on October 14, 2005. Discovery is ongoing and trial is currently scheduled to commence in February 2010.

Settlement Payments

Payments required in settlement agreements described above have been made or are covered by existing litigation reserves.

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Additional lawsuits containing claims similar to those described above may be filed in the future.